As filed with the Securities and Exchange Commission on June 6, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

American Campus Communities, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

805 Las Cimas Parkway, Suite 400
Austin, TX 78746
(512) 732-1000
(Address, Including Zip Code and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

William C. Bayless, Jr.
President and Chief Executive Officer
805 Las Cimas Parkway, Suite 400
Austin, TX 78746
(512) 732-1000
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Bryan L. Goolsby Toni Weinstein Locke Liddell & Sapp LLP 2200 Ross Avenue, Suite 2200 Dallas, TX 75201 Telephone: (214) 740-8000 Facsimile: (214) 740-8800	Edward F. Petrosky J. Gerard Cummins Sidley Austin Brown & Wood llp 787 Seventh Avenue New York, NY 10019 Telephone: (212) 839-5300 Facsimile: (212) 839-5599

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
	Aggregate Offering	Amount of Registration
Title of Each Class of Securities To Be Registered	Price (1)	Fee
Common Stock, par value $.01 per share	$75,000,000	$8,828

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 6, 2005

PROSPECTUS

Shares
American Campus Communities, Inc.
Common Stock

     We are one of the largest owners, managers and developers of high quality student housing properties in the United States in terms of beds owned, managed and developed. This is a public offering, or Offering, of                 shares of our common stock. We will receive all of the cash proceeds from the sale of these shares. Our common stock is listed on the New York Stock Exchange under the symbol “ACC.” On June 3, 2005, the last reported sales price of our common stock on the New York Stock Exchange was $20.64 per share. We intend to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our tax year ended December 31, 2004.

     See “Risk Factors” beginning on page 18 for certain risk factors relevant to an investment in our common stock, including, among others:

•	As of March 31, 2005, our total consolidated indebtedness was approximately $309.4 million (excluding unamortized debt premiums). Our debt service obligations expose us to the risk of default and reduce (or eliminate) cash resources that are available to operate our business or pay distributions, including those necessary to maintain our REIT qualification. There is no limit on the amount of indebtedness that we may incur except as provided by the covenants in our revolving credit facility.

•	Our results of operations are subject to annual re-leasing, seasonality and other risks that are unique to the student housing industry.

•	We have been recently organized and have a limited operating history. Our management has limited experience in running a public company or in operating in accordance with the requirements for maintaining its qualification as a REIT.

•	Provisions of our organizational documents limit the ownership of our shares.

•	If we fail to qualify as a REIT for federal income tax purposes, our distributions will not be deductible by us, reducing our cash available for distribution to our stockholders.

•	We may not be able to make distributions to our stockholders in the future, and we may make distributions that include a return of capital.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

     To the extent the underwriters sell more than                 shares of our common stock, they will have an overallotment option to purchase up to an additional                 shares from us at the public offering price less the underwriting discount.

     The underwriters expect to deliver the shares on or about                 , 2005.

Citigroup	Deutsche Bank Securities

The date of this prospectus is                , 2005

[Inside Front Cover]

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     You should rely only on the information contained in this document. We have not authorized anyone to provide you with any additional or different information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us and our historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” References in this prospectus to “we,” “our,” “us,” “our Company” or like terms when used in the present tense, prospectively or for historical periods since August 17, 2004 (the date of the consummation of the initial public offering, or “IPO,” of our common stock) refer to American Campus Communities, Inc., a Maryland corporation, together with our consolidated subsidiaries. These consolidated subsidiaries include American Campus Communities Operating Partnership LP, a Maryland limited partnership of which we are the parent of the general partner and which we sometimes refer to in this prospectus as our “Operating Partnership,” and American Campus Communities Services, Inc., a Delaware corporation and wholly owned subsidiary of our Operating Partnership, which is our taxable REIT subsidiary and which we sometimes refer to in this prospectus as our “TRS.” References to the “Predecessor Entities,” “Predecessor owners,” “predecessors,” “we,” “our,” us,” “our Company” or like terms when used for historical periods prior to August 17, 2004 refer to our predecessor entities, which were a combination of real estate entities under common ownership and voting control collectively doing business as American Campus Communities, L.L.C. and Affiliated Student Housing Properties. Unless otherwise indicated, the information contained in this prospectus is as of March 31, 2005 and assumes that the underwriters’ overallotment option has not been exercised and the common stock to be sold in this Offering has been sold at $                 per share.

Our Company

     We are one of the largest owners, managers and developers of high quality student housing properties in the United States in terms of beds owned, managed and developed. As of March 31, 2005, we owned and/or managed 43 student communities consisting of approximately 26,900 beds in approximately 9,700 units. We are a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, financing, development, construction management, leasing and management of student housing properties.

     As of March 31, 2005, our owned property portfolio consisted of 24 high-quality student housing properties, containing approximately 15,600 beds in approximately 5,200 units. We acquired 16 of these properties and developed the remaining eight properties. We manage all 24 of our owned properties. Nineteen of our 24 owned properties are located off-campus in close proximity to 22 colleges and universities in nine states, and five of these properties are located on-campus, where we manage and participate in their ownership and management through ground/facility leases with two university systems. We refer to these five on-campus properties as our on-campus participating properties. Our owned property portfolio contains modern housing units, offers resort-style amenities and is supported by a classic resident assistant system and other student-oriented programming.

     We are also one of the nation’s leaders in providing third party services to colleges and universities for the management and development of on-campus student housing. We manage 19 properties on a third party basis primarily for colleges, universities and financial institutions. These third party managed properties contain approximately 11,300 beds in approximately 4,500 units. In addition, since 1996, we have been awarded more than 30 on-campus development projects, resulting in strong relationships with some of the nation’s preeminent university systems.

     We have driven innovation in the student housing industry, establishing our company as a premier owner, manager and developer in the sector. In 2004, we became the first publicly traded REIT focused solely on student housing properties. Today, operating as a fully integrated, self-managed and self-administered equity REIT, our unique and singular focus has not changed: Student housing is our core business.

     Our principal executive offices are located at 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746. Our telephone number at that location is (512) 732-1000. Our website is located at www.studenthousing.com or www.americancampuscommunities.com. The information on our website is not part of this prospectus.

Recent Activities

     Since our IPO in August of 2004, we have had substantial growth activities in each portion of our business.

     Acquisitions

     We have acquired seven properties totaling 3,118 beds in 978 units for an aggregate purchase price of approximately $120.2 million. In connection with these acquisitions, we assumed approximately $47.2 million of mortgage debt. Each of these acquisitions is described below.

     In March 2005, we acquired an off-campus student housing property (Exchange at Gainesville, to be renamed) consisting of 1,044 beds in 396 units, near the University of Florida campus in Gainesville, Florida, for a purchase price of $47.5 million. We entered into a fixed-rate mortgage loan in the amount of $38.8 million in connection with this acquisition.

     In March 2005, we acquired an off-campus student housing property (City Parc at Fry Street) consisting of 418 beds in 136 units, located near the University of North Texas in Denton, Texas, for a purchase price of $19.2 million. We assumed approximately $11.8 million of fixed-rate mortgage debt in connection with this acquisition.

     In February 2005, we acquired a portfolio of five off-campus student housing properties (the “Proctor Portfolio”) for a purchase price of approximately $53.5 million. Four of the properties are located in Tallahassee, Florida and one property is located in Gainesville, Florida. These five communities contained 1,656 beds in 446 units. We assumed approximately $35.4 million of fixed-rate mortgage debt in connection with this acquisition.

     Owned Development Activities

     With the commencement of the 2004/2005 academic year in late August and early September, we completed the development of three owned off-campus student housing properties at Temple University, Cal State Fresno and Cal State San Bernardino. These properties were placed into service with an opening occupancy of 98%. Collectively they contained 1,635 beds in 457 units. On January 5, 2005, we sold the Cal State San Bernardino community to the University upon exercise of its purchase option for $28.3 million and recognized a gain on sale of $5.9 million.

     We are currently in the process of constructing one owned off-campus property and are in pre-development of two additional off-campus owned properties. We are also currently constructing one owned on-campus participating property. We anticipate that the total development cost relating to these activities will be approximately $150.3 million. As of March 31, 2005, we have incurred pre-development and development costs of approximately $26.1 million in connection with these properties, with the remaining development costs estimated at $124.2 million. The activities are described below:

     We acquired a land parcel near the State University of New York - Buffalo and commenced development of an owned off-campus property containing 828 beds in 269 units. Total development cost is estimated to be $36.1 million. This property is currently in the final stages of construction and is pre-leased to 100% occupancy for its upcoming opening in August 2005. As of March 31, 2005, the project was approximately 68% complete, and we anticipate incurring remaining development costs of approximately $14.8 million.

     We are in the later stages of design and pre-development on two owned off-campus properties with total anticipated development costs of approximately $97.2 million. One project is located in Newark, New Jersey near the campuses of the New Jersey Institute of Technology, Rutgers University and Essex County Community College. We anticipate development costs of this property to total approximately $62.3 million and plan to own this property through a joint venture that we will control with Titan Investments, a partner with whom we have previously developed four off-campus student housing properties. As of March 31, 2005, we have incurred approximately $0.5 million of pre-development costs related to this project. The second property is located in close proximity to Texas A&M University in College Station, Texas, and we estimate the total development costs of this property to be approximately $34.9 million. Both developments are currently progressing through their respective entitlement and municipal approval processes and are contingent upon receiving all necessary approvals. Depending upon the timeliness of these approvals, we plan to commence construction in Summer of 2005 for an August 2006 completion or to commence construction in Summer of 2006 for an August 2007 completion.

     Our Cullen Oaks Phase II on-campus participating property, located on the campus of the University of Houston, is currently under construction with total development costs estimated to be $17.0 million. The project is scheduled to be completed in August 2005 in connection with the 2005/2006 academic year. As of March 31, 2005, the project was approximately 23% complete, and we anticipate incurring remaining development costs of approximately $12.7 million.

     Amended Revolving Credit Facility

     Although no assurance can be given, we expect to amend our three-year, $75 million revolving credit facility and to increase the size of the facility from $75 million to $100 million. Key Bank National Association (an affiliate of KeyBanc Capital Markets, Inc.) will act as administrative agent under the amended facility. Citicorp North America, Inc. (an affiliate of Citigroup Global Markets Inc., which is a lead managing underwriter in this offering) and Deutsche Bank Trust Company Americas (an affiliate of Deutsche Bank Securities Inc., which is a lead managing underwriter in this offering) will be co-syndication agents under the amended facility. This amended facility, if consummated, may be expanded by up to an additional $100 million upon the satisfaction of certain conditions. This facility is expected to be available to, among other things, fund future property development, acquisitions and other working capital needs. Our ability to borrow from time to time under the amended facility is expected to be subject to certain conditions and the satisfaction of specified financial covenants, which we expect to be more favorable to us than those contained in our current facility. The amended facility is also expected to contain covenants that restrict our ability to pay dividends or other distributions to our stockholders unless certain tests are satisfied.

     Senior Management Restructuring

     On April 28, 2005 we announced the following restructuring of our senior management:

•	James C. Hopke, Jr. rejoined our Company and was appointed as Executive Vice President and Chief Investment Officer;

•	Brian B. Nickel, our former Executive Vice President, Chief Investment Officer and Secretary, was appointed as Executive Vice President, Chief Financial Officer and Secretary;

•	Jonathan Graf, our former Vice President and Controller, was promoted to Senior Vice President, Chief Accounting Officer and Treasurer;

•	Greg A. Dowell, our former Senior Vice President and Chief of Operations, was promoted to Executive Vice President and Chief of Operations; and

•	Kim K. Voss, our former Assistant Controller, was promoted to Vice President and Controller.

     In April 2005, Ronnie Macejewski resigned as Senior Vice President — Development and Construction and in May 2005, Mark J. Hager resigned as Executive Vice President, Chief Financial and Accounting Officer and Treasurer.

Competitive Strengths

     We believe that we have the following competitive advantages:

•	Student housing is our core business. We have expertise in the unique and specialized aspects of the student housing industry and focus on student housing as our core business. We are a fully integrated organization, which is capable of conducting market analysis, administering the entitlement and municipal approval process, coordinating product design, securing financing, administering the development process and providing construction management, leasing and property management services. Since our inception in 1993, we have been one of the most active companies in the sector as we have been involved in the development, acquisition, ownership and/or management of more than 62 student housing properties containing more than 38,200 beds.

•	One of the industry’s most experienced teams. Collectively throughout their individual careers, the seven members of our senior management team have been involved in the development, acquisition or management of more than 114 student housing properties containing more than 73,500 beds at 78 colleges and universities. Our corporate team of student housing professionals have participated in every functional aspect of the ownership, acquisition, development and management of student housing. Seven corporate employees at the level of Vice President or above, including our CEO, began their careers in student housing as resident assistants while in college, providing us with a comprehensive understanding of the operational aspects of the student housing business. We believe that this history of experience provides a base of knowledge that has facilitated building a company with substantial operating and development expertise in the student housing industry.

•	High quality student housing properties. As of March 31, 2005, our properties had an average age of only 4.7 years. Our properties are located in close proximity to, and in the case of our on-campus participating properties on the grounds of, major colleges and universities. Our typical units include private bedrooms, private or semi-private bathrooms, living rooms and full kitchens with modern appliances. Our properties typically offer extensive amenities and services, including swimming pools, basketball, sand volleyball and/or tennis courts and clubhouses with fitness centers, recreational rooms and computer labs, in an academically oriented environment that parents appreciate. Each of our properties is managed and cared for by our trained on-site staff — managers, maintenance, business personnel and resident assistants.

•	Extensive network of university and college relationships. This network provides us with acquisition, development and management opportunities. Our clients have included some the nation’s most prominent systems of higher education, including the State University of New York System, the University of California System, the Texas A&M University System, the Texas State University System, the University of Georgia System, the University of North Carolina System, the Purdue University System, the University of Colorado System and the Arizona State University System.

•	Industry innovators. With nearly $1 billion of development completed or in progress and in excess of $300 million of properties acquired over the last decade, we have led the industry in evolving student housing in the areas of product design concepts, site planning, unit plans and amenity offerings. We have also developed and implemented specialized student housing investment and operating systems and have created a proprietary lease administration and marketing software customized for student housing that enables us to quickly identify and respond to market changes and trends.

Summary Risk Factors

     You should carefully consider the following important risks:

•	Our results of operations are subject to an annual leasing cycle, short lease-up period, seasonal cash flows, changing university admission and housing policies and other risks inherent in the student housing industry. We generally lease our owned properties under 12-month leases, and in certain cases, under ten-month, nine-month or shorter-term semester leases. As a result, we may experience significantly reduced cash flows during the summer months at properties leased under leases having terms shorter than 12 months. Furthermore, all of our properties must be entirely re-leased each year, exposing us to increased leasing risk. Student housing properties are also typically leased during a limited leasing season that usually begins in January and ends in August of each year. We are therefore highly dependent on the effectiveness of our marketing and leasing efforts and personnel during this season.

•	We face significant competition from university-owned on-campus student housing, from other off-campus student housing properties and from traditional multifamily housing located within close proximity to universities. On-campus student housing has certain inherent advantages over off-campus student housing in terms of physical proximity to the university campus and integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us and other private sector operators. We also compete with national and regional owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators.

•	As of March 31, 2005, our total consolidated indebtedness was approximately $309.4 million (excluding unamortized debt premiums). Our debt service obligations expose us to the risk of default and reduce (or eliminate) cash resources that are available to operate our business or pay distributions, including those necessary to maintain our REIT qualification. There is no limit on the amount of indebtedness that we may incur except as provided by the covenants in our existing revolving credit facility and we expect that our amended revolving credit facility will contain limits on the amount of indebtedness that we may incur. Although no assurance can be given, we expect to amend our existing revolving credit facility to fund future property development, acquisitions and other working capital needs. We expect that our ability to borrow from time to time under this facility will be subject to certain conditions and the satisfaction of specified financial covenants. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences.

•	Our future growth will be dependent upon our ability to successfully develop, acquire and manage new properties. As we develop and acquire additional properties, we will be subject to risks associated with managing new properties, including lease-up and integration risks. Newly developed properties may not perform as expected and newly acquired properties may have characteristics or deficiencies unknown to us at the time of acquisition. There can be no assurance that future acquisition and development opportunities will be available to us on terms that meet our investment criteria or that we will be successful in capitalizing on such opportunities. Our ability to capitalize on such opportunities will be largely dependent upon external sources of capital that may not be available to us on favorable terms, or at all.

•	We have been recently organized and have a limited operating history. In addition, all of our properties have been acquired or developed by us or our predecessors within the past nine years and have limited operating histories under current management. Our management has limited experience in running a public company or in operating in accordance with the requirements for maintaining our qualification as a REIT.

•	Provisions of our charter limit the ownership of our shares. Our charter provides that, subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of certain constructive ownership provisions, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% by value of all our outstanding shares, including both common and preferred stock. We refer to this restriction as our “ownership limit.” Our charter, however, requires exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT. This ownership limit could delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

•	In order to qualify as a REIT, we are required under the Internal Revenue Code of 1986, as amended, or the “Code,” to distribute annually at least 90% of our REIT taxable income,

determined without regard to the dividends paid deduction and excluding any net capital gain. Our TRS, or “taxable REIT subsidiary,” may, in its discretion, retain any income it generates net of any tax liability it incurs on that income without affecting the 90% distribution requirements to which we are subject as a REIT. Net income of our TRS will be included in REIT taxable income, and will increase the amount required to be distributed, only if such amounts are paid out as a dividend by our TRS. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we will be compelled to rely on third party sources to fund our capital needs. We may not be able to obtain this financing on favorable terms or at all. Any additional indebtedness that we incur will increase our leverage. If we cannot obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders, including those necessary to qualify as a REIT.

•	To qualify as a REIT, we are required to comply with highly technical and complex provisions of the Code. Failure to qualify as a REIT would likely subject us to higher tax expenses and reduce or eliminate cash available for distribution to our stockholders.

•	The operations of our on-campus participating properties and our third party services are conducted through our TRS. The income from these operations is subject to regular federal income taxation and state and local income taxation where applicable, thus reducing the amount of cash available for distribution to our stockholders.

•	We may not be able to make distributions to our stockholders in the future, and we may make distributions that include a return of capital.

Our Business and Growth Strategies

     Our primary business objectives are to maximize long-term stockholder value and cash flow available for distribution to our stockholders. We intend to achieve these objectives by:

•	developing and acquiring owned off-campus student housing communities that meet our focused investment criteria;

•	maximizing the profitability of our owned and third-party managed properties through proactive marketing, management and asset preservation strategies; and

•	continuing to grow our third-party development and management services businesses to generate cash flow and build our national reputation among colleges and universities.

     The following summarizes the key aspects of our strategies:

     Follow a Disciplined Off-Campus Acquisition and Development Strategy

     Our investment criteria are focused on acquiring and developing high quality, modern student housing properties that are located in close proximity to major colleges and universities. We target properties that offer pedestrian or bicycle access to their respective campuses. We acquire and develop properties that feature a differentiated product offering and are located in student housing submarkets with barriers to entry. Our focused investment criteria coupled with our superior operational capabilities provide an opportunity to increase the value and cash flow of our properties. We believe that our reputation and close relationship with colleges and universities also gives us an advantage in sourcing acquisition and development opportunities, obtaining municipal approvals and community support for our development projects, and in creating marketing or operational advantages.

     We consider many factors when determining whether we should enter a market and, if so, whether through acquisition or development and how to position our property within the market, including the following:

Property Factors

•	Proximity to campus

•	Unit mix compared to competition

•	Marketability of floor plans compared to competition

•	Quality and marketability of amenity offering compared to competition

•	Total housing cost to residents compared to each direct competitor

•	Age of the structure

•	Quality of construction and impact related to ongoing capital expenditures

•	Quality of furniture, fixtures and equipment and impact on ongoing capital expenditures

•	Condition and extraordinary cost impacts related to mechanical and physical plant systems

•	Operational and marketing inefficiencies and identification of areas for improvement

•	Internet, communications and entertainment features incorporated into the structure

•	Reputation of the property and competitor properties among students and key university offices

University Factors

•	Size of college or university

•	Enrollment characteristics and growth projections

•	Percent of students housed on-campus

•	On-campus housing requirements and policies

•	On-campus housing products and pricing

•	Development plans for future housing

•	University’s admission policy and expected changes to such policies

•	Presence of university services/programs that enable establishing formal relationships

Market Factors

•	Fundamentals of the overall local housing market

•	Fundamentals of student housing submarkets

•	Nature of direct competitors and their product offering

•	Impact of greater housing market on each student housing submarket

•	Barriers to entry in each student housing submarket

•	Student preferences related to each student housing submarket

•	Planned or potential future student housing development

     After we identify a potential student housing acquisition or development opportunity, a due diligence team consisting of in-house personnel and third parties will conduct detailed due diligence to assess the potential opportunity.

     Given our significant development and acquisition activities over the last decade, we have developed active relationships with universities, developers, owners, lenders and brokers of student housing properties that allow us to identify and capitalize on acquisition and development opportunities. As a result, we have generated a proprietary database of contacts and properties that assist us in identifying and evaluating acquisition and development opportunities. Through our experienced development staff and our relationship with certain developers with whom we have previously developed off-campus student housing properties, we will continue to identify and acquire development sites in close proximity to colleges and universities that permit us to develop unique properties that offer a competitive advantage. We will also continue to benefit from opportunities derived from our extensive network with colleges and universities.

     Maximize Property-Level Profitability

     We seek to maximize property-level profitability by maximizing occupancy and revenue along with the implementation of prudent cost control systems. Our experienced and trained on-site management personnel administer the timely execution of our marketing, management and maintenance plans with corporate support and supervision in all functional areas.

     Some of our specific expense control initiatives include:

•	establishing internal controls and procedures for cost control consistently throughout our communities;

•	appropriately staffing our properties at the site-level, minimizing multiple layers of management and increasing effectiveness;

•	negotiating utility and service-level pricing arrangements with national and regional vendors and requiring corporate-level approval of service agreements for each community; and

•	conducting analysis of the costs and effectiveness of each of our marketing programs via our proprietary LAMS system.

     Utilize our Proprietary Marketing Systems

     We believe we have developed the industry’s only specialized, fully integrated leasing administration and marketing software program, which we call LAMS. We utilize LAMS to maximize our revenue and improve the efficiency and effectiveness of our marketing and lease administration process. Through LAMS, each of our properties’ ongoing marketing and leasing efforts are supervised at the corporate office on a real time basis. Among other things, LAMS provides:

•	a fully integrated prospect tracking and follow-up system. Prospect information from all types of inquiries — walk-in, telephone, web site/email, or fax — is recorded and entered into the LAMS database, and an aggressive, fully-automated follow-up and tracking program is then implemented, with LAMS generating all follow-up marketing pieces, labels and electronic communications.

•	a built-in marketing effectiveness program to measure the success of our marketing efforts on a real time basis. LAMS generates a weekly traffic analysis that shows the quantity of each type of inquiry received for that period as well as the marketing medium that generated each piece of traffic. In addition, LAMS generates a period-to-period comparative traffic and leasing analysis that allows us to compare the pace of the current year’s traffic and leasing activity to that of previous years. This enables us to track the effectiveness of each marketing program being utilized and to respond accordingly.

•	a real-time monitor of lease closings and leasing terms. LAMS automatically generates closing reports allowing us to measure the staff’s closing ratios. The closing ratios are calculated by LAMS on an individual basis so that we may better evaluate performance and optimize our staffing. LAMS generates application and leasing status reports that detail the current period and year-to-date status of applications and leasing broken down by type of accommodation. This enables us to quickly identify potential problems related to pricing and/or desirability of our various types of accommodations and to respond accordingly.

•	an automated lease generation system. Each property’s lease term and rental rate information is set up in LAMS by authorized corporate staff. This enables the corporate office to maintain tight controls on pricing changes and special promotions. LAMS generates each resident lease, eliminating the potential for manual errors of our on-site staff.

Our Properties

     Our properties generally are modern facilities, and amenities at most of our properties include a swimming pool, basketball courts and a large community center featuring a fitness center, computer center, tanning beds, study areas, and a recreation room with billiards and other games. Some properties also have a jacuzzi/hot tub, volleyball courts, tennis courts and in-unit washers and dryers. Lease terms are generally 12 months at our off-campus properties and 9 months at our on-campus participating properties. As of March 31, 2005, the average age of our properties was 4.7 years.

     The following table presents certain information about our owned property portfolio as of March 31, 2005.

	Year
	Acquired/			Occupancy
Property	Developed	Location	Primary University Served	Rates (1)	Units	Beds
Off-campus properties:
1. Commons On Apache	1999	Tempe, AZ	Arizona State University Main Campus	100.0%	111	444
2. The Village at Blacksburg	2000	Blacksburg, VA	Virginia Polytechnic Institute and State University	98.6%	288	1,056
3. The Village on University	1999	Tempe, AZ	Arizona State University Main Campus	99.1%	288	918
4. River Club Apartments	1999	Athens, GA	The University of Georgia - Athens	95.5%	266	794
5. River Walk Townhomes	1999	Athens, GA	The University of Georgia - Athens	97.1%	100	340
6. The Callaway House (2)	2001	College Station, TX	Texas A&M University	101.3%	173	538
7. The Village at Alafaya Club	2000	Orlando, FL	The University of Central Florida	97.4%	228	840
8. The Village at Science Drive	2001	Orlando, FL	The University of Central Florida	99.3%	192	732
9. University Village at Boulder Creek	2002	Boulder, CO	The University of Colorado at Boulder	87.7%	82	309
10. University Village at Fresno	2004	Fresno, CA	California State University, Fresno	98.8%	105	406
11. University Village at TU	2004	Philadelphia, PA	Temple University	98.8%	220	749
12. University Village at Sweet Home (3)	2005	Amherst, NY	State University of New York — Buffalo	-	269	828
13. University Club Tallahassee	2005	Tallahassee, FL	Florida State University	93.4%	152	608
14. The Grove at University Club	2005	Tallahassee, FL	Florida State University	98.4%	64	128
15. College Club Tallahassee	2005	Tallahassee, FL	Florida A&M University	92.4%	96	384
16. The Greens at College Club	2005	Tallahassee, FL	Florida A&M University	96.9%	40	160
17. University Club Gainesville	2005	Gainesville, FL	University of Florida	98.9%	94	376
18. City Parc at Fry Street	2005	Denton, TX	University of North Texas	94.7%	136	418
19. Exchange at Gainesville (to be renamed)	2005	Gainesville, FL	University of Florida	95.6%	396	1,044

Total off-campus properties				97.2%	3,300	11,072
On-campus participating properties:
20. University Village-PVAMU	1996/97/ 98	Prairie View, TX	Prairie View A&M University	93.0%	612	1,920
21. University College-PVAMU	2000/ 2003	Prairie View, TX	Prairie View A&M University	95.0%	756	1,470
22. University Village-TAMIU	1997	Laredo, TX	Texas A&M International University	70.2%	84	252
23. Cullen Oaks Phase I	2001	Houston, TX	The University of Houston	99.6%	231	525
24. Cullen Oaks Phase II (3)	2005	Houston, TX	The University of Houston	-	180	354

Total on-campus participating properties				93.1%	1,863	4,521

Total — all properties				96.0%	5,163	15,593

(1)	Occupancy rates are calculated as of March 31, 2005. Occupancy is based on the number of total occupied beds (including beds occupied by staff) divided by total beds.

(2)	Also has a food service facility.

(3)	Currently under development with a scheduled completion date of August 2005.

     The following table sets forth certain comparative information as of May 27, 2005 and May 28, 2004 (the last Friday in May for each period reported) regarding the leasing status of our owned off-campus properties for the 2005/2006 and 2004/2005 academic years, respectively.

	Applications	% of	Applications
	and	Rentable	and
	Leases as	Beds as	Leases as	Variance			Total
	of May 27,	of May	of May 28,	to Prior Year		Rentable	Design
Applications and Leases	2005	27, 2005	2004	Beds	%	Beds (1)	Beds
Commons of Apache	444	100.0%	444	0	0.0%	444	444
The Village at Blacksburg	1,034	98.7%	1,030	4	0.4%	1,048	1,056
The Village on University	515	56.7%	656	(141)	(21.5%)	909	918
River Club Apartments	719	92.8%	543	176	32.4%	775	794
River Walk Townhomes	296	88.9%	316	(20)	(6.3%)	333	340
The Callaway House	642	121.8%	569	73	12.8%	527	538
The Village at Alafaya Club	581	70.1%	586	(5)	(0.9%)	829	840
The Village at Science Drive	717	99.3%	718	(1)	(0.1%)	722	732
University Village at Boulder Creek	168	56.2%	218	(50)	(22.9%)	299	309
University Village Fresno	336	84.8%	218	118	54.1%	396	406
University Village at TU	728	99.3%	734	(6)	(0.8%)	733	749
University Village at Sweet Home	835	102.2%	n/a	n/a	n/a	817	828
University Club Tallahassee (2)	744	102.5%	n/a	n/a	n/a	726	736
College Club Tallahassee (3)	392	73.1%	n/a	n/a	n/a	536	544
University Club Gainesville	267	71.8%	n/a	n/a	n/a	372	376
City Parc at Fry Street	196	47.6%	n/a	n/a	n/a	412	418
Exchange at Gainesville (to be renamed)	949	92.0%	n/a	n/a	n/a	1,032	1,044

Total						10,910	11,072

(1)	Rentable Beds exclude beds needed for on-site staff and/or model units.

(2)	For lease administration purposes, University Club Tallahassee and the Grove at University Club are reported combined.

(3)	For lease administration purposes, College Club Tallahassee and the Greens at College Club are reported combined.

Third Party Services

     We are one of the nation’s leaders in the third party development and management of on-campus housing, which has allowed us to develop key relationships with colleges and universities. These relationships, and the corresponding national reputation that we have developed in this portion of our business, benefits us when developing and managing our owned off-campus properties. The revenues we earn from our third party services comprised approximately 13% of our 2004 revenues as compared to approximately 16% of our 2003 revenues. We believe that these services continue to provide synergies with respect to our ability to identify, acquire or develop, and successfully operate, student housing properties. These services are conducted through our TRS and are described below.

     Development Services. We provide development and construction management services to third parties that range from short-term consulting projects to longer-term full-scale development and construction management projects. We typically provide these services to colleges and universities seeking to modernize their on-campus student housing properties. They look to us to bring our student housing experience and expertise to ensure they develop marketable, functional and financially sustainable facilities. Educational institutions usually seek to build housing that will enhance their recruitment and retention of students while facilitating an academically-oriented environment. Most of these development service contracts are awarded via a competitive request for proposal, or RFP process, that qualifies developers based on their overall ability to provide specialized student housing design, development, construction management, financial structuring and property management services. As of March 31, 2005, we had five third party projects in pre-development or under construction with a total contractual fee amount of approximately $5.9 million, of which approximately $5.1 million is to be earned and recognized in the remainder of 2005 and 2006.

     Property Management Services. We enter into third party management contracts pursuant to which we are typically responsible for all aspects of a property’s operations, including marketing, leasing administration, facilities maintenance, business administration, accounts payable, accounts receivable, financial reporting, capital projects and residence life student development. As of March 31, 2005, we provided third party management services for 19 student housing properties that represented approximately 11,300 beds in approximately 4,500 units. We developed 13 of these properties. We provide these services pursuant to multi-year management agreements that generally range between two and five years.

Our Organization

     The following diagram depicts our ownership structure and the ownership structure of our Operating Partnership and TRS as of the date of this prospectus:

AMERICAN CAMPUS COMMUNITIES, INC.
(THE REIT)
99% (1)
AS SOLE GENERAL PARTNER
PIUs
1% (2)
AMERICAN CAMPUS COMMUNITIES OPERATING PARNERSHIP LP
(THE OPERATING PARTNERSHIP)
RAP STUDENT HOUSING PROPERTIES LLC
(RAP SHP)
AMERICAN CAMPUS COMMUNITIES SERVICES, INC.
(THE TAXABLE REIT SUBSIDIARY)
ON-CAMPUS PARTICIPATING PROPERTIES
THIRD PARTY SERVICES
OFF-CAMPUS PROPERTIES

(1)	Includes a 0.1% interest held by American Campus Communities Holdings LLC, which is the general partner of our Operating Partnership.

(2)	Profits interest units, or PIUs, represent limited partnership interests in the Operating Partnership.

Distribution Policy

     We are required to distribute 90% of our REIT taxable income, excluding capital gains, on an annual basis to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to common stockholders and PIU holders. All such distributions are at the discretion of our board of directors. We may be required to use borrowings under our credit facility, if necessary and to the extent permitted thereunder, to meet REIT distribution requirements and qualify as a REIT and otherwise fund the remaining amounts of any distributions. The board of directors considers market factors and our performance in addition to REIT requirements in determining distribution levels.

     On May 11, 2005, we declared a distribution per share of common stock of $0.3375, which was paid on May 31, 2005 to all common stockholders of record as of May 19, 2005. At the same time, we paid an equivalent amount per unit to holders of PIUs and restricted stock awards. These distributions equate to an annualized amount of $1.35 per share and represent a 6.5% yield based on the June 3, 2005 closing price of $20.64 per share.

Our Tax Status

     We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2004. We believe that our organization and method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally are not subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our TRS will be subject to taxation at normal corporate rates and state and local income tax where applicable. Further, unlike dividends received from a corporation that is not a REIT, our distributions to individual stockholders generally will not be eligible for the recent lower tax rate on dividends except in limited situations.

Summary Historical and Pro Forma Selected Financial Data

     The following tables set forth our summary historical selected financial and operating data on a consolidated historical basis for us and on a combined historical basis for our Predecessor Entities. Results for the year ended December 31, 2004 represent the combined historical data for our Predecessor Entities for the period from January 1, 2004 to August 16, 2004 as well as our consolidated results for the period from August 17, 2004 to December 31, 2004. Our consolidated results reflect our post-IPO structure as a REIT, including the operations of the TRS, which was not present in the operations of our Predecessor Entities. The combined historical financial information for our Predecessor Entities includes:

•	the development and management service operations and real estate operations of American Campus Communities, L.L.C. (one of the Predecessor Entities);

•	the real estate operations of RAP Student Housing Properties, L.L.C. (“RAP SHP”) and its subsidiaries (including The Village at Riverside, which we ceased owning after the completion of the IPO, and Coyote Village, which was transferred to Weatherford College in April 2004); and

•	the joint venture properties and operations of American Campus-Titan, LLC and American Campus-Titan II, LLC.

     You should read the following summary financial data in conjunction with the consolidated and combined historical financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

     Our unaudited historical consolidated balance sheet information as of March 31, 2005 and consolidated and combined statements of operations for the three months ended March 31, 2005 and 2004 are derived from our unaudited historical combined financial statements, which we believe include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended March 31, 2005 are not necessarily indicative of the results to be obtained for the full fiscal year.

     The unaudited pro forma condensed consolidated and combined statements of operations for the three months ended March 31, 2005 and for the year ended December 31, 2004 are presented as if we had acquired Exchange at Gainesville (acquired March 2005), City Parc at Fry Street (acquired March 2005) and the five-property Proctor Portfolio (acquired February 2005) as of January 1, 2004. It was also assumed that our IPO transactions all had occurred as of January 1, 2004. The pro forma adjustments include the related repayment of certain debt and the acquisition of minority ownership of certain assets. All such transactions are reflected on our March 31, 2005 consolidated balance sheet, which is included elsewhere in this prospectus.

     The following summary unaudited financial data should be read together with the pro forma condensed consolidated and combined statements of operations and our historical financial statements and related notes included elsewhere in this prospectus. The pro forma condensed consolidated and combined statements of operations are unaudited and are not necessarily indicative of what the actual results of operations would have been had we acquired the properties or consummated the IPO as of January 1, 2004, nor do they purport to represent the results of our operations for future periods. While such unaudited pro forma condensed consolidated and combined financial statements are based on adjustments that we deem appropriate and that were factually supported based on currently available data, the pro forma information may not be indicative of what actual results would have been, nor does this information present our financial results or condition for future periods.

	Three months ended March 31,			Years ended December 31,
	Historical		Pro Forma	Historical			Pro Forma
	2005	2004	2005	2004	2003	2002	2004
		(Unaudited)					(Unaudited)
	(in thousands, except for share and per share data)
Statements of Operations Information:
Revenues	$19,541	$15,352	$22,325	$60,823	$57,136	$52,131	$76,623
Income (loss) from continuing operations	2,311	1,585	2,646	(1,572)	(967)	(2,753)	(1,785)
Discontinued operations:
(Loss) income attributable to discontinued operations	(2)	(55)		272	7	319
Gain (loss) from disposition of real estate	5,883	—		(39)	16	295
Net income (loss)	8,192	1,530		(1,339)	(944)	(2,139)

Per Share and Distribution Data: (1)
Income per diluted share:
Income from continuing operations	$0.19		$0.21	$0.10			$(.14)
Discontinued operations	0.46			0.05

Net income	$0.65			$0.15
Cash distributions declared per share/unit	0.3375			0.1651
Cash distributions declared	4,277			2,104

	As of March 31,	As of December 31,
	2005	2004	2003	2002
	(Unaudited)
	(in thousands)
Balance Sheet Data:
Total assets	$486,487	$367,628	$330,566	$307,658
Debt	314,385	201,014	267,518	249,706
Stockholders’ and Predecessor Entities owners’ equity (2)	141,380	138,229	27,658	35,526

Selected Owned Property Information:
Owned properties	24	18	14	14
Units	5,163	4,317	3,567	3,459
Beds	15,593	12,955	10,546	10,336
Occupancy	96.0%	97.1%	91.5%	91.0%

	Three months ended March 31,		Years ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
	(in thousands)
Cash Flow Information:
Net cash provided by operating activities	$5,713	$5,237	$17,293	$6,862	$7,647
Net cash used in investing activities	(58,853)	(19,213)	(63,621)	(33,738)	(21,678)
Net cash provided by financing activities	55,515	13,004	45,151	21,537	11,646

Funds From Operations (“FFO”):
Net income (loss)	$8,192	$1,530	$(1,339)	$(944)	$(2,139)
Minority interests	87	(21)	(100)	(16)	(30)
(Gain) loss from disposition of real estate	(5,883)	—	39	(16)	(295)
Real estate related depreciation and amortization	3,326	2,277	10,009	8,937	8,233

Funds from operations (3) (4)	$5,722	$3,786	$8,609	$7,961	$5,769

(1)	Represents per share information and cash distributions declared during the period from August 17, 2004 through March 31, 2005.

(2)	Information as of March 31, 2005 and December 31, 2004 reflects our stockholders’ equity as a result of the IPO while previous years reflect the equity of the owners of our Predecessor Entities.

(3)	As defined by the National Association of Real Estate Investment Trusts or NAREIT, funds from operations or FFO represents income (loss) before allocation to minority interest (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

(4)	When considering our FFO, we believe it is also a meaningful measure of our performance to exclude certain revenues and expenses from our on-campus participating properties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations.”

This Offering

Common stock offered by us	shares(1)

Common stock to be outstanding after this Offering	shares(1)

Common stock and Operating Partnership units to be outstanding after this Offering	shares/units(1)(2)

Use of proceeds	We intend to use the net proceeds from this offering to fund the acquisition and development of student housing properties. In the interim, we intend to use $ million to repay the outstanding balance of our revolving credit facility and the remaining $million for working capital and general corporate purposes.

New York Stock Exchange symbol	“ACC”

(1)	Excludes shares issuable upon exercise of the underwriters’ overallotment option, 653,345 shares available for future issuance under our 2004 incentive award plan and the following shares issued under our 2004 incentive award plan:

•	14,375 shares underlying restricted stock units granted to non-employee directors;

•	53,598 restricted stock awards granted to employees;

•	367,682 shares underlying an outperformance bonus plan for key employees; and

•	121,000 PIUs described in Note 2 below.

(2)	Includes 121,000 PIUs issued by us to certain of our current and former key employees. Upon the consummation of this Offering, all of the PIUs will become ordinary units exchangeable for cash or, at the option of the Operating Partnership, for shares of our common stock on a one-for-one basis.

RISK FACTORS

     Investment in our common stock involves a high degree of risk. You should therefore carefully consider the material risks of an investment in our common stock, which are discussed in this section, as well as the other information contained in this prospectus, before making your investment decision. The occurrence of any of the following risks could materially and adversely affect our financial condition, results of operations, cash flow, per share trading price and ability to satisfy our debt service obligations and pay dividends or distributions to you and could cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward looking statements. Please refer to the section entitled “Forward Looking Statements.”

Risks Related to Our Properties and Our Business

     Our results of operations are subject to an annual leasing cycle, short lease-up period, seasonal cash flows, changing university admission and housing policies and other risks inherent in the student housing industry.

     We generally lease our owned properties under 12-month leases, and in certain cases, under ten-month, nine-month or shorter-term semester leases. As a result, we may experience significantly reduced cash flows during the summer months at properties leased under leases having terms shorter than 12 months. Furthermore, all of our properties must be entirely re-leased each year, exposing us to increased leasing risk. In addition, we are subject to increased leasing risk on our properties under construction and future acquired properties based on our lack of experience leasing those properties and unfamiliarity with their leasing cycles. Student housing properties are also typically leased during a limited leasing season that usually begins in January and ends in August of each year. We are therefore highly dependent on the effectiveness of our marketing and leasing efforts and personnel during this season.

     Changes in university admission policies could adversely affect us. For example, if a university reduces the number of student admissions or requires that a certain class of students, such as freshman, live in a university owned facility, the demand for beds at our properties may be reduced and our occupancy rates may decline. While we may engage in marketing efforts to compensate for such change in admission policy, we may not be able to effect such marketing efforts prior to the commencement of the annual lease-up period or our additional marketing efforts may not be successful.

     We rely on our relationships with colleges and universities for referrals of prospective student-tenants or for mailing lists of prospective student-tenants and their parents. Many of these colleges and universities own and operate their own competing on-campus facilities, as discussed below. Any failure to maintain good relationships with these colleges and universities could therefore have a material adverse effect on us. If colleges and universities refuse to make their lists of prospective student-tenants and their parents available to us or increase the costs of these lists, there could be a material adverse effect on us.

     Federal and state laws require colleges to publish and distribute reports of on-campus crime statistics, which may result in negative publicity and media coverage associated with crimes occurring on or in the vicinity of our on-campus participating properties. Reports of crime or other negative publicity regarding the safety of the students residing on, or near, our properties may have an adverse effect on both our on-campus and off-campus business.

     We face significant competition from university-owned on-campus student housing, from other off-campus student housing properties and from traditional multifamily housing located within close proximity to universities.

     On-campus student housing has certain inherent advantages over off-campus student housing in terms of physical proximity to the university campus and integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us and other private sector operators. We also compete with national and regional owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators.

     Currently, the industry is fragmented with no participant holding a significant market share. There are a number of student housing complexes that are located near or in the same general vicinity of many of our owned properties and that compete directly with us. Such competing student housing complexes may be newer than our properties, located closer to campus, charge less rent, possess more attractive amenities or offer more services or shorter term or more flexible leases.

     Rental income at a particular property could also be affected by a number of other factors, including the construction of new on-campus and off-campus residences, increases or decreases in the general levels of rents for housing in competing communities, increases or decreases in the number of students enrolled at one or more of the colleges or universities in the market of the property and other general economic conditions.

     We believe that a number of other large national companies with substantial financial and marketing resources may be potential entrants in the student housing business. The entry of one or more of these companies could increase competition for students and for the acquisition, development and management of other student housing properties.

     We may be unable to successfully complete and operate our properties or our third party developed properties.

     We intend to continue to develop and construct student housing in accordance with our growth strategies, including our one off-campus property and one on-campus participating property currently under development, as well as the two off-campus properties currently in pre-development. These activities may also include any of the following risks:

•	We may be unable to obtain construction financing on favorable terms or at all.

•	We may be unable to obtain permanent financing on favorable terms or at all if we finance development projects through construction loans.

•	We may not complete development projects on schedule, within budgeted amounts or in conformity with building plans and specifications, including our four current properties under development.

•	We may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations.

•	Occupancy and rental rates at newly developed or renovated properties may fluctuate depending on a number of factors, including market and economic conditions, and may reduce or eliminate our return on investment.

•	We may become liable for injuries and accidents occurring during the construction process and for environmental liabilities, including off-site disposal of construction materials.

•	We may decide to abandon our development efforts if we determine that continuing the project would not be in our best interests.

•	We may encounter strikes, weather, government regulations and other conditions beyond our control.

     Our newly developed properties will be subject to risks associated with managing new properties, including lease-up and integration risks. In addition, new development activities, regardless of whether or not they are ultimately successful, typically will require a substantial portion of the time and attention of our development and management personnel. Newly developed properties may not perform as expected.

     We anticipate that we will, from time to time, elect not to proceed with ongoing development projects. If we elect not to proceed with a development project, the development costs associated therewith will ordinarily be charged against income for the then-current period. Any such charge could have a material adverse effect on our results of operations in the period in which the charge is taken.

     We may in the future develop properties nationally, internationally or in geographic regions other than those in which we currently operate. We do not possess the same level of familiarity with development in these new markets, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance. Future development opportunities may not be available to us on terms that meet our investment criteria or we may be unsuccessful in capitalizing on such opportunities. Our ability to capitalize on such opportunities will be largely dependent upon external sources of capital that may not be available to us on favorable terms or at all.

     We typically provide guarantees of timely completion of projects that we develop for third parties. In certain cases, our contingent liability under these guarantees may exceed our development fee from the project. Although we seek to mitigate this risk by, among other things, obtaining similar guarantees from the project contractor, we could sustain significant losses if development of a project were to be delayed or stopped and we were unable to cover our guarantee exposure with the guarantee received from the project contractor.

     We may be unable to successfully acquire properties on favorable terms.

     Our future growth will be dependent upon our ability to successfully acquire new properties on favorable terms. As we acquire additional properties, we will be subject to risks associated with managing new properties, including lease-up and integration risks. Newly acquired properties may not perform as expected and may have characteristics or deficiencies unknown to us at the time of acquisition. Future acquisition opportunities may not be available to us on terms that meet our investment criteria or we may be unsuccessful in capitalizing on such opportunities. Our ability to capitalize on such opportunities will be largely dependent upon external sources of capital that may not be available to us on favorable terms or at all.

     Our ability to acquire properties on favorable terms and successfully operate them involve the following significant risks:

•	Potential inability to acquire a desired property may be caused by competition from other real estate investors.

•	Competition from other potential acquirers may significantly increase the purchase price.

•	We may be unable to finance an acquisition on favorable terms or at all.

•	We may have to incur significant capital expenditures to improve or renovate acquired properties.

•	We may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.

•	Market conditions may result in higher than expected costs and vacancy rates and lower than expected rental rates.

•	We may acquire properties subject to liabilities but without any recourse, or with only limited recourse, to the sellers, or with liabilities that are unknown to us, such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of our properties and claims for indemnification by members, directors, officers and others indemnified by the former owners of our properties.

     Our failure to finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, could adversely affect us.

     Our debt level reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

     As of March 31, 2005, our total consolidated indebtedness was approximately $309.4 million (excluding unamortized debt premiums). Our debt service obligations expose us to the risk of default and reduce or eliminate cash resources that are available to operate our business or pay distributions that are necessary to maintain our REIT qualification. There is no limit on the amount of indebtedness that we may incur except as provided by the covenants in our existing revolving credit facility, and we expect that the covenants in our amended revolving credit facility will contain limits on the amount of indebtedness that we may incur. We expect to incur additional indebtedness under our revolving credit facility to fund future property development and acquisitions and other working capital needs, which may include the payment of distributions to our stockholders. The amount available to us and our ability to borrow from time to time under our existing revolving credit facility is subject to certain conditions and the satisfaction of specified financial covenants. Although no assurance can be given, we expect to amend our existing revolving credit facility. We expect that our ability to borrow from time to time under this facility will be subject to certain conditions and the satisfaction of specified financial covenants. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	We may be unable to borrow additional funds as needed or on favorable terms.

•	We may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness.

•	We may be forced to dispose of one or more of our properties, possibly on disadvantageous terms.

•	We may default on our payment or other obligations as a result of insufficient cash flow or otherwise, which may result in a cross-default on our other obligations, and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases.

•	Foreclosures could create taxable income without accompanying cash proceeds, a circumstance that could hinder our ability to meet the REIT distribution requirements imposed by the Code.

     We may not be able to recover pre-development costs for university developments.

     University systems and educational institutions typically award us development services contracts on the basis of a competitive award process, but such contracts are typically executed following the formal approval of the transaction by the institution’s governing body. In the intervening period, we may incur significant pre-development and other costs in the expectation that the development services contract will be executed. If an institution’s governing body does not ultimately approve our selection and the terms of the pending development contract, we may not be able to recoup these costs from the institution and the resulting losses could be material.

     Our awarded projects may not be successfully structured or financed and may delay our recognition of revenues.

     The recognition and timing of revenues from our awarded development services projects will, among other things, be contingent upon successfully structuring and closing project financing as well as the timing of construction. The development projects that we have been awarded have at times been delayed beyond the originally scheduled construction commencement date. If such delays were to occur with our current awarded projects, our recognition of expected revenues and receipt of expected fees from these projects would be delayed.

     Two of our properties are under construction, and we may encounter delays in completion or experience cost overruns.

     Two of our properties, which upon completion will comprise approximately 7.6% of our total beds, are currently under construction and are subject to the various risks relating to properties that are under construction referred to elsewhere in these risk factors, including the risks that we may encounter delays in completion and that these two projects may experience cost overruns. These properties may not be completed on time for the 2005-2006 academic year. Additionally, if we do not complete the construction of one of these properties (Cullen Oaks Phase II, an on-campus participating property) prior to such time, we are required to provide alternative housing to the students with whom we have signed leases. We have not made any arrangements for such alternative housing for this property and we would likely incur significant expenses in the event we provide such housing. If construction is not completed prior to the beginning of the 2005/2006 academic year, students may attempt to break their leases and our occupancy at this property for that academic year may suffer. Similar issues may be present in future development projects.

     Our guarantees could result in liabilities in excess of our development fees.

     In third party developments, we typically provide guarantees of the obligations of the developer, including development budgets and timely project completion. These guarantees include, among other things, the cost of providing alternate housing for students in the event we do not timely complete a development project. These guarantees typically exclude delays resulting from force majeure and also, in third party transactions, are typically limited in amount to the amount of our development fees from the project. In certain cases, however, our contingent liability under these guarantees has exceeded our development fee from the project and we may agree to such arrangements in the future. Our obligations under alternative housing guarantees typically expire five days after construction is complete. Project cost guarantees are normally satisfied within one year after completion of the project.

     Universities have the right to terminate our participating ground leases.

     The ground leases through which we own our on-campus participating properties provide that the university lessor may purchase our interest in and assume the management of the facility, with the purchase price calculated at the discounted present cash value of our leasehold interest. The exercise of any such buyout would result in a significant reduction in our portfolio.

Risks Related to the Real Estate Industry

     Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

     Our ability to make expected distributions to our stockholders depends on our ability to generate cash revenues in excess of expenses, scheduled debt service obligations and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

•	general economic conditions;

•	rising level of interest rates;

•	local oversupply, increased competition or reduction in demand for student housing;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent space on favorable terms;

•	inability to finance property development and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities, and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments;

•	decreases in student enrollment at particular colleges and universities;

•	changes in university policies related to admissions; and

•	changing student demographics.

     In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect us.

     Potential losses may not be covered by insurance.

     We carry comprehensive liability, fire, earthquake, terrorism, business interruption, vandalism and malicious mischief, extended coverage perils, all physical loss perils, commercial general liability, flood (when the property is located in whole or in material part in a designated flood plain area), workers’ compensation and rental loss insurance covering all of the properties in our portfolio under various policies. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. There are, however, certain types of losses, such as property damage from generally unsecured losses such as riots, wars, employment discrimination losses, punitive damage awards or acts of God, that may be either uninsurable or not economically insurable. Some of our properties are insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses. In addition, we may discontinue earthquake, terrorism or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss.

     If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged and require substantial expenditures to rebuild or repair. In the event of a significant loss at one or more of our properties, the remaining insurance under our policies, if any, could be insufficient to adequately insure our other properties. In such event, securing additional insurance, if possible, could be significantly more expensive than our current policies.

     Unionization or work stoppages could have an adverse effect on us.

     We are at times required to use unionized construction workers or to pay the prevailing wage in a jurisdiction to such workers. Due to the highly labor intensive and price competitive nature of the construction business, the cost of unionization and/or prevailing wage requirements for new developments could be substantial. Unionization and prevailing wage requirements could adversely affect a new development’s profitability. Union activity or a union workforce could increase the risk of a strike, which would adversely affect our ability to meet our construction timetables.

     We could incur significant costs related to government regulation and private litigation over environmental matters.

     Under various environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), a current or previous owner or operator of real property may be liable for contamination resulting from the release or threatened release of hazardous or toxic substances or petroleum at that property, and an entity that arranges for the disposal or treatment of a hazardous or toxic substance or petroleum at another property may be held jointly and severally liable for the cost to investigate and clean up such property or other affected property. Such parties are known as potentially responsible parties (“PRPs”). Such environmental laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the costs of any required investigation or cleanup of these substances can be substantial. PRPs are liable to the government as well as to other PRPs who may have claims for contribution. The liability is generally not limited under such laws and could exceed the property’s value and the aggregate assets of the liable party. The presence of contamination or the failure to remediate contamination at our properties may expose us to third party liability for personal injury or property damage, or adversely affect our ability to sell, lease or develop the real property or to borrow using the real property as collateral.

     Environmental laws also impose ongoing compliance requirements on owners and operators of real property. Environmental laws potentially affecting us address a wide variety of matters, including, but not limited to, asbestos-containing building materials (“ACBM”), storage tanks, stormwater and wastewater discharges, lead-based paint, wetlands, and hazardous wastes. Failure to comply with these laws could result in fines and penalties or expose us to third party liability. Some of our properties may have conditions that are subject to these requirements and we could be liable for such fines or penalties or liable to third-parties, as described below in “Business and Properties—Regulation—Environmental Matters.”

     Existing conditions at some of our properties may expose us to liability related to environmental matters.

     Some of the properties in our portfolio may contain asbestos-containing building materials, or ACBMs. Environmental laws require that ACBMs be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. Also, some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Third parties may be permitted by law to seek recovery from owners or operators for personal injury associated with exposure to contaminants, including, but not limited to, petroleum products, hazardous or toxic substances, and asbestos fibers. Also, some of the properties may contain regulated wetlands that can delay or impede development or require costs to be incurred to mitigate the impact of any disturbance. Absent appropriate permits, we can be held responsible for restoring wetlands and be required to pay fines and penalties.

     Some of the properties in our portfolio may contain microbial matter such as mold, mildew and viruses. The presence of microbial matter could adversely affect our results of operations. In addition, if any property in our portfolio is not properly connected to a water or sewer system, or if the integrity of such systems are breached, microbial matter or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to material private damage claims and awards, which could be material. If we become subject to claims in this regard, it could materially and adversely affect us and our insurability for such matters in the future.

     From time to time, the United States Environmental Protection Agency, or EPA, designates certain sites affected by hazardous substances as “Superfund” sites pursuant to CERCLA. Superfund sites can cover large areas, affecting many different parcels of land. Although CERCLA imposes joint and several liability for contamination on property owners and operators regardless of fault, the EPA may chose to pursue PRPs based on their actual contribution to the contamination. PRPs are liable for the costs of responding to the hazardous substances. Commons on Apache, The Village at University and University Village at San Bernardino (which we disposed of in January 2005) are located within federal Superfund sites. EPA designated these areas as Superfund sites because groundwater beneath these areas is contaminated. We have not been named as a PRP with respect to these sites.

     Independent environmental consultants conducted Phase I environmental site assessments on all of the owned properties and on-campus participating properties in our existing portfolio. Phase I environmental site assessments are intended to evaluate information regarding the environmental condition of the surveyed property and surrounding properties based generally on visual observations, interviews and certain publicly available databases. These assessments do not typically take into account all environmental issues, including, but not limited to, testing of soil or groundwater, comprehensive asbestos survey or an invasive inspection for the presence of mold contamination. In some cases where prior use was a concern, additional study was undertaken.

     These assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns. Material environmental conditions, liabilities, or compliance concerns may have arisen after the assessments were conducted or may arise in the future. In addition, future laws, ordinances or regulations may impose material additional environmental liability. The costs of future environmental compliance may affect our ability to pay distributions to you and such costs or other remedial measures may be material to us.

     We may incur environmental liabilities.

     We do not carry environmental insurance on our properties. Environmental liability at any of our properties may have a material adverse effect on our financial condition, results of operations, cash flow, the trading price of our common stock or our ability to satisfy our debt service obligations and pay dividends or distributions to our stockholders.

     We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

     Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. We have not conducted an audit or investigation of all of our properties to determine our compliance with present requirements. Noncompliance with the ADA or FHAA could result in the imposition of fines or an award or damages to private litigants and also could result in an order to correct any non-complying feature. We cannot predict the ultimate amount of the cost of compliance with the ADA, FHAA or other legislation. If we incur substantial costs to comply with the ADA, FHAA or any other legislation, we could be materially and adversely affected.

     We may incur significant costs complying with other regulations.

     The properties in our portfolio are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. Furthermore, existing requirements could change and require us to make significant unanticipated expenditures that would materially and adversely affect us.

     Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between our co-venturers and us.

     We have in the past co-invested, and anticipate that we will continue in the future to co-invest, with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In connection with joint venture investment, we do not have sole decision-making control regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that our partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Our partners or co-venturers also may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our preferences, policies or objectives. Such investments also will have the potential risk of impasses on decisions, such as a sale, because neither we nor our partners or co-venturers would have full control over the partnership or joint venture. Disputes between us and our partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort exclusively on our business. Consequently, actions by or disputes with our partners or co-venturers might result in subjecting properties owned by the partnership, joint venture or other entity to additional risk. In addition, we may in certain circumstances be liable for the actions of our partners or co-venturers.

Risks Related to Our Organization and Structure

     We are recently organized and have a limited operating history.

     We were organized in March 2004 and have a limited operating history. In addition, all of our properties have been acquired or developed by us or our Predecessor Entities within the past nine years and have limited operating histories under current management. Consequently, our historical operating results and the financial data set forth in this prospectus may not be useful in assessing our likely future performance. The operating performance of the properties may decline under our management. We may not be able to generate sufficient cash from operations to make distributions to our stockholders.

     We will also be subject to the risks generally associated with the operation of a relatively new business.

     To qualify as a REIT, we may be forced to limit the activities of our TRS.

     To qualify as a REIT, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries, such as our TRS. Certain of our activities, such as our third party development, management and leasing services, must be conducted through our TRS for us to qualify as a REIT. In addition, certain non-customary services must be provided by a taxable REIT subsidiary or an independent contractor. If the revenues from such activities create a risk that the value of our TRS, based on revenues or otherwise, approaches the 20% threshold, we will be forced to curtail such activities or take other steps to remain under the 20% threshold. Since the 20% threshold is based on value, it is possible that the IRS could successfully contend that the value of our TRS exceeds the 20% threshold even if our TRS accounts for less than 20% of our consolidated revenues, income or cash flow. Our on-campus participating properties and our third party services are held by our TRS. Consequently, income earned from our on-campus participating properties and our third party services will be subject to regular federal income taxation and state and local income taxation where applicable, thus reducing the amount of cash available for distribution to our stockholders.

     Our TRS is a taxable REIT subsidiary and is not permitted to directly or indirectly operate or manage a “hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis.” We believe that our method of operating our TRS will not be considered to constitute such an activity. Future Treasury Regulations or other guidance interpreting the applicable provisions might adopt a different approach, or the IRS might disagree with our conclusion. In such event we might be forced to change our method of operating our TRS, which could adversely affect us, or our TRS could fail to qualify as a taxable REIT subsidiary, which would likely cause us to fail to qualify as a REIT.

     Failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

     We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. If we lose our REIT status, we will face serious tax consequences that would substantially reduce or eliminate the funds available for distribution to stockholders for each of the years involved, because:

•	we would not be allowed a deduction for dividends to stockholders in computing our taxable income and such amounts would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

     In addition, if we fail to qualify as a REIT, we will not be required to pay dividends to stockholders, and all dividends to stockholders will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

     Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership or a limited liability company. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and “two gross income tests”: (a) at least 75% of our gross income in any year must be derived from qualified sources, such as “rents from real property,” mortgage interest, dividends from other REITs and gains from sale of such assets, and (b) at least 95% of our gross income must be derived from sources meeting the 75% income test above, and other passive investment sources, such as other interest and dividends and gains from sale of securities. Also, we must pay dividends to stockholders aggregating annually at least 90% of our REIT taxable income, excluding any net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

     Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer or if our TRS enters into agreements with us or our tenants on a basis that is determined to be other than an arm’s length basis.

     To qualify as a REIT, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

     In order to qualify as a REIT, we are required under the Code to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. Our TRS may, in its discretion, retain any income it generates net of any tax liability it incurs on that income without affecting the 90% distribution requirements to which we are subject as a REIT. Net income of our TRS is included in REIT taxable income and increases the amount required to be distributed, only if such amounts are paid out as a dividend by our TRS. If our TRS distributes any of its after-tax income to us, that distribution will be included in our REIT taxable income. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we will be compelled to rely on third party sources to fund our capital needs. We may not be able to obtain this financing on favorable terms or at all. Any additional indebtedness that we incur will increase our leverage. Our access to third party sources of capital depends, in part, on:

•	general market conditions;

•	our current debt levels and the number of properties subject to encumbrances;

•	our current performance and the market’s perception of our growth potential;

•	our cash flow and cash dividends; and

•	the market price per share of our common stock.

     If we cannot obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders, including those necessary to qualify as a REIT.

     Our charter contains restrictions on the ownership and transfer of our stock.

     Our charter provides that, subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% by value of all our outstanding shares, including both common and preferred stock. We refer to this restriction as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our stock.

     The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding stock and thereby subject the stock to the ownership limit. Our charter, however, requires exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT. This ownership limit could delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

     Certain tax and anti-takeover provisions of our charter and bylaws may inhibit a change of our control.

     Certain provisions contained in our charter and bylaws and the Maryland General Corporation Law may discourage a third party from making a tender offer or acquisition proposal to us. If this were to happen, it could delay, deter or prevent a change in control or the removal of existing management. These provisions also may delay or prevent the stockholders from receiving a premium for their shares of common stock over then-prevailing market prices. These provisions include:

•	the REIT ownership limit described above;

•	authorization of the issuance of our preferred shares with powers, preferences or rights to be determined by our board of directors;

•	the right of our board of directors, without a stockholder vote, to increase our authorized shares and classify or reclassify unissued shares;

•	advance-notice requirements for stockholder nomination of directors and for other proposals to be presented to stockholder meetings; and

•	the requirement that a majority vote of the holders of common stock is needed to remove a member of our board of directors for “cause.”

     The Maryland business statutes also impose potential restrictions on a change of control of our company.

     Various Maryland laws may have the effect of discouraging offers to acquire us, even if the acquisition would be advantageous to stockholders. Our bylaws exempt us from some of those laws, such as the control share acquisition provisions, but our board of directors can change our bylaws at any time to make these provisions applicable to us.

     We have the right to change some of our policies that may be important to our stockholders without stockholder consent.

     Our major policies, including our policies with respect to investments, leverage, financing, growth, debt and capitalization, are determined by our board of directors or those committees or officers to whom our board of directors has delegated that authority. Our board of directors also establishes the amount of any dividends or distributions that we pay to our stockholders. Our board of directors may amend or revise the listed policies, our dividend or distribution payment amounts and other policies from time to time without stockholder vote. Accordingly, our stockholders may not have control over changes in our policies.

     Our rights and the rights of our stockholders to take action against our directors and officers are limited.

     Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believe to be in our best interests and with the care that an ordinary prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify directors and officers for liability resulting from actions taken by them in those capacitates to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

     Our success depends on key personnel whose continued service is not guaranteed.

     We are dependent upon the efforts of our key personnel, particularly William C. Bayless, Jr., our President and Chief Executive Officer, Brian B. Nickel, our Executive Vice President, Chief Financial Officer and Secretary, James C. Hopke, Jr., our Executive Vice President and Chief Investment Officer, and Greg A. Dowell, our Executive Vice President and Chief of Operations. Mr. Bayless has directed the company’s key business segments since inception and possesses nearly 20 years of student housing development and management experience. Messrs. Bayless, Nickel, Hopke and Dowell all have substantial industry reputations that attract business and investment opportunities and assist us in negotiations with lenders, universities and industry personnel. Jason R. Wills, our Senior Vice President–Marketing and Business Development, and Brian N. Winger, our Senior Vice President–Development, both have strong industry reputations and specialized experience, which aid us in developing, acquiring and managing our properties. The loss of the services of any of such personnel could materially and adversely affect us.

     The majority of our management have limited experience operating a REIT or a public company.

     We have a limited operating history as a REIT or a public company. Our board of directors and executive officers will have overall responsibility for our management. While our executive and senior officers have extensive experience in real estate marketing, development, management and finance, they have limited prior experience in operating a business in accordance with the Code requirements for maintaining qualification as a REIT, operating a public company or complying with the Securities and Exchange Commission, or the SEC, regulations. Failure to qualify as a REIT would have an adverse effect on our cash available for distribution to our stockholders. Failure to properly comply with SEC regulations and requirements could impair our ability to operate as a public company.

     In addition to the underwriting discounts to be received by Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. will receive benefits from this Offering.

     Affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., two of our underwriters, are joint lead arrangers under our existing revolving credit facility. As of June 3, 2005, approximately $44.5 million of borrowings were outstanding under this facility. Although no assurance can be given, we expect to amend our existing revolving credit facility. Citicorp North America, Inc. (an affiliate of Citigroup Global Markets Inc., which is a lead managing underwriter in this offering) and Deutsche Bank Trust Company Americas (an affiliate of Deutsche Bank Securities Inc., which is a lead managing underwriter in this offering) will be co-syndication agents under the amended facility. We intend to repay all of the outstanding borrowings under our then existing revolving credit facility with a portion of the net proceeds of this Offering and, upon application of the net proceeds from this Offering, each lender will receive its proportionate share of the amount repaid. See “Use of Proceeds.”

Risks Related to this Offering

     We may not be able to make distributions to our stockholders in the future.

     We are required to distribute 90% of our REIT taxable income (excluding capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to common stockholders and PIU holders. If we do not generate revenues from our properties and third party development and management services sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow will decrease. This could have an adverse effect on our ability to pay distributions to our stockholders. We may be required to use borrowings under the credit facility, if necessary, to meet REIT distribution requirements and qualify as a REIT. However, our revolving credit facility contains covenants that restrict our ability to pay distributions or other amounts to our stockholders unless certain tests are satisfied and also contains certain provisions restricting our ability to draw funds under the facility. Although no assurance can be given, we expect to amend our existing facility and to incur additional indebtedness through borrowings under our amended revolving credit facility to fund future property development, acquisitions and other working capital needs, which may include the payment of distributions to our stockholders. We expect that our ability to pay distributions or other amounts to our stockholders under the amended facility will be subject to the satisfaction of certain tests and will also contain certain provisions restricting our ability to draw funds under the facility. All distributions are at the discretion of our board of directors. The board of directors considers market factors and our performance in addition to REIT requirements in determining distribution levels. To the extent we use our working capital or borrowings under our revolving credit facility to fund our distributions, our financial condition and our ability to access these funds for other purposes, such as the expansion of our business or future distributions, could be adversely affected. Any such distributions from working capital or borrowings may represent a return of capital for federal income tax purposes. We expect that approximately 60% of our 2005 annual distribution will represent a return of capital for federal income tax purposes.

     Our distributions will not be eligible for the recent lower tax rate on dividends except in limited situations.

     Unlike dividends received from a corporation that is not a REIT, our distributions to individual stockholders generally will not be eligible for the recent lower tax rate on dividends except in limited situations.

     The public offering price of our common stock in this Offering may not be indicative of the market price of our common stock after this Offering and our stock price may be volatile.

     The public offering price of our common stock was determined in consultation with the underwriters and may not be indicative of the market price for our common stock after this Offering. The market price of our common stock could be subject to significant fluctuations after this Offering and may decline below the public offering price. You may not be able to resell your shares at or above the public offering price or at all.

     The stock market in general has experienced extreme volatility that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

     Certain members of our senior management will receive an economic benefit from this Offering.

     In conjunction with our IPO, our then executive officers and certain members of senior management received 121,000 profits interest units in our Operating Partnership, representing approximately a 1% limited partnership interest in the Operating Partnership at that time. PIUs are a special class of partnership interests in the Operating Partnership. Each PIU awarded is deemed equivalent to an award of one share of our common stock under our 2004 incentive award plan, reducing availability for other equity awards on a one-for-one basis. The consummation of this Offering will constitute a book-up event and thereby automatically convert the PIUs into an equal number of common units of the Operating Partnership.

     Market interest rates may have an effect on the value of our common stock.

     One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield in order to maintain their investment. Higher interest rates also would likely increase our borrowing costs and potentially decrease funds available for distribution to our stockholders. Thus, higher market interest rates could cause the market price of our common stock to decrease.

     The number of shares available for future sale could adversely affect the market price of our common stock.

     We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of substantial amounts of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, such as units, or the perception that such sales might occur could adversely affect the market price of the shares of our common stock.

     The exercise of the underwriters’ overallotment option, the exchange of units for common stock, the exercise of any options or the vesting of any restricted stock granted to certain directors, executive officers and other employees under our incentive award plan, the issuance of our common stock or units in connection with property, portfolio or business acquisitions and other issuances of our common stock or securities convertible into or exchangeable or exercisable for our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of units, options, shares of our common stock exercisable upon conversion of, or exchange or exercise for, other securities or reserved for issuance as restricted shares of our common stock or upon exchange of units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock may be dilutive to existing common stockholders.

FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus that are forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	changing university admission and housing policies;

•	adverse economic or real estate developments;

•	general economic conditions;

•	future terrorist attacks in the U.S. or hostilities involving the U.S.;

•	defaults on or non-renewal of leases by student-tenants;

•	increased interest rates and operating costs;

•	debt levels and property encumbrances;

•	our failure to obtain necessary third party financing;

•	decreased rental rates or increased vacancy rates resulting from competition or otherwise;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to successfully develop properties in a timely manner;

•	our failure to maintain our status as a REIT;

•	environmental costs, uncertainties and risks, especially those related to natural disasters;

•	financial market fluctuations; and

•	changes in real estate and zoning laws and increases in real property tax rates.

     For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

     Assuming an offering price of $       per share, which was the last reported sales price of our common stock on      , 2005, we estimate we will receive gross proceeds from this Offering of $        million and approximately $        million if the underwriters’ overallotment option is exercised in full. After deducting the underwriting discount and estimated expenses of this Offering, we expect net proceeds from this Offering of approximately $        million and approximately $        million if the underwriters’ overallotment option is exercised in full.

     We intend to use the net proceeds from this offering to fund the acquisition and development of student housing properties. In the interim, we intend to use $        million to repay the outstanding balance of our revolving credit facility and the remaining $        million for working capital and general corporate purposes. See “Risk Factor – Risks Related to Our Organization and Structure – In addition to the underwriting discounts to be received by Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. will receive benefits from this Offering.”

     Our existing revolving credit facility bears interest at a variable rate, at our option, based upon a base rate or one-, two-, three-, or six-month LIBOR plus, in each case, a spread based upon our total leverage. As of March 31, 2005, the balance outstanding on our existing revolving credit facility bore interest at a weighted average rate of 4.31% per annum. This facility matures in August 2007.

     Although no assurance can be given, we expect to amend our existing revolving credit facility and to increase the size of the facility from $75 million to $100 million. We expect the amended revolving credit facility to bear interest at a variable rate, at our option, based upon a rate of (i) one-, two-, three- or six-month LIBOR or (ii) the higher of the lenders’ prime rate and the federal funds rate plus 0.5%, plus, in each case, a spread based upon our total leverage. We also expect that the amended revolving credit facility will mature in August 2007.

     Pending application of any portion of the net Offering proceeds, we will invest it in interest-bearing accounts and short-term, interest-bearing securities as is consistent with our intention to maintain our qualification for taxation as a REIT. Such investments may include, for example, obligations of the Government National Mortgage Association, other government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

DISTRIBUTION POLICY

     We are required to distribute 90% of our REIT taxable income, excluding capital gains, on an annual basis to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to common stockholders and PIU holders. All such distributions are at the discretion of our board of directors. We may be required to use borrowings under our credit facility, if necessary and to the extent permitted thereunder, to meet REIT distribution requirements and qualify as a REIT and otherwise fund the remaining amounts of any distributions. The board of directors considers market factors and our performance in addition to REIT requirements in determining distribution levels.

     On May 11, 2005, we declared a distribution per share of common stock of $0.3375, which was paid on May 31, 2005 to all common stockholders of record as of May 19, 2005. At the same time, we paid an equivalent amount per unit to holders of PIUs and restricted stock awards. These distributions equate to an annualized amount of $1.35 per share and represent a 6.5% yield based on the June 3, 2005 closing share price of $20.64 per share.

     If we do not generate revenues from our properties and third party development and management services sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow will decrease. This could have an adverse effect on our ability to pay distributions to our stockholders. We may be required to use borrowings under the credit facility, if necessary, to meet REIT distribution requirements and qualify as a REIT. However, our revolving credit facility contains covenants that restrict our ability to pay distributions or other amounts to our stockholders unless certain tests are satisfied and also contains certain provisions restricting our ability to draw funds under the facility. All distributions are at the discretion of our board of directors. The board of directors considers market factors and our performance in addition to REIT requirements in determining distribution levels. To the extent we use our working capital or borrowings under our revolving credit facility to fund our distributions, our financial condition and our ability to access these funds for other purposes, such as the expansion of our business or future distributions, could be adversely affected. Any such distributions from working capital or borrowings may represent a return of capital for federal income tax purposes. We expect that approximately 60% of our 2005 annual distribution will represent a return of capital for federal income tax purposes.

     Availability under our revolving credit facility is limited to a “borrowing base amount” equal to the lesser of (i) 60% of the appraised value of the properties securing the facility and (ii) the adjusted net operating income from these properties divided by a formula amount. As of March 31, 2005, the borrowing base amount was $65.1 million.

     Our revolving credit facility contains customary affirmative and negative covenants and also contains financial covenants that, among other things, require us to maintain certain minimum ratios of “EBITDA” (earnings before interest, taxes, depreciation and amortization) for interest expense and fixed charges. Before December 31, 2005, we may not pay dividends greater than $5 million in any quarter. After December 31, 2005, we will also be prohibited from making distributions that exceed 95% of our funds from operations over any four consecutive fiscal quarters. The financial covenants also include consolidated net worth and leverage ratio tests. As of March 31, 2005, we were in compliance with all such covenants.

     Although no assurance can be given, we expect to amend our three-year, $75 million revolving credit facility and to increase the size of the facility from $75 million to $100 million. Key Bank National Association (an affiliate of KeyBanc Capital Markets, Inc.) will act as administrative agent under the amended facility. Citicorp North America, Inc. (an affiliate of Citigroup Global Markets Inc., which is a lead managing underwriter in this offering) and Deutsche Bank Trust Company Americas (an affiliate of Deutsche Bank Securities Inc., which is a lead managing underwriter in this offering) will be co-syndication agents under the amended facility. This amended facility, if consummated, may be expanded by up to an additional $100 million upon the satisfaction of certain conditions. This facility is expected to be available to, among other things, fund future property development, acquisitions and other working capital needs. We expect that we will be prohibited under this facility from making distributions that exceed 100% of our FFO through June 30, 2006 and 95% of our FFO thereafter, in each case over four consecutive quarters. We also expect that the terms will require compliance with financial ratios relating to consolidated total indebtedness, consolidated EBITDA and consolidated net worth requirements. We further expect that we will also be subject to compliance with additional leverage restrictions. We expect that the conditions and covenants in the amended credit facility will be more favorable to us than those contained in our current facility.

     Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income determined without regard to the dividends paid deduction and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including capital gains. For more information, please see “Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to pay the excess portion.

PRICE RANGE OF COMMON STOCK

     Our common stock is listed and traded on the New York Stock Exchange under the symbol “ACC.” As of      , 2005, there were approximately            holders of record of our common stock. Our common stock commenced trading on August 17, 2004. The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock:

	High	Low
2004
Third quarter (August 17 through September 30)	$19.05	$17.00
Fourth quarter	23.06	18.50
2005
First quarter	$22.75	$19.09
Second quarter (through June 3)	21.80	19.04

     On June 3, 2005, the closing price of our common stock on the New York Stock Exchange was $20.64 per share.

CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2005 on an actual basis and on a pro forma basis to give effect to this Offering and the use of the net proceeds from this Offering as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and our consolidated financial statements and the notes to our financial statements appearing elsewhere in this prospectus.

	As of March 31, 2005
	Actual	Pro Forma
	(in thousands)
	(unaudited)
Cash and cash equivalents	$6,425

Debt:
Revolving credit facility	$33,600
Mortgage, loans and bonds payable	275,829
Unamortized debt premiums	4,956

Total debt	314,385

Minority interests	2,649

Stockholders’ Equity:
Common stock, $.01 par value, 800,000,000 shares authorized, 12,615,000 shares issued and outstanding actual, _______ shares issued and outstanding pro forma	126
Additional paid-in capital	135,150
Accumulated earnings and distributions	5,717
Accumulated other comprehensive income	387

Total stockholders’ equity	141,380

Total capitalization	$458,414

SELECTED FINANCIAL DATA

     The following tables set forth our summary selected financial and operating data on a consolidated historical basis for us and on a combined historical basis for our Predecessor Entities. Results for the year ended December 31, 2004 represent the combined historical data for our Predecessor Entities for the period from January 1, 2004 to August 16, 2004 as well as our consolidated results for the period from August 17, 2004 to December 31, 2004. Our consolidated results reflect our post-IPO structure as a REIT, including the operations of the TRS, which was not present in the operations of our Predecessor Entities. The combined historical financial information for our Predecessor Entities includes:

•	the development and management service operations and real estate operations of American Campus Communities, L.L.C., one of the Predecessor Entities;

•	the real estate operations of RAP SHP and its subsidiaries, including The Village at Riverside, which we ceased owning after the completion of the IPO, and Coyote Village, which was transferred to Weatherford College in April 2004; and

•	the joint venture properties and operations of American Campus–Titan, LLC and American Campus–Titan II, LLC.

     You should read the following summary selected financial data in conjunction with the consolidated and combined historical financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

     Our unaudited historical consolidated balance sheet information as of March 31, 2005 and consolidated and combined statements of operations for the three months ended March 31, 2005 and 2004 are derived from our unaudited historical combined financial statements, which we believe include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended March 31, 2005 are not necessarily indicative of the results to be obtained for the full fiscal year.

     The unaudited pro forma condensed consolidated and combined statements of operations for the three months ended March 31, 2005 and for the year ended December 31, 2004 are presented as if we had acquired Exchange at Gainesville (acquired March 2005), City Parc at Fry Street (acquired March 2005) and the five-property Proctor Portfolio (acquired February 2005) as of January 1, 2004. It was also assumed that our IPO transactions all had occurred as of January 1, 2004. The pro forma adjustments include the related repayment of certain debt and the acquisition of minority ownership of certain assets. All such transactions are reflected on our March 31, 2005 consolidated balance sheet, which is included elsewhere in this prospectus.

     The following summary unaudited financial data should be read together with the pro forma condensed consolidated and combined statements of operations and our historical financial statements and related notes included elsewhere in this prospectus. The pro forma condensed consolidated and combined statements of operations are unaudited and are not necessarily indicative of what the actual results of operations would have been had we acquired the properties or consummated the IPO as of January 1, 2004, nor do they purport to represent the results of our operations for future periods. While such unaudited pro forma condensed consolidated and combined financial statements are based on adjustments that we deem appropriate and that were factually supported based on currently available data, the pro forma information may not be indicative of what actual results would have been, nor does this information present our financial results or condition for future periods.

	Three months ended March 31,			Years ended December 31,
	Historical		Pro Forma	Historical					Pro Forma
	2005	2004	2005	2004	2003	2002	2001	2000	2004
	(Unaudited)								(Unaudited)
	(in thousands, except share and per share data)
Statements of Operations Information:
Revenues	$19,541	$15,352	$22,325	$60,823	$57,136	$52,131	$40,752	$25,126	$76,623
Income (loss) from continuing operations	2,311	1,585	2,646	(1,572)	(967)	(2,753)	(3,300)	(1,869)	(1,785)
Discontinued operations:
(Loss) income attributable to discontinued operations	(2)	(55)		272	7	319	361	(3)
Gain (loss) from disposition of real estate	5,883	—		(39)	16	295	—	—
Net income (loss)	8,192	1,530		(1,339)	(944)	(2,139)	(2,939)	(1,872)
Per Share and Distribution Data: (1)
Income per diluted share:
Income from continuing operations	$0.19		$0.21	$0.10					$(.14)
Discontinued operations	0.46			0.05

Net income	$0.65			$0.15
Cash distributions declared per share/unit	0.3375			0.1651
Cash distributions declared	4,277			2,104

	As of March	As of December 31,
	31,2005	2004	2003	2002	2001	2000
	(Unaudited)
	(in thousands)
Balance Sheet Data:
Total assets	$486,487	$367,628	$330,566	$307,658	$295,637	$217,151
Debt	314,385	201,014	267,518	249,706	234,449	178,442
Stockholders’ and Predecessor entities owners’ equity (2)	141,380	138,229	27,658	35,526	40,572	25,609
Selected Owned Property Information:
Owned properties	24	18	14	14	13	10
Units	5,163	4,317	3,567	3,459	3,377	2,781
Beds	15,593	12,955	10,546	10,336	10,027	8,232
Occupancy	96.0%	97.1%	91.5%	91.0%	93.5%	93.3%

	Three months ended March 31,		Years ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited)
	(in thousands)
Cash Flow Information:
Net cash provided by operating activities	$5,713	$5,237	$17,293	$6,862	$7,647	$5,338	$3,577
Net cash used in investing activities	(58,853)	(19,213)	(63,621)	(33,738)	(21,678)	(68,540)	(87,652)
Net cash provided by financing activities	55,515	13,004	45,151	21,537	11,646	72,832	84,215

	Three months ended March 31,		Years ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited)
	(in thousands)
Funds From Operations (“FFO”):
Net income (loss)	$8,192	$1,530	$(1,339)	$(944)	$(2,139)	$(2,939)	$(1,872)
Minority interests	87	(21)	(100)	(16)	(30)	(110)	(20)
(Gain) loss from disposition of real estate	(5,883)	—	39	(16)	(295)	—	—
Real estate related depreciation and amortization	3,326	2,277	10,009	8,937	8,233	6,807	4,188

Funds from operations (3) (4)	$5,722	$3,786	$8,609	$7,961	$5,769	$3,758	$2,296

(1)	Represents per share information and cash distributions declared during the period from August 17, 2004 through March 31, 2005.

(2)	Information as of March 31, 2005 and December 31, 2004 reflects our stockholders’ equity as a result of the IPO while previous years reflect the equity of the owners of our Predecessor Entities.

(3)	As defined by the National Association of Real Estate Investment Trusts or NAREIT, funds from operations or FFO represents income (loss) before allocation to minority interest (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

(4)	When considering our FFO, we believe it is also a meaningful measure of our performance to exclude certain revenues and expenses from our on-campus participating properties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements, related notes and other financial information appearing elsewhere in this prospectus.

Overview

     Our Company and Our Business

     We are one of the largest owners, managers and developers of high quality student housing properties in the United States in terms of beds owned, managed and developed. As of March 31, 2005, our total owned and managed portfolio included 43 properties that represented approximately 26,900 beds in approximately 9,700 units. We are a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, financing, development, construction management, leasing and management of student housing properties.

     As of March 31, 2005, our property portfolio consisted of 24 high-quality student housing properties containing 15,600 beds in approximately 5,200 units consisting of 19 off-campus student housing properties within close proximity to 22 colleges and universities in nine states, and five on-campus participating properties owned though ground/facility leases with the respective university systems. These communities contain modern housing units, offer resort-style amenities and are supported by a classic resident assistant system and other student-oriented programming.

     We also provide third party services to colleges and universities for the management and development of on-campus student housing. We manage 19 properties on a third party basis primarily for colleges, universities and financial institutions. These third party managed properties contain approximately 11,300 beds in approximately 4,500 units. We provided development and construction management services for 13 of these properties. Our third party management services are typically provided pursuant to multi-year management contracts that have an initial term that ranges from two to five years.

     Our third party development and construction management services clients for student housing properties that include universities, charitable foundations and others. We have generally developed student housing properties for these clients and, a majority of the time, have been retained to manage these properties following their opening. As of March 31, 2005, development fees of approximately $5.1 million remained to be earned by us with respect to contracted third party development projects. The following table provides certain information with respect to third party properties under development as of March 31, 2005:

				Balance to be
	Total		Fees Previously	Earned and
	Contractual		Earned and	Recognized in	Scheduled
Property	Fee Amount		Recognized	2005 and 2006	Completion
			(In thousands)
Saint Leo University Phase II	$375		$199	$176	Aug 2005
Vista del Campo Phase II	3,501		168	3,333	Aug 2006
West Virginia University – pre development services	400	(1)	370	30	Jun 2005
Fenn Tower Renovation	1,509		10	1,499	Aug 2006
Lamar University Dining Hall	110		22	88	Nov 2005

Total	$5,895		$769	$5,126

(1)	Contractual fee amount is shown net of approximately $0.6 million of costs anticipated to be incurred to complete the project.

     In addition, as of March 31, 2005, we have been selected to perform construction administration services related to a student housing property for West Virginia University. These services provide a net construction administration fee of approximately $0.3 million and are anticipated to commence in August 2005. We have also received a “Notice of Intent to Award” from Arizona State University indicating that we have been selected to provide design, development and management of student housing on the Tempe Campus. In addition, we have also been selected by Hope International University in Fullerton, California, to design and oversee a comprehensive redevelopment of its campus, including the development of residence halls, student apartments and faculty housing. Subject to the successful structuring and closing of the Arizona State and Hope transactions, we anticipate that the projects will commence construction during the second or third quarter of 2006.

     The net operating income of our student housing communities, which is one of the financial measures that we use to evaluate community performance, is affected by the demand and supply dynamics within our markets, which drives our rental rates and occupancy levels, and is affected by our ability to control operating costs. Our overall operating performance is also impacted by the general availability and cost of capital and the performance of our newly developed and acquired student housing communities as to which there may be little or no operating history. We seek to create long-term stockholder value by accessing capital on cost effective terms, deploying that capital to develop, redevelop and acquire student housing communities and selling communities when they no longer meet our long-term investment strategy and when market conditions are favorable.

     We believe that the ownership and operation of student housing communities in close proximity to selected colleges and universities present attractive investment opportunities for us due to a number of factors positively impacting the student housing market in the United States today. We intend to continue to execute our strategy of acquiring and developing high quality, modern student housing communities in close proximity to major universities, which feature a differentiated product offering, with locations in student housing sub-markets that have barriers to entry. In addition, our strategy includes identifying properties with barriers to entry that are projected to experience significant increases in enrollment and/or are under-serviced in terms of existing on and/or off-campus student housing. While fee revenue from our third party development, construction management and property management services allows us to develop strong and key relationships with colleges and universities, this area has over time become a smaller portion of our operations due to the continued focus on and growth of our owned property portfolio. Nevertheless, we believe these services continue to provide synergies with respect to our ability to identify, close and successfully operate student housing properties.

     Acquisitions

     In March 2005, we acquired an off-campus student housing property (Exchange at Gainesville, to be renamed) consisting of 1,044 beds in 396 units located near the University of Florida campus in Gainesville, Florida, for a purchase price of $47.5 million. In addition, we anticipate spending approximately $1.1 million in closing and other external transaction costs, including capital expenditures necessary to bring the property up to our operating standards. We also anticipate spending approximately $45,000 of initial integration expenses to bring the property up to our operating standards. We entered into a fixed-rate mortgage loan in the amount of $38.8 million in connection with this acquisition.

     In March 2005, we acquired an off-campus student housing property (City Parc at Fry Street) consisting of 418 beds in 136 units located near the University of North Texas in Denton, Texas, for a purchase price of $19.2 million. In addition, we anticipate spending $0.4 million in closing and other external transaction costs, including capital expenditures necessary to bring the property up to our operating standards. We also anticipate spending approximately $35,000 of initial integration expenses to bring the property up to our operating standards. We assumed approximately $11.8 million of fixed-rate mortgage debt in connection with this acquisition.

     In February 2005, we acquired a portfolio of five off-campus student housing properties (the “Proctor Portfolio”) for a purchase price of approximately $53.5 million. Four of the properties are located in Tallahassee, Florida and one property is located in Gainesville, Florida. These five communities contained 1,656 beds in 446 units. We anticipate spending approximately $1.7 million in closing and other external transaction costs, including capital expenditures necessary to bring the property up to our operating standards. We also anticipate spending approximately $0.1 million of initial integration expenses to bring the property up to our operating standards. We assumed approximately $35.4 million of fixed-rate mortgage debt in connection with this acquisition.

     Disposition

     In November 2004, California State University – San Bernardino exercised its option to purchase the University Village at San Bernardino off-campus student housing property for an aggregate purchase price of approximately $28.3 million. This transaction was consummated in January 2005, resulting in net proceeds of approximately $28.1 million. The resulting gain on disposition of approximately $5.9 million is included in discontinued operations in the accompanying consolidated statement of operations for the three months ended March 31, 2005.

     Owned Development Activities

     We are currently in the process of constructing one owned off-campus property and are in pre-development of two additional off-campus owned properties. We are also currently constructing one owned on-campus participating property. We anticipate that the total pre-development and development cost relating to these activities will be approximately $150.3 million. As of March 31, 2005, we have incurred development costs of approximately $26.1 million in connection with these properties, with the remaining development costs estimated at $124.2 million. The activities are described below:

     We acquired a land parcel near the State University of New York - Buffalo and commenced development of an owned off-campus property containing 828 beds in 269 units. Total development cost is estimated to be $36.1 million. This property is currently in the final stages of construction and is pre-leased to 100% occupancy for its upcoming opening in August 2005. As of March 31, 2005, the project was approximately 68% complete, and we anticipate incurring remaining development costs of approximately $14.8 million.

     We are in the later stages of design and pre-development on two owned off-campus properties with total anticipated development costs of approximately $97.2 million. One project is located in Newark, New Jersey near the campuses of the New Jersey Institute of Technology, Rutgers University and Essex County Community College. We anticipate development costs on this property to total approximately $62.3 million and plan to own this property through a joint venture that we will control with Titan Investments, a partner with whom we have previously developed four off-campus student housing properties. As of March 31, 2005, we have incurred approximately $0.5 million of pre-development costs related to this project. The second property is located in close proximity to Texas A&M University in College Station, Texas, and we estimate the total development costs on this property to be approximately $34.9 million. Both developments are currently progressing through their respective entitlement and municipal approval processes and are contingent upon receiving all necessary approvals. Depending upon the timeliness of these approvals, we plan to commence construction in Summer of 2005 for an August 2006 completion or to commence construction in Summer of 2006 for an August 2007 completion.

     Our Cullen Oaks Phase II on-campus participating property, located on the campus of the University of Houston, is currently under construction with total development costs estimated to be $17.0 million. The project is scheduled to be completed in August 2005 in connection with the 2005/2006 academic year. As of March 31, 2005, the project was approximately 23% complete, and we anticipate incurring remaining development costs of approximately $12.7 million.

     Structure of On-Campus Participating Properties

     At our on-campus participating properties, the subject universities own both the land and improvements. We then have a leasehold interest under a ground/facility lease. Under the lease, we receive an annual distribution representing 50% of these properties’ net cash available for distribution after payment of operating expenses (which includes our management fees), debt service (which includes repayment of principal) and capital expenditures. We also manage these properties under multi-year management agreements and are paid a management fee representing 5% of receipts.

     We do not have access to the cash flows and working capital of these participating properties except for the annual net cash distribution described above. Additionally, a substantial portion of these properties’ cash flow is dedicated to capital reserves required under the applicable property indebtedness and to the amortization of such indebtedness. These amounts do not increase our economic interest in these properties since our interest, including our right to share in the net cash available for distribution from the properties, terminates upon the amortization of their indebtedness. Our economic interest in these properties is therefore limited to our interest in the annual net cash distribution described above and management fees from these properties. Accordingly, when considering these properties’ contribution to our operations, we focus upon our share of these properties’ net cash available for distribution and the management fees that we receive from these properties, rather than upon their contribution to our gross revenues and expenses for financial reporting purposes.

     The following table reflects the actual contribution to our consolidated/combined net income of our on-campus participating properties for the years ended December 31, 2004, 2003 and 2002 and the three months ended March 31, 2005 and 2004. These results include the contribution of certain on-campus participating properties that were developed by us and by pre-arrangement transferred to the university after we had secured the necessary financing:

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
			(In thousands)
Revenues	$5,491	$5,608	$17,730	$17,002	$16,670
Direct operating expenses (1)	1,722	1,785	7,621	7,517	7,273
Amortization	879	854	3,532	3,271	3,152
Amortization of deferred financing costs	46	66	240	180	160
Ground/facility lease expense	212	175	846	584	664

Net operating income	2,632	2,728	5,491	5,450	5,421
Interest income	25	6	53	30	67
Interest expense	(1,347)	(1,449)	(5,547)	(5,293)	(5,291)
Other non-operating income	—	—	234	—	—

Net income (2)	$1,310	$1,285	$231	$187	$197

(1)	Excludes the property management fees described below. This expense and the corresponding fee revenue recognized by us have been eliminated in consolidation/combination. Also excludes allocation of expenses related to corporate management and oversight.

(2)	Includes the results of Coyote Village, which was transferred to Weatherford College in April 2004. Operations at this property are classified as discontinued operations for all relevant periods in the consolidated and combined financial statements included elsewhere in this prospectus. Excludes income taxes associated with these properties, which are owned by our TRS subsequent to the IPO.

     We earned $0.9 million, $0.8 million and $0.8 million in management fees under these arrangements for the years ended December 31, 2004, 2003 and 2002, respectively, and $0.3 for each of the three-month periods ended March 31, 2005 and 2004. Additionally, our share of the net cash flows of these properties for the years ended December 31, 2004, 2003 and 2002 was $0.8 million, $0.5 million and $0.7 million, respectively, and $0.2 million for each of the three-month periods ended March 31, 2005 and 2004.

     Our Recent Formation as a REIT

     We were formed to succeed the business of our predecessor entities (the “Predecessor Entities”), which were a combination of real estate entities under common ownership and voting control collectively doing business as American Campus Communities, L.L.C. and Affiliated Student Housing Properties, entities engaged in the student housing business since 1993. We were incorporated in Maryland on March 9, 2004. Additionally, American Campus Communities Operating Partnership, L.P., our operating partnership (the “Operating Partnership”), was formed and our taxable REIT subsidiary (“TRS”) was incorporated in Maryland on July 14, 2004 and August 17, 2004, respectively, each in anticipation of our initial public offering of common stock (the “IPO”). The IPO was consummated on August 17, 2004, concurrent with the consummation of various formation transactions, and consisted of the sale of 12,100,000 shares of our common stock at a price per share of $17.50, generating gross proceeds of approximately $211.8 million. The aggregate proceeds to us, net of the underwriters’ discount and offering costs, were approximately $189.4 million. In connection with the exercise of the underwriters’ over-allotment option on September 15, 2004, we issued an additional 515,000 shares of common stock at the IPO price per share, generating an additional $9.0 million of gross proceeds and $8.4 million in net proceeds after the underwriters’ discount. Our operations commenced on August 17, 2004 after completion of the IPO and the formation transactions, and are conducted substantially through the Operating Partnership and its wholly owned subsidiaries, including the TRS.

     In connection with the IPO, we completed the following formation transactions:

•	Redeemed 100% of the ownership interests of the Predecessor Entities in RAP Student Housing Properties L.L.C. (“RAP SHP”) for approximately $80.2 million.

•	Acquired the minority ownership interest of Titan Investments II (“Titan”) in certain owned off-campus properties in exchange for approximately $5.7 million.

•	Repaid certain construction and permanent indebtedness totaling approximately $105.5 million.

•	Distributed The Village at Riverside and certain other non-core assets to the Predecessor Entities.

•	Entered into a $75 million senior secured revolving credit facility under which our ability to borrow is subject to certain conditions and the satisfaction of specified financial covenants.

     Our Predecessor Entities provided certain services to residents that we are not permitted to provide under IRS regulations relating to REITs. Therefore, in conjunction with our formation, we restructured our operations relative to the provision of these services. Subsequent to the commencement of our operations as a REIT, these resident services have been provided by our TRS, resulting in lower rental revenue and higher resident services revenue.

Critical Accounting Policies

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated and combined financial statements and related notes. In preparing these financial statements, management has utilized all available information, including its past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the consolidated and combined financial statements, giving due consideration to materiality. It is possible that the ultimate outcome anticipated by management in formulating its estimates may not be realized. Application of the critical accounting policies below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

     Allocation of Fair Value to Acquired Properties

     The price that we pay to acquire a property is impacted by many factors, including the condition of the buildings and improvements, the occupancy of the building, favorable or unfavorable financing, and numerous other factors. Accordingly, we are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes, among other items, determining the value of the buildings and improvements, land, in-place tenant leases, and any debt assumed from the seller. Each of these estimates requires a great deal of judgment and some of the estimates involve complex calculations. Our calculation methodology is summarized in Note 2 to our consolidated and combined financial statements included elsewhere in this prospectus. These allocation assessments have a direct impact on our results of operations because if we were to allocate more value to land there would be no depreciation with respect to such amount or if we were to allocate more value to the buildings as opposed to allocating to the value of in-place tenant leases, this amount would be recognized as an expense over a much longer period of time, since the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to in-place tenant leases are amortized over the terms of the leases (generally less than one year).

     Revenue and Cost Recognition of Third Party Development and Management Services

     Costs associated with the pursuit of third party development and management service contracts are expensed as incurred until such time as we have been notified of a contract award or otherwise believe that it is probable a contract will be awarded. At such time, the reimbursable portion of such costs are recorded as receivables with the remaining portion deferred and expensed in relation to the revenues earned on such contracts. Development revenues are recognized and related costs (including the costs of our development personnel involved in the project) deferred and expensed using the percentage of completion method as determined by construction costs incurred relative to the total estimated construction costs. Fees received in excess of those recognized are reflected as deferred development and construction revenue. Revenues recognized in excess of amounts received are included in other assets. Incentive fees are recognized when the project is complete and the incentive amount has been confirmed by an independent third party.

     Third party management fees are generally received and recognized on a monthly basis and are computed as a percentage of property receipts, revenues or a fixed monthly amount, in accordance with the applicable management contract. Incentive management fees are recognized when the contractual criteria have been met.

     Student Housing Rental Revenue Recognition and Accounts Receivable

     Student housing rental revenue is recognized on a straight-line basis over the term of the contract. Ancillary and other property related income is recognized in the period earned. In estimating the collectibility of our accounts receivable, we analyze specific resident receivables, historical bad debts, and current economic trends. These estimates have a direct impact on our net income, as an increase in our allowance for doubtful accounts reduces our net income.

     Long-Lived Assets-Impairment

     On a periodic basis, management is required to assess whether there are any indicators that the value of our real estate properties may be impaired. A property’s value is considered impaired if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. These estimates of cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property, thereby reducing our net income.

     Long-Lived Assets-Held For Sale

     Long-lived assets to be disposed of are classified as held for sale in the period in which all of the following criteria are met:

•	Management, having the authority to approve the action, commits to a plan to sell the asset;

•	The asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated;

•	The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year;

•	The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

     Discontinued Operations

     When material, the results of operations of a property that has either been disposed of, distributed, or is classified as held for sale is reported in discontinued operations if both of the following conditions are met: (a) the operations and cash flows of the component have been (or will be) eliminated from our ongoing operations as a result of the disposal transaction and (b) we will not have any significant continuing involvement in the operations of the component after the disposal transaction.

     Construction Property Savings and Fire Proceeds

     A Predecessor Entity was entitled to any savings in the budgeted completion cost of three of our owned off-campus construction properties that were completed in Fall 2004. Additionally, upon completion of construction at University Village at TU, which occurred during Fall 2004, our Predecessor Entities received a construction guarantee fee, which was paid from the remaining construction budget. In November 2004, our Predecessor Entities also received insurance proceeds that we received in connection with the fire that occurred at the University Village at Fresno. These payments were accounted for as equity distributions.

Results of Operations

     For a discussion of pro forma results of operations for the three months ended March 31, 2005 and for the year ended December 31, 2004, see Notes (A) through (G) to our unaudited pro forma condensed consolidated and combined statements of operations included elsewhere in this prospectus.

     Comparison of the Three Months Ended March 31, 2005 and March 31, 2004

     The following table presents our results of operations for the three months ended March 31, 2005 and 2004, including the amount (in thousands) and percentage change in these results between the two periods:

	Three Months Ended March 31,
	2005	2004	Change ($)	Change (%)
Revenues:
Owned off-campus properties	$12,489	$7,989	$4,500	56.3%
On-campus participating properties	5,493	5,293	200	3.8%
Third party development and management services	1,355	2,070	(715)	(34.5)%
Resident services	204	—	204	100.0%

Total revenues	19,541	15,352	4,189	27.3%

Operating Expenses:
Owned off-campus properties	5,136	3,459	1,677	48.5%
On-campus participating properties	1,875	1,800	75	4.2%
Third party development and management services	1,464	1,264	200	15.8%
General and administrative	1,364	453	911	201.1%
Depreciation and amortization	3,424	2,259	1,165	51.6%
Ground/facility leases	212	141	71	50.4%

Total operating expenses	13,475	9,376	4,099	43.7%

Operating income	6,066	5,976	90	1.5%

Nonoperating income and (expenses):
Interest income	58	13	45	346.2%
Interest expense	(3,808)	(4,281)	473	(11.0)%
Amortization of deferred financing costs	(246)	(144)	(102)	70.8%
Other nonoperating income	430	—	430	100.0%

Total nonoperating expenses	(3,566)	(4,412)	846	(19.2)%

Income before income tax provision, minority interests, and discontinued operations	2,500	1,564	936	59.8%
Income tax provision	(102)	—	(102)	(100.0)%
Minority interests	(87)	21	(108)	(514.3)%

Income from continuing operations	2,311	1,585	726	45.8%

Discontinued operations:
Loss attributable to discontinued operations	(2)	(55)	53	(96.4)%
Gain from disposition of real estate	5,883	—	5,883	100.0%

Total discontinued operations	5,881	(55)	5,936	10,792.7%

Net income	$8,192	$1,530	$6,662	435.4%

     Owned Off-Campus Properties Operations

     Revenues from our owned off-campus properties for the three months ended March 31, 2005 compared with the same period in 2004 increased by $4.5 million primarily due to the completion of construction and opening of two properties in August 2004, the acquisition of seven properties during the first quarter of 2005 and higher first quarter occupancy at a majority of the same store properties operated during both periods, as described below. Operating expenses increased approximately $1.7 million for the three months ended March 31, 2005 compared with the same period in 2004. University Village at San Bernardino, which also opened in August of 2004, was sold in January 2005 and is therefore not reflected in operating revenues and expenses but is included in discontinued operations for the relevant periods.

     New Property Operations. In August 2004, we completed construction of and opened a 406-bed property serving California State University, Fresno and a 749-bed property serving Temple University. Additionally, we acquired seven properties containing 3,118 beds at various times during the first quarter of 2005, located in Florida (Gainesville and Tallahassee) and Denton, Texas. These new properties contributed $3.8 million of additional revenues and $1.6 million of additional operating expenses in the first quarter of 2005 as compared to the first quarter of 2004.

     Same Store Property Operations (Excluding New Property Operations). We had nine properties containing 5,971 beds which were operating during both the three-month periods ended March 31, 2005 and 2004, and which had average occupancy rates during these periods of 97.9% and 88.8%, respectively. These properties produced revenues of $8.7 million and $8.0 million during the three-month periods ended March 31, 2005 and 2004, respectively. This increase of $0.7 million was the result of the improved Fall 2004 lease up and was offset by certain non-rental revenues previously reflected as property revenues by the Predecessor Entities, which are now reflected as resident services revenues in our TRS. Future revenues will be dependent on our ability to maintain our current leases in effect for the 2004/2005 academic year and our ability to obtain appropriate rental rates and desired occupancy for the 2005/2006 academic year at our various properties during our leasing period, which typically begins in January and ends in August.

     At these existing properties, operating expenses remained relatively constant at $3.6 million for the three months ended March 31, 2005 compared to $3.5 million for the three months ended March 31, 2004. This slight increase was the result of increases in operating expenses such as marketing, maintenance, employee benefits, utilities and taxes. These increases were due to a combination of increases in inflation and overall higher occupancy rates. We anticipate that operating expenses in 2005 will continue to increase slightly as compared with 2004 as a result of expected increases in utility costs, property taxes and general inflation.

     On-Campus Participating Properties (“OCPP”) Operations

     Same Store OCPP Operations. We had four participating properties containing 4,167 beds (including the additional 210 beds at our Prairie View A&M property that opened in August 2003) which were operating during both the three-month periods ended March 31, 2005 and 2004. The Cullen Oaks Phase II property is currently under construction and is scheduled to commence operations in August 2005. Revenues from our on-campus participating properties increased to $5.5 million for the three months ended March 31, 2005 from $5.3 million for the three months ended March 31, 2004, an increase of $0.2 million. This increase was primarily due to an increase in rental rates, which was slightly offset by a decrease in average occupancy from 96.2% for the three months ended March 31, 2004 to 94.4% for the three months ended March 31, 2005. Coyote Village, formerly an on-campus participating property that commenced operations in August 2003, had its ground lease transferred to Weatherford College in April 2004; therefore, it is not reflected in operating revenues and expenses but is included in discontinued operations for the three months ended March 31, 2004.

     Operating expenses for our on-campus participating properties remained relatively constant at $1.9 million for the three months ended March 31, 2005 compared to $1.8 million for the three months ended March 31, 2004. We anticipate that operating expenses during 2005 will increase slightly as compared with 2004 as a result of expected increases in utility costs and general inflation.

     Ground/facility lease expense remained relatively constant at $0.2 million for the three months ended March 31, 2005 as compared to $0.1 million for the three months ended March 31, 2004.

     Third Party Development and Management Services

     Third party development and management services revenue decreased $0.7 million from $2.1 million for the three months ended March 31, 2004 to $1.4 million in 2005, primarily due to the factors discussed in the paragraphs below. Third party development and management services operating expenses increased $0.2 million for the three months ended March 31, 2005 compared with the same period in 2004, primarily due to expenses incurred in 2005 in relation to the pre-development and design services provided under the West Virginia University project.

     Development Services. Third party development services revenue for the three months ended March 31, 2005 decreased $1.1 million compared with the same period in 2004. This decrease was primarily due to the UCI Phase I development project being completed in Fall 2004 and therefore earning no revenue during the three months ended March 31, 2005 as compared to earning approximately $0.8 million of revenue during the three months ended

March 31, 2004. We also recognized $0.2 million in construction savings on a previously completed third party development project during the three months ended March 31, 2004. In addition, this decrease was due to a combination of fewer projects, a lower average project development cost and corresponding contractual fee per project and the percentage of the contractual fee recognized during the respective periods. We had four projects in progress during the three months ended March 31, 2005 with an average contractual fee of $1.2 million compared to the five projects in progress with an average contractual fee of $1.4 million for the three months ended March 31, 2004. In addition, due to the differences in the percentage of construction completed during the periods, of the total contractual fees of the projects in progress during the respective periods, 12.3% was recognized (on a percentage of completion basis) during the three months ended March 31, 2005 compared with 20.4% for the same period in 2004. Development services revenues are dependent on our ability to successfully be awarded such projects, the amount of the contractual fee related to the project and the timing and completion of the construction of the project. In addition, to the extent projects are completed under budget, we may be entitled to a portion of such savings, which are recognized as revenue upon third party verification of the project costs. It is possible that projects for which we have expended pre-development costs will not close and that we will not be reimbursed for such costs. The pre-development costs associated therewith will ordinarily be charged against income for the then-current period.

     Management Services. Third party management revenues increased $0.3 million for the three months ended March 31, 2005 compared with the same period in 2004. The increase was due to five new contracts that commenced in Fall 2004. We expect third party property management revenues to continue to increase during 2005 as compared with 2004, primarily as a result of a full year of fees on the new contracts that commenced in Fall 2004.

     Resident Services

     Concurrent with our commencement of operations and our designation as a REIT, certain services previously provided to residents by our Predecessor Entities are now provided by our TRS. These services generally consist of food service and housekeeping (at Callaway House), and certain resident programming activities. These services are provided to the residents at market rates and, under an agreement between our TRS and our Operating Partnership, payments from residents at the properties are collected on behalf of our TRS in conjunction with their collection of rents. Revenue from resident services for the three months ended March 31, 2005 approximated $0.2 million. As a business strategy, our level of services provided to residents by the TRS is only incidental to that which is necessary to maintain or increase occupancy. As a result of the timing of the formation of the TRS in 2004, we expect revenue from resident services in 2005 to be significantly higher than in 2004.

     General and Administrative

     General and administrative expenses (relating primarily to corporate operations) increased $0.9 million for the three months ended March 31, 2005 compared with the same period in 2004. The increase was primarily a result of expenses incurred as a public company which were not present in the Predecessor Entities’ operations such as directors’ compensation, investor relations, increased professional services fees, Sarbanes-Oxley Section 404 compliance costs and director and officer liability insurance. As a result of being a public company and a separation agreement entered into with an executive officer in April 2005, we anticipate our future general and administrative expenses will exceed those of our Predecessor Entities.

     Depreciation and Amortization

     Depreciation and amortization increased $1.2 million for the three months ended March 31, 2005 compared with the same period in 2004 primarily due to the opening of the two owned off-campus properties in August 2004 and the acquisition of seven properties for $120.2 million during the first quarter of 2005, as described above. In conjunction with the acquisition of the seven properties, a valuation was assigned to in-place leases which are amortized over the average remaining lease terms of the acquired leases (generally less than one year). This contributed $0.2 million of additional depreciation and amortization expense for the three months ended March 31, 2005. We expect depreciation and amortization in 2005 to increase significantly from 2004 primarily due to a full year’s depreciation on the two owned off-campus properties that opened in August 2004 and the acquisition of seven properties during the first quarter of 2005.

     Amortization of deferred financing costs increased $0.1 million for the three months ended March 31, 2005 compared with the same period in 2004 primarily due to debt assumed or incurred in connection with the property acquisitions closed during the first quarter of 2005 as well as additional finance costs incurred in 2004 related to our revolving credit facility obtained in connection with the IPO. These increases were offset by a decrease in amortization related to two mortgage loans that were paid off in connection with our IPO.

     Interest Expense

     Interest expense for the three months ended March 31, 2005 decreased $0.5 million compared to the same period in 2004 primarily due to the retirement of two mortgage loans in connection with the IPO. This was partially offset by $0.5 million of additional interest expense from the debt assumed or incurred in relation to the acquisition of the seven properties in the first quarter 2005, as well as increased interest expense in 2005 related to our revolving credit facility. We anticipate that interest expense in 2005 will increase from 2004 levels due to the debt assumed or incurred in connection with our 2005 property acquisitions and to increases in borrowing rates that may impact the floating rate on our revolving credit facility.

     Other Income

     Other income increased $0.4 million for the three months ended March 31, 2005 compared with the same period in 2004 due to a gain recognized related to a property insurance settlement.

     Income Tax

     Subsequent to our IPO formation transactions, our TRS manages our non-REIT activities. The TRS is subject to federal, state and local income taxes and is required to recognize the future tax benefits attributable to deductible temporary differences between book and tax basis, to the extent that the asset will be realized. For the three months ended March 31, 2005, the TRS recorded $0.1 million of income tax expense.

     Unlike our Predecessor Entities, we are subject to federal, state and local income taxes as a result of the services provided by our TRS, which include our third party services revenues, resident services revenues and the operations of our on-campus participating properties. As a result, the income earned by our TRS, unlike our Predecessor Entities and our results from our owned off-campus properties, is subject to a new level of taxation. The amount of income taxes to be recognized in the future will be dependent on the operating results of the TRS.

     Minority Interests

     Minority interests during the three months ended March 31, 2004 represented a minority partner’s share of the net loss of four owned off-campus properties. We redeemed this minority partner’s interest in connection with our IPO. Minority interests for the three months ended March 31, 2005 represented the 1.0% interest in the net equity of our Operating Partnership held by recipients of PIUs. See “Management – Executive Officer Compensation – Profits Interest Units” for a description of PIUs.

     Discontinued Operations

     Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires, among other items, that the operating results of real estate properties sold or classified as held for sale be included in discontinued operations in the statements of operations for all periods presented. Discontinued operations for the three months ended March 31, 2005 includes The Village at San Bernardino, which was sold to Cal State University – San Bernardino in January 2005. The properties included in discontinued operations for the three months ended March 31, 2004 include the Village at Riverside and other non-core assets that were distributed to our Predecessor Entities as part of the IPO as well as an on-campus participating property whose ground lease was transferred to the Weatherford College in April 2004.

     Comparison of the Years Ended December 31, 2004 and December 31, 2003

     The results for the year ended December 31, 2004 presented below represent the combined financial results of our Predecessor Entities for the period from January 1, 2004 to August 16, 2004, and our consolidated financial results for the period from August 17, 2004 to December 31, 2004. The presentation of results for the year ended December 31, 2004 below is not in accordance with GAAP and is presented only for comparison purposes. The following table presents our results of operations for the years ended December 31, 2004 and 2003, including the amount (in thousands) and percentage change in these results between the two periods:

	Year Ended December 31,
	2004	2003	Change ($)	Change (%)
Revenues:
Owned off-campus properties	$35,115	$31,514	$3,601	11.4%
On-campus participating properties	17,418	16,482	936	5.7%
Third party development and management services	7,908	9,128	(1,220)	(13.4)%
Resident services	382	12	370	3,083.3%

Total revenues	60,823	57,136	3,687	6.5%

Operating Expenses:
Owned off-campus properties	16,861	15,272	1,589	10.4%
On-campus participating properties	7,900	7,925	(25)	(0.3)%
Third party development and management services	5,543	5,389	154	2.9%
General and administrative	5,234	2,749	2,485	90.4%
Depreciation and amortization	9,973	8,868	1,105	12.5%
Ground/facility leases	812	489	323	66.1%

Total operating expenses	46,323	40,692	5,631	13.8%

Operating income	14,500	16,444	(1,944)	(11.8)%

Nonoperating income and (expenses):
Interest income	82	71	11	15.5%
Interest expense	(16,698)	(16,940)	242	(1.4)%
Amortization of deferred financing costs	(1,211)	(558)	(653)	117.0%
Other nonoperating income	927	—	927	100.0%

Total nonoperating expenses	(16,900)	(17,427)	527	(3.0)%

Loss before income tax benefit, minority interests, and discontinued operations	(2,400)	(983)	(1,417)	144.2%
Income tax benefit	728	—	728	100.0%
Minority interests	100	16	84	525.0%

Loss from continuing operations	(1,572)	(967)	(605)	62.6%

Discontinued operations:
Income attributable to discontinued operations	272	7	265	3,785.7%
(Loss) gain from disposition of real estate	(39)	16	(55)	(343.8)%

Total discontinued operations	233	23	210	913.0%

Net loss	$(1,339)	$(944)	$(395)	41.8%

     Owned Off-Campus Properties Operations

     Revenues from our owned off-campus properties increased by $3.6 million in 2004 as compared to 2003 primarily due to the completion of construction and opening of two properties in August 2004 and higher fourth quarter occupancy at a majority of the same store properties operated during both years, as described below. Operating expenses increased $1.6 million in 2004 as compared to 2003 primarily due to the new property operations described below. University Village at San Bernardino, which also opened in August of 2004, was sold in January 2005 and is therefore not reflected in operating revenues and expenses but is included in discontinued operations for the relevant periods.

     New Property Operations. In August of 2004 we completed construction of and opened a 406-bed property serving California State University, Fresno and a 749-bed property serving Temple University. These new properties contributed $3.2 million of additional revenues and $1.3 million of additional operating expenses during 2004 as compared with 2003.

     Same Store Property Operations (Excluding New Property Operations). We had nine properties containing 5,971 beds which were operating during both 2004 and 2003, and which had weighted average occupancy rates during these periods of 89.7% and 86.9%, respectively. These properties produced revenues of $31.9 million and $31.5 million during 2004 and 2003, respectively. This increase of approximately $0.4 million or 1.3% was the result of the improved Fall 2004 lease up and was offset by certain non-rental revenues previously reflected as property revenues by the Predecessor Entities, which are now reflected as resident services revenues in our TRS. Revenues in 2005 will be dependent on our ability to maintain our current leases in effect for the 2004/2005 academic year and our ability to obtain appropriate rental rates and desired occupancy for the 2005/2006 academic year at our various properties during our leasing period, which typically begins in January and ends in August.

     At these existing properties, operating expenses increased $0.3 million or 2.0% in 2004 compared with 2003. This increase was the result of increases in operating expenses such as bad debt, maintenance, employee benefits, and taxes. These increases were due to a combination of increases in inflation, overall higher occupancy rates and decreased collection prospects at certain properties. We anticipate that operating expenses in 2005 will increase slightly as compared with 2004 as a result of expected increases in utility costs, property taxes and general inflation.

     OCPP Operations

     Revenues from our on-campus participating properties increased $0.9 million in 2004 compared to 2003 primarily due to the opening of 210 additional beds at the University College-Prairie View A&M University property in August 2003, and an increase in both average occupancy and rental rates for properties which were operating during both 2004 and 2003. Operating expenses for our on-campus participating properties remained relatively constant in 2004 as compared to 2003. Coyote Village, an on-campus participating property that commenced operations in August 2003, had its ground lease transferred to Weatherford College in April 2004; therefore, it is not reflected in operating revenues and expenses but is included in discontinued operations for the relevant periods.

     New Property Operations. As discussed above, in August 2003 we opened a 210-bed phase of University College-Prairie View A&M University. The opening of this on-campus property contributed $0.8 million and $0.4 million of revenues for 2004 and 2003, respectively, an increase of $0.4 million. This property also contributed a $0.3 million increase in operating expenses from $0.1 million in 2003 to $0.4 million in 2004.

     Same Store OCPP Operations (Excluding New Property Operations). We had four properties containing 3,957 beds which were operating during both 2004 and 2003, and which had average occupancy rates during these periods of 82.9% and 78.9% respectively. These properties produced revenues of $16.6 million and $16.1 million during 2004 and 2003, respectively.

     Operating expenses for our same store OCPPs decreased to $7.5 million in 2004 from $7.8 million in 2003, a decrease of $0.3 million. This decrease is primarily due to reduced utility rates and improved collection prospects. We anticipate that operating expenses in 2005 will increase slightly as compared with 2004 as a result of expected increases in utility costs and general inflation.

     Ground/facility lease expense increased by $0.3 million in 2004 compared with 2003. Ground/facility lease payments reflect the Universities’ 50% share of the related facilities’ cash flows, which have increased in 2004 as compared to 2003. The increased cash flows primarily relate to improvements in operations resulting from increased occupancy and rates as well as reductions in turn costs and bad debt expense.

     Third Party Development and Management Services

     Third party development and management services revenue decreased $1.2 million from $9.1 million in 2003 to $7.9 million in 2004.

     Development Services. Third party development services revenue for 2004 decreased $2.1 million compared to 2003. This decrease was due to a combination of a lower average contractual fee per project and the percentage of the contractual fee recognized during the respective periods. We had 13 projects in progress during 2004 with an average contractual fee of $1.0 million, as compared to 2003 in which we had ten projects in progress with an average contractual fee of $1.2 million. In addition, due to differences in the percentage of construction completed during the periods, of the total contractual fees of the projects in progress during the respective periods, 36.0% was recognized (on a percentage of completion basis) during 2004 compared to 60.4% in 2003. Development services revenues are dependent on our ability to successfully be awarded such projects, the amount of the contractual fee related to the project and the timing and completion of the construction of the project. It is possible that projects for which we have expended pre-development costs will not close and that we will not be reimbursed for such costs. The pre-development costs associated therewith will ordinarily be charged against income for the then-current period. Any such charge could have a material effect on our results of operations in the period in which the charge is taken.

     Third party development services revenue from on-campus participating properties increased primarily due to the recognition of $0.4 million of deferred development fees on an on-campus participating property that was transferred to Weatherford College in April 2004.

     We continue to see a very active market for third party development and construction management services with active request for proposals, or RFP, process consistent with prior years. The market has begun to expand, with colleges and universities seeking new levels of service ranging from long-range planning, predevelopment consulting, and campus planning, to the more traditional historic full development and construction management services. We pursue these projects based on relative profitability, long-term relationship opportunities and geographical asset growth synergies.

     Management Services. Third party management revenues increased by $0.9 million in 2004 compared with 2003. The increase was due to five new contracts that commenced in Fall 2004 as well as a full year of fees from contracts that began in Fall 2003. We expect third party property management revenues to increase in 2005 from 2004, primarily as a result of the timing of the new contracts that commenced in Fall 2004.

     Resident Services

     Concurrent with our commencement of operations and our designation as a REIT, certain services previously provided to residents by our Predecessor Entities are now provided by our TRS. These services generally consist of food service and housekeeping (at Callaway House), and certain resident programming activities. These services are provided to the residents at market rates and, under an agreement between our TRS and our Operating Partnership, payments from residents at the properties are collected on behalf of our TRS in conjunction with their collection of rents. Revenue from resident services for the year ended December 31, 2004 approximated $0.4 million. As a business strategy, our level of services provided to residents by the TRS is only incidental to that which is necessary to maintain or increase occupancy. As a result of the timing of the formation of the TRS in 2004, we expect revenue from resident services in 2005 to be significantly higher than in 2004.

     General And Administrative

     General and administrative expenses (consisting primarily of corporate expenses) of $5.2 million for 2004 included $2.2 million of expenses related to the IPO and formation transactions. Excluding these expenses, general and administrative expenses increased $0.3 million in 2004 compared to 2003. The IPO and formation transactions consisted of the recognition of compensation expense of $2.1 million and $0.1 million in connection with the issuance of PIUs and restricted stock units, respectively. The remaining increase was primarily a result of expenses incurred as a public company which were not present in the Predecessor Entities’ operations such as directors’

compensation, investor relations and director and officer liability insurance. As a result of being a public company, we anticipate our future general and administrative expenses will exceed those of our Predecessor Entities.

     Depreciation And Amortization

     Depreciation and amortization increased $1.1 million in 2004 compared to 2003. The increase was primarily due to $0.8 million of additional depreciation and amortization from the opening of the two owned off-campus properties in August 2004 and the opening of the on-campus participating property in August 2003, as described above. We expect depreciation and amortization in 2005 to increase significantly from 2004 primarily due to a full year’s depreciation on the two owned off-campus properties opened in August 2004 and the $120.2 million of announced 2005 acquisitions already closed or pending closure. Amortization of deferred financing costs increased $0.7 million in 2004 compared to 2003 primarily due to the write-off of $0.6 million of unamortized deferred financing costs associated with the repayment of debt in connection with the IPO.

     Interest Expense

     Interest expense of $16.7 million for 2004 represented a decrease of $0.2 million from $16.9 million in 2003. Interest expense decreased due to the retirement of certain debt in connection with the IPO, which was partially offset by loan prepayment penalties incurred in connection with such debt repayment and an increase in interest expense recognized on the opening of the on-campus participating property in August 2003. We anticipate that interest expense in 2005 will increase from 2004 levels due to interest expense on debt assumed or incurred in connection with potential property acquisitions and to increases in borrowing rates that may impact our floating rate on our revolving credit facility, which would be slightly offset by a reduction in interest expense due to the repayment of $46.0 million in mortgage loans in connection with the IPO.

     Other Income

     Other income increased $0.9 million in 2004 as compared with 2003 primarily due to gains related to two property insurance settlements.

     Discontinued Operations

     Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” requires, among other items, that the operating results of real estate properties sold or classified as held for sale be included in discontinued operations in the statements of operations for all periods presented. The properties included in discontinued operations for the years ended December 31, 2004 and/or December 31, 2003 include (i) the Village at Riverside and other non-core assets that were distributed to our Predecessor Entities as part of the IPO, (ii) an on-campus participating property whose ground lease was transferred to the Weatherford College in April 2004, and (iii) University Village at San Bernardino, which was sold to California State University - San Bernardino in January 2005 and is classified as Owned Off-Campus Property - Held for Sale as of December 31, 2004.

     Please refer to Note 15 in the accompanying notes to consolidated and combined financial statements contained elsewhere in this prospectus summarizing the results of operations of the properties sold, distributed, or classified as held for sale during the years ended December 31, 2004 and 2003.

     Comparison of Years Ended December 31, 2003 and December 31, 2002

     The following table presents our results of operations for the years ended December 31, 2003 and 2002, including the amount (in thousands) and percentage change in these results between the two periods:

	Year Ended December 31,
	2003	2002	Change ($)	Change (%)
Revenues:
Owned off-campus properties	$31,514	$29,997	$1,517	5.1%
On-campus participating properties	16,482	16,055	427	2.7%
Third party development and management services	9,128	6,019	3,109	51.7%
Resident services	12	60	(48)	(80.0)%

Total revenues	57,136	52,131	5,005	9.6%

Operating Expenses:
Owned off-campus properties	15,272	14,856	416	2.8%
On-campus participating properties	7,925	8,101	(176)	(2.2)%
Third party development and management services	5,389	4,441	948	21.3%
General and administrative	2,749	1,995	754	37.8%
Depreciation and amortization	8,868	8,077	791	9.8%
Ground/facility leases	489	643	(154)	(24.0)%

Total operating expenses	40,692	38,113	2,579	6.8%

Operating income	16,444	14,018	2,426	17.3%

Nonoperating income and (expenses):
Interest income	71	166	(95)	(57.2)%
Interest expense	(16,940)	(16,421)	(519)	3.2%
Amortization of deferred financing costs	(558)	(546)	(12)	2.2%

Total nonoperating expenses	(17,427)	(16,801)	(626)	3.7%

Loss before minority interests and discontinued operations	(983)	(2,783)	1,800	(64.7)%
Minority interests	16	30	(14)	(46.7)%

Loss from continuing operations	(967)	(2,753)	1,786	(64.9)%

Discontinued operations:
Income attributable to discontinued operations	7	319	(312)	(97.8)%
Gain from disposition of real estate	16	295	(279)	(94.6)%

Total discontinued operations	23	614	(591)	(96.3)%

Net loss	$(944)	$(2,139)	$1,195	(55.9)%

     Owned Off-Campus Properties Operations

     Revenues from our owned off-campus properties increased in 2003 by $1.5 million as compared to 2002, primarily from a full year of operations at a property we developed and opened in 2002, as discussed below.

     New Property Operations. In August 2002, we completed construction of a 309-bed property (University Village at Boulder Creek) and opened the property at 100% occupancy for the 2002/2003 academic year. This property contributed revenues of $2.6 million and operating expenses of $0.8 million in 2003, its first full calendar year of operations, an increase of approximately $1.6 million and $0.5 million, respectively, from its partial first year of operation in 2002.

     Same Store Property Operations (Excluding New Property Operations). We had eight properties containing 5,662 beds in 2003 and 2002 which produced revenues of $28.9 million and $29.0 million in those years, respectively. Our weighted average occupancy of 86.4% for 2003 decreased slightly from 86.7% in 2002. The decrease in both revenue and occupancy from 2002 to 2003 was primarily due to a softening of the overall multifamily submarket primarily impacting two properties.

     At these existing properties, operating expenses remained relatively constant and decreased by $0.1 million in 2003 as compared to 2002.

     OCPP Operations

     Revenues from our on-campus participating properties increased $0.4 million in 2003 compared to 2002 primarily due to the opening of 210 additional beds at the University College — PVAMU property in August 2003, as discussed below. Coyote Village, formerly an on-campus participating property that commenced operations in August 2003, had its ground leases transferred to Weatherford College in April 2004; therefore, it is not reflected in operating revenues and expenses but is included in discontinued operations. In addition, Lamar, an on-campus participating property that commenced operations in August 2002, had its ground lease transferred to Lamar University in December 2002; therefore, it is not reflected in operating revenues and expenses but is included in discontinued operations for the year ended December 31, 2003.

     New Property Operations. In August 2003 we opened a 210-bed phase of University College-Prairie View A&M University. The opening of this on-campus property contributed $0.4 million of revenue and $0.1 million of operating expenses in 2003.

     Same Store OCPP Operations (Excluding New Property Operations). We had four properties containing 3,957 beds which were operating during both 2003 and 2002, and which had average occupancy rates during these periods of 78.9% and 78.7%, respectively. These properties produced revenues of $16.1 million in both 2003 and 2002.

     Operating expenses for our same store OCPP properties were $7.8 million and $8.1 million in 2003 and 2002, respectively, a decrease of $0.3 million. This decline was the result of a reduction in insurance premiums and reductions in expenses related to corporate management and oversight.

     Ground/facility lease expense decreased by $0.2 million in 2003 compared with 2002. Ground/facility lease payments reflect the Universities’ 50% share of the related facilities’ cash flows, which decreased in 2003 as compared to 2002.

     Third Party Development and Management Services

     Third party development and management services revenues increased from $6.0 million in 2002 to $9.1 million in 2003, an increase of $3.1 million.

     Development Services. Third party development services revenues of $7.9 million in 2003 represented an increase of $2.8 million from $5.1 million in 2002. This increase resulted primarily from an increase in the number of development projects in progress (twelve in 2003 compared to nine in 2002, a 33% increase). Incentive fees based on cost savings were $0.2 million for 2002 and 2003.

     Management Services. Third party property management revenues of $1.2 million in 2003 represented an increase of $0.2 million from $1.0 million in 2002. The increase consisted of $0.2 million from a full year of fees from contracts beginning in 2002 and an increase of $0.2 million from five contracts that commenced in Fall 2003, offset, in part, by the final amortization in 2002 of a deferred cancellation fee in the amount of $0.2 million.

     The increase in the volume of our third party service business required us to correspondingly increase the resources and related costs dedicated to the pursuit and delivery of third party services. Consequently, our compensation and benefits, insurance and pursuit costs increased by $1.0 million from $4.4 million in 2002 to $5.4 million in 2003. In part, these increased expenses reflect our increased staffing needs in this area.

     General and Administrative

     General and administrative expenses (consisting primarily of corporate expenses) of $2.8 million in 2003 represented an increase of $0.8 million from $2.0 million in 2002. The increase was primarily a result of a severance accrual for our Predecessor Entities’ former chief executive officer.

     Depreciation and Amortization

     Depreciation and amortization of $8.9 million for 2003 represented an increase of $0.8 million due to a full year’s depreciation of one owned off-campus property placed in service during 2002 and depreciation of an on-campus participating property placed in service in August 2003. Amortization of deferred financing costs remained relatively constant at $0.6 million for both 2003 and 2002.

     Interest Expense

     Interest expense of $16.9 million in 2003 represented an increase of $0.5 million from $16.4 million in 2002. The increase consisted primarily of a full year’s interest expense in 2003 relating to a developed property that opened in Fall 2002 and a partial year’s interest expense on a developed on-campus participating property that opened in Fall 2003, partially offset by a decrease in interest expense resulting from principal payments.

     Discontinued Operations

     SFAS No. 144 requires, among other items, that the operating results of real estate properties sold or classified as held for sale be included in discontinued operations in the statements of operations for all periods presented. The properties included in discontinued operations for the years ended December 31, 2003 and/or December 31, 2002 include (i) the Village at Riverside and other non-core assets that were distributed to our Predecessor Entities owners as part of the IPO, (ii) an on-campus participating property whose ground lease was transferred to the Weatherford College in April 2004, and (iii) an on-campus participating property whose ground lease was transferred to Lamar University in December 2002.

     Please refer to Note 15 to the accompanying notes to consolidated and combined financial statements included elsewhere in this prospectus for a table summarizing the results of operations of the properties sold, distributed, or classified as held for sale during the years ended December 31, 2003 and 2002.

Cash Flows

     Comparison of the Three Months Ended March 31, 2005 and March 31, 2004

     Operating Activities

     For the three months ended March 31, 2005, net cash provided by operating activities before changes in working capital accounts provided approximately $6.1 million, as compared to $4.0 million for the three months ended March 31, 2004, an increase of $2.1 million. This increase was primarily due to an increase in net income of approximately $6.7 million, resulting primarily from a gain on disposition of approximately $5.9 million. Additionally, operations for the three months ended March 31, 2005 were impacted by a $1.1 million increase in depreciation and amortization resulting from the seven new properties that we acquired during the first quarter of 2005 as well as a full quarter of depreciation from two owned off-campus properties that completed construction in the third quarter 2004.

     Changes in working capital accounts utilized approximately $0.4 million for the three months ended March 31, 2005 while approximately $1.2 million was provided by working capital for the three months ended March 31, 2004, a decrease of $1.6 million. This change was primarily due to an increase in accrued expenses during the three months ended March 31, 2004 related to our IPO and a decrease in restricted cash during the same period that was used to fund the rebuild of an off-campus property that was destroyed by a fire in 2003. These items were offset by the release of restricted cash to our Predecessor Entities in the first quarter 2005 in relation to the completion of three owned off-campus properties in the third quarter 2004.

     Investing Activities

     Investing activities utilized $58.9 million and $19.2 million for the three months ended March 31, 2005 and 2004, respectively. The increase in 2005 related primarily to the acquisition of the seven properties in the first quarter of 2005. This increase was offset by proceeds received from the sale of University Village at San Bernardino in January 2005 as well as a decrease in cash used to fund three owned off-campus development properties that were completed in the third quarter 2004. For the three months ended March 31, 2005 and 2004, our cash used in investing activities was comprised of the following (in thousands):

	Three Months Ended March 31,
	2005	2004
Property acquisitions	$(72,763)	$—
Property dispositions	28,023	—
Capital expenditures for on-campus participating properties	(28)	(124)
Capital expenditures for owned off-campus properties	(852)	(168)
Investments in on-campus participating properties under development	(3,027)	—
Investment in owned off-campus properties under development	(10,120)	(18,866)
Purchase of corporate furniture, fixtures and equipment	(86)	(55)

Total	$(58,853)	$(19,213)

     Financing Activities

     Cash provided by financing activities totaled $55.5 million and $13.0 million for the three months ended March 31, 2005 and 2004, respectively. The increase was primarily due to draws under our revolving credit facility in 2005 as well as a bridge loan we obtained in connection with the March 2005 acquisition of Exchange at Gainesville (to be renamed). These increases were offset by a decrease in proceeds from construction loans due to the completion of three owned off-campus development projects in the third quarter 2004, as well as distributions paid to our stockholders in 2005 as a result of our new public ownership structure.

     Comparison of Years Ended December 31, 2004 and December 31, 2003

     Operating Activities

     For the year ended December 31, 2004, net cash provided by operating activities before changes in working capital accounts provided approximately $11.9 million, as compared to $8.9 million for the year ended December 31, 2003, an increase of $3.0 million. Despite a $0.4 million increase in net loss from 2003 to 2004, operations for 2004 were impacted by $3.4 million of non-cash expenses which primarily consisted of compensation related to the issuance of PIUs and restricted stock units in connection with our IPO and increased depreciation and amortization primarily due to the timing of various student housing property additions.

     Changes in working capital accounts provided approximately $5.4 million for the year ended December 31, 2004 while $2.0 million was utilized by working capital for the year ended December 31, 2003, an increase of $7.4 million. This change was primarily the result of a receivable for insurance proceeds in 2003 related to a fire that occurred at one of our owned off-campus properties under development in Fresno, California the subsequent receipt and use of those proceeds in 2004 to fund the related rebuild costs, as well as higher payables associated with three development projects under construction as of December 31, 2003. Additionally, in connection with the pay down of three construction loans as part of our IPO formation transactions, certain restricted funds were released by the lender in the third quarter 2004.

     Investing Activities

     Investing activities used $63.6 million and $33.7 million for the years ended December 31, 2004 and 2003, respectively. The increase in the cash used in investing activities during the year ended December 31, 2004 related primarily to the use of cash to fund the development costs at University Village at Fresno, University Village at San Bernardino and University Village at TU owned off-campus construction projects, which were completed in Fall 2004. Additionally, in 2004, we purchased land and funded development costs for University Village at Sweet Home and commenced construction of a new on-campus facility (Cullen Oaks — Phase II), both of which are scheduled to be completed in August 2005. For the years ended December 31, 2004 and 2003, our cash used in investing activities was comprised of the following (in thousands):

	Year ended December 31,
	2004	2003
Property dispositions / transfers to University	$—	$(7,976)
Capital expenditures for on-campus participating properties	(1,045)	(406)
Capital expenditures for owned off-campus properties	(7,674)	(3,775)
Investments in on-campus participating properties under development	(836)	(3,382)
Investments in owned off-campus properties under development	(53,446)	(18,002)
Purchase of corporate furniture, fixtures, and equipment	(620)	(197)

Total	$(63,621)	$(33,738)

     Financing Activities

     Cash provided by financing activities totaled $45.2 million and $21.5 million for the years ended December 31, 2004 and 2003, respectively. In connection with our IPO and our subsequent issuance of additional shares under the exercise of the underwriters’ over-allotment option, we generated gross proceeds of approximately $220.8 million. Approximately $23.0 million of the gross proceeds were used for the underwriters’ discount, offering costs and financing costs, leaving us with net proceeds of approximately $197.8 million. Approximately $85.9 million of our gross proceeds were used to purchase the equity interests of our Predecessor Entities. In addition, during 2004, we borrowed approximately $41.2 million to fund the three development projects described above. In connection with our IPO, we paid off the then-outstanding loan balance (including approximately $18.3 million of outstanding loan draws from 2003) using approximately $59.5 million from our IPO proceeds. We also used our IPO proceeds to pay off $46.0 million of mortgage debt and the $1.7 million balance on our Predecessor Entities’ line of credit. In connection with the IPO, we also entered into a $75 million revolving credit facility, of which $11.8 million was outstanding at December 31, 2004. Also, a $2.1 million partial-quarter distribution for the third quarter 2004 was paid in November 2004.

     Comparison of Years Ended December 31, 2003 and December 31, 2002

     Operating Activities

     Net cash provided by operating activities before changes in working capital accounts totaled $8.9 million and $6.8 million for 2003 and 2002, respectively, an increase of $2.1 million. This increase resulted from a corresponding decrease in net loss of $1.2 million and an increase in depreciation and amortization of $0.8 million. Changes in working capital accounts used $2.0 million in 2003 while $0.8 million was provided by changes in working capital accounts in 2002, a decrease of $2.8 million. The change is primarily due to an increase in restricted cash in 2003 related to the receipt of insurance proceeds from a fire that occurred at one of our owned off-campus properties under development in Fresno, California, as well as certain restricted funds that were set aside as required under construction loan agreements.

     Investing Activities

     Net cash used in investing activities totaled $33.7 million and $21.7 million for 2003 and 2002, respectively, an increase of $12.0 million. The increase related to the construction of two on-campus participating properties that opened in 2003 and three owned off-campus owned properties under construction during 2003 that opened in Fall 2004. For the years ended December 31, 2003 and 2002, our cash used in investing activities was comprised of the following (in thousands):

	Year ended December 31,
	2003	2002
Property dispositions / transfers to University	$(7,976)	$—
Capital expenditures for on-campus participating properties	(406)	(396)
Capital expenditures for owned off-campus properties	(3,775)	(2,024)
Investments in on-campus participating properties under development	(3,382)	—
Investments in owned off-campus properties under development	(18,002)	(18,877)
Purchase of corporate furniture, fixtures, and equipment	(197)	(381)

Total	$(33,738)	$(21,678)

     Financing Activities

     Net cash provided by financing activities totaled $21.5 million and $11.6 million for 2003 and 2002, respectively, an increase of $9.9 million. This increase was due primarily to borrowings and contributions to fund the construction of two on-campus participating properties and three owned off-campus owned properties under construction during 2003, offset by an increase in distributions to our Predecessor Entities of $2.1 million.

Liquidity and Capital Resources

     Cash Balances and Liquidity

     As of March 31, 2005, excluding our on-campus participating properties, we had $6.7 million in cash and cash equivalents, restricted cash and short-term investments, as compared to $7.0 million and $7.8 million in cash and cash equivalents, restricted cash and short-term investments as of December 31, 2004 and 2003, respectively. Restricted cash primarily consists of escrow accounts held by lenders and resident security deposits, as required by law in certain states. Additionally, restricted cash as of December 31, 2004 also included $0.8 million of funds held in escrow that were paid to the owners of our Predecessor Entities in February 2005 in accordance with the terms of the Contribution Agreement executed in conjunction with the IPO.

     As of March 31, 2005, our short-term liquidity needs included, but were not limited to, the following: (i) anticipated distribution payments to our stockholders and unitholders for 2005 totaling approximately $17.2 million based on an anticipated annual distribution of $1.35 per share or unit, including those required to qualify as a REIT and satisfy our current distribution policy, (ii) remaining development costs on our University Village at Sweet Home development project, estimated to be approximately $14.8 million, and (iii) funds for other potential future development projects. We expect to meet our short-term liquidity requirements generally through net cash provided by operations, borrowings under our revolving credit facility and permanent property level debt.

     We may seek additional funds to undertake initiatives not contemplated by our business plan or obtain additional cushion against possible shortfalls. We also may pursue additional financing as opportunities arise. Future financings may include a range of different sizes or types of financing, including the sale of additional debt or equity securities. While we believe we will be able to obtain such funds, these funds may not be available on favorable terms or at all. Our ability to obtain additional financing depends on several factors, including future market conditions, our success or lack of success in penetrating our markets, our future creditworthiness and restrictions contained in agreements with our investors or lenders, including the restrictions contained in the agreements governing our revolving credit facility. These financings could increase our level of indebtedness or result in dilution to our equity holders.

     Revolving Credit Facility

     Our Operating Partnership has a senior secured revolving credit facility with a term of 36 months that provides a maximum capacity of $75 million, subject to certain conditions as contained in the credit agreement. The maximum capacity may be increased by up to an additional $25 million, subject to certain borrowing base requirements, as outlined in the credit agreement. The facility bears interest at a variable rate, at our option, based upon a base rate or one-, two-, three-, or six-month LIBOR plus, in each case, a spread based upon our total leverage. Additionally, we are required to pay an unused commitment fee ranging from 0.20% to 0.25% per annum, depending on the aggregate unused balance. The credit facility is secured by our ownership interests in a minimum of four unlevered owned off-campus properties. We guarantee the Operating Partnership’s obligations under the credit facility. As of March 31, 2005, the balance outstanding on the revolving credit facility totaled $33.6 million, bearing interest at a weighted average rate of 4.31% per annum, with remaining availability (subject to certain financial covenants) totaling $31.5 million.

     The terms of the credit facility include certain restrictions and covenants that limit, among other things, the payment of distributions, the incurrence of additional indebtedness, liens and the disposition of assets. The terms also require compliance with financial ratios relating to consolidated net worth and leverage requirements. We are also subject to compliance with additional fixed charge and debt coverage ratios. The distribution restriction provides that, except to enable us to continue to qualify as a REIT for federal income tax purposes, before December 31, 2005, we may not pay distributions greater than $5 million in any given quarter. Subsequent to December 31, 2005, we will be prohibited from making distributions that exceed 95% of our funds from operations, as defined, over any four consecutive fiscal quarters. As of March 31, 2005, we were in compliance with all such covenants.

     Although no assurance can be given, we expect to amend our three-year, $75 million revolving credit facility and to increase the size of the facility from $75 million to $100 million. Key Bank National Association (an affiliate of KeyBanc Capital Markets, Inc.) will act as administrative agent under the amended facility. Citicorp North America, Inc. (an affiliate of Citigroup Global Markets Inc., which is a lead managing underwriter in this offering) and Deutsche Bank Trust Company Americas (an affiliate of Deutsche Bank Securities Inc., which is a lead managing underwriter in this offering) will be co-syndication agents under the amended facility. This amended facility, if consummated, may be expanded by up to an additional $100 million upon the satisfaction of certain conditions. This facility is expected to be available to, among other things, fund future property development, acquisitions and other working capital needs. This facility is also expected to contain covenants that restrict our ability to pay dividends or other distributions to our stockholders unless certain tests are satisfied. We expect that we will be prohibited under this facility from making distributions that exceed 100% of our FFO through June 30, 2006 and 95% of our FFO thereafter, in each case over four consecutive quarters. We also expect that the terms will require compliance with financial ratios relating to consolidated total indebtedness, consolidated EBITDA and consolidated net worth requirements. We further expect that we will also be subject to compliance with additional leverage restrictions. We expect that the conditions and covenants in the amended credit facility will be more favorable to us than those contained in our current facility.

     Distributions

     We are required to distribute 90% of our REIT taxable income (excluding capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to common stockholders and PIU holders. All such distributions are at the discretion of our board of directors. We may be required to use borrowings under the credit facility, if necessary and to the extent permitted thereunder, to meet REIT distribution requirements and qualify as a REIT. The board of directors considers market factors and our performance in addition to REIT requirements in determining distribution levels.

     On May 11, 2005, we declared a distribution per share of common stock of $0.3375, which was paid on May 31, 2005 to all common stockholders of record as of May 19, 2005. At the same time, we paid an equivalent amount per unit to holders of PIUs and restricted stock awards.

     Distributions to Owners of the Predecessor Entities

     An entity newly formed by the owners of our Predecessor Entities was entitled to any savings in the budgeted completion cost of three of our owned off-campus construction properties that were completed in Fall 2004. Accordingly, in February 2005, we distributed approximately $0.4 million of designated unspent funds to an entity affiliated with the owners of our Predecessor Entities and accounted for the payment as an equity distribution. The $0.8 million in escrowed funds described above were also released to an entity affiliated with the owners of our

Predecessor Entities. We do not have any ownership interest in either such entity and neither entity has any ownership interest in us.

     Additionally, upon completion of construction at University Village at TU, which occurred Fall 2004, the owners of our Predecessor Entities received $0.5 million relating to a construction guarantee fee, which was paid from the remaining construction budget. In November 2004, the owners of our Predecessor Entities also received $0.9 million relating to insurance proceeds we received in connection with the fire that occurred at the University Village at Fresno. These payments were also accounted for as equity distributions. Subsequent to December 31, 2004, other than the completion funds described above, the only payments that the owners of our Predecessor Entities are entitled to relate to potential additional insurance proceeds received in connection with the fire at the University Village at Fresno.

     Recurring Capital Expenditures

     Our properties require periodic investments of capital for general capital expenditures and improvements. Our policy is to capitalize costs related to the acquisition, development, rehabilitation, construction and improvement of properties, including interest and certain internal personnel costs related to the communities under rehabilitation and construction. Capital improvements are costs that increase the value and extend the useful life of an asset. Ordinary repair and maintenance costs that do not extend the useful life of the asset are expensed as incurred. Recurring capital expenditures represent non-incremental building improvements required to maintain current revenues and typically include: appliances, carpeting and flooring, HVAC equipment, kitchen/bath cabinets, new roofs, site improvements and various exterior building improvements. Non-recurring capital expenditures include expenditures that were taken into consideration when underwriting the purchase of a property which were considered necessary to bring the property up to “operating standard,” and incremental improvements that include, among other items, community centers, new windows and kitchen/bath apartment upgrades. Additionally, we are required by certain of our lenders to contribute amounts to reserves for capital repairs and improvements at their mortgaged properties. These annual contributions may exceed the amount of capital expenditures actually incurred in such year at such properties.

     Pre-Development Expenditures

     Our third party development activities have historically required us to fund pre-development expenditures such as architectural fees, permits and deposits. Because the closing of a development project’s financing is often subject to third party delay, we cannot always predict accurately the liquidity needs of these activities. We frequently incur these predevelopment expenditures before a financing commitment has been obtained and, accordingly, bear the risk of the loss of these predevelopment expenditures if financing cannot ultimately be arranged on acceptable terms. Historically, the development projects that we have been awarded have been successfully structured and financed; however, their development has at times been delayed beyond the period initially scheduled, causing revenue to be recognized in later periods.

     Indebtedness

     As of March 31, 2005, we had approximately $309.4 million of outstanding consolidated indebtedness (excluding unamortized debt premiums of approximately $5.0 million), comprised of a $33.6 million balance on our revolving credit facility secured by four of our owned off-campus properties, $196.1 million in mortgage and bridge loan indebtedness secured by 13 of our owned off-campus properties, $20.0 million in mortgage and construction loans secured by two on-campus participating properties and $59.7 million in bond issuances secured by three of our on-campus participating properties. The weighted average interest rate on our consolidated indebtedness as of March 31, 2005 was 6.6% per annum. All of our outstanding indebtedness is fixed rate except for our revolving credit facility and the Cullen Oaks Phase II construction loan discussed below. As of March 31, 2005, approximately 11.9% of our total consolidated indebtedness was variable rate debt.

     Owned Off-Campus Properties. The following table contains certain summary information concerning the mortgage and bridge loan indebtedness that encumbers our owned off-campus properties, excluding unamortized debt premiums, as of March 31, 2005:

		Per Annum			Balance as of
	Original	Interest	Maturity		March 31, 2005
Properties	Date	Rate	Date		(In thousands)
University Village at Boulder Creek	12/01/2002	5.71%	Nov 2012		$16,479
River Club Apartments	07/28/2000	8.18%	Aug 2010		18,482
River Walk Townhomes	08/31/1999	8.00%	Sep 2009		7,660
Village at Alafaya Club	07/11/2000	8.16%	Aug 2010	(1)	20,418
Village at Blacksburg	12/15/2000	7.50%	Jan 2011		21,287
Commons on Apache	05/14/1999	7.66%	Jun 2009		7,635
Callaway House	03/30/2001	7.10%	Apr 2011		19,661
University Club Tallahassee	11/01/2002	7.99%	Oct 2010		13,537
The Grove at University Club	04/01/2003	5.75%	Mar 2013		4,389
College Club Tallahassee	01/01/2003	6.74%	Dec 2011		8,885
University Club Gainesville	11/01/1999	7.88%	Nov 2009		8,518
City Parc at Fry Street	10/05/2004	5.96%	Sep 2014		11,776
Exchange at Gainesville (to be renamed)	03/29/2005	5.13%	Sep 2005	(2)	37,400

Total					$196,127

(1)	Represents the Anticipated Repayment Date, as defined in the loan agreement. If the loan is not repaid on the Anticipated Repayment Date, then certain monthly payments, including excess cash flow, as defined, become due during the remaining term of the loan until the maturity date of August 2030.

(2)	This bridge loan was refinanced in May 2005 by entering into a permanent mortgage loan in the amount of $38.8 million at a fixed rate of 5.2% per annum.

     The weighted average interest rate of such indebtedness was 6.9% per annum as of March 31, 2005. Each of these mortgages is a non-recourse obligation subject to customary exceptions and has a 30 year amortization schedule. None of the indebtedness is cross-defaulted or cross-collateralized to any other indebtedness. The loans generally may not be prepaid prior to maturity; in certain cases, prepayment is allowed, subject to prepayment penalties.

     On-Campus Participating Properties. Three of our on-campus participating properties are 100% financed with project-based taxable bonds, as listed below. Under the terms of these financings, one of our special purpose subsidiaries publicly issued three series of taxable bonds and loaned the proceeds to three special purpose subsidiaries that each hold a separate leasehold interest. Although a default in payment by these special purpose subsidiaries could result in a default under one or more series of bonds, the indebtedness of any of these special purpose subsidiaries is not cross-defaulted or cross-collateralized with our indebtedness or the indebtedness of our Operating Partnership or other special purpose subsidiaries. Repayment of principal and interest on these bonds is insured by MBIA, Inc. The loans encumbering the leasehold interests are non-recourse, subject to customary exceptions.

     The following table sets forth certain information concerning these bond financings:

				Balance as of
				March 31, 2005
Properties	Original Date	Original Term	Maturity Date	(In thousands)
University Village-PVAMU (1)	Sep 1999	24 years	Sep 2023	$30,851
University Village-TAMIU (1)	Sep 1999	24 years	Sep 2023	4,719
University College-PVAMU (Phase I) (2)	May 2001	22 years	Aug 2025	19,855
University College-PVAMU (Phase II) (2)	Jul 2003	25 years	Aug 2028	4,230

Total				$59,655

(1)	Part of combined bond issuance. Separate loan agreements are not cross-collateralized or cross-defaulted.

(2)	Two financings of the University College-PVAMU facility. The two phases of this property were placed in service in 2000 and 2003.

Contractual Obligations

     The following table summarizes our contractual obligations (in thousands) as of December 31, 2004:

	Total	2005	2006	2007	2008	2009	Thereafter
Long-term debt (1)	$345,771	$30,368	$17,795	$28,867	$32,626	$29,362	$206,753
Operating leases (2)	9,810	527	509	482	478	480	7,334
Capital leases	715	275	182	135	95	28	—
Owned off-campus development project (3)	24,977	24,977	—	—	—	—	—
Severance agreement	625	455	170	—	—	—	—

	$381,898	$56,602	$18,656	$29,484	$33,199	$29,870	$214,087

(1)	Long-term debt obligations reflect the payment of both principal and interest. For long-term obligations with a variable interest rate, the rate in effect at December 31, 2004 was assumed to remain constant over all periods presented.

(2)	Includes minimum annual lease payments of $0.1 million required through 2079 under the ground lease for University Village at TU.

(3)	Consists of the completion costs related to University Village at Sweet Home, which is scheduled to be completed in August 2005. We have entered into a contract with a general contractor for certain phases of the construction of this project. However, this contract does not generally cover all of the costs that are necessary to place the property into service, including the cost of furniture and marketing and leasing costs. The unfunded commitments presented include all such costs, not only those costs that we are obligated to fund under the construction contract. This amount does not include completion costs related to Cullen Oaks Phase II, which is funded through the construction loan described above.

Off Balance Sheet Items

     We do not have any off-balance sheet items.

Funds From Operations

     As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

     We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay distributions.

     The following table presents a reconciliation of our historical FFO to our net income (loss):

			Period	Period
	Three Months Ended		From	From	Year Ended
	March 31,		8/17/04 to	1/1/04 to	December 31,
	2005	2004	12/31/04	8/16/04	2003	2002
	(In thousands, except share and per share information)
Net income (loss)	$8,192	$1,530	$1,802	$(3,141)	$(944)	$(2,139)
Minority interests	87	(21)	29	(129)	(16)	(30)
(Gain) loss from dispositions of real estate	(5,883)	—	—	39	(16)	(295)
Real estate related depreciation and amortization:
Total depreciation and amortization	3,424	2,259	4,158	5,815	8,868	8,077
Discontinued operations depreciation and amortization	—	87	152	219	346	334
Furniture, fixtures and equipment depreciation	(98)	(69)	(154)	(181)	(277)	(178)

Funds from operations (“FFO”)	$5,722	$3,786	$5,987	$2,622	$7,961	$5,769

FFO per share – basic	$0.45		$0.48

FFO per share-diluted	$0.45		$0.47

Weighted average common shares outstanding:
Basic	12,622,145		12,513,130

Diluted	12,769,939		12,634,130

     Our FFO for the year ended December 31, 2004 was impacted by a series of charges totaling approximately $2.6 million related to our recent IPO and related formation transactions. The primary components of the charges include: (i) PIU grants of approximately $2.1 million, (ii) restricted stock unit grants of $0.1 million, and (iii) the write-off of loan origination costs and exit fees associated with the repayment of indebtedness of approximately $1.2 million. These items were partially offset by the recognition of a deferred tax asset associated with a step up in the tax basis of the on-campus participating properties owned by our TRS, resulting in an income tax benefit of $0.8 million.

     While our on-campus participating properties contributed $17.4 million, $16.5 million and $16.1 million to our revenues for the years ended December 31, 2004, 2003 and 2002, and $5.5 million and $5.3 million to our revenues for the three months ended March 31, 2005 and 2004, respectively, under our participating ground leases, we and the participating university systems each receive 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (which includes significant amounts towards repayment of principal) and capital expenditures. A substantial portion of our revenues attributable to these properties is reflective of cash that is required to be used for capital expenditures and for the amortization of applicable property indebtedness. These amounts do not increase our economic interest in these properties or otherwise benefit us since our interest in the properties terminates upon the repayment of the applicable property indebtedness.

     As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground/facility leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure referred to herein as FFOM.

			Period	Period
	Three Months Ended		From	From	Year Ended
	March 31,		8/17/04 to	1/1/04 to	December 31,
	2005	2004	12/31/04	8/16/04	2003	2002
	(In thousands, except share and per share information)
Funds from operations	$5,722	$3,786	$5,987	$2,622	$7,961	$5,769
Elimination of operations of on-campus participating properties:
Net (income) loss from on-campus participating properties	(1,310)	(1,285)	(1,023)	753	(187)	(197)
Amortization of investment in on-campus participating properties	(879)	(854)	(1,309)	(2,222)	(3,270)	(3,158)

	3,533	1,647	3,655	1,153	4,504	2,414
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow(1)	212	175	214	583	471	651
Management fees	263	273	371	489	809	796
On-campus participating properties development fees (2)	230	—	15	—	—	—

Impact of on-campus participating properties	705	448	600	1,072	1,280	1,447

Funds from operations-modified for operational performance of on-campus participating properties (“FFOM”)	$4,238	$2,095	$4,255	$2,225	$5,784	$3,861

FFOM per share – basic	$0.34		$0.34

FFOM per share-diluted	$0.33		$0.34

Weighted average common shares outstanding:
Basic	12,622,145		12,513,130

Diluted	12,769,939		12,634,130

(1)	50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Amounts represent actual cash received for the year-to-date periods and amounts accrued for the interim periods. As a result of using accrual-based results in interim periods and cash-based results for year-to-date periods, the sum of reported interim results may not agree to annual cash received.

(2)	Development and construction management fees related to the Cullen Oaks Phase II on-campus participating property.

     This narrower measure of performance measures our profitability for these properties in a manner that is similar to the measure of our profitability from our services business where we similarly incur no initial or ongoing capital investment in a property and derive only consequential benefits from capital expenditures and debt amortization. We believe, however, that this narrower measure of performance is inappropriate in traditional real estate ownership structures where debt amortization and capital expenditures enhance the property owner’s long-term profitability from its investment.

     Our FFOM may have limitations as an analytical tool because it reflects the unique contractual calculation of net cash flow from our on-campus participating properties, which is different from that of our off-campus owned properties. Additionally, FFOM reflects features of our ownership interests in our on-campus participating properties that are unique to us. Companies that are considered to be in our industry may not have similar ownership structures; therefore, those companies may not calculate FFOM in the same manner that we do, or at all, limiting its usefulness as a comparative measure. We compensate for these limitations by relying primarily on our GAAP and FFO results and using our FFOM only supplementally.

Inflation

     Our leases do not typically provide for rent escalations. However, they typically do not have terms that extend beyond 12 months. Accordingly, although on a short term basis we would be required to bear the impact of rising costs resulting from inflation, we have the opportunity to raise rental rates at least annually to offset such rising costs. However, a weak economic environment or declining student enrollment at our principal universities may limit our ability to raise rental rates.

Quantitative and Qualitative Disclosure About Market Risk

     Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. The fair value of our fixed rate debt is impacted by changes in interest rates, as an example, a 1% increase in interest rates (100 basis points) would cause a $13.7 million and $16.3 million decline in the fair value of our fixed rate debt as of December 31, 2004 and 2003, respectively. Conversely, a 1% decrease in interest rates would cause a $15.9 million and $18.9 million increase in the fair value of our fixed rate debt as of December 31, 2004 and 2003, respectively. Due to the structure of our floating rate debt and interest rate protection instruments, the impact of a 1% increase or decrease in interest rates on our cash flows would not be significant at December 31, 2004 or 2003.

     All of our outstanding indebtedness is fixed rate except for our revolving credit facility and the Cullen Oaks Phase II construction loan. Our revolving credit facility had an outstanding balance of $33.6 million at March 31, 2005 and bears interest at the lender’s Prime rate or LIBOR plus, in each case, a spread based on our total leverage. The Cullen Oaks Phase II construction loan had an outstanding balance of $3.1 million at March 31, 2005 and bears interest at the lender’s Prime rate or LIBOR plus 2.0%, at our election. We have in place an interest rate swap agreement, designated as a cash flow hedge, which effectively fixes the interest rate on the outstanding balance of the Cullen Oaks Phase I mortgage loan at 5.5% per annum through maturity in 2008. We anticipate incurring additional variable rate indebtedness in the future, including draws under our revolving credit facility. We may in the future use derivative financial instruments to manage, or hedge, interest rate risks related to such variable rate borrowings. We do not, and do not expect to, use derivatives for trading or speculative purposes, and we expect to enter into contracts only with major financial institutions.

OUR BUSINESS AND PROPERTIES

Our Company

     We are one of the largest owners, managers and developers of high quality student housing properties in the United States in terms of beds owned, managed and developed. As of March 31, 2005, we owned and/or managed 43 student communities consisting of approximately 26,900 beds in approximately 9,700 units. We are a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, financing, development, construction management, leasing and management of student housing properties.

     As of March 31, 2005, our owned property portfolio consisted of 24 high-quality student housing properties, containing 15,600 beds in approximately 5,200 units. We acquired 16 of these properties and developed the remaining eight properties. We manage all 24 of our owned properties. Nineteen of our 24 owned properties are located off-campus in close proximity to 22 colleges and universities in nine states, and five of these properties are located on-campus, where we manage and participate in their ownership and management through ground/facility leases with two university systems. We refer to these five on-campus properties as our on-campus participating properties. Our owned property portfolio contains modern housing units, offers resort-style amenities and is supported by a classic resident assistant system and other student-oriented programming.

     We are also one of the nation’s leaders in providing third party services to colleges and universities for the management and development of on-campus student housing. We manage 19 properties on a third party basis primarily for colleges, universities and financial institutions. These third party managed properties contain approximately 11,300 beds in approximately 4,500 units. In addition, since 1996, we have been awarded more than 30 on-campus development projects, resulting in strong relationships with some of the nation’s preeminent university systems.

     We have driven innovation in the student housing industry, establishing our company as a premier owner, manager and developer in the sector. In 2004, we became the first publicly traded REIT focused solely on student housing properties. Today, operating as a fully integrated, self-managed and self-administered equity REIT, our unique and singular focus has not changed: Student housing is our core business.

Recent Activities

     Since our IPO in August of 2004, we have had substantial growth activities in each portion of our business.

     Acquisitions

     We have acquired seven properties totaling 3,118 beds in 978 units for an aggregate purchase price of approximately $120.2 million. In connection with these acquisitions, we assumed approximately $47.2 million of mortgage debt. Each of these acquisitions is described below.

     In March 2005, we acquired an off-campus student housing property (Exchange at Gainesville, to be renamed) consisting of 1,044 beds in 396 units, near the University of Florida campus in Gainesville, Florida, for a purchase price of $47.5 million. We entered into a fixed-rate mortgage loan in the amount of $38.8 million in connection with this acquisition.

     In March 2005, we acquired an off-campus student housing property (City Parc at Fry Street) consisting of 418 beds in 136 units, located near the University of North Texas in Denton, Texas, for a purchase price of $19.2 million. We assumed approximately $11.8 million of fixed-rate mortgage debt in connection with this acquisition.

     In February 2005, we acquired a portfolio of five off-campus student housing properties (the “Proctor Portfolio”) for a purchase price of approximately $53.5 million. Four of the properties are located in Tallahassee, Florida and one property is located in Gainesville, Florida. These five communities contained 1,656 beds in 446 units. We assumed approximately $35.4 million of fixed-rate mortgage debt in connection with this acquisition.

     Owned Development Activities

     With the commencement of the 2004/2005 academic year in late August and early September, we completed the development of three owned off-campus student housing properties at Temple University, Cal State Fresno and Cal State San Bernardino. These properties were placed into service with an opening occupancy of 98%. Collectively they contained 1,635 beds in 457 units. On January 5, 2005, we sold the Cal State San Bernardino community to the University upon exercise of its purchase option for $28.3 million and recognized a gain on sale of $5.9 million.

     We are currently in the process of constructing one owned off-campus property and are in pre-development of two additional off-campus owned properties. We are also currently constructing one owned on-campus participating property. We anticipate that the total development cost relating to these activities will be approximately $150.3 million. As of March 31, 2005, we have incurred pre-development and development costs of approximately $26.1 million in connection with these properties, with the remaining development costs estimated at $124.2 million. The activities are described below:

     We acquired a land parcel near the State University of New York — Buffalo and commenced development of an owned off-campus property containing 828 beds in 269 units. Total development cost is estimated to be $36.1 million. This property is currently in the final stages of construction and is pre-leased to 100% occupancy for its upcoming opening in August 2005. As of March 31, 2005, the project was approximately 68% complete, and we anticipate incurring remaining development costs of approximately $14.8 million.

     We are in the later stages of design and pre-development on two owned off-campus properties with total anticipated development costs of approximately $97.2 million. One project is located in Newark, New Jersey near the campuses of the New Jersey Institute of Technology, Rutgers University and Essex County Community College. We anticipate development costs of this property to total approximately $62.3 million and plan to own this property through a joint venture that we will control with Titan Investments, a partner with whom we have previously developed four off-campus student housing properties. As of March 31, 2005, we have incurred approximately $0.5 million of pre-development costs related to this project. The second property is located in close proximity to Texas A&M University in College Station, Texas, and we estimate the total development costs of this property to be approximately $34.9 million. Both developments are currently progressing through their respective entitlement and municipal approval processes and are contingent upon receiving all necessary approvals. Depending upon the timeliness of these approvals, we plan to commence construction in Summer of 2005 for an August 2006 completion or to commence construction in Summer of 2006 for an August 2007 completion.

     Our Cullen Oaks Phase II on-campus participating property, located on the campus of the University of Houston, is currently under construction with total development costs estimated to be $17.0 million. The project is scheduled to be completed in August 2005 in connection with the 2005/2006 academic year. As of March 31, 2005, the project was approximately 23% complete, and we anticipate incurring remaining development costs of approximately $12.7 million.

     Senior Management Restructuring

     On April 28, 2005 we announced the following restructuring of our senior management:

•	James C. Hopke, Jr. rejoined our Company and was appointed as Executive Vice President and Chief Investment Officer;

•	Brian B. Nickel, our former Executive Vice President, Chief Investment Officer and Secretary, was appointed as Executive Vice President, Chief Financial Officer and Secretary;

•	Jonathan Graf, our former Vice President and Controller, was promoted to Senior Vice President, Chief Accounting Officer and Treasurer;

•	Greg A. Dowell, our former Senior Vice President and Chief of Operations, was promoted to Executive Vice President and Chief of Operations; and

•	Kim K. Voss, our former Assistant Controller, was promoted to Vice President and Controller.

     In April 2005, Ronnie Macejewski resigned as Senior Vice President – Development and Construction and in May 2005, Mark J. Hager resigned as Executive Vice President, Chief Financial and Accounting Officer and Treasurer.

Industry Outlook

     We believe there will be a surge in college enrollment in the United States, fueling demand for student housing, and that markets in which we currently operate will experience among the largest increases in enrollment, largely as a result of favorable demographic trends. The major catalyst for enrollment increases and subsequently student housing demand in the coming decade will be the growth in the college-aged population represented by the “Echo Boom” and the increase in the percentage of graduating high school students attending college.

     The “Echo Boom” generation are the children of the Baby Boomers who represent a demographic group as large as the Baby Boom generation that was born between 1946 and 1964. While the Baby Boom generation is nearing retirement, much of the Echo Boom generation, which was born between 1977 and 1997, is entering or has yet to enter adulthood. In 2003, 4.0 million Americans turned 18; by 2010, that number will peak at 4.4 million and remain above 4.0 million annually through 2020.

     Additionally, the percentage of high school graduates attending college has been increasing. According to the 2002 report of the U.S. Census Bureau, the share of high school graduates choosing to attend college increased from 45% in 1997 to 65% in 2002. As such, the pool of future college students has been expanding and is poised to increase to record numbers in the coming decade.

     During 2003, an estimated 16.4 million students were enrolled in colleges and universities, representing an increase of 14.6% from ten years earlier and adding 2.1 million more students to the college rolls. The Department of Education projects that nationally, enrollments will climb to 18.2 million students by 2013 for an increase of 1.8 million from 2003.

College Enrollment: 1988-2013

     The impact of demographic changes on college enrollment levels will not be felt equally across all states. During the past decade, the fastest growth of post-secondary enrollment has primarily been concentrated in the Mountain States and the Sunbelt (Southeast and Southwest). The Sunbelt, the Pacific and the Northeast are projected to be the fastest growing regions in college enrollment between 2000 and 2010, fueled by above average growth projections in the young adult population in these regions, according to the U.S. Census Bureau.

     Among individual states, California, Texas, New York and Florida are projected to have the four largest populations of 18 to 24 year olds during the next decade, according to the U.S. Census Bureau. The fact that these states are major immigration gateways will also bolster future demographic and accompanying college enrollment growth.

     The following table provides information with respect to the states projected to experience the most significant changes in population growth between 2000 and 2010. The states in which we currently own student housing properties are indicated in bold face type:

Population Growth Projections
(Age 18-24)

		Change	% Change
Rank	State	(2000-2010)	(2000-2010)
1	California	1,196,012	38.2%
2	Texas	395,320	18.6%
3	New York	302,794	18.6%
4	Florida	274,826	21.9%
5	Massachusetts	142,520	26.0%
6	Georgia	134,177	16.9%
7	North Carolina	131,863	18.2%
8	Virginia	122,361	18.5%
9	New Jersey	105,659	15.1%
10	Illinois	97,118	8.3%
11	Arizona	96,911	20.8%
12	Maryland	94,938	20.3%
13	Pennsylvania	85,846	8.1%
14	Washington	73,766	13.2%
15	Tennessee	55,653	10.2%
16	Connecticut	53,506	19.4%
17	South Carolina	49,999	13.6%
18	Colorado	49,826	12.0%
19	Michigan	38,027	4.1%
20	Alabama	35,155	8.1%

	National Average	70,067	14.8%

Source: U.S. Census Bureau

Competitive Strengths

     We believe that we have the following competitive advantages:

•	Student housing is our core business. We have expertise in the unique and specialized aspects of the student housing industry and focus on student housing as our core business. We are a fully integrated organization, which is capable of conducting market analysis, administering the entitlement and municipal approval process, coordinating product design, securing financing, administering the development process and providing construction management, leasing and property management services. Since our inception in 1993, we have been one of the most active companies in the sector as we have been involved in the development, acquisition, ownership and/or management of more than 62 student housing properties containing more than 38,200 beds.

•	One of the industry’s most experienced teams. Collectively throughout their individual careers, the seven members of our senior management team have been involved in the development, acquisition or management of more than 114 student housing properties containing more than 73,500 beds at 78 colleges and universities. Our corporate team of student housing professionals have participated in every functional aspect of the ownership, acquisition, development and management of student housing. Seven corporate employees at the level of Vice President or above, including our CEO, began their careers in student housing as resident assistants while in college, providing us with a comprehensive understanding of the operational aspects of the student housing business. We believe that this history of experience provides a base of knowledge that has facilitated building a company with substantial operating and development expertise in the student housing industry.

•	High quality student housing properties. As of March 31, 2005, our properties had an average age of only 4.7 years. Our properties are located in close proximity to, and in the case of our on-campus participating properties on the grounds of, major colleges and universities. Our typical units include private bedrooms, private or semi-private bathrooms, living rooms and full kitchens with modern appliances. Our properties typically offer extensive amenities and services, including swimming pools, basketball, sand volleyball and/or tennis courts and clubhouses with fitness centers, recreational rooms and computer labs, in an academically oriented environment that parents appreciate. Each of our properties is managed and cared for by our trained on-site staff — managers, maintenance, business personnel and resident assistants.

•	Extensive network of university and college relationships. This network provides us with acquisition, development and management opportunities. Our clients have included some the nation’s most prominent systems of higher education, including the State University of New York System, the University of California System, the Texas A&M University System, the Texas State University System, the University of Georgia System, the University of North Carolina System, the Purdue University System, the University of Colorado System and the Arizona State University System.

•	Industry innovators. With nearly $1 billion of development completed or in progress and in excess of $300 million of properties acquired over the last decade, we have led the industry in evolving student housing in the areas of product design concepts, site planning, unit plans and amenity offerings. We have also developed and implemented specialized student housing investment and operating systems and have created a proprietary lease administration and marketing software customized for student housing that enables us to quickly identify and respond to market changes and trends.

Our Business and Growth Strategies

     Our primary business objectives are to maximize long-term stockholder value and cash flow available for distribution to our stockholders. We intend to achieve these objectives by:

•	developing and acquiring owned off-campus student housing communities that meet our focused investment criteria;

•	maximizing the profitability of our owned and third-party managed properties through proactive marketing, management and asset preservation strategies; and

•	continuing to grow our third-party development and management services businesses to generate cash flow and build our national reputation among colleges and universities.

     The following summarizes the key aspects of our strategies:

     Follow a Disciplined Off-Campus Acquisition and Development Strategy

     Our investment criteria are focused on acquiring and developing high quality, modern student housing properties that are located in close proximity to major colleges and universities. We target properties that offer pedestrian or bicycle access to their respective campuses. We acquire and develop properties that feature a differentiated product offering and are located in student housing submarkets with barriers to entry. Our focused investment criteria coupled with our superior operational capabilities provide an opportunity to increase the value and cash flow of our properties. We believe that our reputation and close relationship with colleges and universities also gives us an advantage in sourcing acquisition and development opportunities, obtaining municipal approvals and community support for our development projects, and in creating marketing or operational advantages.

     We consider many factors when determining whether we should enter a market and, if so, whether through acquisition or development and how to position our property within the market, including the following:

Property Factors

•	Proximity to campus

•	Unit mix compared to competition

•	Marketability of floor plans compared to competition

•	Quality and marketability of amenity offering compared to competition

•	Total housing cost to residents compared to each direct competitor

•	Age of the structure

•	Quality of construction and impact related to ongoing capital expenditures

•	Quality of furniture, fixtures and equipment and impact on ongoing capital expenditures

•	Condition and extraordinary cost impacts related to mechanical and physical plant systems

•	Operational and marketing inefficiencies and identification of areas for improvement

•	Internet, communications and entertainment features incorporated into the structure

•	Reputation of the property and competitor properties among students and key university offices

University Factors

•	Size of college or university

•	Enrollment characteristics and growth projections

•	Percent of students housed on-campus

•	On-campus housing requirements and policies

•	On-campus housing products and pricing

•	Development plans for future housing

•	University’s admission policy and expected changes to such policies

•	Presence of university services/programs that enable establishing formal relationships

Market Factors

•	Fundamentals of the overall local housing market

•	Fundamentals of student housing submarkets

•	Nature of direct competitors and their product offering

•	Impact of greater housing market on each student housing submarket

•	Barriers to entry in each student housing submarket

•	Student preferences related to each student housing submarket

•	Planned or potential future student housing development

     After we identify a potential student housing acquisition or development opportunity, a due diligence team consisting of in-house personnel and third parties will conduct detailed due diligence to assess the potential opportunity.

     Given our significant development and acquisition activities over the last decade, we have developed active relationships with universities, developers, owners, lenders and brokers of student housing properties that allow us to identify and capitalize on acquisition and development opportunities. As a result, we have generated a proprietary database of contacts and properties that assist us in identifying and evaluating acquisition and development opportunities. Through our experienced development staff and our relationship with certain developers with whom we have previously developed off-campus student housing properties, we will continue to identify and acquire development sites in close proximity to colleges and universities that permit us to develop unique properties that offer a competitive advantage. We will also continue to benefit from opportunities derived from our extensive network with colleges and universities.

     Maximize Property-Level Profitability

     We seek to maximize property-level profitability by maximizing occupancy and revenue along with the implementation of prudent cost control systems. Our experienced and trained on-site management personnel administer the timely execution of our marketing, management and maintenance plans with corporate support and supervision in all functional areas.

     Some of our specific expense control initiatives include:

•	establishing internal controls and procedures for cost control consistently throughout our communities;

•	appropriately staffing our properties at the site-level, minimizing multiple layers of management and increasing effectiveness;

•	negotiating utility and service-level pricing arrangements with national and regional vendors and requiring corporate-level approval of service agreements for each community; and

•	conducting analysis of the costs and effectiveness of each of our marketing programs via our proprietary LAMS system.

     Utilize our Proprietary Marketing Systems

     We believe we have developed the industry’s only specialized, fully integrated leasing administration and marketing software program, which we call LAMS. We utilize LAMS to maximize our revenue and improve the efficiency and effectiveness of our marketing and lease administration process. Through LAMS, each of our properties’ ongoing marketing and leasing efforts are supervised at the corporate office on a real time basis. Among other things, LAMS provides:

•	a fully integrated prospect tracking and follow-up system. Prospect information from all types of inquiries — walk-in, telephone, web site/email, or fax — is recorded and entered into the LAMS database, and an aggressive, fully-automated follow-up and tracking program is then implemented, with LAMS generating all follow-up marketing pieces, labels and electronic communications.

•	a built-in marketing effectiveness program to measure the success of our marketing efforts on a real time basis. LAMS generates a weekly traffic analysis that shows the quantity of each type of inquiry received for that period as well as the marketing medium that generated each piece of traffic. In addition, LAMS generates a period-to-period comparative traffic and leasing analysis that allows us to compare the pace of the current year’s traffic and leasing activity to that of previous years. This enables us to track the effectiveness of each marketing program being utilized and to respond accordingly.

•	a real-time monitor of lease closings and leasing terms. LAMS automatically generates closing reports allowing us to measure the staff’s closing ratios. The closing ratios are calculated by LAMS on an individual basis so that we may better evaluate performance and optimize our staffing. LAMS generates application and leasing status reports that detail the current period and year-to-date status of applications and leasing broken down by type of accommodation. This enables us to quickly identify potential problems related to pricing and/or desirability of our various types of accommodations and to respond accordingly.

•	an automated lease generation system. Each property’s lease term and rental rate information is set up in LAMS by authorized corporate staff. This enables the corporate office to maintain tight controls on pricing changes and special promotions. LAMS generates each resident lease, eliminating the potential for manual errors of our on-site staff.

     Capitalize on our Unique Understanding of Student Housing

     Student housing has undergone a dramatic evolution over the past two decades. Today, students and parents factor in the quality of housing when selecting a college. Many of the members of our corporate staff have spent the majority of their careers in student housing. We witnessed, and at times have driven, this evolution. Our grass roots understanding of the business gives us a unique perspective in how we analyze student markets, design and construct our developments, underwrite our investments and lease and operate our communities.

     Build Products that Meet Students’ Expectations

     Many teenagers now leaving for college grew up with their own bedrooms, bathrooms and all the luxuries of the modern home. The traditional “dormitory” featuring double occupancy bedrooms, community bathrooms and low budget food service is no longer an acceptable product. That’s why our units typically feature private bedrooms, private bathrooms, large living rooms and conveniences like high-speed internet. We provide the privacy and conveniences today’s student expects.

     Build a Sense of Community Through Design

     Our projects are designed to facilitate resident interaction and management supervision. Unlike multifamily housing, we do not site plan our properties around the “park at your door” concept. Our buildings are typically located around spacious courtyards with parking located on the perimeters. Within the core of the community are resort-style amenities and large community centers with fitness centers, recreation/game rooms, social lounges and computer labs.

     Proactively Manage Leasing Cycles and Annual Turnover

     Each market has its own distinctive leasing cycle. Leasing windows can be very short and may differ among targeted student groups. If you miss a market’s cycle, recovery may not occur until the following academic year. Our LAMS proprietary leasing administration and marketing software program enables us to proactively manage this process to maximize results.

     Most of our owned, off-campus properties have 12-month leases that provide for 11.5 months of occupancy. This typically leaves only two weeks to move students out at the end of one academic year, prepare units and move students in for the next academic year, a process most traditional real estate operators are ill equipped to manage. We’ve spent a decade refining our annual turnover program to achieve maximum efficiency.

     Manage Individual Lease Liability and Accounts Receivables

     We lease by the bed on an individual liability basis, as opposed to joint and several unit leases used in multifamily. We require a parent or guardian to sign as a guarantor unless a student provides proof of financial capability. Parents and students find comfort, and are willing to pay a premium, in knowing they are not responsible for a roommate’s rent. With mom and dad being a party to the lease, it enables us to involve them directly whenever the need may arise.

     There is a misperception that delinquent rents are very high in student housing. We consider students to be a minimal credit risk, as parents are typically the true credit behind most leases. For students with inadequate parental support, substantial financial aid is available in the form of student loans, grants and scholarships. Historically, our reserve for uncollectible rent is less than 1% of rental revenue for our owned, off-campus assets.

     Dispel the “Animal House” Myth

     Owners and managers once considered students undesirable tenants whose lack of respect for the community resulted in excessive damage. For the absentee landlord who doesn’t proactively maintain their student properties, this can be a self-fulfilling expectation.

     We provide students with high-quality, well-amenitized product that we maintain impeccably. We then communicate to our residents the expectation that they will respect and care for the community. Students appreciate our approach and respond favorably when management is truly proactive in caring for the community. If students do not respect this philosophy, and malicious damage does occur, we demonstrate low tolerance and generally move to evict those students as an example to others.

     Maintain Communities Conducive to Academic Achievement

     Each of our communities is staffed to foster an academically oriented environment. Our general managers or assistant general managers live on-site. We also have on-site resident assistants who organize an array of educational, recreational and social programs. This approach assists us in gaining the respect of the subject university, which, in many cases, provides us with a competitive advantage.

     Develop and Retain Personnel

     We strive to develop staff from within via extensive training in each functional area and via our formal management training program, which we refer to as “Inside Track.” Each year we identify 1 to 20 management candidates from our student and professional field staff, who are invited to partake in a three-day kick-off training program to prepare them to become property managers. They then return to their respective properties where they undergo a one-year mentoring program, under the tutelage of their general manager and regional manager, where they are trained in the each functional aspect of our business. To aid in retaining field employees, we have also developed an incentive-based compensation structure for our on-site personnel.

     Maintain and Develop Strategic Relationships

     We seek to maintain and establish relationships with universities. We believe that establishing and maintaining relationships with universities is important to the ongoing success of our business. These relationships should continue to provide us with favored referrals to enhance our leasing efforts, opportunities for additional acquisitions of student housing communities and contracts for third-party services.

     Efficiently Manage the Unique Structure of our Leases

     Student housing properties are typically leased by the bed on an individual lease liability basis, unlike multifamily housing where leasing is by the unit. Individual lease liability limits each resident’s liability for his or her own rent without liability for a roommate’s rent. A parent or guardian is required to execute each lease as a guarantor unless the resident provides adequate proof of income. The number of lease contracts that we administer are therefore equivalent to the number of beds occupied and not the number of units. Unlike traditional multifamily housing, most of our leases commence and terminate on the same dates and may have terms of 9, 10, or 12 months. As an example, in the case of our typical 12-month leases, these dates coincide with the commencement of the universities’ fall academic term and typically terminate at the completion of the last subsequent summer school session. As such, we must re-lease each property in its entirety each year. We have developed an annual turnover program to efficiently manage this process.

Operating Segments

     We define business segments by their distinct customer base and service provided. We have identified the following reportable segments: Owned Off-Campus Properties, On-Campus Participating Properties and Third Party Services, which consists of Development Services and Property Management Services.

     Owned Off-Campus Properties

     As of March 31, 2005, our Owned Off-Campus Properties segment consisted of 19 owned off-campus properties that are in close proximity to 22 public colleges and universities in nine states. Off-campus properties are generally located in close proximity to the school campus, generally with pedestrian, bicycle, or University shuttle access. We tend to offer more relaxed rules and regulations than on-campus housing that are more appealing to upper-classmen. We believe that the support of colleges and universities can be beneficial to the success of our off-campus properties. We actively seek to have these institutions recommend our off-campus facilities to their students or to provide us with mailing lists so that we may directly market to students and parents. In some cases, the institutions actually promote our off-campus facilities in their recruiting and admissions literature. In cases where the educational institutions do not offer recommendations for off-campus housing or mailing lists, most nonetheless provide lists of suitable properties to their students, and we continually work to ensure that our properties are on these lists in each of the markets that we serve.

     Due to the unique structure of our leases, as discussed above, we may experience reduced cash flows during the summer months. Additionally, changes in university admission policies could adversely affect this segment. For example, if a university reduces the number of student admissions or requires that a certain class of students (e.g., freshmen) live in a university owned facility, the demand for beds at our properties may be reduced and our occupancy rates may decline. While we may engage in marketing efforts to compensate for such changes in admission policies, we may not be able to affect such marketing efforts prior to the commencement of the annual lease-up period or our additional marketing efforts may not be successful.

     This segment is subject to competition for tenants with on-campus housing owned by colleges and universities. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us (and other private sector operators), thereby decreasing their operating costs. Residence halls owned and operated by the primary colleges and universities in the markets of our owned properties typically charge lower rental rates, but offer fewer amenities than those charged by our properties. Additionally, most universities are only able to house a small percentage of their overall enrollment, and are therefore highly dependant upon the off-campus market to provide housing for their students. High-quality, well run off-campus student housing can be a critical component to an institution’s ability to attract and retain students. Therefore, developing and maintaining good relationships with educational institutions can result in a privately owned off-campus facility becoming, in effect, an extension of the institution’s housing program, with the institution providing highly valued references and recommendations to students and parents.

     This segment also competes with national and regional owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators. Therefore, the performance of this segment could be affected by the construction of new off-campus residences in close proximity to our existing properties, increases or decreases in the general levels of rents for housing in competing communities, increases or decreases in the number of students enrolled at one or more of the colleges or universities in the market of a property, and other general economic conditions.

     On-Campus Participating Properties

     Our On-Campus Participating Properties segment includes on-campus leaseholds owned by our TRS that are operated under ground/facility leases with the related university systems. We participate with two university systems in the operations and cash flows of five on-campus participating properties (one of which is currently under construction) under long-term ground/facility leases. The subject universities hold title to both the land and improvements on these properties.

     Under our ground/facility leases, we receive an annual distribution representing 50% of these properties’ net cash available for distribution after payment of operating expenses (which includes our management fees), debt service (which includes repayment of principal) and capital expenditures. We also manage these properties under multi-year management agreements and are paid a management fee representing 5% of receipts.

     While the terms of each specific ground/facility lease agreement tend to vary in certain respects, the following terms are generally common to all:

•	a term of 30-40 years, subject to early termination upon repayment of the mortgage financing, which generally has a 25-year amortization;

•	ground/facility lease rent of a nominal amount (e.g., $100 per annum over the lease term) plus 50% of net cash available for distribution;

•	the right of first refusal by the educational institution to purchase our leasehold interest in the event we propose to sell it to any third party;

•	an obligation by the educational institution to promote the project, include information relative to the project in brochures and mailings and to permit us to advertise the project;

•	the requirement to receive the educational institution’s consent to increase rental rates by a percentage greater than the percentage increase in our property operating expenses plus the amount of any increases in debt service; and

•	the option of the educational institution to purchase our interest in and assume management of the facility, with the purchase price calculated at the discounted present cash value of our leasehold interest.

     We do not have access to the cash flows and working capital of these on-campus participating properties except for the annual net cash distribution. Additionally, a substantial portion of these properties’ cash flow is dedicated to capital reserves required under the applicable property indebtedness and to the amortization of such indebtedness. These amounts do not increase our economic interest in these properties since our interest, including our right to share in the net cash available for distribution from the properties, terminates upon the amortization of their indebtedness. Our economic interest in these properties is therefore limited to our interest in the net cash flow and management fees from these properties. Accordingly, when considering these properties’ contribution to our operations, we focus upon our share of these properties’ net cash available for distribution and the management fees that we receive from these properties rather than upon their contribution to our gross revenues and expenses for financial reporting purposes.

     Third Party Services

     We are one of the nation’s leaders in the third party development and management of on-campus housing, which has allowed us to develop key relationships with colleges and universities. These relationships, and the corresponding national reputation that we have developed in this portion of our business, benefits us when developing and managing our owned off-campus properties. The revenues we earn from our third party services comprised approximately 13% of our 2004 revenues as compared to approximately 16% of our 2003 revenues. We believe that these services continue to provide synergies with respect to our ability to identify, acquire or develop, and successfully operate, student housing properties. These services are conducted through our TRS and are described below.

     While management evaluates the operational performance of our third party services based on the distinct segments identified below, at times, we also evaluate these segments on a combined basis. These services are described below.

     Development Services. Our Third Party Development Services segment consists of development and construction management services that we provide for third parties that range from short-term consulting projects to long-term full-scale development and construction projects. Revenues earned on such contracts are recognized as deliverables are provided or, in the case of long-term full-scale development and construction projects, based on the percentage-of-completion method. We typically provide these services to colleges and universities seeking to modernize their on-campus student housing properties. They look to us to bring our student housing experience and expertise to ensure they develop marketable, functional and financially sustainable facilities. Educational institutions usually seek to build housing that will enhance their recruitment and retention of students while facilitating their academic objectives. Most of these development service contracts are awarded via a competitive request for proposal, or RFP, process that qualifies developers based on their overall ability to provide specialized student housing design, development, construction management, financial structuring and property management services. Our development services typically include pre-development, design and financial structuring services. Our pre-development services typically include feasibility studies for third party owners and design services. Feasibility studies include (i) initial feasibility analysis, (ii) review of conceptual design and (iii) assistance with master planning. Some of the documents produced in this process include the conceptual design documents, preliminary development and operating budgets, cash flow projections and a preliminary market assessment. Our design services include (i) coordination with the architect and other members of the design team, (ii) review of construction plans and (iii) assistance with project due diligence and project budgets.

     Construction management services typically consist of coordinating and supervising the construction, equipping and furnishing process on behalf of the project owner, including site visits, hiring of a general contractor and project professionals and full coordination and administration of all activities necessary for project completion in accordance with plans and specifications and with verification of adequate insurance.

     Our development services activities benefit our primary goal of owning and operating student housing properties in a number of ways. By providing these services to others, we are able to expand and refine our unit plan and community design, the operational efficiency of our material specifications and our ability to determine market acceptance of unit and community amenities. Our development and construction management personnel enable us to establish relationships with general contractors, architects and project professionals throughout the nation. Through these services, we gain experience and expertise in residential and commercial construction methodologies under various labor conditions, including right-to-work labor markets, markets subject to prevailing wage requirements and fully unionized environments.

     With regard to our third party development services for colleges and universities, our clients have included some of the nation’s most prominent systems of higher education, including the State University of New York System, the University of California System, the Texas A&M University System, the Texas State University System, the University of Georgia System, the University of North Carolina System, the Purdue University System and the University of Colorado System. We have developed student housing properties for these clients and a majority of the time have been retained to manage these properties following their opening. As of March 31, 2005, development fees of approximately $5.1 million remained to be earned by us with respect to third party development projects. The following table provides certain information with respect to third party properties under development as of March 31, 2005:

				Balance to be
	Total		Fees Previously	Earned and
	Contractual Fee		Earned and	Recognized in 2005	Scheduled
Property	Amount		Recognized	and 2006	Completion
Saint Leo University Phase II	$375		$199	$176	Aug 2005
Vista del Campo Phase II	3,501		168	3,333	Aug 2006
West Virginia University – pre-development services	400	(1)	370	30	Jun 2005
Fenn Tower Renovation	1,509		10	1,499	Aug 2006
Lamar University Dining Hall	110		22	88	Nov 2005

Total	$5,895		$769	$5,126

(1)	Net of approximately $0.6 million of costs anticipated to be incurred to complete the project.

     In addition, as of March 31, 2005, we have been selected to perform construction administration services related to a student housing property for West Virginia University. These services provide a net construction administration fee of approximately $0.3 million and are anticipated to commence in August 2005. We have also received a “Notice of Intent to Award” from Arizona State University indicating that we have been selected to provide design, development and management of student housing on the Tempe Campus. In addition, we have also been selected by Hope International University in Fullerton, California to design and oversee a comprehensive redevelopment of its campus, including the development of residence halls, student apartments and faculty housing. Subject to the successful structuring and closing of the Arizona State and Hope transactions, we anticipate that the projects will commence construction during the second or third quarter of 2006.

     Property Management Services. Our Third Party Property Management Services segment includes revenues generated from third party management contracts in which we are typically responsible for all aspects of a property’s operations, including marketing, leasing administration, facilities maintenance, business administration, accounts payable, accounts receivable, financial reporting, capital projects and residence life student development. As of March 31, 2005, we provided third party management services for 19 student housing properties that represented approximately 11,300 beds in approximately 4,500 units, 13 of which we developed. We provide these services pursuant to multi-year management agreements (generally ranging between two to five years).

Competition

     Competition from Universities and Colleges

     We are subject to competition for student-tenants from on-campus housing operated by educational institutions, charitable foundations and others. On-campus student housing has certain inherent advantages over off-campus student housing in terms of physical proximity to the university campus, captive student body, perception of a more secure environment and the fuller integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us (and other private sector operators), thereby decreasing their costs of operating new on-campus student housing. Residence halls owned and operated by the primary colleges and universities in the markets of our owned properties typically charge lower rental rates, but offer fewer amenities than those charged by our properties.

     On the other hand, most universities are able to house only a small percentage of their overall enrollment, and are therefore highly dependant upon the off-campus market to provide housing for their students. High-quality, well run off-campus student housing can be a critical component to an institution’s ability to attract and retain students. Accordingly, a university or college, rather than being a competitor, may actually become a potential customer of off-campus student housing. Developing and maintaining a good relationship with an educational institution can result in a privately owned off-campus facility becoming, in effect, an extension of the institution’s housing program, with the institution providing highly valued references and recommendations to students and parents.

     Competition from Public and Private Owners

     We compete with several regional and national owner-operators of off-campus student housing in a number of markets, including GMH Communities Trust and Education Realty Trust, Inc., each of which has recently completed an initial public offering of its common stock and, in connection therewith, has publicly disclosed its intention to grow its student housing business. We also compete with smaller local or regional owner-operators. Currently, the industry is fragmented with no participant holding a significant market share. There are a number of student housing complexes that are located near to or in the same general vicinity of many of our owned properties and that compete directly with us. We believe that a number of other large national companies with substantial financial resources may be potential entrants in the student housing business. The entry of one or more of these companies could increase competition for students and for the acquisition or development of other student housing properties.

Our Properties

     Our properties generally are modern facilities, and amenities at most of our properties include a swimming pool, basketball courts and a large community center featuring a fitness center, computer center, tanning beds, study areas and a recreation room with billiards and other games. Some properties also have a jacuzzi/hot tub, volleyball courts, tennis courts and in-unit washers and dryers. Two of our off-campus properties completed development and opened in Fall 2004, one owned off-campus property is currently under construction with a scheduled completion date of August 2005, and one on-campus participating property is currently under construction with a scheduled completion date of August 2005. Lease terms are generally 12 months at our off-campus properties and 9 months at our on-campus participating properties. The average age of our properties is 4.7 years.

     We own fee title to all of these properties except for:

•	The Callaway House, in which we own an 80% partnership interest and are entitled to significant preferred distributions;

•	University Village at TU, which is subject to a 75-year ground lease from Temple University (with four additional six-year extensions); and

•	Five on-campus participating properties held under ground/facility leases with two university systems.

The following table presents certain information about our owned property portfolio as of March 31, 2005.

		Year
		Acquired/			Occupancy
Property		Developed	Location	Primary University Served	Rates (1)	Units	Beds
Off-campus properties:
1.	Commons On Apache	1999	Tempe, AZ	Arizona State University Main Campus	100.0%	111	444
2.	The Village at Blacksburg	2000	Blacksburg, VA	Virginia Polytechnic Institute and State University	98.6%	288	1,056
3.	The Village on University	1999	Tempe, AZ	Arizona State University Main Campus	99.1%	288	918
4.	River Club Apartments	1999	Athens, GA	The University of Georgia – Athens	95.5%	266	794
5.	River Walk Townhomes	1999	Athens, GA	The University of Georgia – Athens	97.1%	100	340
6.	The Callaway House (2)	2001	College Station, TX	Texas A&M University	101.3%	173	538
7.	The Village at Alafaya Club	2000	Orlando, FL	The University of Central Florida	97.4%	228	840
8.	The Village at Science Drive	2001	Orlando, FL	The University of Central Florida	99.3%	192	732
9.	University Village at Boulder Creek	2002	Boulder, CO	The University of Colorado at Boulder	87.7%	82	309
10.	University Village at Fresno	2004	Fresno, CA	California State University, Fresno	98.8%	105	406
11.	University Village at TU	2004	Philadelphia, PA	Temple University	98.8%	220	749
12.	University Village at Sweet Home (3)	2005	Amherst, NY	State University of New York – Buffalo	—	269	828
13.	University Club Tallahassee	2005	Tallahassee, FL	Florida State University	93.4%	152	608
14.	The Grove at University Club	2005	Tallahassee, FL	Florida State University	98.4%	64	128
15.	College Club Tallahassee	2005	Tallahassee, FL	Florida A&M University	92.4%	96	384
16.	The Greens at College Club	2005	Tallahassee, FL	Florida A&M University	96.9%	40	160
17.	University Club Gainesville	2005	Gainesville, FL	University of Florida	98.9%	94	376
18.	City Parc at Fry Street	2005	Denton, TX	University of North Texas	94.7%	136	418
19.	Exchange at Gainesville (to be renamed)	2005	Gainesville, FL	University of Florida	95.6%	396	1,044

Total off-campus properties					97.2%	3,300	11,072

		Year
		Acquired/			Occupancy
Property		Developed	Location	Primary University Served	Rates (1)	Units	Beds
On-campus participating properties:
20.	University Village–PVAMU	1996/97/ 98	Prairie View, TX	Prairie View A&M University	93.0%	612	1,920
21.	University College–PVAMU	2000/2003	Prairie View, TX	Prairie View A&M University	95.0%	756	1,470
22.	University Village–TAMIU	1997	Laredo, TX	Texas A&M International University	70.2%	84	252
23.	Cullen Oaks Phase I	2001	Houston, TX	The University of Houston	99.6%	231	525
24.	Cullen Oaks Phase II (3)	2005	Houston, TX	The University of Houston	—	180	354

Total on-campus participating properties					93.1%	1,863	4,521

	Total – all properties				96.0%	5,163	15,593

(1)	Occupancy rates are calculated as of March 31, 2005. Occupancy is based on the number of total occupied beds (including beds occupied by staff) divided by total beds.

(2)	Also has a food service facility.

(3)	Currently under development with a scheduled completion date of August 2005.

     The following table sets forth certain comparative information as of May 27, 2005 and May 28, 2004 (the last Friday in May for each period reported) regarding the leasing status of our owned off-campus properties for the 2005/2006 and 2004/2005 academic years, respectively.

	Applications	% of	Applications
	and	Rentable	and
	Leases as	Beds as	Leases as	Variance			Total
	of May 27,	of May	of May 28,	to Prior Year		Rentable	Design
Applications and Leases	2005	27, 2005	2004	Beds	%	Beds (1)	Beds
Commons of Apache	444	100.0%	444	0	0.0%	444	444
The Village at Blacksburg	1,034	98.7%	1,030	4	0.4%	1,048	1,056
The Village on University	515	56.7%	656	(141)	(21.5%)	909	918
River Club Apartments	719	92.8%	543	176	32.4%	775	794
River Walk Townhomes	296	88.9%	316	(20)	(6.3%)	333	340
The Callaway House	642	121.8%	569	73	12.8%	527	538
The Village at Alafaya Club	581	70.1%	586	(5)	(0.9%)	829	840
The Village at Science Drive	717	99.3%	718	(1)	(0.1%)	722	732
University Village at Boulder Creek	168	56.2%	218	(50)	(22.9%)	299	309
University Village Fresno	336	84.8%	218	118	54.1%	396	406
University Village at TU	728	99.3%	734	(6)	(0.8%)	733	749
University Village at Sweet Home	835	102.2%	n/a	n/a	n/a	817	828
University Club Tallahassee (2)	744	102.5%	n/a	n/a	n/a	726	736
College Club Tallahassee (3)	392	73.1%	n/a	n/a	n/a	536	544
University Club Gainesville	267	71.8%	n/a	n/a	n/a	372	376
City Parc at Fry Street	196	47.6%	n/a	n/a	n/a	412	418
Exchange at Gainesville (to be renamed)	949	92.0%	n/a	n/a	n/a	1,032	1,044

Total						10,910	11,072

(1)	Rentable Beds exclude beds needed for on-site staff and/or model units.

(2)	For lease administration purposes, University Club Tallahassee and the Grove at University Club are reported combined.

(3)	For lease administration purposes, College Club Tallahassee and the Greens at College Club are reported combined.

     The following describes certain of our material properties:

     University Village at TU, Philadelphia, Pennsylvania. University Village at TU is located in Philadelphia, Pennsylvania less than one-quarter mile east of the Temple University campus. The University had a Fall 2004 student enrollment of approximately 34,000.

     The University’s current on-campus housing can accommodate approximately 4,400 students, and these facilities are 100% occupied with a significant wait list. The University also leases approximately 1,200 “sponsored beds” in various off-campus apartment complexes. The majority of on-campus housing is either residence hall style or residence suites. The University does not currently have a residence requirement.

     There currently are over 800 beds of dedicated student housing in the area, which includes the Kardon Building, a converted loft building located one block east of the campus, and Oxford House, a new student housing development one block west of the campus that opened in Fall 2004. In addition to dedicated and sponsored student housing, there is a significant amount of conventional multi-family housing throughout the city (estimated to be over 140,000 units). This includes a significant concentration of multi-family housing in Center City, the Philadelphia downtown area that is located approximately three miles south of the University’s main campus.

     We completed the construction of this property in August 2004. The property is built on a 2.3-acre site and consists of three buildings that are three, four and six stories. Construction is of steel and concrete with a brick, stucco and metal exterior. The property totals approximately 182,000 rentable square feet (“rsf”) with 220 apartment units and 749 beds, offered in a Two Bedroom/One Bathroom, Three Bedroom/Three Bathroom, Two Bedroom/Two Bathroom (double occupancy), or a Four Bedroom/Four Bathroom unit configuration. Units range in size from approximately 448 rsf to approximately 1,125 rsf, and all feature private or semi-private baths, full kitchen appliances (including microwave), nine-foot ceilings and high-speed network, cable and telephone hook-ups in each bedroom. All units are fully furnished. Community amenities include laundry center, business center with computers connected to the Internet, fitness center, social lounge with big-screen televisions and a game room.

     Residents are required to sign-up for a communications package that includes cable television and Internet access. The unit mix is as follows:

						Monthly
		Beds/				Asking
Unit Type	No. Units	Unit	Beds	Unit SF	Total RSF	Rent/Bed*
Four Bedroom/Four Bath	105	4	420	1,125	118,125	$645-675
Two Bedroom/Two Bath (Double Occ.)	49	4	196	682	33,418	$500
Three Bedroom/Three Bath	1	3	3	905	905	$660-690
Two Bedroom/One Bath	65	2	130	448	29,120	$625

Total	220		749		181,568

* Asking prices for 2005-2006 academic year.

     The property is rented primarily on full-year leases running from mid-August to mid-August. Rent is collected in 12 equal consecutive installments paid July through June. The occupancy rate was 98.8% as of March 31, 2005. As of May 27, 2005, we have received applications with refundable deposits for the upcoming 2005-2006 academic year for 99.3% of the 733 rentable beds and executed leases for 95.9% of the 733 rentable beds.

     For the approximately seven and one-half months that the property was operating during the 12 months ended March 31, 2005, the total revenue of the property was approximately $3.8 million. Approximately 100% of the units are estimated to be leased as fully furnished in Fall 2005. With the property being fully leased and receiving full utility revenue from each resident for the upcoming 2005-2006 academic year, contracted revenue is projected to increase by approximately $0.1 million over the 2004-2005 academic year.

     We hold a leasehold interest in the property pursuant to a 75-year ground lease (with four six-year options, which may be unilaterally denied by the University) with Temple University that requires us to pay annual minimum rent of $0.1 million, plus (i) an annual “Preferred Return” (defined as the amount by which Net Revenues exceed $150,000, not to exceed $50,000), and (ii) 1% of the amount by which Net Revenues exceed the sum of the Preferred Return plus $150,000. In addition, we must pay the University (a) 1% of the amount, if any, of the refinancing net proceeds and (b) 1% of the amount, if any, of the Sale Net Proceeds from any sale of our leasehold interest, excluding sales to an affiliate or the University. We may not transfer the lease without the University’s consent, which consent may not be unreasonably withheld. Any proposed transfer of our rights to the property must first be offered to the University. The University has the option at any time, commencing on the 40th anniversary of the rent commencement date (such option vesting date estimated to be no later than September 1, 2044), to purchase our interest in the lease. The purchase price for our leasehold interest is the fair market value of the lease as determined by an appraisal process set forth in the lease. The closing of such transaction will occur within 60 days following the determination of the purchase price. The University also has a right of first offer with respect to any third party receiving or purchasing our leasehold interest.

     The property (and our leasehold interest) is part of our unencumbered pool of properties under our revolving credit facility. We have budgeted approximately $25,000 in capital expenditures for 2005 mostly for recurring capital items such as carpet and furniture replacement. Real estate taxes with a rate of 8.3% at this property are estimated to be approximately $9,700 for the year ended December 31, 2005. The property benefits from a 10-year tax abatement on all improvements, with only the land being taxable. The tax abatement is in place until 2014. For federal income tax purposes, this property has a basis of $45.6 million and is depreciated using the straight-line method and rate over a depreciable life of 27.5 years.

     Exchange at Gainesville, Gainesville, Florida. We acquired The Exchange at Gainesville (the “Exchange”) on March 29, 2005. The community is located one-quarter mile west of the University of Florida campus in Gainesville, Florida on a 25.9 acre site. With approximately 49,000 students, the University of Florida is now one of the five largest universities in the nation, and the largest in the state of Florida.

     The University’s current on-campus housing can accommodate approximately 10,000 students. There are no on campus housing requirements. The on-campus facilities are currently over 100% occupied and have remained full for the past five years. The majority of on campus housing was built between 1906 and 1967 and offer predominantly double occupancy dorm rooms or suite-style accommodations with semi-private baths. Limited private bedroom and private bathroom accommodations are available in on campus housing. There is only one known on-campus housing development currently planned. The university plans to build a 676-bed apartment-style facility to cater to graduate students by 2007.

     In 2004, approximately 39,700 students (81%) lived off campus. We believe the off-campus housing market includes nine direct competitive communities that are new, modern student housing that offer one, two, three and four-bedroom accommodations, as well as single family rental homes and older traditional multi-family communities in close proximity to campus. The direct competitive communities are located between 0.25 and 3.0 miles from campus. Seven of these nine properties have a more inferior location to the campus than the Exchange. For the 2004 academic year, the competitive off-campus student housing set of nine properties was approximately 90% occupied, while the Exchange averaged approximately 96% occupancy.

     The property was completed in August 2002 and consists of 20 three-story garden-style residential buildings. The residential buildings and club house are wood frame construction with an exterior sheathing consisting of hardiboard siding with architectural accents. The project also includes 1,112 parking spaces with bus service to campus. The property totals approximately 383,000 rsf with 396 apartment units and 1,044 beds. Units feature fully carpeted common and bedroom areas with ceramic tile in the entry foyers and vinyl flooring in the bathrooms and kitchens. The units also feature ceiling fans in each bedroom, full size washers and dryers, white GE appliances (including microwave) and spacious patios/balconies. Each bedroom is hard wired for high-speed Internet, telephone and cable television as well as each unit is pre-wired for a monitored intrusion alarm. The community features two pools: a large resort-style swimming pool with a large sun deck and a smaller community pool with swim lanes. The clubhouse contains a fully-equipped fitness center, game room with billiards, computer lab and business center, tanning bed and a large clubroom with big-screen TV and service bar. Additional on-site amenities include barbeque grills, basketball court and sand volleyball court.

     Rental rates include water/sewer, trash, basic cable television, Internet access and electric. The unit mix is as follows:

						Monthly
		Beds/				Asking
Unit Type	No. Units	Unit	Beds	Unit SF	Total RSF	Rent/Bed*
Four Bedroom/Four Bath	36	4	144	1,355	48,780	$501
Four Bedroom/Four Bath	48	4	192	1,313	63,024	$486
Three Bedroom/Three Bath	24	3	72	1,083	25,992	$516
Three Bedroom/Three Bath	108	3	324	1,040	112,320	$499
Two Bedroom/Two Bath	132	2	264	807	106,524	$532
One Bedroom/One Bath	48	1	48	554	26,592	$801

Total	396		1,044		383,232

* Asking prices for 2005-2006 academic year.

     The property is rented primarily on full-year leases running from mid-August to mid-August. Rent is currently collected in 11 equal installments with the first and last months of occupancy prorated based on the date of occupancy and the date of termination of the applicable lease, respectively. The occupancy rate was 95.6% as of March 31, 2005. As of May 27, 2005, we have received applications with refundable deposits for the upcoming 2005-2006 academic year for 92.0% of the 1,044 beds and executed leases for 91.6% of the 1,044 beds.

     Approximately 100% of the units are estimated to be leased as fully furnished in Fall 2005.

     The purchase price for the property was approximately $47.5 million. In addition, we anticipate spending approximately $1.1 million in closing and other external transactions costs, including capital expenditures necessary to bring the property up to our operating standards. We also anticipate spending approximately $45,000 of initial integration expenses to bring the property up to our operating standards. We entered into a 5.2% fixed-rate mortgage loan of $38.8 million in connection with the acquisition of this property, which requires monthly debt service payments sufficient to amortize the debt over a 30-year period. The indebtedness matures on June 1, 2015 at which time it is scheduled to have an outstanding principal balance of approximately $32.1 million. Voluntary prepayment is prohibited except during the last ninety days of the term, when prepayment may be made in whole but not in part.

     We have budgeted approximately $0.1 million for capital expenditures at this property in 2005, mostly for recurring capital items such as carpet and furniture replacement. Real estate taxes with a rate of 2.4% at this property totaled approximately $0.5 million for the year ended December 31, 2004. For federal income tax purposes, this property has a basis of $47.5 million and is depreciated using the straight-line method and rate over a depreciable life of 27.5 years.

Regulation

     General

     Student housing properties are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of the existing properties has the necessary permits and approvals to operate its business. Apartment community properties are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas.

     Americans With Disabilities Act and Federal Fair Housing Act

     Many laws and governmental regulations are applicable to our properties and changes in the laws and regulations, or their interpretation by agencies and the courts, occur frequently. Our properties must comply with

Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

     Under the Federal Fair Housing Act and state fair housing laws, discrimination on the basis of certain protected classes is prohibited. Violation of these laws can result in significant damage awards to victims. We have a strong policy against any kind of discriminatory behavior and train our employees to avoid discrimination or the appearance of discrimination. There is no assurance, however, that an employee will not violate our policy against discrimination and thus violate fair housing laws. This could subject us to legal actions and the possible imposition of damage awards.

     Environmental Matters

     Under various laws and regulations relating to the protection of the environment, an owner of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in its property. These laws often impose liability without regard to whether the owner was responsible for, or even knew of, the presence of such substances. The presence of such substances may adversely affect the owner’s ability to rent or sell the property or use the property as collateral. Independent environmental consultants conducted Phase I environmental site assessments (which involve visual inspection but not soil or groundwater analysis) on all of the owned off-campus properties and on-campus participating properties in our existing portfolio. Phase I environmental site assessments did not reveal any environmental liabilities that would have a material adverse effect on us. In addition, we are not aware of any environmental liabilities that management believes would have a material adverse effect on us. There is no assurance that Phase I environmental site assessments would reveal all environmental liabilities or that environmental conditions not known to us may exist now or in the future which would result in liability to us for remediation or fines, either under existing laws and regulations or future changes to such requirements.

     From time to time, the United States Environmental Protection Agency, or EPA, designates certain sites affected by hazardous substances as “Superfund” sites pursuant to CERCLA. Superfund sites can cover large areas, affecting many different parcels of land. Although CERCLA imposes joint and several liability for contamination on property owners and operators regardless of fault, the EPA may choose to pursue potentially responsible parties (“PRPs”) based on their actual contribution to the contamination. PRPs are liable for the costs of responding to the hazardous substances. Each of Commons on Apache, The Village at University and University Village at San Bernardino (disposed of in January 2005) are located within federal Superfund sites. The EPA designated these areas as Superfund sites because groundwater underneath these areas is contaminated. We have not been named, and do not expect to be named, as a PRP with respect to these sites. However, there can be no assurance regarding potential future developments concerning such sites.

     We cannot assure you that costs of future environmental compliance will not affect our ability to pay distributions to you or that such costs or other remedial measures will not be material to us. See “Risk Factors—Risks Related to the Real Estate Industry—Existing conditions at some of our properties may expose us to liability related to environmental matters.”

Insurance

     We carry comprehensive liability and property insurance on our properties, which we believe is of the type and amount customarily obtained on real property assets. We intend to obtain similar coverage for properties we acquire in the future. However, there are certain types of losses, generally of a catastrophic nature, such as losses from floods or earthquakes, that may be subject to limitations in certain areas. When not otherwise contractually stipulated, we exercise our judgment in determining amounts, coverage limits and deductibles, in an effort to maintain appropriate levels of insurance on our investments. If we suffer a substantial loss, our insurance coverage may not be sufficient due to market conditions at the time or other unforeseen factors. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed. See “Risk Factors—Risks Related to the Real Estate Industry—Potential losses may not be covered by insurance.”

Employees

     As of March 31, 2005, we had approximately 763 employees, consisting of:

•	approximately 226 on-site employees in our owned off-campus properties segment, including 78 resident assistants;

•	approximately 87 on-site employees in our on-campus participating properties segment, including 41 resident assistants;

•	approximately 394 employees in our third party property management services segment, including 372 on-site employees and 22 corporate office employees;

•	approximately 19 corporate office employees in our third party development services segment; and

•	approximately 37 executive, corporate administration and financial personnel.

     Our employees are not currently represented by a labor union.

Offices and Website

     Our principal executive offices are located at 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746. Our telephone number at that location is (512) 732-1000. We also have a regional office located at 4199 Campus Drive, Suite 550, Irvine, California 92612 and have management offices in each of our properties. Our website is located at www.americancampuscommunities.com or www.studenthousing.com. The information on our website is not part of this prospectus.

Legal Proceedings

     Neither we nor our subsidiaries are currently involved in any material litigation nor, to our management’s knowledge, is any material litigation currently threatened against us or our subsidiaries or properties, other than routine litigation arising in the ordinary course of business, all of which is expected to be covered by liability insurance.

MANAGEMENT

Directors, Executive Officers and Senior Management

     Our board of directors consists of eight members, five of whom are classified under applicable New York Stock Exchange listing standards as “independent” directors. Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors, Vacancies on Our Board of Directors and Removal of Directors.” Subject to rights granted under any employment agreements, officers serve at the pleasure of our board of directors.

     The following table sets forth certain information concerning the individuals who are our directors, executive officers and certain of our other senior officers upon the consummation of this Offering:

Name	Age	Position
William C. Bayless, Jr.	41	President, Chief Executive Officer and Director
R.D. Burck	72	Chairman of the Board and Independent Director
G. Steven Dawson	47	Independent Director
Cydney Donnell	45	Independent Director
Edward Lowenthal	60	Independent Director
Brian B. Nickel	32	Executive Vice President, Chief Financial Officer, Secretary and Director
Scott H. Rechler	37	Director
Winston W. Walker	61	Independent Director
Greg A. Dowell	41	Executive Vice President and Chief of Operations
James C. Hopke, Jr.	43	Executive Vice President and Chief Investment Officer
Brian N. Winger	37	Senior Vice President–Development
Jason R. Wills	33	Senior Vice President–Marketing and Business Development
Jonathan Graf	40	Senior Vice President, Chief Accounting Officer and Treasurer

     The following is a biographical summary of the experience of our directors, executive officers and certain other senior officers.

     William C. Bayless, Jr. has been our President and Chief Executive Officer since October 2003. Mr. Bayless is a co-founder of our Company and participated in the founding of the student housing business of our Predecessor Entities. Mr. Bayless served as Executive Vice President and Chief Operating Officer of our Predecessor Entities from July 1995 to September 2003, where he directed all aspects of our Predecessor Entities’ business segments including business development, development and construction management, acquisitions and management services. He served as our Vice President of Development from the inception of our Predecessor Entities in 1993 until July 1995. Mr. Bayless served as the Director of Operations for Century Development’s student housing division from 1991 to 1993. From 1988 to 1991, Mr. Bayless served as the Director of Marketing responsible for business development and marketing for the student housing division of Cardinal Industries. Mr. Bayless began his career in student housing with Allen & O’Hara where he held the positions of Resident Assistant, Resident Manager and Area Marketing Coordinator from 1984 to 1988. He received a B.S. in Business Administration from West Virginia University.

     R.D. Burck has been our Chairman of the Board since August 2004. Mr. Burck retired from the position of chancellor of The University of Texas System in 2002. He currently serves as the first advisory director appointed by The University of Texas Investment Management Co., a non-profit corporation created by the University of Texas Board of Regents to manage the investment of all assets over which the board has fiduciary responsibility. Mr. Burck joined the University of Texas System in 1988 to serve as the vice chancellor of business affairs and then as executive vice chancellor for business affairs before being appointed by the Board of Regents as interim chancellor in June 2000 and chancellor six months later in December 2000. Mr. Burck worked worldwide for Getty Oil Co., headquartered in Los Angeles, from 1955 to 1984. In 1979, he was involved in the creation and served as director, as well as vice president, of ESPN, the first cable TV sports network. Mr. Burck is currently a member of the board of directors of infiNET, Inc. and Celo Data, Inc., and is a Senior Client Advocate for Willis Group Holdings. He also serves on the advisory boards for Frost Bank, G51 Capital Management, L.L.C. and Patton

Medical Devices. In addition, Mr. Burck serves on The Headliners Club Board of Trustees. He also has been a member of the board of the Texas Department of Information Resources, the board of the Texas Life, Accident, Health, the board of Hospital Service Insurance Guaranty Association, the formal advisory committee of the Texas Higher Education Coordinating Board, and the advisory council of the U.T. Austin College of Natural Sciences. Mr. Burck is a former director of the National Conference of Christians and Jews, and a former member of the board of directors of the American Cancer Society. Mr. Burck graduated from The University of Texas at Austin with a B.B.A. He also attended the South Texas School of Law in Houston.

     G. Steven Dawson has served on our board of directors since August 2004. He has primarily been a private investor since 2003 and from 1990 to 2003 he served as the Chief Financial Officer of Camden Property Trust (NYSE: CPT) and its predecessors. Camden is a large multifamily REIT based in Houston with apartment operations, construction and development activities throughout the United States. Mr. Dawson serves on the boards of Trustreet Properties, Inc. (NYSE: TSY), the largest restaurant REIT in the U.S.; Sunset Financial Resources, Inc. (NYSE: SFO), a mortgage REIT; AmREIT (AMEX: AMY), a retail property REIT; and Desert Capital REIT, Inc., an unlisted, public mortgage REIT. In addition, Mr. Dawson is on the board of Medical Properties Trust, a private REIT, and on boards of various private charities and civic organizations and has other private interests. Mr. Dawson holds a degree in business from Texas A&M University.

     Cydney Donnell has served on our board of directors since August 2004. She has been an Executive Professor at the Mays Business School of Texas A&M University since August 2004, where she teaches in the Finance Department. Ms. Donnell joined the Mays School in January of 2004 as a Visiting Lecturer. Ms. Donnell was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc. Ms. Donnell served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice-President and Analyst from 1986 to 1992. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in Dallas from 1983 to 1986. Ms. Donnell has served on the Board of Directors of European Investors Holding Company since 1992 and also currently serves on the Board of Directors of Madison Harbor Balanced Strategies Inc., a closed-end investment fund registered under the Investment Company Act of 1940. Ms. Donnell has served on the Board and Institutional Advisory Committee of NAREIT. She is an active volunteer currently serving on the Board of Directors of the Association of Former Students of Texas A&M University and served in various leadership capacities for the Junior League of the City of New York. Ms. Donnell received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University.

     Edward Lowenthal has served on our board of directors since August 2004. He has been President of Ackerman Management LLC since April 2002, a private investment management and advisory company with particular focus on real estate and other asset-based investments. Mr. Lowenthal was a founder and served as the President of Wellsford Real Properties, Inc. (AMEX: WRP) from 1997 until 2002, which manages primarily multifamily and office properties as well as real estate debt held directly and through joint ventures with institutional partners. He continues to serve as a Director of Wellsford Real Properties, Inc. Mr. Lowenthal was a Founder, Trustee and President of Wellsford Residential Property Trust, a NYSE listed multi-family real estate investment trust, until May 1997 when it was merged into Equity Residential. Mr. Lowenthal has more than 30 years of real estate and merger and acquisition experience in both public and private entities. Mr. Lowenthal serves as a Trustee of Omega Healthcare Investors, Inc. (NYSE: OHI), as a director of Ark Restaurants (NASDAQ: ARKR), as a director of Reis, Inc., a privately held real estate information and analytics provider and as a director of Desarrolladora Homex, S.A. de C.V., a vertically integrated home development company focusing on affordable entry level and middle income housing in Mexico. Mr. Lowenthal serves as a Trustee of The Manhattan School of Music and serves on its Finance and Executive Committees and chairs its New Building Committee. He served as a member of the Board of Governors of NAREIT from 1992-2000. He received a B.A. degree from Case Western Reserve University and a J.D. degree from Georgetown University Law Center, where he was an editor of the Georgetown University Law Journal.

     Brian B. Nickel has served on our board of directors since August 2004. He served as our Executive Vice President, Chief Investment Officer and Secretary from October 2003 until May 2005 and Executive Vice President, Chief Financial Officer and Secretary since May 2005. Mr. Nickel joined our Predecessor Entities in June 1996 as Director of Business Development and has served in various capacities during his tenure. Prior to this time, Mr.

Nickel held positions in the investment banking firms of Kidder, Peabody Company and with the corporate finance group of LaSalle Partners. Mr. Nickel received a B.S. in Economics from Northwestern University.

     Scott H. Rechler has served on our board of directors since August 2004. He has been Chief Executive Officer and President of Reckson Associates Realty Corp. (NYSE: RA) since December 2003, served as Co-Chief Executive Officer of Reckson from May 1999 until December 2003, serves as the Chairman of the Executive Committee of the Board of Directors of Reckson and has served as a director of Reckson since its formation. He served as President of Reckson from February 1997 to May 2001 and served as Chief Operating Officer of Reckson from its formation until May 1999. Mr. Rechler is a member of the Board of Directors of the Long Island Children’s Museum and is a member of the Board of Governors of NAREIT. Since 1997, Mr. Rechler has served as Chief Executive Officer and Chairman of the Board of Directors of Frontline Capital Group, and also served as the non-executive Chairman of the Board of Directors and as former interim executive officer of HQ Global Holdings, Inc. Mr. Rechler is a graduate of Clark University and received a Master’s Degree in Finance with a specialization in real estate from New York University.

     Winston W. Walker has served on our board of directors since August 2004. He has been President and Chief Executive Officer of Walker & Associates since 1993, which provides strategic consultation primarily to clients in the healthcare and insurance industries. From 1987 until October 1993, Mr. Walker served as the Chief Executive Officer of Provident Life and Accident Insurance Company of America. Mr. Walker is currently a member of the board of directors and the audit committee chair of CBL & Associates Properties, Inc. (NYSE: CBL) and a member of the board of directors of MRI Medical. Mr. Walker received a B.A. in Russian from Tulane University and a Ph.D. in mathematics from the University of Georgia.

     Greg A. Dowell has served as our Executive Vice President and Chief of Operations since May 2005, and served as our Senior Vice President and Chief of Operations from August 2004 until May 2005. Mr. Dowell joined the Predecessor Entities in October 2001 as Senior Vice President - Management Services. Prior to this, Mr. Dowell was employed by Century Development from 1991 to 2001 where he began his tenure as accountant and ultimately served as Senior Vice President over the operations of their 29 property student housing portfolio. Mr. Dowell received a B.S. in accounting from the University of Louisiana, Lafayette and is a Certified Public Accountant.

     James C. Hopke has served as our Executive Vice President and Chief Investment Officer since May 2005. From November 2002 to April 2005, Mr. Hopke served as Vice President, Asset Management and Advisory Services of Wachovia Securities. From February 2000 to November 2002, he served as Senior Vice President, Acquisitions of our Predecessor Entities. Mr. Hopke received a B.S. in administrative management from Clemson University.

     Brian N. Winger serves as our Senior Vice President–Development. Mr. Winger joined us in March 2000 as Director–On-Campus Development and has since served in increasing capacities and was promoted to Senior Vice President–Development in October 2003. Prior to joining us, Mr. Winger was the Chief Operating Officer with Aspen Gold Development Company (a private real estate developer) from 1999 to 2000. From 1996 to 1999, he was an endowment development officer and ultimately served as General Counsel for Oklahoma Christian University. From 1994 to 1996, Mr. Winger was a real estate analyst with Kabili & Company. Mr. Winger received a J.D. from Oklahoma City University and a B.S. in history/pre-law from Oklahoma Christian University in 1990. Mr. Winger is a licensed attorney in Oklahoma and a real estate broker licensed to practice in Oklahoma and Colorado.

     Jason R. Wills serves as our Senior Vice President–Marketing and Business Development. Mr. Wills joined us in February 1997 as Manager–Marketing and Leasing and has served in increasing capacities, achieving his current position of Senior Vice President–Marketing and Business Development in October of 2003. Mr. Wills served as Vice President of On-Campus Business Development from 1999 through 2003. Mr. Wills began his career in student housing with Century Development, where he held the positions of Resident Assistant and Marketing Coordinator in 1993. Mr. Wills attended the University of Texas, Arlington, where he studied Journalism and Marketing.

     Jonathan Graf has served as our Senior Vice President, Chief Accounting Officer and Treasurer since May 2005, and served as our Vice President and Controller from October 2004 until May 2005. From September 1994 to

September 2004, he served in various capacities at Southern Union Company, most recently as Vice President and Controller. From 1988 until 1994, he was an audit manager and information systems auditor at Ernst & Young LLP. Mr. Graf received a B.A. in accounting from Texas A&M University and is a Certified Public Accountant.

Board Committees

     Audit Committee

     The current members of the audit committee are Messrs. Dawson (Chairman), Burck and Walker. Each member of the audit committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the New York Stock Exchange’s listing standards. The board of directors, after reviewing all of the applicable facts, circumstances and attributes, has determined that Mr. Dawson is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

     The audit committee’s responsibilities include assisting the board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of our independent auditors. In addition, the audit committee reviews, as it deems appropriate, the adequacy of our systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the audit committee has the sole authority to appoint and replace the independent auditors, who report directly to the audit committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services that the independent auditors may provide to us. The responsibilities of our audit committee are more specifically set forth in the audit committee charter, which is available on our website. See “Where You Can Find More Information.”

     Executive Committee

     Subject to the supervision and oversight of the board of directors, the executive committee, which consists of Mr. Bayless (Chairman), Ms. Donnell, Mr. Nickel and Mr. Rechler, has the authority to approve, with limitations, our acquisitions, financings and dispositions and to authorize the execution, with limitations, of certain contracts and agreements, including those relating to our borrowing of money and to exercise generally all other powers of the board, except for those that require action by all directors or the non-employee directors under our charter or bylaws or applicable law.

     Compensation Committee

     The current members of the compensation committee are Messrs. Walker (Chairman), Dawson and Lowenthal. Each member of the compensation committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The compensation committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website. See “Where You Can Find More Information.” The compensation committee’s responsibilities include overseeing our compensation programs and practices and determining compensation for the executive officers.

     Nominating and Corporate Governance Committee

     The current members of the nominating and corporate governance committee are Mr. Lowenthal (Chairman), Mr. Burck and Ms. Donnell. Each member of the nominating and corporate governance committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The nominating and corporate governance committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website. See “Where You Can Find More Information.” The responsibilities of the nominating and corporate governance committee include assisting the board in promoting our and our stockholders’ best interests through the implementation of sound corporate governance principals and practices. The nominating and corporate governance committee is also responsible for (i) identifying individuals qualified to become board members, consistent with criteria approved by the board, and recommending to the board the director nominees for the next annual meeting of stockholders, (ii) developing and recommending to the board a set of corporate governance principles, and (iii) overseeing the evaluation of the board and our management.

     Our board of directors may from time to time establish certain other committees to facilitate the management of our operations and may change the responsibilities of the board’s existing committees.

Compensation of Directors

     Each director who is not an employee of us or our subsidiaries receives an annual fee of $25,000 for services as a director, payable quarterly. The Chairman of the Board receives an additional annual fee of $25,000, but is not entitled to receive any other committee meeting fees. Directors who serve on the audit committee, executive committee, nominating and corporate governance committee and/or compensation committee receive a fee of $2,000 for each committee meeting attended in person or $1,000 for each committee meeting attended by conference telephone or similar communications equipment, except that in lieu of such meeting fee for audit committee meetings, the chairman of the audit committee receives a monthly fee of $2,000. Messrs. Bayless and Nickel do not receive compensation for their services as directors.

     Our 2004 incentive award plan provides for formula grants of restricted stock units to non-employee directors. On the closing date of the IPO, each non-employee director received 1,429 restricted stock units, valued at $17.50, the initial public offering price, or an aggregate of $25,000. Thereafter, on the date of each annual meeting of stockholders at which each non-employee director is re-elected to the board of directors, each non-employee director receives $25,000 of restricted stock units valued at 100% of the fair market value of our common stock on the date of grant. Similarly, each non-employee director who is initially elected to the board of directors receives $25,000 of restricted stock units on the date of such initial election and $25,000 of restricted stock units on the date of each annual meeting of stockholders at which the non-employee director is re-elected to the board of directors, in each case valued at 100% of the fair market value of our common stock on the date of grant. Shares underlying restricted stock units granted to directors will be settled, in accordance with the terms of the 2004 incentive award plan, on the third anniversary of the date of the grant. Dividends accrue on the restricted stock units, without interest, equal to the cash dividends we pay on our common stock. Mr. Rechler waived receipt of any director compensation until such time as he was re-elected to the board by our stockholders, which occurred in May 2005. A total of 14,375 restricted stock units have been issued to non-employee directors, all of which are currently outstanding.

     Members of the board of directors also are reimbursed for travel expenses incurred in connection with our business, including attendance at meetings of the board and its committees. Additionally, members of the board of directors are provided with liability insurance coverage for their activities as our directors.

Guidelines on Governance and Codes of Ethics

     During 2004, the board adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our board, board selection and composition, board committees, board operation and structure, board orientation and evaluation, board planning and oversight functions and executive share ownership. The nominating and corporate governance committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the board any changes to the guidelines.

     Also during 2004, the board adopted a Code of Business Conduct and Ethics, which is designed to help officers, managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. The board also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.

     You may obtain a copy of the committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers on our website. See “Where You Can Find More Information.”

Executive Officer Compensation

     The following table sets forth information regarding the compensation awarded for the past three fiscal years by us and our subsidiaries (i) to our Chief Executive Officer and (ii) to each of our next four most highly compensated key executive officers at December 31, 2004 (this group is referred to as the “Named Executive Officers”):

Summary Compensation Table

				Long-Term
				Compensation
		Annual Compensation		Restricted Stock
Name and Principal Position	Year	Salary	Bonus	Awards (1)
William C. Bayless, Jr.	2004	$253,333	$130,000	$300,000
Chief Executive Officer and President	2003	210,000	80,000	—
	2002	200,000	80,000	—

Brian B. Nickel	2004	210,333	115,000	200,000
Executive Vice President, Chief Financial Officer and Secretary	2003	175,000	100,000	—
	2002	153,500	155,440	—

Mark J. Hager (2)	2004	162,944	100,000	150,000
Former Executive Vice President, Chief Financial and Accounting Officer and Treasurer	2003	132,500	50,000	—
	2002	128,116	40,000	—

Greg A. Dowell	2004	130,000	40,000	50,000
Executive Vice President and Chief of Operations	2003	124,000	25,000	—
	2002	120,000	20,000	—

Ronnie L. Macejewski (2)	2004	126,690	25,000	24,000
Former Senior Vice President — Development and Construction	2003	123,000	90,000	—
	2002	118,976	48,810	—

(1)	Represents the value, as of February 16, 2005, the date of grant, of restricted stock awards to the Named Executive Officers. Awards to Messrs. Bayless, Nickel and Hager vest in five equal annual installments beginning on February 28, 2006. Awards to Messrs. Dowell and Macejewski vest in three equal annual installments beginning on February 28, 2006, and were forfeited on the date of termination of employment. Dividends on restricted stock awards are paid at the same rate and time as paid to holders of our common stock. No stock appreciation rights were granted and no long-term incentive plan payouts were made in 2004, 2003 or 2002.

(2)	Mr. Macejewski resigned in April 2005 and Mr. Hager resigned as Executive Vice President, Chief Financial and Accounting Officer and Treasurer in May 2005 and will resign as an employee in June 2005.

Option Grants in 2004

We did not grant any options in 2004.

Aggregated Option Exercises in 2004 and 2004 Year-End Values

     There were no options or stock appreciation rights exercised during 2004 or outstanding at December 31, 2004.

Long-Term Incentive Plan — Awards in Last Fiscal Year

		Performances
	Number of	or Other	Estimated Future Payouts Under Non-Stock
	Shares,	Period Until	Price-Based Plans
	Units or	Maturation	Threshold	Target	Maximum
Name	Other Rights	or Payout	(# of Shares)	(# of Shares)	(# of Shares)
William C. Bayless, Jr.
PIU Award	48,400	(1)	—	48,400	48,400
Outperformance Award (2)	110,305	8/17/07	—	110,305	110,305
Brian B. Nickel
PIU Award	29,040	(1)	—	29,040	29,040
Outperformance Award (2)	66,183	8/17/07	—	66,183	66,183
Mark J. Hager
PIU Award	12,100	(1)	—	12,100	12,100
Outperformance Award (2)	29,415	8/17/07	—	29,415	29,415
Greg A. Dowell
PIU Award	10,890	(1)	—	10,890	10,890
Outperformance Award (2)	29,415	8/17/07	—	29,415	29,415
Ronnie L. Macejewski
PIU Award	9,074	(1)	—	9,074	9,074
Outperformance Award (2)	18,384	8/17/07	—	18,384	18,384

(1)	See discussion of “Profits Interest Units” below.

(2)	See discussion of “Outperformance Award” below.

     Restricted Stock and Restricted Stock Units

     Under our 2004 incentive award plan, our compensation committee may award restricted shares of our common stock and restricted stock units to directors, executive officers and eligible employees, subject to conditions and restrictions determined by our compensation committee. Restricted stock units are essentially the same as restricted stock, except that instead of actual shares, restricted stock units represent a promise to pay out shares at some future date. Restricted stock units have a tax advantage over restricted stock because the recipient is not taxed at the time of vesting (as with restricted stock) but only when the shares are actually received.

     Profits Interest Units

     PIUs are a special class of partnership interests in the Operating Partnership. Each PIU awarded is deemed equivalent to an award of one share of our common stock under our 2004 incentive award plan, reducing availability for other equity awards on a one-for-one basis. PIUs, whether vested or not, receive the same quarterly per unit distributions as holders of our common stock receive. This treatment with respect to quarterly distributions is similar to the treatment of restricted stock awards and restricted stock units. We have issued 121,000 PIUs to certain of our current and former key employees. PIUs are automatically convertible into an equal number of common units of the Operating Partnership once the PIUs achieve full parity with common units on account of certain book-up events. The common units are redeemable for cash based upon the fair market value of an equivalent number of shares of our common stock, or, at our election, an equal number of shares of our common stock.

     Book-up events will occur upon a contribution of cash or property to the Operating Partnership, including contributions by us of the proceeds from future issuances of securities, or upon certain distributions of cash or property by the Operating Partnership to one or more partners of the Operating Partnership. The consummation of this Offering will constitute a book-up event and the holders of the outstanding PIUs will achieve parity with the common stock at such time.

     Holders of the PIUs are entitled to customary registration rights, including demand and piggyback registration rights, with respect to the shares of our common stock that may be received by the PIU holders upon a conversion/exchange of the PIUs in accordance with the terms of the partnership agreement. We will bear all fees, costs and expenses of such registrations, other than underwriting discounts and commissions.

     The grant or vesting of PIUs is not expected to be a taxable transaction to recipients. Therefore, a recipient who wishes to hold incentive equity awards for the long term may be able to do so more efficiently with PIUs and ultimately enjoy a greater after-tax return when disposing of them. Conversely, we will not receive any tax deduction for compensation expense from the grant of PIUs.

     Outperformance Awards

     Upon the consummation of the IPO, we granted a special award of a bonus pool equal to the value on the date of vesting of 367,682 shares of our common stock to executive officers and certain key employees, subject to continued service and attainment of certain performance measures. Subsequent to the IPO, 53,008 shares became eligible for regrant as result of former recipients’ termination of employment and were regranted to certain other executive officers and key employees. No dividends or dividend equivalent payments accrue with respect to the shares of our common stock underlying this bonus pool.

     Vesting of the awards will occur on August 17, 2007, the third anniversary of the IPO, provided that the employees have maintained continued service and that at least one performance measure, as outlined in the plan, has been achieved. These performance measures include: (i) a total return on our common stock of at least 25% per year from August 17, 2004 through the vesting date (the “Primary Performance Measure”), or (ii) a total return on our common stock of at least 12% per annum from August 17, 2004 through the vesting date, and such return is at or above the 60th percentile of the total return achieved by “peer” companies during the same period (the “Alternate Performance Measure”).

     Payments of vested awards will be made within 120 days of vesting. Such payments will be paid in cash. However, the compensation committee may, in its sole discretion, elect to pay such an award through the issuance of shares of common stock, PIUs or similar securities (provided that such issuance will not result in any recognition of taxable income by the recipient), valued at the date of issuance. Because the achievement of the required performance measures is considered to be remote as of December 31, 2004 and March 31, 2005, nothing was reflected in the consolidated financial statements at such dates related to these awards.

     In the event of a change of control of us, or termination of employment other than for “cause” or by a designated recipient for “good reason,” the award will be fully vested at that time (with the value of the bonus pool to be determined at that time for any affected award recipient) if the Primary Performance Measure has been achieved. Otherwise, a portion (but not less than 50%) of the special award (equal to the portion of the initial 3-year vesting period that has elapsed) will be vested at that time if the Alternate Performance Measure has been achieved.

     Employment Contracts

     We have employment agreements in effect with Messrs. Bayless, Nickel, Dowell and Hopke that provide that during the term of the respective agreement, the executive’s base salary will not be reduced and that the executive will remain eligible for participation in our executive compensation and benefit programs. The employment agreements provide for Mr. Bayless to serve as a member of our board and President and Chief Executive Officer, Mr. Nickel to serve as a member of our board and Executive Vice President, Chief Financial Officer and Secretary, Mr. Dowell to serve as Executive Vice President and Chief of Operations and Mr. Hopke to

serve as Executive Vice President and Chief Investment Officer. The term of each agreement ends upon an executive’s termination of employment as discussed below.

     The employment agreements provide for, among other things: (i) an annual base salary of $300,000 for Mr. Bayless, $250,000 for Mr. Nickel and $175,000 for each of Messrs. Dowell and Hopke, subject in each case to increase in accordance with our normal executive compensation practices; (ii) eligibility for annual cash bonus awards determined by the compensation committee or in the event that we have a formal annual bonus plan for other senior executives, the bonus will be determined in accordance with the terms of the bonus plan on the same basis as other of our senior executives (with appropriate adjustments due to title and salary); (iii) in the case of Messrs. Bayless, Nickel and Dowell, a PIU grant, which was immediately vested; (iv) eligibility to receive an outperformance award subject to the terms and conditions of our 2004 Outperformance Bonus Program; and (v) participation in other employee benefit plans applicable generally to our senior executives.

     Under the terms of the respective employment agreements, as of the consummation of our IPO, Messrs. Bayless, Nickel and Dowell were issued 48,400, 29,040 and 10,890 PIUs, respectively, valued at $847,000, $508,200 and $190,575, respectively, based on the value of the common stock at the time of the IPO. These PIUs represent a 0.40%, 0.24% and 0.09% limited partnership interests in the Operating Partnership for Messrs. Bayless, Nickel and Dowell, respectively. The PIUs are not subject to any vesting period or requirement.

     Each employment agreement provides that the respective executive may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time. Additionally, each employment agreement provides that he may terminate the agreement for “good reason,” which is defined in the employment agreement, in general, as any substantial change in the nature of his employment by us without his express written consent; the requirement that he be based at a location at least 50 miles further than from his current principal location of employment; any failure by us to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement; and a breach by us of any material provision of the employment agreement.

     The employment agreements provide that, if we terminate an executive’s employment without “cause” or by executive terminates the employment agreement for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims: (i) a cash payment equal to 299% for Mr. Bayless, 200% for Mr. Nickel and 100% for Messrs. Dowell and Hopke, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years, payable over the remaining term of his non-competition agreement; (ii) his prorated annual bonus for the year in which the termination occurs; and (iii) health benefits for the remaining term of his non-competition agreement following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer. Additionally, the employment agreements provide for excise tax equalization payments.

     Non-Competition Agreements

     We have entered into non-competition agreements with Messrs. Bayless, Nickel, Dowell and Hopke, which survive the termination of the executive’s employment for two years, unless his employment is terminated by us without cause, by the executive with good reason or by the executive for any reason prior to the first anniversary of a change in control of us, in which case the agreement will survive for one year after his termination. Pursuant to each agreement, each of Messrs. Bayless, Nickel, Dowell and Hopke agreed not to (i) conduct, directly or indirectly, any business involving the development, acquisition, sale or management of facilities whose primary function and purpose is student housing and/or the provision of third party student housing services to providers of student housing, whether such business is conducted by them individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; or (ii) own interests in student housing properties that are competitive, directly or indirectly, with any business carried on by us or our successors, subsidiaries and affiliates. In addition, the members of our senior management who are receiving grants of our common stock as well as any other employees receiving grants of or options for our common stock will be required to execute a “Restricted Stock Grant Notice” or similar notice, which will include substantially similar non-competition provisions. The executive agreed to comply with all obligations under the non-competition agreement and further agreed that the non-competition agreement will survive any termination of the respective employment agreement or the executive’s employment, or subsequent service relationship with us, if any.

     Indemnification Agreements

     We have entered into indemnification agreements with each of our executive officers and directors, which are described below.

     If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of us, by reason of such director’s or executive officer’s status as a director, officer or employee of us, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

     If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of us to procure a judgment in our favor by reason of such director’s or executive officer’s status as a director, officer or employee of us, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that we will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

     Upon application of a director or executive officer to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that such director or executive officer is entitled to indemnification under the applicable section of the laws of the state of Maryland or Maryland law (which includes without limitation, Maryland General Corporation Law, as amended), in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of Maryland law or has been adjudged liable for receipt of an improper personal benefit under the applicable section of Maryland law; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our Company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of Maryland law.

     Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

     We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

     We must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to us.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Equity Compensation Plan Information

     We have adopted the 2004 incentive award plan, which provides for the grant to our and our affiliates’ selected employees and directors of stock options, PIUs, restricted stock units, restricted stock and other stock-based incentive awards. We have reserved a total of 1,210,000 shares of common stock for issuance pursuant to this plan, subject to certain adjustments for changes in our capital structure. As of December 31, 2004, the total units and shares issued under this plan were as follows:

	Number of Securities	Weighted-Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available for
	Exercise of	Outstanding	Future Issuance Under
	Outstanding Options,	Options, Warrants	Equity Compensation
Plan Category	Warrants and Rights	and Rights	Plans
Equity Compensation Plans Approved by Security Holders (2)	7,145 (1)	$0	1,202,855

Equity Compensation Plans Not Approved by Security Holders	n/a	n/a	n/a

(1)	Consists of restricted stock units granted to non-employee directors other than Mr. Rechler in connection with our IPO.

(2)	Does not include 121,000 PIUs and 367,682 common stock awards in the form of an outperformance bonus plan. Upon the occurrence of certain events or the achievement of certain performance measures, these awards will be paid to the recipients in either stock or cash, at the discretion of the compensation committee of the board of directors. If these awards were included in the above table, as of December 31, 2004 we would have 714,173 shares available for future issuance under the 2004 incentive award plan.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the Formation Transactions, most of the interests in our off-campus properties were owned by RAP SHP, which was wholly-owned by Reckson Asset Partners, LLC (“RAP”), which is owned indirectly by Reckson Associates Realty Corp. (“Reckson”) and Reckson Strategic Ventures Partnership, LLC (“RSVP”). RSVP owned a 67% interest in RAP and, prior to the IPO, was our sole stockholder. Scott Rechler is a member of our board of directors and also the Chief Executive Officer and President of Reckson and the Chief Executive Officer and sole director of FrontLine Capital Group. We understand that FrontLine is the indirect parent of RSVP and Reckson is the indirect non-controlling minority owner of RAP and the largest creditor of FrontLine. In 2002, FrontLine filed for protection from creditors under the federal bankruptcy laws. In connection with the IPO and the Formation Transactions, the former owners of our properties received material benefits, including:

•	RAP received a cash payment of approximately $78.5 million for the redemption of its interests in RAP SHP. Additionally, RAP received a final working capital distribution from cash on hand of $1.5 million and $0.2 million in budgeted development fees relating to the construction properties to be paid from the remaining construction budgets.

•	RAP SHP and an affiliate of RSVP distributed their interests in the entities owning The Village at Riverside to an affiliate of RAP and RSVP, and RAP SHP maintained its guaranty of certain contingent obligations of RAP and RSVP under the non-recourse indebtedness encumbering this property. Subsequent to the IPO, the property was foreclosed upon by the lender.

•	RAP SHP distributed to entities affiliated with RSVP, RAP and other persons certain assets that we considered to be unrelated to its core business, including a fee title to a parcel of commercially-zoned land that is adjacent to the University Village at San Bernardino and interests in entities that previously developed a residential condominium project adjacent to University Village at Boulder Creek and that currently own one remaining condominium unit in that project.

•	RAP and RSVP were entitled to $0.4 million, which was paid in February 2005, of savings in the budgeted completion cost of our three owned off-campus construction properties that were completed in Fall 2004, as well as $0.9 million, which was paid in November 2004, of insurance proceeds that we received with respect to the fire at University Village at Fresno. Additionally, upon completion of the construction at University Village at TU, RAP was entitled to receive $0.5 million relating to a construction guarantee fee, which was paid from the remaining construction budget in September 2004.

•	RSVP granted us an option to acquire its indirect 23% ownership interest in Dobie Center at a price based on a $52.0 million valuation of the property less the then outstanding debt. The option expires in August 2008 but may expire earlier if title to Dobie Center is transferred to a third party.

•	Reckson and RSVP, through their respective ownership interests in RAP, were entitled to participate in the benefits realized by RAP described above.

•	We agreed to nominate Mr. Rechler to be a director of our board of directors at our next two annual meetings, subject to his consent and eligibility to serve. Mr. Rechler agreed to waive receipt of any director compensation until such time as he was reelected by our stockholders, which occurred in May 2005.

     One of our indirect wholly owned subsidiaries provides customary property management services to Dobie Center and serves as exclusive leasing agent for the commercial space at the property. An indirect subsidiary of

RSVP owns a 23% interest in this property. The agreement expires on May 31, 2008, after which time the agreement renews on a month to month basis. The fee payable for managing the property is 3% of gross receipts from the operation of property, calculated on cumulative annualized basis (6% for supervision and coordination of restoration activities following a casualty and major rehabilitation/renovation of the property). In addition, the property manager earns a commission equal to 4% of base rents payable under each commercial lease (6% if a co-broker is involved) for acting as exclusive leasing agent for commercial space. We received $146,000 under this agreement from the closing of the IPO until December 31, 2004 and $80,000 during the first quarter of 2005.

     This wholly owned subsidiary also provides customary property management services to The Village at Riverside, which was owned by an affiliate of RAP and RSVP, and subsequent to the IPO the property was foreclosed upon by the lender. The fee received for managing the property from the closing of the IPO until foreclosure was not material. We continue to manage the property for the lender.

     Upon the completion of the IPO, our then executive officers and certain members of senior management received 121,000 PIUs in our Operating Partnership, representing approximately a 1% limited partnership interest in the Operating Partnership. PIUs are a special class of partnership interests in the Operating Partnership. Each PIU awarded is deemed equivalent to an award of one share of our common stock under our 2004 incentive award plan, reducing availability for other equity awards on a one-for-one basis. PIUs are automatically convertible into an equal number of common units of the Operating Partnership once the holders of the outstanding PIUs achieve full parity with common units on account of certain book-up events. The consummation of this Offering will constitute a book-up event.

     Certain of our key executive officers had, through ownership of a separate entity, a promoted ownership interest in us. This promoted interest ceased upon the consummation of our IPO.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of certain of our investment, financing and other policies. These policies have been adopted by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

     Investment in Real Estate or Interests in Real Estate

     We conduct all of our investment activities through our Operating Partnership and its affiliates. Our investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in our value. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of the properties and our acquisition and other strategic objectives, see “Business and Properties” and “Strategy for Growth.”

     We intend to pursue our investment objectives primarily through the ownership by our Operating Partnership of the properties and other acquired properties and assets. We currently intend to invest primarily in developments of student housing and acquisitions of existing improved properties or properties in need of redevelopment and acquisitions of land which we believe has development potential for student housing. Future investment or development activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

     We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

     Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness, which may be in acquired properties incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies. Subject to the limitations imposed by such other REITs on the ownership of their stock and to the requirement that we satisfy the asset tests described in “Federal Income Tax Considerations—Taxable REIT Subsidiaries—Asset Tests,” there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

     Investments in Real Estate Mortgages

     While our current portfolio consists of, and our business objectives emphasize, equity investments in real estate, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

     Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

     Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Dispositions

     We may dispose of any of a property if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in the best interest of our stockholders. For example, we may seek to enter into tax-efficient joint ventures in our stabilized properties with third party investors to raise low-cost equity capital that we can reinvest in properties with higher growth potential. Any decision to dispose of a property will be made by our board of directors.

Financing Policies

     We presently intend to maintain a ratio of our consolidated total indebtedness-to-total market capitalization of 50% or less (excluding indebtedness encumbering our on-campus participating properties or properties that we subsequently develop or acquire that have similar ownership structures). For purposes of this calculation, our indebtedness does not include the indebtedness encumbering our on-campus participating properties or properties that we subsequently develop or acquire that have similar ownership structures. Our total market capitalization is defined as the sum of the market value of our outstanding common stock and preferred stock (which may decrease, thereby increasing our debt to total capitalization ratio), including shares of restricted stock or restricted stock units that we may issue to our employees and directors under our 2004 incentive award plan, plus the aggregate value of Operating Partnership units not owned by us, plus the book value of our total consolidated indebtedness (excluding indebtedness encumbering our on-campus participating properties or properties that we subsequently develop or acquire that have similar ownership structures). Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common stock; however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. We expect that our ratio of debt-to-total market capitalization upon consummation of this Offering will be approximately      % ( % if the underwriters’ overallotment option is exercised in full). Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt-to-total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to pay distributions to our stockholders. See “Risk Factors—Risks Related to Our Properties and Our Business—Our debt level reduces cash available for distribution and may expose us to the risk of default under our debt obligations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Conflict of Interest Policies

     We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts.

     However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

     Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

     Furthermore, under Maryland law (where our Operating Partnership is formed), we, as general partner, have a fiduciary duty to our Operating Partnership and, consequently, such transactions also are subject to the duties of care and loyalty. We have adopted a policy that requires that all contracts and transactions between us, our Operating Partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although our board of directors will have no obligation to do so.

Business Opportunities

     Pursuant to Maryland law, each director is obligated to offer to us any business opportunity (with certain limited exceptions) that comes to him or her and that we reasonably could be expected to have an interest in pursuing.

Policies with Respect to Other Activities

     We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Except in connection with the Formation Transactions or employment agreements, we have not issued common stock, units or any other securities in exchange for property or any other purpose other than under our 2004 incentive award plan, and our board of directors has no present intention of causing us to repurchase any common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Securities—Preferred Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our Operating Partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury Regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act of 1940, as amended.

Reporting Policies

     We are subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See “Where You Can Find More Information”.

STRUCTURE AND FORMATION

Our Structure

     We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our tax year ended December 31, 2004. We own substantially all of our properties and conduct substantially all of our operations through American Campus Communities Operating Partnership LP, our Operating Partnership, and its wholly-owned subsidiary, American Campus Communities Services, Inc., our TRS. All of our operating expenses are borne by our Operating Partnership or TRS, as the case may be. One of our wholly-owned subsidiaries is the sole general partner of our Operating Partnership and we, therefore, have control over its management and each of our owned properties. Our board of directors consists of eight directors, five of whom are classified under applicable NYSE listing standards as “independent” directors. See “Management—Directors, Executive Officers and Senior Management.”

The Operating Partnership

     Substantially all of our assets are held by, and our operations conducted through, our Operating Partnership. We own 99.0% of the units in our Operating Partnership. Certain of our officers own PIUs in the Operating Partnership representing approximately a 1% limited partnership interest. One of our wholly-owned subsidiaries is the sole general partner of our Operating Partnership; accordingly, our board of directors effectively directs all of our Operating Partnership’s affairs.

The TRS

     In order to qualify as a REIT, a specified percentage of our gross income must be derived from real property sources, which would generally exclude our income from providing development and management services to third parties as well as our income from certain services afforded student-tenants in our owned properties. See “Federal Income Tax Considerations—Taxation of Our Company.” In order to avoid realizing such income in a manner that would adversely affect our ability to qualify as a REIT, we provide certain services through our TRS, which elects, together with us, to be treated as our “taxable REIT subsidiary” or “TRS.” See “Federal Income Tax Considerations—Taxation of Our Company.” Our TRS is wholly-owned and controlled by our Operating Partnership. Our on-campus participating properties are owned by our TRS. The income earned by our TRS (including income from our on-campus participating properties) is subject to regular federal income tax and state and local income tax where applicable and is therefore subject to an additional level of tax as compared to the income earned from our properties.

Formation Transactions and Our Recent Formation as a REIT

     We were formed to succeed the business of our Predecessor Entities, which were a combination of real estate entities under common ownership and voting control collectively doing business as American Campus Communities, L.L.C. and Affiliated Student Housing Properties. These entities had been engaged in the student housing business since 1993. We were incorporated in Maryland on March 9, 2004. Additionally, our Operating Partnership was formed and our TRS was incorporated in Maryland on July 14, 2004 and August 17, 2004, respectively, each in anticipation of our IPO. The IPO was consummated on August 17, 2004, concurrent with the consummation of the Formation Transactions, and consisted of the sale of 12,100,000 shares of our common stock at a price per share of $17.50, generating gross proceeds of approximately $211.8 million. The aggregate proceeds to us, net of the underwriters’ discount and offering costs, were approximately $189.4 million. In connection with the exercise of the underwriters’ over-allotment option on September 15, 2004, we issued an additional 515,000 shares of common stock at the IPO price per share, generating an additional $9.0 million of gross proceeds and $8.4 million in net proceeds after the underwriters’ discount. Our operations commenced on August 17, 2004 with completion of the IPO and the Formation Transactions, and are conducted substantially through the Operating Partnership and its wholly owned subsidiaries, including the TRS.

     In connection with the IPO, we completed the following formation transactions:

•	Redeemed 100% of the ownership interests of the Predecessor Entities in RAP SHP for approximately $80.2 million.

•	Acquired the minority ownership interest of Titan in certain owned off-campus properties in exchange for approximately $5.7 million.

•	Repaid certain construction and permanent indebtedness totaling approximately $105.5 million.

•	Distributed The Village at Riverside and certain other non-core assets to the Predecessor Entities.

•	Entered into a $75 million senior secured revolving credit facility with affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., two of our underwriters, as joint lead arrangers.

     Our Predecessor Entities provided certain services to residents that we are not permitted to provide under IRS regulations relating to REITs. Therefore, in conjunction with our formation, we restructured our operations relative to the provision of these services. Subsequent to the commencement of our operations as a REIT, these resident services have been provided by our TRS, resulting in lower rental revenue and higher resident services revenue.

     In connection with the Formation Transactions, the former owners of our properties received material benefits, which are described in “Certain Relationships and Related Transactions.”

Restrictions on Transfer

     William C. Bayless, Jr., our President, Chief Executive Officer and a director, Brian B. Nickel, our Executive Vice President, Chief Financial Officer, Secretary and a director, Greg A. Dowell, our Executive Vice President and Chief of Operations, James C. Hopke, Jr., our Executive Vice President and Chief Investment Officer, and other members of our senior management have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock owned by them at the completion of this Offering (including, without limitation, their PIUs) or thereafter acquired by them through and including October 11, 2005.

Conflicts of Interest

     We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest and the partners of our Operating Partnership have agreed that in the event of a conflict in the fiduciary duties owed by us to our stockholders and, in our capacity as sole general partner of our Operating Partnership, to such partners, we will fulfill our fiduciary duties to such partners by acting in the best interests of our stockholders. See “Policies with Respect to Certain Activities—Conflict of Interest Policies.”

Restrictions on Ownership of Our Capital Stock

     Our charter generally prohibits any person or entity from actually or constructively owning more than 9.8% of the outstanding shares of our stock. Our charter, however, requires exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT. See “Description of Securities—Restrictions on Transfer.”

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF
AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP

     We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of American Campus Communities Operating Partnership LP, which we refer to as the “partnership agreement.” For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to American Campus Communities, Inc.

Management of Our Operating Partnership

     Our operating partnership, American Campus Communities Operating Partnership LP, is a Maryland limited partnership that was formed on July 15, 2004. Through our wholly owned subsidiary, we are the sole general partner of our Operating Partnership and conduct substantially all of our business in or through the Operating Partnership. As sole general partner of our Operating Partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We have the power to cause our Operating Partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our Operating Partnership may not transact business for, or participate in the management activities or decisions of, our Operating Partnership, except as provided in the partnership agreement and as required by applicable law. Certain restrictions under the partnership agreement restrict our ability to engage in a business combination, as more fully described in “—Termination Transactions” below.

     Under the terms of the partnership agreement, the limited partners of our Operating Partnership expressly acknowledge that we, as general partner of our Operating Partnership, are acting for the benefit of the Operating Partnership, the limited partners and our stockholders collectively. We are under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our Operating Partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders. We are not liable under the partnership agreement to our Operating Partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

     All of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our Operating Partnership, and our Operating Partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of Interests

     Except in connection with a transaction described in “—Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our Operating Partnership, or transfer or assign all or any portion of our interest in our Operating Partnership, without the consent of the holders of a majority of the limited partnership interests, including our 99.0% interest therein.

Amendments of the Partnership Agreement

     Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.

     Generally, the partnership agreement may be amended, modified or terminated with the approval of partners holding 66 2/3% of all outstanding units (including the units held by us). As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

•	reflect changes that are reasonably necessary for us to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed.

     Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, or materially alter or modify the redemption rights described below must be approved by each limited partner that would be adversely affected by such amendment.

     In addition, without the written consent of the holders of a majority of the limited partnership interests, we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	enter into or conduct any business other than in connection with our role as general partner of the Operating Partnership and our operation as a REIT;

•	withdraw from the Operating Partnership or transfer any portion of our general partnership interest; or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Distributions to Unitholders

     The partnership agreement provides that holders of units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests.

Redemption/ Exchange Rights

     Limited partners who acquire units have the right to require our Operating Partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Securities—Restrictions on Transfer.”

Issuance of Additional Units, Common Stock or Convertible Securities

     As sole general partner, we have the ability, without the consent of the other limited partners, to cause the Operating Partnership to issue additional units representing general and limited partnership interests. These additional units may include PIUs and preferred limited partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our Operating Partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our Operating Partnership having designations, preferences and other rights, so that the economic interests of our Operating Partnership’s interests issued are substantially similar to the securities that we have issued and we contribute the net proceeds from the issuance of such shares to our Operating Partnership as a capital contribution.

Tax Matters

     As general partner, we have authority to make tax elections under the Code on behalf of our Operating Partnership. In addition, we are the tax matters partner of our Operating Partnership.

Allocations of Net Income and Net Losses to Partners

     The net income or net loss of our Operating Partnership will generally be allocated to us, as general partner, and the limited partners in accordance with our respective percentage interests in our Operating Partnership. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our Operating Partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

Operations

     The partnership agreement provides that we, as general partner, will determine and distribute all “available cash”, which includes, without limitation, the net operating cash revenues of our Operating Partnership, as well as the net sales and refinancing proceeds, quarterly, pro rata in accordance with the partners’ percentage interests.

     The partnership agreement provides that our Operating Partnership will assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the operations of, or for the benefit of, our Operating Partnership.

Termination Transactions

     The partnership agreement provides that we may not engage in any merger, consolidation or other combination with or into another person, any sale of all or substantially all of our assets (a “termination transaction”), unless in connection with a termination transaction either

(a)	all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities, or other property equal to the product of:

(i)	the number of shares of our common stock into which each unit is then exchangeable; and

(ii)	the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of one share of our common stock pursuant to the termination transaction; or

(b)	the following conditions are met:

(i)	substantially all of the assets of the surviving entity are held directly or indirectly by our Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with our Operating Partnership;

(ii)	the holders of units own a percentage interest of the surviving entity based on the relative fair market value of the net assets of our Operating Partnership and the other net assets of the surviving entity immediately prior to the consummation of this transaction;

(iii)	the rights, preferences and privileges of such unit holders in the surviving entity are at least as favorable to those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving entity; and

(iv)	the limited partners may exchange their interests in the surviving entity for either the consideration available to the common limited partners pursuant to the first paragraph in this section or, if the ultimate controlling person of the surviving entity has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

     Our Operating Partnership will continue in full force and effect until it is dissolved in accordance with the terms of the partnership agreement or as otherwise provided by law.

Indemnification and Limitation of Liability

     To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our Operating Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

     In any event, we, as general partner of our Operating Partnership, and our officers, directors, agents or employees, are not liable or accountable to our Operating Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of all shares of our common stock beneficially owned by each director, certain executive officers, each person known by us to beneficially own 5% or more of our outstanding common stock and all directors and executive officers as a group on June 3, 2005, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated in the footnotes. Unless otherwise indicated, the address of each person named below is c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746.

	Shares Beneficially
	Owned Prior to this
	Offering			Shares Beneficially Owned After this Offering
						Percent	Percent
						Before	After
						Exercise of	Exercise of
						Over-	Over-
						allotment	allotment
	Number		Percent	Number (14)		Option	Option
William C. Bayless, Jr.	14,027	(1)	*	62,427	(1)(14)
R.D. Burck	2,000	(2)	*	2,000	(2)
G. Steven Dawson	2,000	(2)	*	2,000	(2)
Cydney Donnell	1,000	(2)	*	1,000	(2)
Edward Lowenthal	14,000	(2)	*	14,000	(2)
Brian B. Nickel	9,385	(3)	*	38,425	(3)(14)
Scott H. Rechler	28,500	(2)	*	28,500	(2)
Winston W. Walker	—		—	—
Greg A. Dowell	2,321	(4)	*	13,211	(4)(14)
FMR Corp.	1,553,990	(5)	12.3%	1,553,990	(5)
Deutsche Bank AG	1,521,652	(6)	12.0%	1,521,652	(6)
Clarion CRA Securities, LP	1,283,300	(7)	10.1%	1,283,300	(7)
LaSalle Investment Management Securities Ltd.	1,022,603	(8)	8.1%	1,022,603	(8)
Cohen & Steers Capital Management, Inc.	1,007,600	(9)	8.0%	1,007,600	(9)
K.G. Redding & Associates, LLC	934,500	(10)	7.4%	934,500	(10)
Morgan Stanley	804,500	(11)	6.4%	804,500	(11)
AMVESCAP PLC	696,800	(12)	5.5%	696,800	(12)
All directors and executive officers as a group (13 persons)	77,357	(13)	*	177,183	(13)(14)

*	Less than one percent.

(1)	Represents 100 shares of common stock owned directly and 13,927 shares of restricted stock.

(2)	Represents shares of common stock owned directly.

(3)	Represents 100 shares of common stock owned directly and 9,285 shares of restricted stock.

(4)	Represents 2,321 shares of restricted stock.

(5)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2004. The address of FMR Corp. is 82 Devonshire

Street, Boston, MA 02109. FMR Corp. possessed sole voting power over 149,900 shares and sole dispositive power over 1,553,990 shares and each of Edward C. Johnson and Abigail P. Johnson possessed sole dispositive power over 1,553,990 shares.

(6)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2004. The address of Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Deutsche Bank AG and RREEF America, L.L.C. each possessed sole voting and sole dispositive power over these shares.

(7)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2004. The address of Clarion CRA Securities, L.P. is 259 North Radnor Chester Road, Suite 205, Radnor, PA 19087.

(8)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2004. The address LaSalle Investment Management Securities, Ltd. is 100 E. Pratt Street, 20th Floor, Baltimore, MD 21202.

(9)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2004. The address of Cohen & Steers Capital Management Inc. is 757 Third Avenue, New York, NY 10017.

(10)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2004. The address of K.G. Redding & Associates, LLC is One North Wacker Drive, Suite 4343, Chicago, IL 60606. K.G. Redding & Associates, LLC possessed sole voting power over 157,400 shares and sole dispositive power over 934,500 shares.

(11)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2004. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036. Morgan Stanley beneficially owned an aggregate of 804,500 shares and possessed sole voting and sole dispositive power over 585,000 shares, and Morgan Stanley Investment Management Inc. beneficially owned an aggregate of 760,800 shares and possessed sole voting and sole dispositive power over 558,400 shares.

(12)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2004. The address of AMVESCAP PLC is 11 Devonshire Square, London EC2M 4YR, England.

(13)	Represents 48,900 shares of common stock owned directly and 28,457 shares of restricted stock.

(14)	Includes the following units owned as a result of this Offering constituting a book-up event for purposes of the PIUs and the PIUs achieving full parity with common units. Each common unit is redeemable for cash based on the fair market value of a share of our common stock, or, at our election, one share of our common stock.

Name	Number of PIUs
William C. Bayless, Jr.	48,400
Brian B. Nickel	29,040
Greg A. Dowell	10,890
All directors and executive officers as a group (13 persons)	99,826

DESCRIPTION OF SECURITIES

     We are a Maryland corporation. Your rights as a stockholder are governed by Maryland law, including the Maryland General Corporation Law, and our charter and bylaws. The following is a summary of the material terms of our capital stock. You should read our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part, for complete information. See “Where You Can Find More Information.”

General

     Authorized Shares. Our charter provides that we may issue up to 800,000,000 shares of our common stock, $0.01 par value per share, and 200,000,000 shares of preferred stock, $0.01 par value per share. Upon completion of this Offering,        shares of our common stock (or        shares if the underwriters exercise their overallotment option in full) and no shares of preferred stock will be issued and outstanding.

     Authority of Our Board of Directors Relating to Authorized Shares. Our charter authorizes our board of directors to amend our charter to increase or decrease the total number of our authorized shares, or the number of shares of any class or series of capital stock that we have authority to issue, without stockholder approval. Our board of directors also has the authority, under our charter and without stockholder approval, to classify any unissued shares of common or preferred stock into one or more classes or series of stock and to reclassify any previously classified but unissued shares of any series of our common or preferred stock. If, however, there are any laws or stock exchange rules that require us to obtain stockholder approval in order for us to take these actions, we will contact our stockholders to solicit that approval.

     We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and then issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that may arise in the future. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change of control that would involve a premium price for holders of our common stock or otherwise be favorable to them.

     Terms and Conditions of Authorized Shares. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and our charter to set, subject to the provisions of our charter regarding restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. As a result, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that would involve a premium price for holders of our common stock or otherwise be favorable to them.

     Stockholder Liability. Applicable Maryland law provides that our stockholders will not be personally liable for our acts and obligations and that our funds and property will be the only recourse for our acts and obligations.

Common Stock

     All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on such stock if, as and when authorized by our board of directors out of assets legally available for the payment of distributions, and declared by us, and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

     Subject to the provisions of our charter regarding restrictions on transfer of stock, as described in more detail below under “Restrictions on Transfer,” each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Under Maryland law, the holders of a plurality of the votes cast at a meeting at which directors are to be elected is sufficient to elect a director unless a corporation’s charter or bylaws provide otherwise. Our bylaws provide for such plurality voting in the election of directors.

     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive or other rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Preferred Stock

     Under our charter, our board of directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. Prior to issuance of shares of each series, our board of directors is required by Maryland law and our charter to set, subject to the provisions of our charter regarding restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Restrictions on Transfer

     In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

     Our charter contains restrictions on the ownership and transfer of our stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% by value of all of our outstanding shares, including both common and preferred stock. We refer to this restriction as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our stock.

     The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding stock and thereby subject the stock to the applicable ownership limit.

     Our board of directors must waive the ownership limit with respect to a particular person if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity whose operations are attributed in whole or in part to us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

     As a condition of our waiver, our board of directors may require the applicant to submit such information as the board of directors may reasonably need to make the determinations regarding our REIT status and additionally may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

     In connection with the waiver of the ownership limit or at any other time, our board of directors may increase the ownership limitation for some persons and decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock in excess of such percentage ownership of our common stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 50% in value of our outstanding stock.

     Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). That number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

     Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust); and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

     If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date); and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

     The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

     Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

     However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

     Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

     All certificates representing shares of our stock bear a legend referring to the restrictions described above.

     This ownership limit could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is The Bank of New York.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

     The following description summarizes the material terms of certain provisions of Maryland law, including the Maryland General Corporation Law, and our charter and bylaws. You should review the Maryland General Corporation Law, our charter and our bylaws for complete information. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors, Vacancies on Our Board of Directors and Removal of Directors

     Number and Election of Directors. Our bylaws provide that, except for any directors elected by holders of a class or series of shares other than common stock, the number of our directors will be fixed by a majority of our entire board of directors, but may not be fewer than the minimum number permitted under Maryland law or more than fifteen. In establishing the number of directors, the board of directors may not alter the term of office of any director in office at that time.

     Pursuant to our charter, each of our directors is elected by our stockholders to serve until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Our bylaws provide that at each annual meeting of stockholders, a plurality of votes cast will be able to elect our directors.

     Vacancies on Our Board of Directors. Any vacancy may be filled by a majority of the remaining directors even if the remaining directors do not constitute a quorum, except (i) if the vacancy results from an increase in the number of directors constituting the board, in which case the vacancy shall be filled by a majority of the entire board, (ii) if the vacancy results from a removal of a director, in which case the vacancy may also be filled by our stockholders and (iii) as may be otherwise provided for in the terms of any class or series of preferred stock.

     Removal of Directors. Our charter provides that, except for any directors elected by holders of a class or series of shares other than common stock, a director may be removed by the stockholders only with the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors and only for “cause.” In our charter, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Amendment of Our Charter and Bylaws

     Our charter, including its provisions on removal of directors, may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter. Our bylaws may be amended only by a majority of our directors. The stockholders have no right to amend or propose an amendment to our bylaws.

Transactions Outside the Ordinary Course of Business

     Under Maryland law, a Maryland corporation may not merge with or into another entity, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of our business unless the transaction or transactions are approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by at least a majority of the votes entitled to be cast except if:

•	the merger will merge one of our 90% or more owned subsidiaries into us without amending our charter other than in limited respects and without altering the contract rights of the stock of the subsidiary (in which case only the approval of our board of directors and the board of directors of the subsidiary is necessary);

•	we are the successor corporation in a share exchange (in which case only the approval of our board of directors is necessary); or

•	we are the survivor in the merger and the merger does not change the terms of any class or series of our outstanding stock, or otherwise amend our charter, and the number of shares of stock of each class or series outstanding immediately before the merger does not increase by more than 20% of the number of shares of each such class or series of stock that was outstanding immediately prior to effectiveness of the merger (in which case only the approval of our board of directors is necessary).

Dissolution

     A proposal that we dissolve must be approved by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

     Our bylaws provide for advance notice by a stockholder or stockholders wishing to have certain matters considered and voted upon at a meeting of stockholders.

     With respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

     These procedures generally require the stockholder to deliver notice to our Secretary not less than 90 days or later than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days from the date of the preceding year’s meeting or if we did not hold an annual meeting the preceding year, notice must delivered not earlier than the 120th day prior to the date of mailing of the notice for that annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for the annual meeting or the 10th day following the day on which disclosure of the date of mailing for the meeting is made.

     With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

     Notice must be delivered not earlier than the 120th day prior to the date of the special meeting and not later than the close of business on the later of the 90th day prior to the date of the special meeting or the 10th day following the day on which disclosure of the date of the special meeting is made.

     The postponement or adjournment of an annual or special meeting to a later date or time will not commence any new time periods for the giving of the notice described above. Our bylaws contain detailed requirements for the contents of stockholder notices of director nominations and new business proposals.

Ownership Limit

     Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our stock. We refer to this restriction as the “ownership limit.” Our charter, however, requires exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT. See “Description of Securities—Restrictions on Transfer.”

Business Combinations

     Maryland law establishes special requirements for “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, an interested stockholder, or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. In addition, a person is not considered an interested stockholder under the statute if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.

     Unless otherwise determined by our board of directors, pursuant to our charter, we have opted out of these provisions of Maryland law. Our charter, however, provides that any business combinations must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by holders of our voting stock.

Control Share Acquisitions

     Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting us from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that our board of directors will not amend or eliminate this provision of our bylaws in the future.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

     The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our board of directors were to opt in to the business combination provisions of Maryland law or if the provision in the bylaws opting out of the control share acquisition provisions of Maryland law were rescinded, these provisions of Maryland law could have similar anti-takeover effects.

Board Consideration of Relevant Factors and Constituencies

     Our charter provides that our board of directors may, in connection with a “business combination,” “change in control” or other potential acquisition of our control, consider the effect of the potential acquisition on our control, consider the effect of the potential acquisition on our stockholders, employees, suppliers, customers and creditors and on communities in which our offices or other establishments are located. As a result of this provision, our board of directors may consider subjective factors that affect or may affect the potential acquisition and may oppose the proposal on that basis.

Duties of Our Directors

     Under Maryland law, there is a presumption that the act of a director satisfies the required standard of care under Maryland law. An act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or to greater scrutiny than those applied to any other act of a director. This provision does not impose an enhanced level of scrutiny when our board of directors implements anti-takeover measures in a change-of-control context, and also shifts the burden of proof for demonstrating that any defensive mechanism adopted by our board is unreasonable.

Indemnification and Limitation of Directors’ and Officers’ Liability

     Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by Maryland law.

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision, which eliminates such liability to the maximum extent permitted by Maryland law.

     Our charter also provides that, to the maximum extent that Maryland Law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer shall be liable to us or our stockholders for money damages. Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a member of our board and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

     Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any of our employees, agents or predecessors.

     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer only upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or by another on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

     The partnership agreement provides that we, our officers and our directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of American Campus Communities Operating Partnership LP—Indemnification and Limitation of Liability.”

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

     We have entered into an indemnification agreement with each of our executive officers and directors as described in “Management—Executive Compensation—Indemnification Agreements.”

SHARES ELIGIBLE FOR FUTURE SALE

General

     Upon completion of this Offering, based upon an offering price of $  per share, which was the last reported sales price of our common stock on      , 2005, we expect to have outstanding shares of our common stock (          shares if the underwriters’ overallotment option is exercised in full). This does not include 14,375 restricted stock units granted to non-employee directors, 53,598 restricted stock awards granted to employees, 367,682 shares of our common stock underlying an outperformance bonus plan, and 121,000 PIUs issued to our then executive officers and senior management in connection with the IPO, plus any shares acquired by affiliates, which will be subject to the restrictions of Rule 144.

     Of these shares, the            shares sold in this Offering (          shares if the underwriters’ overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for those shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act.

Rule 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately shares immediately after this Offering ( shares if the underwriters exercise their overallotment option in full); or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Stock Options and 2004 Incentive Award Plan

     We have adopted the 2004 incentive award plan, which provides for the grant to the employees, directors and consultants of us, our TRS and our Operating Partnership (and their respective subsidiaries) of stock options, PIUs, restricted stock units, restricted stock and other incentive awards. As of the date of this prospectus, we have issued restricted stock units to our non-employee directors representing 14,375 shares of our common stock, restricted stock awards to employees representing 53,598 shares of our common stock, 367,682 shares representing an outperformance bonus plan for key employees, and 121,000 PIUs (representing a 1% limited partnership interest in our Operating Partnership) to officers, directors and key employees, and have reserved an additional 653,345 shares of our common stock for issuance under the plan.

     We have filed a registration statement with respect to the shares of our common stock issuable under the 2004 incentive award plan. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Registration Rights

     For a discussion of the registration rights that may be granted to certain holders of PIUs, see “Management—Executive Compensation—Profits Interest Units.”

Lock-up Agreements and Other Contractual Restrictions on Resale

     In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act, (i) Mr. Bayless and our executive officers and certain directors have agreed, subject to certain exceptions (including a bona fide gift or a transfer to a trust for the benefit of an immediate family member) not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible into common stock (including PIUs and units) owned by them at the completion of this Offering or thereafter acquired by them for the period from the date of this prospectus through and including October 11, 2005 without the consent of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., and (ii) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including, without limitation, units, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. for the period from the date of this prospectus through and including October 11, 2005, subject to certain limited exceptions set forth in “Underwriting.” In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or a press release announcing a significant event or (y) prior to the expiration of such lock-up period, we announce that we will release earnings or issue a press release announcing a significant event during the 17-day period beginning on the last day of such lock-up period, the restrictions described above shall continue to apply until the expiration of the 17-day period beginning with the first day following the date of the earnings or the press release. At the conclusion of the lock-up period, common stock issued upon the exchange of PIUs or units may be sold by Mr. Bayless and our other senior officers and directors in the public market upon registration under the Securities Act and, in the case of holders of PIUs, pursuant to registration rights that may be granted to them as described above. Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares of common stock or other securities subject to the lock-up agreements referred to above.

FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes our taxation and the material Federal income tax consequences to stockholders of their ownership of common stock. The tax treatment of stockholders will vary depending upon the stockholder’s particular situation, and this discussion addresses only stockholders that hold common stock as a capital asset and does not deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks and other financial institutions;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders”);

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold common stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders”); and

•	stockholders whose functional currency is not the U.S. dollar.

     The statements in this section are based on the Code, its legislative history, current and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

     This section is not a substitute for careful tax planning. We urge you to consult your tax advisor regarding the specific tax consequences to you of ownership of our common shares and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences to you regarding the purchase, ownership and sale of common shares. You should also consult with your tax advisor regarding the impact of potential changes in the applicable tax laws.

Taxation of Our Company

     We intend to elect to be taxed as a REIT under Sections 856 through 860 of Code, commencing with our taxable year ended December 31, 2004.

     Locke Liddell & Sapp LLP has provided us an opinion that, provided we file an election to be taxed as a REIT with our timely filed federal income tax return for the taxable year ended December 31, 2004, we have been organized and, for the taxable year ended December 31, 2004, we have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current manner of organization and proposed method of operation will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the Code in the future if we operate in accordance with the method of operation described herein including our representations concerning our intended method of operation. You should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. In providing its opinion, Locke Liddell & Sapp LLP is relying, as to certain factual matters, upon the statements and representations contained in certificates provided to Locke Liddell & Sapp LLP by us.

     Our qualification as a REIT will depend upon our continuing satisfaction of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements. Locke Liddell & Sapp LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See “—Failure to Qualify as a REIT” below.

     The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

     As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning shares in a corporation. Our distributions, however, will generally not be eligible for (i) the lower rate of tax applicable to dividends received by an individual from a “C corporation” (as defined below) or (ii) the corporate dividends received deduction. Further, we will be subject to federal tax in the following circumstances:

•	First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification,” but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•	Sixth, beginning in the 2005 taxable year, if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests under the REIT provisions of the Code for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we will likely be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test.

•	Seventh, beginning in the 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification under the REIT provisions of the Code (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.

•	Eighth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required dividend over the amounts actually distributed.

•	Ninth, if we acquire any appreciated asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. In general, a “C corporation” means a corporation that has to pay full corporate-level tax.

•	Tenth, if we receive non-arm’s length income from one of our taxable REIT subsidiaries (as defined under “—Requirements for Qualification”), we will be subject to a 100% tax on the amount of our non-arm’s-length income.

Requirements for Qualification

     To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual dividend requirements.

Organizational Requirements

     The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to also include certain entities; and

•	which meets certain other tests, described below, regarding the nature of its income and assets.

     The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     We expect that we will satisfy the conditions described in the first through fifth bullet points of the preceding paragraph and believe that we will also satisfy the condition described in the sixth bullet point of the preceding paragraph. In addition, our charter provides for restrictions regarding the ownership and transfer of our common stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the common stock are described earlier in this prospectus under the heading “Description of Securities—Restrictions on Transfer.”

     For purposes of determining share ownership under the sixth bullet point, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the sixth bullet point.

     A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

     An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests.

     If, as in our case, a REIT is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that capital share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of our Operating Partnership, which will be our principal asset, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. In addition, actions taken by our Operating Partnership or any other entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership in which we own an interest, either directly or through one or more tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships such as our Operating Partnership, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions. Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend that to include the actions, income or assets of our Operating Partnership or any entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership for U.S. Federal income tax purposes in which we maintain an interest through multiple tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships.

     Taxable REIT Subsidiaries

     A taxable REIT subsidiary, or a “TRS” is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a taxable REIT subsidiary. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT. We have made a TRS election for American Campus Communities Services, Inc., our taxable REIT subsidiary.

     A TRS is subject to Federal income tax at regular corporate rates (maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our taxable REIT subsidiaries will also be subject to tax, either (i) to us if we do not pay the dividends received to our stockholders as dividends, or (ii) to our stockholders if we do pay out the dividends received to our stockholders. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the parent REIT’s tenants that are not conducted on an arm’s-length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% (by vote or value) of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the taxable REIT subsidiaries in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in taxable REIT subsidiaries will represent less than 20% of the total value of our assets, and will, to the extent necessary, limit the activities of the Services Company or take other actions necessary to satisfy the 20% value limit. We cannot, however, assure that we will always satisfy the 20% value limit or that the IRS will agree with the value we assign to the Services Company and any other TRS in which we own an interest.

     A TRS is not permitted to directly or indirectly operate or manage a “lodging facility.” A “lodging facility” is defined as a “hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis.” We believe that our Services Company will not be considered to operate or manage a lodging facility. Although the Services Company is expected to lease certain of our student housing properties on a short term basis during the summer months and occasionally during other times of the year, we believe that such limited short term leasing will not cause the Services Company to be considered to directly or indirectly operate or manage a lodging facility. Our belief in this regard is based in part on Treasury Regulations interpreting similar language applicable to other provisions of the Code. Treasury Regulations or other guidance specifically adopted for purposes of the TRS provisions might take a different approach, and, even absent such guidance, the IRS might take a contrary view. In such an event, we might be forced to change our method of operating the Services Company, which could adversely affect us, or could cause the Services Company to fail to qualify as a TRS, in which event we would likely fail to qualify as a REIT.

     We may engage in activities indirectly though a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a TRS for providing services that are non-customary and services to unrelated parties (such as our third party development and management services) that might produce income that does not qualify under the gross income tests described below. We might also hold certain properties in the Services Company, such as our interest in certain of the leasehold properties if we determine that the ownership structure of such properties may produce income that would not qualify for purposes of the REIT income tests described below.

     Gross Income Tests

     We must satisfy two gross income tests annually to maintain our qualification as a REIT.

     First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these.

     Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

     Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages: (a) are fixed at the time the leases are entered into, (b) are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and (c) conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all of the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We intend to set and accept rents which are fixed dollar amounts, and not to any extent by reference to any person’s income or profits, in compliance with the rules above.

•	Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, referred to as a related party tenant, other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person.

We do not own any stock or any assets or net profits of any lessee directly, except that we may lease office or other space to our TRS or another taxable REIT subsidiary. We believe that each of the leases will conform with normal business practice, contain arm’s-length terms and that the rent payable under those leases will be treated as rents from real property for purposes of the 75% and 95% gross income tests. However, there can be no assurance that the IRS will not successfully assert a contrary position or that a change in circumstances will not cause a portion of the rent payable under the leases to fail to qualify as “rents from real property.” If such failures were in sufficient amounts, we might not be able to satisfy either of the 75% or 95% gross income tests and could lose our REIT status. In addition, if the IRS successfully reapportions or reallocates items of income, deduction, and credit among and between us and our TRS under the leases or any intercompany transaction because it determines that doing so is necessary to prevent the evasion of taxes or to clearly reflect income, we could be subject to a 100% excise tax on those amounts. As described above, we may own one or more taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If we receive rent from a TRS, we will seek to comply with this exception. Whether rents paid by our TRS are substantially comparable to rents paid by our other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a controlled TRS is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS.

•	Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease.

The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT.

•	Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties.

     We do not intend to perform any services other than customary ones for our lessees, other than services provided through independent contractors or taxable REIT subsidiaries. If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS and our income from the services exceeds 1% of our income from the related property.

     Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as utility and telephone companies), penalties for nonpayment or late payment of rent, lease application or administrative fees. These and other similar payments should qualify as “rents from real property.”

     Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, in the case of a shared appreciation mortgage, any additional interest received on a sale of the secured property will be treated as gain from the sale of the secured property.

     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We do not have any current intention to sell any of our properties. Even if we do sell any of our properties, we believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe- harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction.

     Foreclosure Property. We will be subject to tax at the maximum corporate rate on certain income from foreclosure property. We do not own any foreclosure properties and do not expect to own any foreclosure properties in the future. This would only change in the future if we were to make loans to third parties secured by real property.

     Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For 2004, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Beginning in 2005, income from certain hedging transactions, clearly identified as such, is not included in our gross income for purposes of the 95% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

     Failure to Satisfy Gross Income Tests

     Beginning in 2005, if we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•	we file a description of each item of our gross income in accordance with applicable Treasury Regulations.

     We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

     To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of: (a) cash or cash items, including certain receivables, (b) government securities, (c) interests in real property, including leaseholds and options to acquire real property and leaseholds, (d) interests in mortgages on real property, (e) stock in other REITs, and (f) investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five year term;

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets;

•	Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities;

•	Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries; and

•	Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” generally does not include debt securities issued by a partnership to the extent of our interest as a partner of the partnership or if at least 75% of the partnership’s gross income (excluding income from prohibited transactions) is qualifying income for purposes of the 75% gross income test. In addition certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test.

     Failure to Satisfy the Asset Tests

     We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

     If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Beginning in the 2005 taxable year, if we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions generally will be available for failures of the 5% asset test and the 10% asset tests if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered, or (ii) the failure is due to ownership of assets that exceed the amount in (i) above, the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with

Treasury Regulations, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test. We may not qualify for the relief provisions in all circumstances.

     Distribution Requirements

     Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gains, to our stockholders in an aggregate amount not less than: the sum of (a) 90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss, and (b) 90% of our after-tax net income, if any, from foreclosure property, minus the sum of certain items of non-cash income.

     We must pay such dividends in the taxable year to which they relate, or in the following taxable year if we declare the dividend before we timely file our federal income tax return for the year and pay the dividend on or before the first regular dividend payment date after such declaration.

     To the extent that we do not distribute all of our net capital gains or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gains corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we would have to pay a 4% nondeductible excise tax on the excess of the required dividend over the amounts actually distributed.

     We may elect to retain and pay income tax on the net long-term capital gains we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely dividends sufficient to satisfy the annual dividend requirements and to avoid corporate income tax and the 4% excise tax.

     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gains attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares or pay dividends in the form of taxable stock dividends.

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

     Recordkeeping Requirements

     We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of the outstanding common shares. We have complied and intend to continue to comply with these requirements.

     Accounting Period

     In order to elect to be taxed as a REIT, we must use a calendar year accounting period. We use the calendar year as our accounting period for federal income tax purposes for each and every year we intend to operate as a REIT.

     Failure to Qualify as a REIT

     If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any dividends to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits (which may be subject to tax at preferential rates to individual stockholders). Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

     Relief From Certain Failures of the REIT Qualification Provisions

     Beginning in the 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Taxation of Taxable U.S. Stockholders

     As used in this section, the term “U.S. stockholder” means a holder of common stock who, for United States Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States Federal income taxation regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

     As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Individuals receiving “qualified dividends” from domestic and certain qualifying foreign subchapter C corporations may be entitled to lower rates on dividends (at rates applicable to long-term capital gains, currently at a maximum rate of 15%) provided certain holding period requirements are met. However, individuals receiving dividend distributions from us, a REIT, will generally not be eligible for the recent lower rates on dividends except with respect to the portion of any distribution which (a) represents dividends being passed through to us from a corporation in which we own shares (but only if such dividends would be eligible for the recent lower rates on dividends if paid by the corporation to its individual stockholders), including dividends from our TRS, (b) is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) are attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in non-recognition transaction, less any taxes paid by us on these items during our previous taxable year. The lower rates will apply only to the extent we designate a distribution as qualified dividend income in a written notice to you. Individual taxable U.S. stockholders should consult their own tax advisors to determine the impact of these provisions. Dividends of this kind will not be eligible for the dividends received deduction in the case of taxable U.S. stockholders that are corporations. Dividends made by us that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a taxable U.S. stockholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual taxable U.S. stockholder may be eligible for preferential rates of taxation. Taxable U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that we pay dividends, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these dividends will be treated first as a tax-free return of capital to each taxable U.S. stockholder. We expect that approximately 60% of our 2005 annual distribution will represent a return of capital for federal income tax purposes. Thus, these dividends will reduce the adjusted basis which the taxable U.S. stockholder has in our common stock for tax purposes by the amount of the dividend, but not below zero. Dividends in excess of a taxable U.S. stockholder’s adjusted basis in his common stock will be taxable as capital gains, provided that the common stock have been held as a capital asset.

     Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend in January of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

     We may elect to retain, rather than distribute, all or a portion of our net long-term capital gains and pay the tax on such gains. If we make such an election, we will designate amounts as undistributed capital gains in respect of your shares or beneficial interests by written notice to you which we will mail out to you with our annual report or at any time within 60 days after December 31 of any year. When we make such an election, taxable U.S. stockholders holding common stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each taxable U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. Taxable U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. Taxable U.S. stockholders will increase their basis in their common stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

     Dividends made by us and gain arising from a taxable U.S. stockholder’s sale or exchange of our common stock will not be treated as passive activity income. As a result, taxable U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

     When a taxable U.S. stockholder sells or otherwise disposes of our common stock, the stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the common stock for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the common stock as a capital asset. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the common stock for more than one year. Long-term capital gains of an individual taxable U.S. stockholder is generally taxed at preferential rates. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gains applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring after May 6, 2003 through December 31, 2008. The maximum tax rate on long-term capital gains from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate. The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gains at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years. In general, any loss recognized by a taxable U.S. stockholder when the stockholder sells or otherwise disposes of our common stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of dividends received by the stockholder from us which were required to be treated as long-term capital gains.

     Information Reporting Requirements and Backup Withholding

     We will report to our stockholders and to the Internal Revenue Service the amount of dividends we pay during each calendar year and the amount of tax we withhold, if any. A stockholder may be subject to backup withholding at a rate of 28% with respect to dividends unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain dividends to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “—Taxation of Non-U.S. Stockholders.”

     Taxation of Tax-Exempt Stockholders

     Amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Provided that a tax-exempt stockholder is not one of the types of entity described in the next paragraph and has not held its common stock as “debt financed property” within the meaning of the Code, and the common stock are not otherwise used in a trade or business, the dividend income from the common stock will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the common stock as “debt financed property” within the meaning of the Code or has used the common stock in a trade or business.

     Income from an investment in our common stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its common stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

     Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

     Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

     The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT, but this cannot be guaranteed.

     The rules described above in “—Taxation of Taxable U.S. Stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

     Taxation of Non-U.S. Stockholders

     The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

     Ordinary Dividends. Dividends, other than dividends that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than dividends designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend will ordinarily apply to dividends of this kind to non-U.S. stockholders, unless an applicable income tax treaty reduces that tax. However, if income from an investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States (if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis), tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate (ordinarily, IRS Form W-8 BEN) is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the dividends are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business.

     Dividends to a non-U.S. stockholder that are designated by us at the time of dividend as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

     Return of Capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder’s common stock. Distributions of this kind will instead reduce the adjusted basis of the common stock. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. stockholder’s common stock, they will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of its common stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current accumulated earnings and profits.

     Capital Gain Dividends. For any year in which we qualify as a REIT, dividends that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these dividends are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the dividends at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-U.S. stockholders that are individuals. Beginning in our 2005 taxable year, the above rules relating to distributions attributable to gains from our sales or exchanges of U.S. real property interests (or such gains that are retained and deemed to be distributed) will not apply with respect to a non-U.S. stockholder that does not own more than 5% of our common stock at any time during the taxable year, provided our common stock is “regularly traded” on an established securities market in the United States. We are required by applicable Treasury Regulations under the Foreign Investment in Real Property Tax Act of 1980, as amended, to withhold 35% of any distribution that we could designate as a capital gains dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under this statute. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability.

     Sale of Common Stock. Gain recognized by a non-U.S. stockholder upon a sale or exchange of our common stock generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we will be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of our common stock, however, because our stock is publicly traded, no assurance can be given that the we will qualify as a domestically controlled REIT at any time in the future. Gain to which this statute does not apply will be taxable to a non-U.S. stockholder if investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States (if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis). In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

     If we were not a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. stockholder’s sale of common stock only if the selling non-U.S. stockholder owned more than 5% of the class of common stock sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned the common stock sold or the five-year period ending on the date when the stockholder disposed of the common stock. If tax under this statute applies to the gain on the sale of common stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

     Backup Withholding and Information Reporting

     If you are a non-U.S. stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments;

•	the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the income associated with these payments is otherwise exempt from United States Federal income tax; and

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker: (a) a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or (b) other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury Regulations, or (c) you otherwise establish an exemption.

     Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury Regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

     In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year: (a) one or more of its partners are “U.S. persons,” as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

     Tax Aspects of Our Investments in Our Operating Partnership

     The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our Operating Partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification as Partnerships

     We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or partners will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

     Under the check-the-box regulations, an unincorporated business entity with at least two owners or partners may elect to be classified either as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes.

     We intend that each partnership we own an interest in will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, known as the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership, and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.

     We expect that each partnership we own an interest in will qualify for the private placement exclusion, one of the other safe harbors from treatment as a publicly traded partnership, and/or will satisfy the 90% passive income exception.

Income Taxation of the Partnerships and Their Partners

     We own 99.0% of the interests in our Operating Partnership and certain subsidiary partnerships. Entities that we own 100% of the interests in (directly or through other disregarded entities) will be treated as disregarded entities. In addition we may hold interests in partnership or LLCs that are not disregarded entities (the “Partnership” or “Partnerships”).

     Partners, Not the Partnerships, Subject to Tax. A Partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the Partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

     Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Conversely, our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Requirements for Qualification.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

     State and Local Taxes

     We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common shares.

ERISA CONSIDERATIONS

General

     The following is a summary of certain material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

     A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan, a tax-qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.

     Plans should also consider the entire discussion under the heading “Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

     Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

     In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

     The fiduciary of an IRA or an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan, if no election has been made under Section 410(d) of the Code, or because it does not cover common law employees should consider that it may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

Our Status Under ERISA

     In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

     ERISA plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

     Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this Offering of these securities to the public occurred.

     Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

     A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

     The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

     Second, our common stock is currently held by 100 or more investors that we believe are independent of us and of one another, and we expect (although we cannot confirm) that this will continue to be the case.

     Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

     In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

     Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or dividend to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

     According to those same regulations, a “venture capital operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or dividend to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

     We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

     Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

     Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers and as representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated      , 2005, we have agreed to sell to the underwriters named below the following respective numbers of shares of our common stock:

Number of
Underwriter	Shares
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Total

     The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of our common stock in this Offering if any are purchased, other than those shares covered by the overallotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this Offering may be terminated. The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this Offering are subject to the approval of legal matters by counsel and to other conditions.

     The underwriters propose to offer some of the shares directly to the public at the Offering price set forth on the cover page of this prospectus and some of the shares to dealers at the Offering price less a concession not to exceed $            per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $            per share on sales to other dealers. If all of the shares are not sold to the public at the Offering price, the representatives may change the Offering price and the other selling terms.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional shares of common stock at the Offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with our Offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

     The following table summarizes the underwriting discounts and commissions we are to pay to the underwriters in connection with this Offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock:

	Per Share		Total
	No	Full	No	Full
	Exercise	Exercise	Exercise	Exercise
Underwriting discounts and commissions paid by us	$	$	$	$

     We estimate that our out-of-pocket expenses for this Offering will be approximately $             million.

     From the date of this prospectus through and including October 11, 2005, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement (except a registration statement on Form S-4 relating to our acquisition of another entity) under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including, without limitation, Units, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup and Deutsche Bank Securities other than:

•	grants of stock options, PIUs, restricted stock units or restricted stock to employees, consultants or directors pursuant to the terms of the 2004 incentive award plan in effect as of the date of this prospectus;

•	issuances of our common stock pursuant to a dividend reinvestment plan (if any); or

•	issuances of our common stock, units or securities convertible into or exchangeable or exercisable for shares of our common stock in connection with other acquisitions of interests in real property or real property companies or entities owning interests in real property.

     Our officers and directors have agreed, subject to certain exceptions (including a bona fide gift or a transfer for the benefit of an immediate family member), that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including, without limitation, units, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup and Deutsche Bank Securities for the period from the date of this prospectus through and including October 11, 2005. In addition, our officers and directors have agreed not to make any demand for, or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of Citigroup and Deutsche Bank Securities.

     Citigroup and Deutsche Bank Securities in their joint discretion may release any of the securities subject to lock-up agreements at any time without notice. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or a press release announcing a significant event or (y) prior to the expiration of such lock-up period, we announce that we will release earnings or issue a press release announcing a significant event during the 17-day period beginning on the last day of such lock-up period, the restrictions described above shall continue to apply until the expiration of the 17-day period beginning with the first day following the date of the earnings or the press release.

     Our common stock is listed on the NYSE under the symbol “ACC.”

     We cannot assure you that the prices at which our shares will sell in the public market after this Offering will not be lower than the current trading price or the Offering price or that a more active trading market in our common stock will develop and continue after this Offering.

     In connection with this Offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase or the purchase of the underlying security while this distribution of the common stock offered pursuant to this prospectus is in progress so long as the stabilizing bids do not exceed a specified maximum.

•	Overallotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution of such stock has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. If the underwriters sell more shares than could be covered by the overallotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this Offering.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this Offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.

     Affiliates of Citigroup and Deutsche Bank Securities Inc., two of our underwriters, are joint lead arrangers under our existing revolving credit facility. As of June 3, 2005, approximately $44.5 million of borrowings were outstanding under this facility. Although no assurance can be given, we expect to amend our three-year, $75 million revolving credit facility and to increase the size of the facility from $75 million to $100 million. Key Bank National Association (an affiliate of KeyBanc Capital Markets, Inc.) will act as administrative agent under the amended facility. Citicorp North America, Inc. (an affiliate of Citigroup, which is a lead managing underwriter in this offering) and Deutsche Bank Trust Company Americas (an affiliate of Deutsche Bank Securities Inc., which is a lead managing underwriter in this offering) will be co-syndication agents under the amended facility. This amended facility, if consummated, may be expanded by up to an additional $100 million upon the satisfaction of certain conditions. This facility is expected to be available to, among other things, fund future property development, acquisitions and other working capital needs. Our ability to borrow from time to time under this facility is expected to be subject to certain conditions and the satisfaction of specified financial covenants, which we expect to be more favorable to us than those contained in our current facility. The amended facility is also expected to contain covenants that restrict our ability to pay dividends or other distributions to our stockholders unless certain tests are satisfied. We expect to repay all of outstanding borrowings under our then outstanding revolving credit facility with a portion of the net proceeds of this Offering, and, upon application of the net proceeds from this Offering, each lender will receive its proportionate share of the amount repaid.

     We and our Operating Partnership have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

     The validity of our shares of common stock has been passed upon for us by Locke Liddell & Sapp LLP. Locke Liddell & Sapp LLP is providing an opinion relating to tax consequences. Sidley Austin Brown & Wood llp will act as counsel to the underwriters.

EXPERTS

     The consolidated and combined financial statements of American Campus Communities, Inc. and Subsidiaries and the Predecessor Entities at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in this prospectus and registration statement have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this Offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of our common stock to be sold in this Offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site, www.sec.gov.

     We are required to comply with the informational requirements of the Securities Exchange Act of 1934 and, accordingly, file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and internet site of the SEC referred to above. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. Such reports, proxy statements and other information are not part of this prospectus.

     We maintain a website on the Internet with the address of www.americancampuscommunities.com or www.studenthousing.com. Copies of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, and any amendments thereto, are or will be available free of charge at such website as soon as reasonably practical after they are filed with the SEC. Additional information regarding us, including our committee charters, our code of business conduct and ethics and our corporate governance guidelines, can also be found at this website as required. Information contained on our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
American Campus Communities, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements

Summary	F-2
Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2005 (unaudited)	F-3
Pro Forma Condensed Consolidated and Combined Statement of Operations for the year ended December 31, 2004 (unaudited)	F-4
Notes to Pro Forma Condensed Consolidated and Combined Statements of Operations (unaudited)	F-5

American Campus Communities, Inc. and Subsidiaries and American Campus Predecessor

Consolidated and Combined Financial Statements

Consolidated Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004	F-6
Consolidated and Combined Statements of Operations for the Company for the three months ended March 31, 2005 and for the Predecessor for the three months ended March 31, 2004 (all unaudited)	F-7
Consolidated and Combined Statements of Comprehensive Income for the Company for the three months ended March 31, 2005 and for the Predecessor for the three months ended March 31, 2004 (all unaudited)	F-8
Consolidated and Combined Statements of Cash Flows for the Company for the three months ended March 31, 2005 and for the Predecessor for the three months ended March 31, 2004 (all unaudited)	F-9
Notes to Consolidated and Combined Financial Statements	F-10
Report of Independent Registered Public Accounting Firm	F-22
Consolidated and Combined Balance Sheets for the Company as of December 31, 2004 and for the Predecessor as of December 31, 2003	F-23
Consolidated and Combined Statements of Operations for the Company for the period from August 17, 2004 to December 31, 2004 and for the Predecessor for the period from January 1, 2004 to August 16, 2004 and for the years ended December 31, 2003 and 2002
F-24
Consolidated and Combined Statements of Changes in Stockholders’ and Predecessor Owners’ Equity for the Company for the period from August 17, 2004 to December 31, 2004 and for the Predecessor for the period from January 1, 2004 to August 16, 2004 and for the years ended December 31, 2003 and 2002
F-25
Consolidated and Combined Statements of Cash Flows for the Company for the period from August 17, 2004 to December 31, 2004 and for the Predecessor for the period from January 1, 2004 to August 16, 2004 and for the years ended December 31, 2003 and 2002
F-26
Notes to Consolidated and Combined Financial Statements	F-27

Proctor Portfolio

Report of Independent Registered Public Accounting Firm	F-50
Combined Statement of Revenues and Certain Expenses for the year ended December 31, 2004	F-51
Notes to Combined Statement of Revenues and Certain Expenses	F-52

Exchange at Gainesville

Report of Independent Registered Public Accounting Firm	F-53
Statements of Revenues and Certain Expenses for the three months ended March 31, 2005 and for the year ended December 31, 2004	F-54
Notes to Statements of Revenues and Certain Expenses	F-55

AMERICAN CAMPUS COMMUNITIES INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF
OPERATIONS

The unaudited pro forma condensed consolidated and combined statements of operations for the three months ended March 31, 2005 and for the year ended December 31, 2004, are presented as if American Campus Communities, Inc.’s (the “Company”) acquisition of the Exchange at Gainesville (acquired March 2005), City Parc at Fry Street (acquired March 2005) and the five-property Proctor Portfolio (acquired February 2005) had occurred as of January 1, 2004. It was also assumed that the Company’s initial public offering (“IPO”) had occurred as of January 1, 2004. The pro forma adjustments also include the related repayment of certain debt and the acquisition of minority ownership of certain assets.

The unaudited pro forma condensed consolidated and combined statements of operations should be read together with our historical financial statements and related notes included elsewhere in this prospectus. The pro forma condensed consolidated statements of operations are unaudited and are not necessarily indicative of what the actual results of operations would have been had the Company acquired the properties or consummated the IPO as of January 1, 2004, nor do they purport to represent the results of operations of the Company for future periods.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2005
(unaudited, dollars in thousands, except share and per share amounts)

	Company	Acquired	Pro Forma		Company
	Historical	Properties	Adjustments		Pro Forma
	(A)	(B)
Revenues	$19,541	$2,784	$—		$22,325

Operating expenses:
Property operating expenses	7,011	1,128	—		8,139
Third party development and management services	1,464	—	—		1,464
General and administrative	1,364	—	—		1,364
Depreciation and amortization	3,424	340	—		3,764
Ground/facility leases	212	—	—		212

Total operating expenses	13,475	1,468	—		14,943

Operating income	6,066	1,316	—		7,382

Nonoperating income and (expenses):
Interest income	58	—	—		58
Interest expense	(3,808)	(962)	—		(4,770)
Amortization of deferred financing costs	(246)	(16)	—		(262)
Other nonoperating income	430	—	—		430

Total nonoperating expenses	(3,566)	(978)	—		(4,544)

Income before income tax provision and minority interests	2,500	338	—		2,838
Income tax provision	(102)	—	—		(102)
Minority interests	(87)	—	(3	) (C)	(90)

Income from continuing operations	$2,311	$338	$(3)		$2,646

Income from continuing operations per share:
Basic	$0.18				$0.21

Diluted	$0.19				$0.21

Weighted average common shares outstanding:
Basic	12,622,145				12,622,145

Diluted	12,769,939				12,769,939

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2004
(unaudited, dollars in thousands, except share and per share amounts)

	Company	Predecessor
	Period from	Period from				Company
	August 17, 2004 to	January 1,2004 to				and
	December 31,	August 16,	Acquired	Pro Forma		Predecessor
	2004	2004	Properties	Adjustments		Pro Forma
	(A)	(A)	(B)
Revenues	$26,262	$34,561	$15,800	$—		$76,623

Operating expenses:
Property operating expenses	9,345	15,416	7,169	—		31,930
Third party development and management services	2,140	3,403	—	—		5,543
General and administrative	4,202	1,032	—	938	(D)	6,172
Depreciation and amortization	4,158	5,815	4,619	—		14,592
Ground/facility leases	214	598	—	—		812

Total operating expenses	20,059	26,264	11,788	938		59,049

Operating income	6,203	8,297	4,012	(938)		17,574

Nonoperating income and (expenses):
Interest income	39	43	—	—		82
Interest expense	(5,556)	(11,142)	(5,827)	2,523	(E)	(20,002)
Amortization of deferred financing costs	(842)	(369)	(135)	251	(F)	(1,095)
Other nonoperating income	653	274	—	—		927

Total nonoperating expenses	(5,706)	(11,194)	(5,962)	2,774		(20,088)

Income (loss) before income tax benefit and minority interests	497	(2,897)	(1,950)	1,836		(2,514)
Income tax benefit	728	—	—	—		728
Minority interests	(29)	129	—	(99	)(C)	1

Income (loss) from continuing operations	$1,196	$(2,768)	$(1,950)	$1,737		$(1,785)

Income (loss) from continuing operations per share:
Basic	$0.10					$(0.14)

Diluted	$0.10					$(0.14)

Weighted average common shares outstanding:
Basic	12,513,130			109,015	(G)	12,622,145

Diluted	12,634,130			(11,985	)(G)	12,622,145

American Campus Communities, Inc. and Subsidiaries

Notes to Pro Forma Condensed Consolidated and Combined Statements of Operations
(Unaudited)

(A)	Reflects the Company’s historical condensed consolidated statements of operations for the three months ended March 31, 2005 and for the period from August 17, 2004 to December 31, 2004, and the Predecessor’s historical condensed combined statement of operations for the period from January 1, 2004 to August 16, 2004.

(B)	Reflects the results of operations for the Exchange at Gainesville, City Parc at Fry Street and the five-property Proctor Portfolio for the period indicated. Revenues and property operating expenses reflect the historical amounts incurred by the respective properties prior to their respective acquisition dates. Depreciation and amortization reflects depreciation expense on the respective properties’ fixed assets purchased and recorded at fair value and the amortization of in-place leases recognized upon acquisition of the respective property, which is amortized over the remaining initial term of the respective leases, generally less than one year.

Interest expense reflects the debt assumed or incurred by the Company for the respective property acquisition, and interest expense incurred under the Company’s revolving credit facility for borrowings made to complete the respective acquisition. Debt assumed by the Company was valued at fair market value. Amortization of deferred financing costs reflects amortization of costs incurred in connection with the debt assumed or incurred by the Company for the respective property acquisition.

(C)	For the three months ended March 31, 2005 and for the period from January 1, 2004 to August 16, 2004, an adjustment was made to reflect the 1.0% minority interest in earnings for the recognition of a 1.0% special class of partnership interests in the Operating Partnership granted to certain members of executive and senior management in conjunction with the IPO. This was offset for the year ended December 31, 2004 unaudited pro forma condensed consolidated and combined statement of operations by the elimination of a minority interest in earnings resulting from the acquisition (with proceeds from the IPO) of a minority ownership interest in a joint venture.

(D)	Reflects the pro forma increased costs associated with operating as a public company for the period from January 1, 2004 through the consummation of the Company’s IPO on August 17, 2004. Such costs include compensation and staffing, directors and officers liability insurance premiums, Board of Directors costs and increased legal expenses.

(E)	Reflects the repayment of certain debt with proceeds from the IPO, assuming that the loans were repaid on January 1, 2004.

(F)	Represents a decrease in amortization of deferred financing costs as a result of the repayment of debt in connection with the IPO mentioned in Note (E).

(G)	Assumes that the IPO and related common share issuance occurred effective January 1, 2004.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets

Investments in real estate:
Owned off-campus properties, net	$385,359	$250,100
Owned off-campus property - held for sale	—	22,350
On-campus participating properties, net	70,271	68,064

Investments in real estate, net	455,630	340,514

Cash and cash equivalents	6,425	4,050
Restricted cash and short-term investments	7,382	9,816
Student contracts receivable, net	3,013	2,164
Other assets	14,037	11,084

Total assets	$486,487	$367,628

Liabilities and stockholders’ equity

Liabilities:
Debt	$314,385	$201,014
Accounts payable and accrued expenses	5,280	5,443
Other liabilities	22,793	20,294

Total liabilities	342,458	226,751

Minority interests	2,649	2,648

Commitments and contingencies (Note 11)

Stockholders’ equity:
Common stock, $.01 par value, 800,000,000 shares authorized, 12,615,000 shares issued and outstanding	126	126
Additional paid in capital	135,150	136,259
Accumulated earnings and distributions	5,717	1,802
Accumulated other comprehensive income	387	42
Total stockholders’ equity	141,380	138,229

Total liabilities and stockholders’ equity	$486,487	$367,628

See accompanying notes to consolidated and combined financial statements.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Company	Predecessor
	Three Months	Three Months
	Ended	Ended
	March 31, 2005	March 31, 2004
Revenues:
Owned off-campus properties	$12,489	$7,989
On-campus participating properties	5,493	5,293
Third party development services	609	1,671
Third party development services – on-campus participating properties	36	27
Third party management services – affiliates	—	74
Third party management services	710	298
Resident services	204	—

Total revenues	19,541	15,352

Operating expenses:
Owned off-campus properties	5,136	3,459
On-campus participating properties	1,875	1,800
Third party development and management services	1,464	1,264
General and administrative	1,364	453
Depreciation and amortization	3,424	2,259
Ground/facility leases	212	141

Total operating expenses	13,475	9,376

Operating income	6,066	5,976

Nonoperating income and (expenses):
Interest income	58	13
Interest expense	(3,808)	(4,281)
Amortization of deferred financing costs	(246)	(144)
Other nonoperating income	430	—

Total nonoperating expenses	(3,566)	(4,412)

Income before income tax provision, minority interests, and discontinued operations	2,500	1,564
Income tax provision	(102)	—
Minority interests	(87)	21

Income from continuing operations	2,311	1,585

Discontinued operations:
Loss attributable to discontinued operations	(2)	(55)
Gain from disposition of real estate	5,883	—

Total discontinued operations	5,881	(55)

Net income	$8,192	$1,530

Income per share – basic:
Income from continuing operations per share	$0.18

Net income per share	$0.65

Income per share – diluted:
Income from continuing operations per share	$0.19

Net income per share	$0.65

Weighted average common shares outstanding:
Basic	12,622,145

Diluted	12,769,939

Distributions declared per common share	$0.3375

See accompanying notes to consolidated and combined financial statements.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Company	Predecessor
	Three Months Ended	Three Months Ended
	March 31, 2005	March 31, 2004
Net income	$8,192	$1,530

Other comprehensive income (loss):
Change in fair value of interest rate swap	345	(371)
Change in fair value of interest rate cap	—	6

Net comprehensive income	$8,537	$1,165

See accompanying notes to consolidated and combined financial statements.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Company	Predecessor
	Three Months Ended	Three Months Ended
	March 31, 2005	March 31, 2004
Operating activities
Net income	$8,192	$1,530
Adjustments to reconcile net income to net cash provided by operating activities:
Gain from disposition of real estate	(5,883)	—
Minority interests	87	(21)
Depreciation and amortization	3,424	2,346
Amortization of deferred financing costs and debt premiums	127	162
Compensation expense recognized for restricted stock awards	24	—
Income tax provision	102	—
Changes in operating assets and liabilities:
Restricted cash and short-term investments	3,013	1,120
Student contracts receivable, net	(849)	(2,402)
Other assets	(1,474)	2,293
Accounts payable and accrued expenses	(414)	2,387
Other liabilities	(636)	(2,178)

Net cash provided by operating activities	5,713	5,237

Investing activities
Net proceeds from disposition of real estate	28,023	—
Cash paid for property acquisitions	(72,763)	—
Investments in owned off-campus properties	(10,972)	(19,034)
Investments in on-campus participating properties	(3,055)	(124)
Purchase of furniture, fixtures and equipment	(86)	(55)

Net cash used in investing activities	(58,853)	(19,213)

Financing activities
Proceeds from revolving credit facility, net of paydowns	21,800	—
Proceeds from bridge loan	37,400	—
Proceeds from construction loans	2,528	12,190
Principal payments on debt	(484)	(428)
Change in construction accounts payable	681	3,459
Debt issuance and offering costs	(913)	(1,697)
Distributions to common and restricted stockholders and partnership unit holders	(4,277)	—
Contributions from Predecessor owners	—	370
Distributions to Predecessor owners	(1,179)	(882)
Distributions to minority partners	(41)	(8)

Net cash provided by financing activities	55,515	13,004

Net change in cash and cash equivalents	2,375	(972)
Cash and cash equivalents at beginning of period	4,050	5,227

Cash and cash equivalents at end of period	$6,425	$4,255

Supplemental disclosure of non-cash investing and financing activities
Change in fair value of derivative instruments, net	$345	$(365)

Loans assumed in connection with property acquisitions	$(47,169)	$—

Supplemental disclosure of cash flow information
Interest paid	$4,496	$5,736

See accompanying notes to consolidated and combined financial statements.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Organization and Description of Business

American Campus Communities, Inc. (the “Company”) commenced operations as a fully integrated real estate investment trust (“REIT”) effective with the completion of its initial public offering (the “IPO”) on August 17, 2004. Through the Company’s controlling interest in American Campus Communities Operating Partnership, L.P. (the “Operating Partnership”), of which the Company is the sole general partner, and the subsidiaries of the Operating Partnership, including its Taxable REIT Subsidiary, American Campus Communities Services, Inc. (the “TRS”), the Company is one of the largest private owners, managers and developers of high quality student housing properties in the United States in terms of beds owned and under management. The Company is a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, financing, development, construction management, leasing and management of student housing properties.

The Company was formed to succeed certain businesses of the American Campus Communities Predecessor (the “Predecessor”), which was not a legal entity but rather a combination of real estate entities under common ownership and voting control collectively doing business as American Campus Communities, L.L.C. and Affiliated Student Housing Properties. The Company’s Predecessor entities were engaged in the student housing business since 1993. The Company was incorporated in Maryland on March 9, 2004. Additionally, the Operating Partnership was formed and the TRS was incorporated in Maryland on July 14, 2004 and August 17, 2004, respectively, each in anticipation of the IPO. The IPO was consummated on August 17, 2004, concurrent with the consummation of various formation transactions, and consisted of the sale of 12,100,000 shares of the Company’s common stock at a price per share of $17.50, generating gross proceeds of approximately $211.8 million. The aggregate proceeds to the Company, net of the underwriters’ discount and offering costs, were approximately $189.4 million. In connection with the exercise of the underwriters’ over-allotment option on September 15, 2004, the Company issued an additional 515,000 shares of common stock at the IPO price per share, generating an additional $9.0 million of gross proceeds and $8.4 million in net proceeds after the underwriters’ discount and offering costs. Also in connection with the IPO formation transactions, the Company used approximately $85.9 million of IPO proceeds to redeem the ownership interests of the Predecessor owners. During the three months ended March 31, 2005, the Company also distributed approximately $1.2 million to the Predecessor owners related to savings in the budgeted completion cost of three owned off-campus properties that were completed in the third quarter 2004. These payments were accounted for as equity distributions. The Company’s operations commenced on August 17, 2004 after completion of the IPO and the formation transactions, and are carried on primarily through the Operating Partnership and its wholly owned subsidiaries, including the TRS.

As of March 31, 2005, the Company’s property portfolio contained 24 student housing properties with approximately 5,200 apartment units and 15,600 beds, consisting of 19 owned off-campus properties that are in close proximities to public colleges and universities and five on-campus participating properties operated under ground/facility leases with the related university systems. These communities contain modern housing units, offer resort-style amenities and are supported by a classic resident assistant system and other student-oriented programming.

Through the TRS, the Company provides construction management and development services for student housing properties owned by colleges and universities, charitable foundations, and others. As of March 31, 2005, the Company also provided third party property management and leasing services for 19 student housing properties (13 of which the Company served as the third party developer and construction manager) that represented approximately 11,300 beds in approximately 4,500 units. Third party management and leasing services are typically provided pursuant to multi-year management contracts that have an initial term that ranges from two to five years. As of March 31, 2005, the Company’s total owned and managed portfolio included 43 properties that represented approximately 26,900 beds in approximately 9,700 units.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Combination

The accompanying consolidated financial statements include all of the accounts of the Company, the Operating Partnership and the subsidiaries of the Operating Partnership. Ownership interests contributed to the Operating Partnership by the Predecessor entities have been accounted for as a reorganization of entities under common control in a manner similar to a pooling-of-interests. Accordingly, the contributed assets and assumed liabilities were recorded at the Predecessor’s historical cost basis. This method of accounting also requires the reporting of results of operations for the period in which the reorganization occurred as though the entities had been combined at either the beginning of the period or inception. The reorganization did not require any material adjustments to conform the accounting policies of the separate entities.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The historical financial data prior to August 17, 2004 presented in this report is the historical data for the Predecessor and reflects the combined historical results of operations and financial position of the Predecessor including the operations of The Village at Riverside and certain other non-core assets which were distributed to the Predecessor owners as a part of the formation transactions. As a result, the historical results of operations and financial position prior to the IPO are not indicative of, or in some instances directly comparable to, the Company’s results of operations and financial position after the IPO.

The Company consolidates entities in which it has an ownership interest and over which it exercises significant control over major operating decisions, such as budgeting, investment and financing decisions. The real estate entities included in the consolidated and combined financial statements have been consolidated or combined only for the periods that such entities were under control by the Company or the Predecessor. All significant intercompany balances and transactions have been eliminated in consolidation or combination.

Interim Financial Statements

The accompanying interim financial statements are unaudited, but have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included. Because of the seasonal nature of the Company’s operations, the results of operations and cash flows for any interim period are not necessarily indicative of results for other interim periods or for the full year. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

All dollar amounts in the tables herein, except share and per share amounts, are stated in thousands unless otherwise indicated.

Investments in Real Estate

Investments in real estate are recorded at historical cost. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. The costs of ordinary repairs and maintenance are charged to expense when incurred. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	7-40 years
On-campus participating properties	25-34 years (shorter of useful life or respective lease term)
Furniture, fixtures and equipment	3-7 years

The cost of buildings and improvements includes the purchase price of the property, including legal fees and acquisition costs. Project costs directly associated with the development and construction of an owned real estate project, which include interest, property taxes, and amortization of deferred finance costs, are capitalized as construction in progress. Upon completion of the project, costs are transferred into the applicable asset category and depreciation commences. Interest totaling approximately $0.3 million and $0.2 million was capitalized during the three months ended March 31, 2005 and 2004, respectively. Amortization of deferred financing costs totaling approximately $30,000 and $0.1 million was capitalized during the three months ended March 31, 2005, and 2004, respectively.

Management assesses whether there has been an impairment in the value of the Company’s investments in real estate whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recognized when estimated expected future cash flows (undiscounted and before interest charges) are less than the carrying value of the property. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions regarding current and future economics and market conditions. If such conditions change, then an adjustment to the carrying value of the Company’s long-lived assets could occur in the future period in which the conditions change. To the extent that a property is impaired, the excess of the carrying amount of the property over its estimated fair value is charged to earnings. The Company believes that there are no impairments of the carrying values of its investments in real estate as of March 31, 2005.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Company allocates the purchase price of acquired properties to net tangible and identified intangible assets based on relative fair values in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations. Fair value estimates are based on information obtained from a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Information obtained about each property as a result of due diligence, marketing and leasing activities is also considered. The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued “as-if” vacant. As lease terms typically will be one year or less, rates on in-place leases generally approximate market rental rates. Factors considered in the valuation of in-place leases include an estimate of the carrying costs during the expected lease-up period considering current market conditions, nature of the tenancy, and costs to execute similar leases. Carrying costs include estimates of lost rentals at market rates during the expected lease-up period, as well as real estate taxes, insurance and other operating expenses. The value of in-place leases is amortized over the remaining initial term of the respective leases, generally less than one year. The purchase price of property acquisitions is not expected to be allocated to tenant relationships, considering the terms of the leases and the expected levels of renewals. The Company’s allocation of purchase price is contingent upon the final true-up of certain prorations.

Debt Premiums

Debt premiums represent the excess of the estimated fair value of debt over the principal value of debt assumed in connection with the Company’s property acquisitions. The debt premiums are being amortized as an offset to interest expense over the term of the related loans using the effective-interest method. As of March 31, 2005 and 2004, the net unamortized debt premiums were $5.0 million and $-0-, respectively, and are included in debt on the accompanying consolidated balance sheets.

Stock-Based Compensation

The Company accounts for equity based awards in accordance with SFAS No. 123®, Share-Based Payment. Although public companies are not required to adopt this statement until the first annual period beginning after June 15, 2005, the Company has chosen to adopt this statement in the first quarter of 2005. Accordingly, the Company has recognized compensation expense related to certain restricted stock awards (see Note 9) over the underlying vesting periods. The adoption of this statement did not have a material impact on the Company’s consolidated or combined financial position or results of operations and did not require any cumulative adjustments to previously reported results.

Income Taxes

The Company has maintained and intends to maintain its election as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its stockholders. As a REIT, the Company will generally not be subject to corporate level federal income tax on taxable income it currently distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for the subsequent four taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local income and excise taxes on its income and property, and to federal income and excise taxes on its undistributed income.

The TRS manages the Company’s non-REIT activities and is subject to federal, state and local income taxes.

Other Nonoperating Income

Other nonoperating income of approximately $0.4 million for the three months ended March 31, 2005 consists of a gain recognized related to insurance proceeds received for a fire that occurred at one of the Company’s owned off-campus properties in 2003.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Income per Share

Basic income per share is computed using net income and the weighted average number of shares of the Company’s common stock outstanding during the period, including restricted stock units (“RSUs”) issued to directors. Diluted income per share reflects weighted average common shares issuable from the assumed conversion of restricted stock awards (“RSAs”) granted and profits interest units (“PIUs”) in the Operating Partnership that are convertible into common shares. See Note 9 for a discussion of RSUs, PIUs, and RSAs.

The following is a summary of the elements used in calculating basic and diluted income per share:

Three Months
Ended
March 31, 2005
Basic net income per share calculation:
Income from continuing operations	$2,311
Discontinued operations [1]	5,881

Net income	$8,192

Income from continuing operations – per share	$0.18

Income from discontinued operations – per share [1]	$0.47

Net income – per share	$0.65

Basic weighted average common shares outstanding	12,622,145

Diluted net income per share calculation:
Income from continuing operations	$2,311
Add back income allocated to PIU holders	87

Income from continuing operations, as adjusted	2,398
Discontinued operations [1]	5,881

Net income, as adjusted	$8,279

Income from continuing operations – per share	$0.19

Income from discontinued operations – per share [1]	$0.46

Net income – per share	$0.65

Basic weighted average common shares outstanding	12,622,145
PIUs	121,000
Restricted stock awards	26,794

Diluted weighted average common shares outstanding	12,769,939

1.	Includes $5.9 million gain on disposition of University Village at San Bernardino.

3. Property Acquisitions

In March 2005, the Company acquired a 396-unit, 1,044-bed off-campus student housing property (Exchange at Gainesville, to be renamed) located near the University of Florida campus in Gainesville, Florida, for a contract purchase price of $47.5 million, not including anticipated capital expenditures and initial integration expenses necessary to bring the property up to the Company’s operating standards. The Company also incurred an additional $0.5 million in closing costs and other external acquisition costs related to this acquisition. In addition, as discussed in Note 8, the Company entered into a bridge loan in the amount of $37.4 million in connection with this acquisition.

In March 2005, the Company acquired a 136-unit, 418-bed off-campus student housing property (City Parc at Fry Street) located near the University of North Texas in Denton, Texas, for a contract purchase price of $19.2 million, not including anticipated capital expenditures and initial integration expenses necessary to bring the property up to the Company’s

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

operating standards. The Company also incurred an additional $0.1 million in closing costs and other external acquisition costs related to this acquisition. In addition, as discussed in Note 8, the Company assumed fixed rate mortgage debt with an outstanding principal balance of approximately $11.8 million in connection with this acquisition.

In February 2005, the Company acquired a five-property portfolio (the “Proctor Portfolio”) for a contract purchase price of approximately $53.5 million, not including anticipated capital expenditures and initial integration expenses necessary to bring the properties up to the Company’s operating standards. Four of the properties are located in Tallahassee, Florida and one property is located in Gainesville, Florida. These five communities total 53 buildings, 446 units, and 1,656 beds. The Company also incurred an additional $0.3 million in closing costs and other external acquisition costs related to this acquisition. In addition, as discussed in Note 8, the Company assumed fixed rate mortgage debt with an outstanding principal balance of approximately $35.4 million in connection with this acquisition.

The acquired properties’ results of operations have been included in the accompanying consolidated statements of operations since their respective acquisition closing dates. The following pro forma information for the three months ended March 31, 2005 and 2004 presents consolidated and combined information for the Company and the Predecessor, respectively, as if the property acquisitions and IPO discussed above had occurred at the beginning of each period presented. The pro forma information is provided for informational purposes only and is not indicative of results that would have occurred or which may occur in the future:

	Three Months Ended March 31,
	2005	2004
Total revenues	$22,325	$19,039

Net income	$8,413	$1,477

Net income per share – basic and diluted	$0.67	$0.12

4. Property Disposition and Discontinued Operations

In November 2004, California State University — San Bernardino exercised its option to purchase the University Village at San Bernardino off-campus student housing property for an aggregate purchase price of approximately $28.3 million. In accordance with the provision of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, this property is reflected as Owned Off-Campus Property — Held for Sale as of December 31, 2004. This transaction was consummated in January 2005, resulting in net proceeds of approximately $28.1 million. The resulting gain on disposition of approximately $5.9 million is included in discontinued operations in the accompanying consolidated statement of operations for the three months ended March 31, 2005.

Discontinued operations for the three months ended March 31, 2004 includes The Village at Riverside and certain other non-core assets that were distributed to an affiliate of the Company’s Predecessor owners in connection with the IPO, and the Company’s leasehold interest in Coyote Village, which was transferred to Weatherford College in April 2004 as contemplated in the structuring of the related ground lease agreement.

The related net loss for the afore-mentioned properties is reflected in the accompanying consolidated and combined statements of operations as discontinued operations for the periods presented in accordance with SFAS No. 144. Below is a summary of the results of operations for the properties sold or distributed through their respective sale or distribution dates:

	Three Months Ended March 31,
	2005	2004
Total revenues	$29	$820
Total operating expenses	(31)	(563)

Operating (loss) income	(2)	257
Total nonoperating expenses	—	(312)

Net loss	$(2)	$(55)

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

As of March 31, 2005 and December 31, 2004, assets and liabilities attributable to the properties held for sale consisted of the following:

	March 31, 2005	December 31, 2004
Cash and cash equivalents	$—	$176

Other assets	$—	$119

Land, buildings and improvements, and furniture, fixtures, and equipment, net of accumulated depreciation	$—	$22,350

Accounts payable and accrued expenses	$—	$126

Other liabilities	$—	$311

5. Investments in Owned Off-Campus Properties

Owned off-campus properties consist of the following:

	March 31, 2005	December 31, 2004
Owned off-campus properties:
Land	$48,115	$33,778
Buildings and improvements	328,228	219,841
Furniture, fixtures and equipment	14,099	10,104
Construction in progress	19,848	9,087

	410,290	272,810
Less accumulated depreciation	(24,931)	(22,710)

Owned off-campus properties, net	$385,359	$250,100

6. On-Campus Participating Properties

The Company is a party to ground/facility lease agreements (“Leases”) with certain state university systems and colleges (the “Lessor”) for the purpose of developing, constructing, and operating student housing facilities on university campuses. Under the terms of the leases, title to the constructed facilities is held by the Lessor and the Lessor receives a de minimus base rent paid at inception and 50% of defined net cash flows on an annual basis through the term of the lease. The Leases terminate upon the earlier of the final repayment of the related debt, the amortization period of which is contractually stipulated, or the lease term.

Pursuant to the Leases, in the event the leasehold estates do not achieve Financial Break Even (defined as revenues less operating expenses, excluding management fees, less debt service), the Lessor would be required to make a rental payment, also known as the Contingent Payment, sufficient to achieve Financial Break Even until the facilities receive investment grade ratings. Future net cash flow distributions would be first applied to repay such Contingent Payments. Beginning in November 1999 and December 2002, as a result of the facilities achieving investment grade ratings, the Texas A&M University System is no longer required to make Contingent Payments under the Prairie View A&M University Village and University College Leases, respectively. The Contingent Payment obligation continues to be in effect for the University of Houston and Texas A&M International University facilities.

In the event the Company seeks to sell its leasehold interest, the Leases provide the Lessors the right of first refusal of a bona fide purchase offer and an option to purchase the lessee’s rights under the Lease.

In conjunction with the execution of each Lease, the Company has entered into separate five-year agreements to manage the facilities for 5% of defined gross receipts. The five-year terms of the management agreements are not contingent upon the continuation of the facility leases. Upon expiration of the initial five year terms, the agreements continue on a month-to-month basis.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

On-campus participating properties are as follows:

			Historical Cost
	Lease Commencement/	Required Debt
Lessor/University	Expiration	Repayment	March 31, 2005	December 31, 2004
Texas A&M University System/Prairie View A&M University (1)	2/1/96 / 8/31/38	9/1/23	$37,844	$37,840
Texas A&M University System/Texas A&M International	2/1/96 / 8/31/38	9/1/23	5,908	5,909
Texas A&M University System/Prairie View A&M University (2)	10/1/99 / 8/31/39	8/31/25 / 8/31/28	23,680	23,663
University of Houston System/University of Houston — Phase I	9/27/00 / 8/31/41	8/31/35	18,127	18,123
University of Houston System/University of Houston — Phase II (3)	9/27/00 / 8/31/41	8/31/35	3,896	835
			89,455	86,370
Less accumulated amortization			(19,184)	(18,306)

On-campus participating properties, net			$70,271	$68,064

(1) Consists of three phases placed in service between 1996 and 1998

(2) Consists of two phases placed in service between 2000 and 2003.

(3) Phase II is covered under the original Cullen Oaks ground lease. This facility is under development and is scheduled to be placed in service in August 2005.

7. Joint Venture and Minority Interests

In August 2004, the Operating Partnership formed a limited liability company, 1772 Sweet Home Road, L.L.C. (“Sweet Home”), with a local landowner to develop and own an off-campus student housing property located in Buffalo, New York. The community will consist of nine residential buildings containing 269 units and 828 beds and is scheduled to be completed in the Fall of 2005. Upon the formation of Sweet Home, an affiliate of the Operating Partnership (the “Managing Member”) caused Sweet Home to admit the local landowner (which was a partner in the selling partnership) as a non-managing member of Sweet Home as partial consideration for the land. In addition, the Managing Member will fund all remaining development and construction costs of the project. A subsidiary of the TRS will serve as developer and construction manager of the project. Each member receives a return on its investment and participates in additional returns, as defined in the Operating Agreement. This entity is consolidated and the non-managing member’s interest in Sweet Home is reflected as a minority interest in the accompanying financial statements.

In connection with the IPO, a wholly-owned affiliate of the Company acquired Titan Investments II (“Titan”), which held a minority ownership in three development properties and one operating property, in exchange for approximately $5.7 million in cash. One of these properties was sold in January 2005 (see Note 4). The three remaining properties are now wholly owned by the Operating Partnership. This transaction was accounted for using the purchase method and the purchase price was allocated to the assets and liabilities acquired based on their respective estimated fair values.

Minority interests also include PIUs received by certain executive and senior officers on the IPO date (see Note 9). A PIU and a share of the Company’s common stock have essentially the same economic characteristics, as they effectively participate equally in the net income and distributions of the Operating Partnership. The PIU holders’ minority interest in the Operating Partnership is reported at an amount equal to the PIU holders’ ownership percentage of the net equity of the Operating Partnership at the end of each reporting period (1.0% at March 31, 2005.)

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

8. Debt

A summary of the Company’s outstanding consolidated indebtedness, including unamortized debt premiums, is as follows:

	March 31, 2005	December 31, 2004
Debt secured by owned off-campus properties:
Revolving credit facility	$33,600	$11,800
Mortgage and bridge loans payable	196,127	111,974
Debt secured by on-campus participating properties:
Mortgage loan payable	16,978	17,045
Construction loan payable	3,069	540
Bonds payable	59,655	59,655

	309,429	201,014
Unamortized debt premiums	4,956	—

Total debt	$314,385	$201,014

Loans Assumed or Entered Into in Conjunction with Property Acquisitions

In connection with the March 2005 acquisition of Exchange at Gainesville (to be renamed), an off-campus student housing property, the Company entered into a bridge loan in the amount of $37.4 million. The loan bears interest at a fixed rate of 5.1% through the initial maturity date of September 2005, at which time the Company has the option to extend the loan for an additional six months. If the Company chooses to exercise such extension, the rate will be LIBOR plus 1.8% through the extension period.

In connection with the March 2005 acquisition of City Parc at Fry Street, an off-campus student housing property, the Company assumed approximately $11.8 million of fixed-rate mortgage debt. The debt bears interest at 5.96% and matures in 2014. Upon assumption of this debt, the Company recorded a debt premium of approximately $0.6 million to reflect the estimated fair value of the debt assumed.

In connection with the February 2005 acquisition of the Proctor Portfolio, the Company assumed approximately $35.4 million of fixed-rate mortgage debt. The debt has a weighted average interest rate of 7.4% and an average term to maturity of 6 years. Upon assumption of this debt, the Company recorded debt premiums of approximately $4.5 million to reflect the estimated fair value of the debt assumed.

The above loans are secured by the related properties.

Revolving Credit Facility

In connection with the IPO, the Operating Partnership obtained a senior secured revolving credit facility. The credit facility has a term of 36 months and provides a maximum capacity of $75 million, subject to certain conditions as contained in the Credit Agreement (the “Agreement”). The maximum capacity may be increased by up to an additional $25 million, subject to certain borrowing base requirements, as outlined in the Agreement. The facility bears interest at a variable rate, at the Company’s option, based upon a base rate or one-, two-, three-, or six-month LIBOR plus, in each case, a spread based upon the Company’s total leverage. Additionally, the Company is required to pay an unused commitment fee ranging from 0.20% to 0.25% per annum, depending on the aggregate unused balance. The credit facility is secured by the Company’s ownership interests in a minimum of four unlevered owned off-campus properties. The Company guarantees the Operating Partnership’s obligations under the credit facility. As of March 31, 2005, the balance outstanding on the revolving credit facility totaled $33.6 million, bearing interest at a weighted average rate of 4.31%, with remaining availability (subject to certain financial covenants) totaling $31.5 million.

The terms of the Agreement include certain restrictions and covenants, which limit, among other things, the payment of distributions (as discussed below), the incurrence of additional indebtedness, liens, and the disposition of assets. The terms also require compliance with financial ratios relating to consolidated net worth and leverage requirements. The Company is also subject to compliance with additional fixed charge and debt coverage ratios. The distribution restriction previously mentioned provides that, except to enable the Company to continue to qualify as a REIT for federal income tax purposes, before December 31, 2005, the Company may not pay distributions greater than $5 million in any given quarter. Subsequent

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

to December 31, 2005, the Company will be prohibited from making distributions which exceed 95% of the Company’s funds from operations, as defined, over any four consecutive fiscal quarters. As of March 31, 2005, the Company was in compliance with all such covenants.

9. Incentive Award Plan

The Company has adopted the 2004 Incentive Award Plan (the “Plan”). The Plan provides for the grant to selected employees and directors of the Company and the Company’s affiliates of stock options, profits interest units (“PIUs”) in the Operating Partnership, restricted stock units (“RSUs”), restricted stock, and other stock-based incentive awards. The Company has reserved a total of 1,210,000 shares of the Company’s common stock for issuance pursuant to the Plan, subject to certain adjustments for changes in the Company’s capital structure, as defined in the Plan. As of both March 31, 2005 and December 31, 2004, the Company has issued or granted 121,000 PIUs and 7,145 RSUs. Additionally, as of both March 31, 2005 and December 31, 2004, the Company has also granted 367,682 shares under an outperformance bonus plan.

Also under the Plan, on February 16, 2005, the Company granted to its executive officers and certain employees 55,130 shares of restricted stock awards (“RSAs”) that vest in equal annual installments over five years (for executive officers) or three years (for all other employees) beginning in February 2006. Unvested awards will be forfeited upon the termination of the individuals’ employment with the Company. The Company recognizes the value of these awards as an expense over the vesting periods in compliance with SFAS No. 123®, Share Based Payment. The value of the awards is based on the market value of the Company’s common stock on the grant date. Recipients of RSAs will receive dividends, as declared by the Board of Directors, on unvested shares provided that the recipients continue to be employees of the Company. During the three months ended March 31, 2005, the Company recognized approximately $24,000 of compensation expense related to such awards.

10. Interest Rate Hedges

In connection with the December 2003 extension of a construction note payable, the Predecessor entered into an interest rate swap on November 19, 2003 (effective December 15, 2003 through November 15, 2008) that was designated to hedge its exposure to fluctuations on interest payments attributed to changes in interest rates associated with payments on its advancing construction note payable. Under the terms of the interest rate swap agreement, the Company pays a fixed rate of 5.5% and receives a floating rate of LIBOR plus 1.9%. The interest rate swap had an estimated fair value of approximately $0.4 million and $40,000 at March 31, 2005 and December 31, 2004, respectively, and is reflected in other assets in the accompanying consolidated balance sheets.

The Company does not expect to reclassify a material amount of net gains on hedge instruments from accumulated other comprehensive income to earnings in 2005. Ineffectiveness resulting from the Company’s hedges is not material.

11. Commitments and Contingencies

Commitments

Development-related guarantees: The Company commonly provides alternate housing and project cost guarantees, subject to force majeure. These guarantees are typically limited, on an aggregate basis, to the amount of the projects’ related development fees or a contractually agreed-upon maximum exposure amount. Alternate housing guarantees typically expire five days after construction is complete and generally require the Company to provide substitute living quarters and transportation for students to and from the university if the project is not complete by an agreed-upon completion date. Project cost guarantees hold the Company responsible for the cost of a project in excess of budget. The budget consists primarily of costs included in the general contractors’ guaranteed maximum price contract (“GMP”). The GMP obligates the general contractor, subject to force majeure and approved change orders, to provide completion date guarantees and to cover cost overruns and liquidated damages. In addition, the GMP is secured with payment and performance bonds. Project cost guarantees expire upon completion of certain developer obligations, which are normally satisfied within one year after completion of the project. The Company’s estimated maximum exposure amount under the above guarantees is approximately $4.7 million.

On one completed project, the Company has guaranteed losses up to $3.0 million in excess of the development fee if the loss is due to any failure of the Company to maintain, or cause its professionals to maintain, required insurance for a period of five years after completion of the project (August 2009).

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

At March 31, 2005, all projects were anticipated to complete on schedule and within budget. The Company has estimated the fair value of guarantees entered into or modified after December 31, 2002, the effective date of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to be immaterial.

In the normal course of business, the Company enters into various development-related purchase commitments with parties that provide development-related goods and services. In the event that the Company was to terminate development services prior to the completion of projects under construction, the Company could potentially be committed to satisfy outstanding purchase orders with such parties. The Company’s most significant and common commitments rest with general contractors and furniture suppliers.

Debt-related guarantees: RAP Student Housing Properties, L.L.C.’s (“RAP SHP”), an entity wholly owned by the Operating Partnership, limited guaranty of certain obligations of the borrower in connection with the mortgage loan for The Village at Riverside, a property which was retained by the Predecessor owners in connection with the IPO, continues to be in effect. In December 2004, the property was foreclosed upon by the lender. Pursuant to the guaranty, RAP SHP agreed to indemnify the lender against, among other things, the borrower’s fraud or misrepresentation, the borrower’s failure to maintain insurance, certain environmental matters, and the borrower’s criminal acts. As part of the formation transactions, the Predecessor owners have indemnified the Company and its affiliates from and against all claims, costs, expenses, losses and damages incurred by the Company under or in connection with this guaranty. Even if the Company was required to perform under the guaranty, the Predecessor owners would be obligated to reimburse the Company for the amount of such liability under the indemnity. The Company does not expect to incur material exposure under this guarantee.

Contingencies

Litigation: In the normal course of business, the Company is subject to claims, lawsuits, and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

Environmental Matters: The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company’s business, assets or results of operations. However, there can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company’s results of operations and cash flows.

12. Segments

The Company defines business segments by their distinct customer base and service provided. The Company has identified four reportable segments: Owned Off-Campus Properties, On-Campus Participating Properties, Development Services, and Property Management Services. Management evaluates each segment’s performance based on operating income before depreciation, amortization, minority interests and allocation of corporate overhead. Intercompany fees are reflected at the contractually stipulated amounts.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

	Three Months Ended March 31,
	2005	2004
Owned Off-Campus Properties
Rental revenues	$12,692	$7,989
Interest income	34	1

Total revenues from external customers	12,726	7,990
Operating expenses before depreciation and amortization	5,065	3,539
Interest expense	2,456	2,910
Insurance gain	430	—

Operating income before depreciation and amortization, minority interests and allocation of corporate overhead	$5,635	$1,541

Depreciation and amortization	$2,455	$1,424

Capital expenditures	$10,972	$19,034

Total segment assets at March 31,	$396,663	$251,215

On-Campus Participating Properties
Rental revenues	$5,493	$5,293
Interest income	25	12

Total revenues from external customers	5,518	5,305
Operating expenses before depreciation, amortization, and ground/facility leases	1,669	1,631
Ground/facility leases	212	141
Interest expense	1,347	1,371
Operating income before depreciation and amortization, minority interests and allocation of corporate overhead	$2,290	$2,162

Depreciation and amortization	$880	$854

Capital expenditures	$3,055	$124

Total segment assets at March 31,	$83,423	$90,654

Development Services
Development and construction management fees from external customers	$645	$1,698
Intersegment revenues	92	—

Total revenues	737	1,698
Operating expenses	912	764

Operating (loss) income before depreciation and amortization, minority interests and allocation of corporate overhead	$(175)	$934

Total segment assets at March 31,	$1,406	$2,258

Property Management Services
Property management fees from external customers	$710	$372
Intersegment revenues	657	497

Total revenues	1,367	869
Operating expenses	418	373

Operating income before depreciation and amortization, minority interests and allocation of corporate overhead	$949	$496

Total segment assets at March 31,	$2,051	$475

Reconciliations
Total segment revenues	$20,348	$15,862
Elimination of intersegment revenues	(749)	(497)

Total consolidated revenues	$19,599	$15,365

Segment operating income before depreciation, amortization, minority interests and allocation of corporate overhead	$8,699	$5,133
Depreciation and amortization, including amortization of deferred financing costs	3,670	2,403
Net unallocated expenses relating to corporate overhead	2,529	1,166
Income tax provision	102	—
Minority interests	(87)	21

Income from continuing operations	$2,311	$1,585

Total segment assets	$483,543	$344,602
Unallocated corporate assets	2,944	2,381

Total assets	$486,487	$346,983

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

13. Subsequent Events

On April 28, 2005, the Company entered into a Separation Agreement and Mutual General Release (the “Separation Agreement”) with Mark J. Hager, the Company’s Executive Vice President, Chief Financial and Accounting Officer, and Treasurer. In accordance with the Separation Agreement, the Company is obligated to pay Mr. Hager approximately $0.4 million, payable in 12 equal monthly installments commencing on July 15, 2005. At his option, Mr. Hager may elect to receive such payment in a lump sum discounted at 4%.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
American Campus Communities, Inc.

We have audited the accompanying consolidated balance sheet of American Campus Communities, Inc. and Subsidiaries as of December 31, 2004, and the combined balance sheet of the American Campus Predecessor (American Campus Communities, L.L.C. and Affiliated Student Housing Properties) as of December 31, 2003, and the related consolidated and combined statements of operations, changes in stockholders’ and Predecessor owners’ equity and cash flows for the period from January 1, 2004 through August 16, 2004 (representing the Predecessor), the period from August 17, 2004 through December 31, 2004 (representing American Campus Communities Inc. as the “Company”), and for the years ended December 31, 2003 and 2002. These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Campus Communities, Inc. and Subsidiaries (“Company”) at December 31, 2004 and the combined financial position of American Campus Communities, L.L.C. and Affiliated Student Housing Properties (“Predecessor”) at December 31, 2003, and the related consolidated and combined statements of operations, changes in stockholders’ and Predecessor owners’ equity and cash flows for the period from January 1, 2004 through August 16, 2004 (representing the Predecessor), the period from August 17, 2004 through December 31, 2004 (representing the Company), and for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

March 14, 2005
Austin, TX

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

CONSOLIDATED AND COMBINED BALANCE SHEETS

(in thousands, except share and per share data)

	Company	Predecessor
	December 31, 2004	December 31, 2003
Assets

Investments in real estate:
On-campus participating properties, net	$68,064	$69,713
On-campus participating property - held for sale	—	7,976
Owned off-campus properties, net	250,100	222,907
Owned off-campus property - held for sale	22,350	—

Investments in real estate, net	340,514	300,596

Cash and cash equivalents	4,050	5,227
Restricted cash and short-term investments	9,816	9,503
Student contracts receivable, net	2,164	2,355
Other assets	11,084	12,885

Total assets	$367,628	$330,566

Liabilities and stockholders’ and Predecessor owners’ equity

Liabilities:
Debt	$201,014	$267,518
Note payable secured by leasehold held for sale	—	8,080
Accounts payable and accrued expenses	5,443	3,966
Other liabilities	20,294	23,092

Total liabilities	226,751	302,656

Minority interests	2,648	252

Commitments and contingencies (Note 14)

Stockholders’ and Predecessor owners’ equity:
Common stock, $.01 par value, 800,000,000 shares authorized, 12,615,000 shares issued and outstanding	126	—
Additional paid in capital	136,259	—
Accumulated earnings and distributions	1,802	—
Accumulated other comprehensive income (loss)	42	(197)
Predecessor owners’ equity	—	27,855

Total stockholders’ and Predecessor owners’ equity	138,229	27,658

Total liabilities and stockholders’ and Predecessor owners’ equity	$367,628	$330,566

See accompanying notes to consolidated and combined financial statements.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Company	Predecessor
	Period from	Period from
	August 17, 2004 to	January 1, 2004 to	Year Ended	Year Ended
	December 31, 2004	August 16, 2004	December 31, 2003	December 31, 2002
Revenues:
Owned off-campus properties	$15,254	$19,861	$31,514	$29,997
On-campus participating properties	8,078	9,340	16,482	16,055
Third party development services	1,367	3,896	7,830	3,998
Third party development services – on-campus participating properties	43	497	109	1,076
Third party management services – affiliates	—	178	335	507
Third party management services	1,138	789	854	438
Resident services	382	—	—	—
Other income	—	—	12	60

Total revenues	26,262	34,561	57,136	52,131

Operating expenses:
Owned off-campus properties	6,741	10,120	15,272	14,856
On-campus participating properties	2,604	5,296	7,925	8,101
Third party development and management services	2,140	3,403	5,389	4,441
General and administrative	4,202	1,032	2,749	1,995
Depreciation and amortization	4,158	5,815	8,868	8,077
Ground/facility lease	214	598	489	643

Total operating expenses	20,059	26,264	40,692	38,113

Operating income	6,203	8,297	16,444	14,018

Nonoperating income and (expenses):
Interest income	39	43	71	166
Interest expense	(5,556)	(11,142)	(16,940)	(16,421)
Amortization of deferred financing costs	(842)	(369)	(558)	(546)
Other nonoperating income	653	274	—	—

Total nonoperating expenses	(5,706)	(11,194)	(17,427)	(16,801)

Income (loss) before income tax benefit, minority interests, and discontinued operations	497	(2,897)	(983)	(2,783)
Income tax benefit	728	—	—	—
Minority interests	(29)	129	16	30

Income (loss) from continuing operations	1,196	(2,768)	(967)	(2,753)

Discontinued operations:
Income (loss) attributable to discontinued operations	606	(334)	7	319
(Loss) gain from disposition of real estate	—	(39)	16	295

Total discontinued operations	606	(373)	23	614

Net income (loss)	$1,802	$(3,141)	$(944)	$(2,139)

Income per share – basic:
Income from continuing operations per share	$0.10

Net income per share	$0.14

Income per share – diluted:
Income from continuing operations per share	$0.10

Net income per share	$0.15

Weighted average common shares outstanding:
Basic	12,513,130

Diluted	12,634,130

Distributions declared per common share	$0.1651

See accompanying notes to consolidated and combined financial statements.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ AND PREDECESSOR OWNERS’ EQUITY

(in thousands, except share data)
For the Periods from January 1, 2004 to August 16, 2004 and from August 17, 2004 to December
31, 2004, and For the Years Ended December 31, 2003 and 2002

				Accumulated	Accumulated
			Additional	Earnings	Other	Predecessor
	Number of	Common	Paid in	and	Comprehensive	Owners’
Predecessor	Shares	Stock	Capital	Distributions	Income (Loss)	Equity	Total
Predecessor owners’ equity, December 31, 2001	—	$—	$—	$—	$29	$40,542	$40,571
Contributions	—	—	—	—	—	5,363	5,363
Distributions	—	—	—	—	—	(8,194)	(8,194)
Comprehensive loss:
Expiration of interest rate swap	—	—	—	—	29	—	29
Change in fair value of interest rate cap	—	—	—	—	(104)	—	(104)
Net loss	—	—	—	—	—	(2,139)	(2,139)

Total comprehensive loss	—	—	—	—	—	—	(2,214)

Predecessor owners’ equity, December 31, 2002	—	—	—	—	(46)	35,572	35,526
Contributions	—	—	—	—	—	3,538	3,538
Distributions	—	—	—	—	—	(10,311)	(10,311)
Comprehensive loss:
Change in fair value of interest rate swap	—	—	—	—	(153)	—	(153)
Change in fair value of interest rate cap	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	(944)	(944)

Total comprehensive loss	—	—	—	—	—	—	(1,095)

Predecessor owners’ equity December 31, 2003	—	—	—	—	(197)	27,855	27,658
Contributions	—	—	—	—	—	860	860
Distributions	—	—	—	—	—	(2,212)	(2,212)
Distribution of the Village at Riverside and other non-core assets to Predecessor owners	—	—	—	—	—	(2,005)	(2,005)
Comprehensive loss:
Change in fair value of interest rate swap	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	(3,141)	(3,141)

Total comprehensive loss	—	—	—	—	—	—	(3,138)

Predecessor owners’ equity, August 16, 2004	—	$—	$—	$—	$(194)	$21,357	$21,163

Company
Reclassify Predecessor owners’ equity	—	$	$21,357	$—	$—	$(21,357)	$—
Net proceeds from sale of common stock	12,615,000	126	197,694	—	—	—	197,820
Issuance of fully vested restricted stock units	—	—	125	—	—	—	125
Fair value of profits interest units granted	—	—	2,117	—	—	—	2,117
Record minority interests for profits interest units	—	—	(1,424)	—	—	—	(1,424)
Redemption of ownership interest of Predecessor owners	—	—	(80,127)	—	—	—	(80,127)
Distributions to Predecessor owners	—	—	(1,399)	—	—	—	(1,399)
Distributions to common stockholders	—	—	(2,084)	—	—	—	(2,084)
Comprehensive income:
Change in fair value of interest rate swap	—	—	—	—	191	—	191
Expiration of interest rate cap	—	—	—	—	45	—	45
Net income	—	—	—	1,802	—	—	1,802

Total comprehensive income	—	—	—	—	—	—	2,038

Stockholders’ equity, December 31, 2004	12,615,000	$126	$136,259	$1,802	$42	$—	$138,229

See accompanying notes to consolidated and combined financial statements.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Period from	Period from
	August 17, 2004	January 1, 2004	Year Ended	Year Ended
	to December 31,	to August 16,	December 31,	December 31,
	2004	2004	2003	2002
Operating activities
Net income (loss)	$1,802	$(3,141)	$(944)	$(2,139)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,395	5,949	9,214	8,411
Amortization of deferred financing costs	933	421	587	564
Compensation expense recognized for award of profits interest units and restricted stock units	2,242	—	—	—
Income tax benefit	(728)	—	—	—
Changes in operating assets and liabilities:
Restricted cash and short-term investments	4,385	(5,016)	(2,036)	(140)
Student contracts receivable, net	(727)	860	(378)	355
Other assets	786	2,320	(265)	(1,269)
Accounts payable and accrued expenses	(910)	2,591	(421)	1,335
Other liabilities	199	932	1,105	530

Net cash provided by operating activities	12,377	4,916	6,862	7,647

Investing activities
Investments in on-campus participating properties	(1,316)	(565)	(3,788)	(396)
Student housing facility subject to lease-held for sale	—	—	(7,976)	—
Investments in owned off-campus properties	(13,220)	(47,900)	(21,777)	(20,901)
Purchase of furniture, fixtures and equipment	(401)	(219)	(197)	(381)

Net cash used in investing activities	(14,937)	(48,684)	(33,738)	(21,678)

Financing activities
Proceeds from short-term loans, net of paydowns	(1,870)	1,796	(716)	790
Proceeds from revolving credit facility, net of paydowns	11,800	—	—	—
Repayment of long-term debt	(107,149)	(1,403)	(2,997)	(33,502)
Repayment of notes payable – related parties	—	—	(1,000)	(1,096)
Proceeds from long-term debt	540	41,170	29,605	47,969
Proceeds from notes payable – related parties	—	—	1,020	607
Change in construction accounts payable	(6,860)	2,044	3,943	3
Issuance of common stock	220,763	—	—	—
Debt issuance and offering costs	(21,855)	(3,001)	(1,513)	(447)
Distributions to common stockholders and holders of profits interest units	(2,104)	—	—	—
Contributions from Predecessor owners	—	860	3,538	5,363
Distributions to Predecessor owners	(1,399)	(2,212)	(10,311)	(8,194)
Redemption of ownership interests of Predecessor owners	(85,853)	—	—	—
Minority interests	(11)	(105)	(32)	153

Net cash provided by financing activities	6,002	39,149	21,537	11,646

Net change in cash and cash equivalents	3,442	(4,619)	(5,339)	(2,385)
Cash and cash equivalents at beginning of period	608	5,227	10,566	12,951

Cash and cash equivalents at end of period	$4,050	$608	$5,227	$10,566

Supplemental disclosure of non-cash investing and financing activities
Reduction of investment in student housing due to fire	$—	$—	$(3,750)	$—

Financing of equipment through capital lease obligations	$69	$302	$117	$278

Change in fair value of derivative instruments, net	$(134)	$373	$(151)	$(76)

Transfer of leasehold asset	$—	$7,976	$—	$—

Repayment by transferee of note payable on leasehold asset held for sale	$—	$(8,080)	$—	$—

Contribution of land from minority partner in development joint venture	$1,220	$—	$—	$—

Distribution of assets of The Village at Riverside and other non-core assets to Predecessor owners	$(13,845)	$—	$—	$—

Distribution of liabilities of The Village at Riverside and other non-core assets to Predecessor owners	$11,840	$—	$—	$—

Supplemental disclosure of cash flow information
Interest paid	$7,657	$9,960	$17,665	$17,237

Income taxes paid	$67	$—	$—	$—

See accompanying notes to consolidated and combined financial statements.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Organization and Description of Business

American Campus Communities, Inc. (the “Company”) commenced operations as a fully integrated real estate investment trust (“REIT”) effective with the completion of its initial public offering (the “IPO”) on August 17, 2004. Through the Company’s controlling interest in American Campus Communities Operating Partnership, L.P. (the “Operating Partnership”), of which a wholly owned subsidiary of the Company is the sole general partner, and the subsidiaries of the Operating Partnership, including its Taxable REIT Subsidiary, American Campus Communities Services, Inc. (the “TRS”), the Company is one of the largest private owners, managers and developers of high quality student housing properties in the United States in terms of beds owned and under management. The Company is a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, financing, development, construction management, leasing and management of student housing properties.

The Company was formed to succeed certain businesses of the American Campus Communities Predecessor (the “Predecessor”), which was not a legal entity but rather a combination of real estate entities under common ownership and voting control collectively doing business as American Campus Communities, L.L.C. and Affiliated Student Housing Properties. The Company’s Predecessor entities were engaged in the student housing business since 1993. The Company was incorporated in Maryland on March 9, 2004. Additionally, the Operating Partnership was formed and the TRS was incorporated in Maryland on July 14, 2004 and August 17, 2004, respectively, each in anticipation of the IPO. The IPO was consummated on August 17, 2004, concurrent with the consummation of various formation transactions, and consisted of the sale of 12,100,000 shares of the Company’s common stock at a price per share of $17.50, generating gross proceeds of approximately $211.8 million. The aggregate proceeds to the Company, net of the underwriters’ discount and offering costs, were approximately $189.4 million. In connection with the exercise of the underwriters’ over-allotment option on September 15, 2004, the Company issued an additional 515,000 shares of common stock at the IPO price per share, generating an additional $9.0 million of gross proceeds and $8.4 million in net proceeds after the underwriters’ discount and offering costs. Also in connection with the IPO formation transactions, the Company used approximately $85.9 million of IPO proceeds to redeem the ownership interests of the Predecessor owners. These payments were accounted for as an equity distribution within the accompanying consolidated and combined statements of changes in stockholders’ and Predecessor owners’ equity. The Company’s operations commenced on August 17, 2004 after completion of the IPO and the formation transactions, and are carried on primarily through the Operating Partnership and its wholly owned subsidiaries, including the TRS.

As of December 31, 2004, the Company owned, through its Operating Partnership, 18 student housing properties containing approximately 4,300 apartment units and 13,000 beds. The Company’s owned portfolio included 13 owned off-campus properties that are in close proximities to public colleges and universities and five on-campus properties operated under ground/facility leases with the related university systems. These communities contain modern housing units, offer resort-style amenities and are supported by a classic resident assistant system and other student-oriented programming.

Through the TRS, the Company provides construction management and development services for student housing properties owned by colleges and universities, charitable foundations, and others. As of December 31, 2004, the Company also provided third party property management and leasing services for 19 student housing properties (13 of which the Company served as the third party developer and construction manager) that represented approximately 11,300 beds in approximately 4,500 units. Third party management and leasing services are typically provided pursuant to multi-year management contracts that have an initial term that ranges from two to five years. As of December 31, 2004, the Company’s total owned and managed portfolio included 37 properties that represented approximately 24,300 beds in approximately 8,800 units.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Combination

The accompanying consolidated financial statements include all of the accounts of the Company, the Operating Partnership and the subsidiaries of the Operating Partnership. Ownership interests contributed to the Operating Partnership by the Predecessor entities have been accounted for as a reorganization of entities under common control in a manner similar to a pooling-of-interests. Accordingly, the contributed assets and assumed liabilities were recorded at the Predecessor’s historical cost basis. This method of accounting also requires the reporting of results of operations for the period in which the reorganization occurred as though the entities had been combined at either the beginning of the period or inception. The

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

reorganization did not require any material adjustments to conform to the accounting policies of the separate entities.

The historical financial data prior to August 17, 2004 presented in this report is the historical data for the Predecessor and reflects the combined historical results of operations and financial position of the Predecessor, including the operations of The Village at Riverside and certain other non-core assets which were distributed to the Predecessor owners as a part of the formation transactions. As a result, the historical results of operations and financial position prior to the IPO are not indicative of, or in some instances directly comparable to, the Company’s results of operations and financial position after the IPO.

The Company consolidates entities over which it exercises significant control over major operating decisions, such as approval of budgets, development management, and changes in financing. The entities included in the consolidated and combined financial statements have been consolidated or combined only for the periods that such entities were under the control of the Company or the Predecessor. All significant intercompany balances and transactions have been eliminated in consolidation or combination. All dollar amounts in the tables herein, except share and per share amounts, are stated in thousands unless otherwise indicated.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision to Statement of Financial Accounting Standard (“SFAS”) No. 123, “Share-Based Payment.” This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The adoption of this statement did not have a material impact on the Company’s consolidated or combined financial position or results of operations.

In December 2004, the Emerging Issues Task Force (“EITF”) issued EITF No. 04-5, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights.” This statement provides guidance in assessing when a sole general partner, as defined, should consolidate its investment in a limited partnership. This statement applies to the Company’s investment in the 1772 Sweet Home Road joint venture discussed in Note 7. The adoption of this statement is not expected to have a material impact on the Company’s consolidated or combined financial position or results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances in various banks. At times the Company’s balances may exceed the $0.1 million amount insured by the FDIC. As the Company only uses money-centered financial institutions, the Company does not believe it is exposed to any significant credit risk related to its cash and cash equivalents.

Restricted Cash and Short-Term Investments

Restricted cash and short-term investments consist of funds held in trust and invested in low risk investments, generally consisting of government backed securities, as permitted by the indentures of trusts, which were established in connection with three bond issues. Additionally, restricted cash includes escrow accounts held by lenders and resident security deposits, as required by law in certain states. Certain funds held by a trustee in a required escrow account are being invested under a forward delivery agreement in government backed securities that have a remaining maturity when purchased of six months. Realized and unrealized gains and losses are not material for the periods presented.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Internal-Use Software

The Company capitalizes direct costs incurred during the application, development, and implementation stages for developing, purchasing or otherwise acquiring software for internal use. These costs are included in other assets in the accompanying consolidated and combined balance sheets and are amortized over the estimated useful lives of the software, generally three to five years. All costs incurred during the preliminary project stage, including project scoping, identification and testing of alternatives, are expensed as incurred.

Fixed Assets and Depreciation

Land, buildings and improvements, on-campus participating properties, and furniture, fixtures and equipment, are recorded at historical cost. The cost of buildings and improvements includes the purchase price of the property, including legal fees and acquisition costs. Buildings and improvements are depreciated over 40 years. On-campus participating properties are amortized over useful lives ranging from 25 to 34 years, representing the respective lease terms. Furniture, fixtures, equipment, and software for internal use are depreciated over estimated useful lives ranging from 3 to 7 years.

Depreciation and amortization are computed using the straight-line method for financial reporting purposes. Accumulated depreciation on furniture, fixtures and equipment and software for internal use at December 31, 2004 and 2003 approximated $1.2 million and $0.9 million, respectively.

Student Housing Construction and Development In Progress

Costs, including construction period interest and amortization of deferred financing costs, associated with projects either under construction or those that are under development and are expected to be constructed are capitalized and included in on-campus participating properties, net or owned off-campus properties, net in the accompanying consolidated and combined balance sheets, as applicable. Upon completion of the project, costs are transferred into the applicable asset category and depreciation commences. Costs associated with projects that are terminated are expensed at the time of termination. Interest capitalized during the year approximated $1.8 million, $0.4 million and $0.4 million for the years ended December 31, 2004, 2003, and 2002, respectively. Amortization of deferred financing costs totaling approximately $0.2 million, $0.1 million, and $0.2 million was capitalized during the years ended December 31, 2004, 2003, and 2002, respectively.

On-Campus Participating Properties

The Company enters into ground and facility leases (“Leases”) with university systems and colleges (“Lessor”) to finance, construct, and manage student housing facilities. Under the terms of the leases, the Lessor has title to the land and any improvements placed thereon. The Lease terminates upon final repayment of the construction related financing, the amortization period of which is contractually stipulated. Pursuant to EITF No. 97-10: The Effect of Lessee Involvement in Asset Construction, the Company’s involvement in construction requires the Lessor’s post construction ownership of the improvements to be treated as a sale with a subsequent leaseback by the Company. The sale-leaseback transaction has been accounted for as a financing, and as a result, any fee earned during construction is deferred and recognized over the term of the lease. The resulting financing obligation is reflected at the terms of the underlying financing, i.e., interest is accrued at the contractual rates and principal reduces in accordance with the contractual principal repayment schedules.

The Company reflects these assets subject to ground/facility leases at historical cost, less amortization. Costs are amortized, and deferred fee revenue in excess of the cost of providing the service are recognized, over the lease term.

Long-Lived Assets-Held for Sale

Long-lived assets to be disposed of are classified as held for sale in the period in which all of the following criteria are met:

a.	Management, having the authority to approve the action, commits to a plan to sell the asset

b.	The asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

c.	An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated

d.	The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year

e.	The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value

f.	Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Concurrent with this classification, the asset is recorded at the lower of cost or fair value, and depreciation ceases.

Long-Lived Assets - Impairment

SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets” requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an event or change in circumstance indicates that a potential impairment in the value of a property has occurred, the Company’s policy is to assess any potential impairment by making a comparison of the current and projected cash flows for such property over its remaining holding period, on an undiscounted basis, to the carrying amount of the property. If such carrying amounts are in excess of the estimated projected cash flows of the property, the Company would recognize an impairment loss equivalent to an amount required to adjust the carrying amount to its estimated fair market value. As of December 31, 2004, management determined that no indicators of impairment existed.

Repairs, Maintenance, and Major Improvements

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Planned major repair, maintenance and improvement projects are capitalized when performed.

Deferred Financing Costs

The Company defers financing costs and amortizes the costs over the terms of the related debt using the effective interest method. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any unamortized costs are charged to earnings. Accordingly, concurrent with the pay off of two mortgage loans and three construction loans in connection with the IPO, unamortized finance costs totaling approximately $0.6 million were charged to earnings.

Amortization expense, net of amounts capitalized, approximated $1.4 million, $0.6 million, and $0.6 million for the years ended December 31, 2004, 2003, and 2002, respectively. Accumulated amortization at December 31, 2004 and 2003 approximated $1.6 million and $1.8 million, respectively.

Rental Revenues and Related Receivables

Students are required to execute lease contracts with payment schedules that vary from single to monthly payments. Receivables are recorded when billed, revenues and related lease incentives are recognized on a straight-line basis over the term of the contracts, and balances are considered past due when payment is not received on the contractual due date. Generally, the Company requires each executed contract to be accompanied by a refundable security deposit and a signed parental guaranty. Security deposits are refundable, net of any outstanding charges, upon expiration of the underlying contract.

Allowances for doubtful accounts are established when management determines that collection of specific receivables are doubtful. When management has determined a receivable to be uncollectible, the receivable is removed as an asset with a corresponding reduction in the allowance for doubtful accounts.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The allowance for doubtful accounts is summarized as follows:

	Balance, Beginning of	Charged to			Balance, End
	Period	Expense	Write-Offs		of Period
Year ended December 31, 2002	$894	$738	$(56)		$1,576
Year ended December 31, 2003	$1,576	$584	$(103)		$2,057
Year ended December 31, 2004	$2,057	$646	$(1,851	) (1)	$852

(1)	In 2004, the Company wrote off essentially all receivables that were 100% reserved.

Development Services Revenue and Cost Recognition – Third-Party Projects

Costs associated with the pursuit of development and construction management contracts are expensed as incurred, until such time that management believes it is probable the contract will be executed. Costs are then deferred and recognized in relation to the revenues earned on executed contracts. Development and construction revenues and related costs are recognized by the Company using the percentage of completion method, as determined by construction costs incurred relative to total estimated construction costs. Incentive fees are recognized when performance has been verified by an independent third party.

Facility Management Revenues

Management fees are recognized when earned in accordance with each management contract. Incentive management fees are recognized when the incentive criteria have been met and the incentive amount has been confirmed by a third party.

Advertising Costs

Advertising costs are expensed during the period incurred. The Company uses no direct response advertising. Advertising expense approximated $0.4 million, $0.9 million, and $0.6 million in 2004, 2003, and 2002, respectively.

Derivative Instruments and Hedging Activities

Derivative financial instruments are reported on the balance sheet at fair value. Changes in fair value are recognized either in earnings or as other comprehensive income, depending on whether the derivative has been designated as a fair value or cash flow hedge and whether it qualifies as part of a hedging relationship, the nature of the exposure being hedged, and how effective the derivative is at offsetting movements in underlying exposure. The Company discontinues hedge accounting when: (i) it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; (iii) it is no longer probable that the forecasted transaction will occur; or (iv) management determines that designating the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings.

The Company uses interest rate swaps and caps to effectively convert a portion of its floating rate debt to fixed rate, thus reducing the impact of rising interest rates on interest payments. These instruments are designated as cash flow hedges and qualify for the short cut method under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The interest differential to be paid or received is accrued as interest expense. The Company’s counter-parties are major financial institutions.

Common Stock Issuance Costs

In accordance with the Securities and Exchange Commission’s Staff Accounting Bulleting No. 5, specific incremental costs directly attributable to the IPO were deferred and charged against the gross proceeds of the offering. As such, underwriting commissions and other common stock issuance costs are reflected as a reduction of additional paid in capital.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss), consisting of unrealized gains (losses) on derivative instruments. Comprehensive income (loss) is presented in the accompanying consolidated and combined statements of changes in stockholders’ and Predecessor owners’ equity, and accumulated other comprehensive income (loss) is displayed as a separate component of stockholders’ and Predecessor owners’ equity.

Income Taxes

The Company intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the taxable year ended December 31, 2004. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its stockholders. The Company believes that it has been organized and has operated in a manner that will allow it to qualify for taxation as a REIT under the Code commencing with the taxable year ended December 31, 2004, and it is management’s intention to adhere to these requirements and maintain the Company’s REIT status.

As a REIT, the Company will generally not be subject to corporate level federal income tax on taxable income it currently distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for the subsequent four taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local income and excise taxes on its income and property, and to federal income and excise taxes on its undistributed income.

The TRS manages the Company’s non-REIT activities and is subject to federal, state and local income taxes.

Financial Instruments

The Company does not hold or issue financial instruments for trading purposes. The fair value of financial instruments was estimated based on the following methods and assumptions:

Cash and Cash Equivalents, Restricted Cash and Short-Term Investments, Student Contracts Receivable, Other Assets, Accounts Payable and Accrued Expenses, and Other Liabilities: the carrying amount approximates fair value, due to the short maturity of these instruments.

Mortgage Loans: the fair value of mortgage loans is based on the present value of the cash flows at current rates through maturity. As of December 31, 2004, the Company estimated the fair value of its mortgage loans to be approximately $130.8 million.

Bonds Payable: the fair value of bonds payable is based on market quotes for bonds outstanding. As of December 31, 2004, the Company estimated the fair value of its bonds payable to be approximately $72.4 million.

Line of Credit (Revolving Credit Facility): the fair value of the Company’s revolving credit facility approximates carrying value due to the variable interest rate feature of this instrument.

Derivative Instruments: these instruments are reported on the balance sheet at fair value, which is based on calculations provided by independent, third-party financial institutions and represent the discounted future cash flows expected, based on the projected future interest rate curves over the life of the instrument.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation, which includes balance sheets presented in an unclassified format and discontinued operations.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

3. Earnings per Share

Earnings per share is calculated based on the weighted average number of shares of the Company’s common stock outstanding during the period. Restricted stock units (“RSUs”) are included in both basic and diluted weighted average common shares outstanding because they were fully vested on the date of grant and all conditions required in order for the recipients to earn the RSUs have been satisfied. Profits interest units (“PIUs”) in the Operating Partnership are excluded from basic weighted average common shares outstanding because the conditions required in order for those units to be converted into common shares have not yet been satisfied. See Note 9 for a discussion of PIUs and RSUs.

The following is a summary of the elements used in calculating basic and diluted income per share for the period subsequent to the IPO (August 17, 2004 through December 31, 2004):

Period from
August 17, 2004 through
December 31, 2004
Basic net income per share calculation:
Income from continuing operations	$1,196
Discontinued operations	606

Net income	$1,802

Income from continuing operations – per share	$0.10

Income from discontinued operations – per share	$0.04

Net income – per share	$0.14

Basic weighted average common shares outstanding	12,513,130

Diluted net income per share calculation:
Income from continuing operations	$1,196
Add back income allocated to PIU holders	30

Income from continuing operations, as adjusted	1,226
Discontinued operations	606

Net income, as adjusted	$1,832

Income from continuing operations – per share	$0.10

Income from discontinued operations – per share	$0.05

Net income – per share	$0.15

Basic weighted average common shares outstanding	12,513,130
PIUs	121,000

Diluted weighted average common shares outstanding	12,634,130

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

4. Income Taxes

Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities of the TRS for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities are as follows:

December 31, 2004
Deferred tax assets:
Fixed and intangible assets	$11,742
Net operating loss carryforward	343
Prepaid and deferred rent	175
Bad debt reserves	46
Accrued expenses	21

Total deferred tax assets	12,327
Valuation allowance for deferred tax assets	(10,696)

Deferred tax assets, net of valuation allowance	1,631

Deferred tax liability:
Deferred financing costs	903

Net deferred tax assets	$728

Significant components of the income tax benefit are as follows:

Period from August 17,
2004 through
December 31, 2004
Deferred:
Federal	$660
State	68

Total (total income tax benefit from continuing operations)	$728

TRS income subject to tax is $0.4 million for the period from August 17, 2004 (IPO and TRS formation date) to December 31, 2004. The reconciliation of income tax attributable to continuing operations computed at the U.S. statutory rate to income tax benefit is as follows, including the percentage of consolidated income subject to tax:

Period from August 17,
2004 to
December 31, 2004
Tax at U.S. statutory rates on TRS income subject to tax	$(132)
State income tax, net of federal income tax benefit	(14)
Effect of permanent differences	(8)
Decrease in valuation allowance	217
Initial adoption of SFAS No. 109	665

Income tax benefit	$728

Upon formation, the TRS became subject to federal and state income taxation and, accordingly, established deferred tax assets and liabilities. The net deferred tax asset recorded upon formation was $0.7 million, the tax benefit for which is reflected as income tax benefit in the accompanying consolidated and combined statements of operations. The valuation allowance decreased by $0.2 million during the period from August 17, 2004 to December 31, 2004 due to management’s determination that an additional amount of gross deferred tax assets became more likely than not to be recognized.

At December 31, 2004, the Company had net operating loss carryforwards (“NOLs”) of approximately $0.9 million for income tax purposes that expire in 2024. These NOLs may be used to offset future taxable income generated by the TRS.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

5. Investments in Owned Off-Campus Properties

Owned off-campus properties consist of the following:

	December 31,
	2004	2003
Owned off-campus properties:
Land	$33,778	$35,434
Buildings and improvements	219,841	175,436
Furniture, fixtures and equipment	10,104	6,673
Construction in progress	9,087	22,961

	272,810	240,504
Less accumulated depreciation	(22,710)	(17,597)

Owned off-campus properties, net	$250,100	$222,907

In May 2003, an arson fire destroyed a student housing facility under construction. Reconstruction commenced in June 2003 and the Company has received advances totaling approximately $8.8 million as of December 31, 2004. Accordingly, the Company has recognized a total gain of $0.7 million during the year ended December 31, 2004 related to the settlement of this claim. This amount is included in other nonoperating income in the accompanying consolidated and combined statements of operations.

Owned Off-Campus Property – Held for Sale

In November 2004, California State University – San Bernardino exercised its option to purchase the University Village at San Bernardino off-campus student housing property for an aggregate purchase price of approximately $28.3 million. This transaction was consummated in January 2005, and this property is reflected as Owned Off-Campus Property – Held for Sale as of December 31, 2004 in the accompanying consolidated balance sheet. This property is included in the Owned Off-Campus Properties segment discussed in Note 16.

6. On-Campus Participating Properties

The Company is a party to ground/facility lease agreements (“Leases”) with certain state university systems and colleges (the “Lessor”) for the purpose of developing, constructing, and operating student housing facilities on university campuses. Under the terms of the leases, title to the constructed facilities is held by the Lessor and the Lessor receives a de minimus base rent paid at inception and 50% of defined net cash flows on an annual basis through the term of the lease. The leases terminate upon final repayment of the related debt, the amortization period of which is contractually stipulated.

Pursuant to the Leases, in the event the leasehold estates do not achieve Financial Break Even, (defined as revenues less operating expenses, excluding management fees, less debt service) the Lessor would be required to make a rental payment, also known as the Contingent Payment, sufficient to achieve Financial Break Even until the facilities received investment grade ratings. Future net cash flow distributions would be first applied to repay such Contingent Payments. As a result of obtaining permanent financing (non recourse to the Company), beginning November 1999 and December 2002, the Texas A&M University System is no longer required to make Contingent Payments under the Prairie View A&M University Phase I, II, III (University Village) and Phase IV (University College) leases, respectively, as the facilities received investment grade ratings.

In the event the Company seeks to sell its leasehold interest, the Leases provide the Lessors the right of first refusal of a bona fide purchase offer and an option to purchase the lessee’s rights under the lease.

In conjunction with the execution of each Lease, the Company has entered into a separate five-year agreement to manage the facilities for 5% of defined gross receipts. The five-year term of the management agreement is not contingent upon the continuation of the facility lease. Upon expiration of the respective five year management agreements, the agreements continue on a month-to-month basis.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

On-campus participating properties are as follows:

	Lease		Historical Cost
	Commencement/	Required Debt	December 31,
Lessor/University	Expiration	Repayment	2004	2003
Texas A&M University System/Prairie View A&M University (1)	2/1/96 / 8/31/38	9/1/23	$37,840	$37,368
Texas A&M University System/Texas A&M International	2/1/96 / 8/31/38	9/1/23	5,909	5,889
Texas A&M University System/Prairie View A&M University (2)	10/1/99 / 8/31/39	8/31/25 / 8/31/28	23,663	23,366
University of Houston System/University of Houston – Phase I	9/27/00 / 8/31/41	8/31/35	18,123	17,864
University of Houston System/University of Houston – Phase II (3)	9/27/00 / 8/31/41	8/31/35	835	—

			86,370	84,487

Less accumulated amortization			(18,306)	(14,774)

On-campus participating properties, net			$68,064	$69,713

(1)	Consists of three phases placed in service between 1996 and 1998

(2)	Consists of two phases placed in service between 2000 and 2003.

(3)	Phase II is covered under the original Cullen Oaks ground lease. This facility is under development and is scheduled to be placed in service in August 2005.

On-campus Participating Property – Held for Sale

During 2003, the Predecessor entered into a ground lease with Weatherford College, obtained construction financing and constructed a student housing facility which opened in the Fall of 2003. This property’s ground lease was transferred to Weatherford College and the related debt was repaid in April 2004. The leasehold is reflected as Student Housing Facility Subject to Ground Lease – Held for Sale and the related construction loan is reflected as Note Payable Secured by Leasehold Held for Sale as of December 31, 2003 in the accompanying combined balance sheet. This property is included in the On-Campus Participating Properties segment discussed in Note 16.

7. Joint Venture and Minority Interests

In August 2004, the Operating Partnership formed a limited liability company, 1772 Sweet Home Road, L.L.C. (“Sweet Home”), with a local landowner to develop and own an off-campus student housing property located in Buffalo, New York. The community will consist of nine residential buildings containing 269 units and 828 beds and is scheduled to be completed in the Fall of 2005. Upon the formation of Sweet Home, an affiliate of the Operating Partnership (the “Managing Member”) caused Sweet Home to admit the local landowner (which was a partner in the selling partnership) as a non-managing member of Sweet Home as partial consideration for the land. In addition, the Managing Member will fund all remaining development and construction costs of the project. A subsidiary of the TRS will serve as the developer and construction manager of the project. Each member receives a return on its investment and participates in additional returns, as defined in the Operating Agreement. This entity is consolidated and the non-managing member’s interest in Sweet Home is reflected as a minority interest in the accompanying financial statements.

In connection with the IPO, a wholly-owned affiliate of the Company acquired Titan Investments II (“Titan”), which held a minority ownership in three development properties and one operating property in exchange for approximately $5.7 million in cash. Subsequent to this transaction, the four properties are now wholly owned by the Operating Partnership. This transaction was accounted for using the purchase method and the purchase price was allocated to the assets and liabilities acquired based on their respective fair values.

Minority interests also include PIUs received by certain executive and senior officers on the IPO date (see Note 9). A PIU and a share of the Company’s common stock have essentially the same economic characteristics, as they effectively participate equally in the net income and distributions of the Operating Partnership. The PIU holders’ minority interest in the Operating Partnership is reported at an amount equal to the PIU holders’ ownership percentage of the net equity of the Operating Partnership at the end of each reporting period (1.0% at December 31, 2004.)

8. Debt

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

A summary of the Company’s outstanding consolidated and combined indebtedness is as follows:

	December 31,
	2004	2003
Debt secured by owned off-campus properties:
Revolving credit facility and short-term notes payable	$11,800	$74
Mortgage loans payable	111,974	170,780
Construction loans payable	—	26,447
Debt secured by on-campus participating properties:
Mortgage loan payable	17,045	17,287
Construction loan payable	540	—
Bonds payable	59,655	61,010

Total debt	$201,014	$275,598

During the twelve months ended December 31, 2004, the following transactions occurred:

Year Ended
December 31, 2004
Balance, beginning of period	$275,598
Additions
Draws on lines of credit, net of payoffs	11,726
Draws under advancing construction loans	41,170
Closing of new construction loan for leasehold property (1)	540
Deductions:
Scheduled repayments of principal	(3,053)
Repayment of note payable secured by leasehold held for sale	(8,080)
Reduction in debt due to distribution of assets in connection with IPO	(11,388)
Repayment of construction loans in connection with IPO	(59,537)
Repayment of mortgage loans in connection with IPO	(45,962)

$201,014

(1)	In December 2004, the Company obtained a new construction loan to fund the development and construction of Cullen Oaks – Phase II, a leasehold facility scheduled to open in August 2005. The loan has a term of 18 months and bears interest, at the Company’s option, at either Prime (5.25% at December 31, 2004) or LIBOR plus 2.0% (4.4% at December 31, 2004).

Revolving Credit Facility

In connection with the IPO, the Operating Partnership obtained a senior secured revolving credit facility. The credit facility has a term of 36 months and provides a maximum capacity of $75 million, subject to certain conditions as contained in the Credit Agreement (the “Agreement”). The maximum capacity may be increased by up to an additional $25 million, subject to certain borrowing base requirements, as outlined in the Agreement. The facility bears interest at a variable rate, at the Company’s option, based upon a base rate or one-, two-, three-, or six-month LIBOR plus, in each case, a spread based upon the Company’s total leverage. Additionally, the Company is required to pay an unused commitment fee ranging from 0.20% to 0.25% per annum, depending on the aggregate unused balance. The credit facility is secured by the Company’s ownership interests in a minimum of four unlevered owned off-campus properties. The Company guarantees the Operating Partnership’s obligations under the credit facility. As of December 31, 2004, the balance outstanding on the revolving credit facility totaled $11.8 million, bearing interest at 3.9%, with remaining availability (subject to certain financial covenants) totaling $53.3 million.

The terms of the Agreement include certain restrictions and covenants, which limit, among other things, the payment of distributions (as discussed below), the incurrence of additional indebtedness, liens, and the disposition of assets. The terms also require compliance with financial ratios relating to consolidated net worth and leverage requirements. Commencing with the earlier of the day the outstanding balance exceeds $25 million or December 31, 2005, the Company will also be

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

subject to compliance with additional fixed charge and debt coverage ratios. The distribution restriction previously mentioned provides that, except to enable the Company to continue to qualify as a REIT for federal income tax purposes, before December 31, 2005, the Company may not pay distributions greater than $5 million in any given quarter. Subsequent to December 31, 2005, the Company will be prohibited from making distributions which exceed 95% of the Company’s funds from operations, as defined, over any four consecutive fiscal quarters. As of December 31, 2004, the Company was in compliance with all such covenants.

Construction Loans and Mortgage Notes Payable

Construction loans and mortgage notes payable at December 31, 2004 consisted of nine loans secured by off-campus and on-campus properties consisting of:

	Principal		Interest Rate at
	Outstanding	Stated	December 31,
Property	(3)	Interest Rate	2004	Maturity Date		Amortization
Cullen Oaks (1)	$17,045	LIBOR +1.90%	5.54%	November 2008		30 years
Cullen Oaks – Phase II (2)	540	(2)	4.41%	June 2006		n/a
University Village at Boulder Creek	16,540	5.71%	5.71%	November 2012		30 years
River Club Apartments	18,533	8.18%	8.18%	August 2010		30 years
River Walk Townhomes	7,683	8.00%	8.00%	September 2009		30 years
Village at Alafaya Club	20,474	8.16%	8.16%	August 2010	(4)	30 years
Village at Blacksburg	21,352	7.50%	7.50%	January 2011		30 years
Commons on Apache	7,668	7.66%	7.66%	June 2009		30 years
Callaway House	19,724	7.10%	7.10%	April 2011		30 years

Total	$129,559	Wtd Avg Rate	7.18%

(1)	Floating rate on this mortgage loan was swapped to a fixed rate of 5.54%. This swap terminates in November 2008, at which time the interest rate will revert back to a variable rate. The TRS has guaranteed payment of this indebtedness.

(2)	Construction loan was obtained in December 2004. For each borrowing, the Company has the option of choosing either a Prime rate or LIBOR plus 2.0%. The Company has an option to extend the maturity of this loan through November 2008. The TRS has guaranteed this indebtedness, up to a limit of $4.0 million of construction loan principal plus interest and litigation fees potentially incurred by the lender. This guaranty will remain in effect until the balance on the related construction loan is paid in full.

(3)	For federal income tax purposes, the aggregate cost of the loans is equal to the carrying amount.

(4)	Represents the Anticipated Repayment Date, as defined in the loan agreement. If the loan is not repaid on the Anticipated Repayment Date, then certain monthly payments including excess cash flow, as defined, become due through the maturity date of August 2030.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Bonds Payable

Bonds payable consist of three issues secured by student housing ground/facility leases, with interest and principal paid semi-annually and annually, respectively, through maturity. Covenants include, among other items, budgeted and actual debt service coverage ratios. The bonds are nonrecourse to the Company. Payment of regularly scheduled principal payments is guaranteed by MBIA Insurance Corporation. Bonds payable at December 31, 2004 consisted of the following:

			Principal	Weighted		Required
	Mortgaged Facilities		December 31,	Average	Maturity	Monthly
Series	Subject to Leases	Original	2004	Rate	Through	Debt Service
1999	University Village-PVAMU/TAMIU	$39,270	$35,570	7.50%	September 2023	$302
2001	University College–PVAMU	20,995	19,855	7.40%	August 2025	158
2003	University College–PVAMU	4,325	4,230	5.90%	August 2028	28

	Total/weighted average rate	$64,590	$59,655	7.35%		$488

Short-term Notes Payable

On May 1, 2002, the Predecessor entered into a line of credit facility bearing interest at the Prime rate plus 1.0%. The line of credit was limited to 66.7% of forecasted annual cash flow with a maximum of $1.0 million. The facility was secured by reimbursable development and acquisition costs and leasehold distributions. This line of credit was paid off in connection with the IPO.

On December 16, 2002, the Predecessor executed a note payable in the amount of $0.4 million, bearing interest at higher of LIBOR or 5.0% maturing on December 1, 2003, to finance the acquisition of land to be used for future development with a university system. On August 19, 2003, the University acquired the land and the loan was repaid.

Schedule of Debt Maturities

Scheduled debt maturities (reflecting automatic extensions where applicable) for each of the five years subsequent to December 31, 2004, are as follows:

	Scheduled	Due at
	Principal	Maturity	Total
2005	$3,001	$—	$3,001
2006	3,216	540	3,756
2007	15,241	—	15,241
2008	3,617	15,972	19,589
2009	3,511	14,389	17,900
Thereafter	69,580	71,947	141,527

	$98,166	$102,848	$201,014

Payment of principal and interest were current at December 31, 2004. Mortgage notes and bonds payable are subject to prepayment penalties.

9. Incentive Award Plan

The Company has adopted the 2004 Incentive Award Plan (the “Plan”). The Plan provides for the grant to selected employees and directors of the Company and the Company’s affiliates of stock options, profits interest units (“PIUs”) in the Operating Partnership, restricted stock units (“RSUs”), restricted stock, and other stock-based incentive awards. The Company has reserved a total of 1,210,000 shares of the Company’s common stock for issuance pursuant to the Plan, subject to certain adjustments for changes in the Company’s capital structure, as defined in the Plan.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Profits Interest Units

Upon consummation of the IPO, 121,000 PIUs were issued to certain executive and senior officers. PIUs are a special class of interests in the Operating Partnership, and each PIU awarded is deemed equivalent to one share of the Company’s common stock. PIUs will receive the same quarterly per unit distribution as the per share distributions on the Company’s common stock. Under the terms of the PIU agreements, the Operating Partnership will revalue its assets upon the occurrence of certain “book-up events”, at which time the PIUs will achieve full parity with common units of the Operating Partnership. PIUs will thereafter be automatically converted into an equal number of common units of the Operating Partnership. The Operating Partnership recognized approximately $2.1 million of compensation expense on the IPO date, reflecting the fair value of the PIUs issued.

Restricted Stock Units

In conjunction with the IPO, 7,145 RSUs were issued to certain independent directors. No shares of stock were issued at the time of the RSU awards, and the Company is not required to set aside a fund for the payment of any such award; however, the stock is deemed to be awarded on the date of grant. Upon the Settlement Date, which is three years from the date of grant, the Company will deliver to the recipients a number of shares of common stock equal to the number of RSUs held by the recipients. In addition, recipients of RSUs are entitled to dividend equivalents equal to the cash distributions paid by the Company on one share of common stock for each RSU issued, payable currently or on the Settlement Date, as determined by the Compensation Committee of the Board of Directors. The Company recognized approximately $0.1 million of compensation expense on the IPO date, reflecting the fair value of the RSUs issued.

Outperformance Bonus Plan

Upon consummation of the IPO, the Company granted to its executive officers and certain key employees a special award based upon the individuals’ continued service and attaining certain performance measures. These awards consist of a bonus pool equal to the value on the date of vesting of 367,682 shares of common stock. No dividends or dividend equivalent payments will accrue with respect to the shares of common stock underlying this bonus pool. Vesting of the awards will occur on the third anniversary of the IPO, provided that the employees have maintained continued service and that at least one performance measure, as outlined in the Plan, has been achieved. These performance measures include (i) a total return on the Company’s stock of at least 25% per annum from the IPO date through the vesting date, or (ii) a total return on the Company’s stock of at least 12% per annum from the IPO date through the vesting date, and such return is at or above the 60th percentile of the total return achieved by “peer” companies during the same period. Payments of vested awards will be made within 120 days of vesting. Such payments will be paid in cash; however, the Compensation Committee of the Board of Directors may, in its sole discretion, elect to pay such an award through the issuance of shares of common stock, PIUs or similar securities, valued at the date of issuance. Because the achievement of the required performance measures was considered to be remote as of December 31, 2004, nothing has been reflected in the accompanying financial statements related to these awards.

10. Interest Rate Hedges

In connection with the 2001 acquisition of a student housing facility, the Predecessor purchased an interest rate cap effective November 16, 2001 through December 10, 2004, for approximately $0.1 million. The rate cap paid interest above LIBOR of 7.5% and was designated to hedge the Predecessor’s exposure to increases in cash outflows for interest payments on a variable rate loan in the amount of $19.5 million. The debt underlying this hedge was repaid in connection with the IPO and consequently the hedge is no longer considered an effective cash flow hedge. This hedge has zero fair value at December 31, 2004 and 2003.

In connection with the December 2003 extension of a construction note payable, the Predecessor entered into an interest rate swap on November 19, 2003 (effective December 15, 2003 through November 15, 2008) that was designated to hedge its exposure to fluctuations on interest payments attributed to changes in interest rates associated with payments on its advancing construction note payable. Under the terms of the interest rate swap agreement, the Company pays a fixed rate of 5.5% and receives a floating rate of LIBOR plus 1.9%. The interest rate swap had a fair value (negative fair value) of approximately $40,000 and ($0.2 million) at December 31, 2004 and 2003, respectively, and is reflected in other assets and other liabilities in the accompanying consolidated and combined balance sheets, respectively.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Company does not expect to reclassify a material amount of net gains on hedge instruments from accumulated other comprehensive income to earnings in 2005. Ineffectiveness resulting from the Company’s hedges is not material.

11. Related Party Transactions

Prior to the IPO, the Predecessor borrowed funds from certain of its owners to fund short-term working capital needs. These notes were unsecured and accrued interest at 16%, compounded monthly. Borrowings under these arrangements totaled $-0- and $1.0 million for 2004 and 2003, respectively. There were no balances outstanding at December 31, 2004 and 2003. Interest expense on related party notes payable for 2004, 2003, and 2002 totaled $-0-, $35,000, and $0.1 million, respectively.

Prior to the IPO, an affiliate of the Predecessor had an ownership interest in Dobie Center Properties, Ltd. which owns Dobie Center, a student housing facility. Pursuant to a management agreement with the Dobie Center, the Company received facility management fees representing 3% of gross receipts and 6% of qualifying capital projects, and commercial leasing fees of 4% of commercial leases. Such fees totaled approximately $0.2 million, $0.3 million, and $0.4 million for 2004, 2003, and 2002, respectively. The management agreement began operating on a month-to-month basis upon expiration in May 2002. Upon consummation of the Company’s IPO, the Company no longer has an ownership interest in this property; as such, the management fees earned subsequent to the IPO are reflected as third party management services on the accompanying consolidated statements of operations.

Subsequent to the IPO, the Company has paid its Predecessor owners approximately $1.4 million related to a guarantee fee and the distribution of insurance proceeds from a fire that occurred at an off-campus student housing property (see Note 5).

12. Lease Commitments

The Company is a party to a sublease for corporate office space beginning August 15, 2002, and expiring December 31, 2010. The terms of the sublease provide for a period of free rent and scheduled rental rate increases and common area maintenance charges upon expiration of the free rent period. Concurrent with the sublease of the new office, the Predecessor sublet its existing office space through the expiration of the lease in October 2003.

The Company entered into a ground lease agreement on October 2, 2003 for the purpose of constructing a student housing facility near the campus of Temple University in Philadelphia, Pennsylvania. The agreement terminates June 30, 2079 and has four six year extensions available. Under the terms of the ground lease, the lessor receives annual minimum rents of $0.1 million and contingent rental payments based on a defined formula.

The Company also has various operating and capital leases for furniture, office and technology equipment, which expire through 2009. Rental expense under the operating lease agreements approximated $0.5 million, $0.6 million, and $0.5 million in 2004, 2003, and 2002, respectively, net of sublease income of approximately $-0-, $0.1 million, and $28,000.

On-campus participating properties, net at December 31, 2004 included approximately $0.2 million related to a capital lease of technology equipment, net of approximately $23,000 of accumulated amortization. Other assets at December 31, 2004 included approximately $0.3 million related to assets under capital leases, net of $0.2 million of accumulated amortization.

Future minimum commitments over the life of all leases subsequent to December 31, 2004, are as follows:

	Operating	Capital
2005	$527	$275
2006	509	182
2007	482	135
2008	478	95
2009	480	28
Thereafter	7,334	—

Total minimum lease payments	9,810	715
Amount representing interest	—	117

Balance of minimum lease payments	$9,810	$598

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The capital lease obligations are reflected in other liabilities in the accompanying consolidated and combined balance sheets. Amortization of assets recorded under capital leases for the years ended December 31, 2004, 2003, and 2002 is included in depreciation expense and is immaterial for the periods presented.

13. Concentration of Risks

The Company has a significant presence on a single university campus, Prairie View A&M University. These on-campus participating properties represent approximately 21.0%, 21.0%, and 22.0% of the Company’s consolidated and combined revenues for 2004, 2003, and 2002, respectively. The percentage of consolidated and combined net income attributable to those facilities is minimal. The unlikely event of significantly diminished enrollment at this university could have a negative impact on the Company’s ability to achieve its forecasted profitability.

14. Commitments and Contingencies

Commitments

Employment agreement: Pursuant to an employment agreement with a former key employee of the Predecessor, the Company is required to make periodic payments and provide certain other benefits through 2005. The present value of these payments of approximately $1.0 million was expensed during the year ended December 31, 2003. The remaining amount owed under this agreement is included in accounts payable and accrued expenses and other liabilities in the accompanying consolidated and combined balance sheets.

Development-related guarantees: The Company commonly provides alternate housing and project cost guarantees, subject to force majeure. These guarantees are typically limited, on an aggregate basis, to the amount of the projects’ related development fees or a contractually agreed-upon maximum exposure amount. Alternate housing guarantees typically expire five days after construction is complete and generally require the Company to provide substitute living quarters and transportation for students to and from the university if the project is not complete by an agreed-upon completion date. Project cost guarantees hold the Company responsible for the cost of a project in excess of budget. The budget consists primarily of costs included in the general contractors’ guaranteed maximum price contract (“GMP”). The GMP obligates the general contractor, subject to force majeure and approved change orders, to provide completion date guarantees and to cover cost overruns and liquidated damages. In addition, the GMP is secured with payment and performance bonds. Project cost guarantees expire upon completion of certain developer obligations, which are normally satisfied within one year after completion of the project. The Company’s estimated maximum exposure amount under the above guarantees is approximately $3.6 million.

On one completed project, the Company has guaranteed losses up to $3.0 million in excess of the development fee if the loss is due to any failure of the Company to maintain, or cause its professionals to maintain, required insurance for a period of five years beyond completion of the project (August 2009).

At December 31, 2004 all projects were on schedule and within budget. The Company has estimated the fair value of guarantees entered into or modified after December 31, 2002, the effective date of FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” to be immaterial.

In the normal course of business, the Company enters into various development-related purchase commitments with parties that provide development-related goods and services. In the event that the Company was to terminate development services prior to the completion of projects under construction, the Company could potentially be committed to satisfy outstanding purchase orders with such parties. The Company’s most significant and common commitments rest with general contractors and furniture suppliers.

Debt-related guarantees: RAP Student Housing Properties, L.L.C.’s (“RAP SHP”, an entity wholly owned by the Operating Partnership) limited guaranty of certain obligations of the borrower in connection with the mortgage loan for The Village at Riverside, a property which was retained by the Predecessor owners in connection with the IPO, continues to be in effect. Subsequent to the IPO, the property was foreclosed upon by the lender. Pursuant to the guaranty, RAP SHP agreed to indemnify the lender against, among other things, the borrower’s fraud or misrepresentation, the borrower’s failure to

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

maintain insurance, certain environmental matters, and the borrower’s criminal acts. As part of the formation transactions, the Predecessor owners have indemnified the Company and its affiliates from and against all claims, costs, expenses, losses and damages incurred by the Company under or in connection with this guaranty. Even if the Company was required to perform under the guaranty, the Company would be reimbursed for the amount of such liability by the Predecessor owners so long as they are not in breach of their obligations to the Company under the indemnity.

Contingencies

Litigation: In the normal course of business, the Company is subject to claims, lawsuits, and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

Environmental Matters: The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company’s business, assets or results of operations. However, there can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company’s results of operations and cash flows.

15. Discontinued Operations

As described in Note 5, in November 2004, California State University – San Bernardino exercised its option to purchase the University Village at San Bernardino off-campus student housing property. As discussed in Note 6, a leasehold interest was transferred to Weatherford College in April 2004. Additionally, as discussed in Note 1, in connection with the IPO, the Company distributed its interests in the entities owning The Village at Riverside to an affiliate of the Company’s Predecessor owners along with certain other non-core assets. Discontinued operations for the year ended December 31, 2002 also includes a leasehold interest that was transferred to Lamar University in December 2002.

Accordingly, the related net income for the afore-mentioned properties is reflected in the accompanying consolidated and combined statements of operations as discontinued operations for the periods presented in accordance with SFAS No. 144. Below is a summary of the results of operations for the properties sold or distributed through their respective sale or distribution dates:

	Year Ended December 31,
	2004	2003	2002
Total revenues	$2,767	$2,769	$2,932
Total operating expenses	1,738	1,776	1,625

Operating income	1,029	993	1,307
Total nonoperating expenses	757	986	988

Net income	$272	$7	$319

As of December 31, 2004 and 2003, assets and liabilities attributable to the properties classified within discontinued operations consisted of the following:

	December 31,
	2004	2003
Cash and cash equivalents	$176	$403

Other assets	$119	$1,112

Land, buildings and improvements, and furniture, fixtures, and equipment, net of accumulated depreciation	$22,350	$31,013

Accounts payable and accrued expenses	$126	$490

Notes payable	$—	$25,811

Other liabilities	$311	$513

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

16. Segments

The Company defines business segments by their distinct customer base and service provided. The Company has identified four reportable segments: Owned Off-Campus Properties, On-Campus Participating Properties, Development Services, and Property Management Services. Management evaluates each segment’s performance based on operating income before depreciation, amortization, minority interests and allocation of corporate overhead. Intercompany fees are reflected at the contractually stipulated amounts.

As a result of the Company’s new structure subsequent to the IPO, management has segregated the segment formerly titled “Student Housing Rentals” into two distinct segments titled “Owned Off-Campus Properties” and “On-Campus Participating Properties.” This new segment reporting format better reflects how third parties analyze the Company and its properties subsequent to the IPO and, accordingly, how management internally evaluates the operations of such properties.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

	Year Ended December 31,
	2004	2003	2002
Owned Off-Campus Properties
Rental revenues	$35,497	$31,499	$29,702
Interest and other income	21	—	47

Total revenues from external customers	35,518	31,499	29,749
Operating expenses before depreciation and amortization	15,597	14,583	13,893
Interest expense	11,049	11,700	11,070
Insurance gain	654	—	—

Operating income before depreciation, amortization, minority interests and allocation of corporate overhead	$9,526	$5,216	$4,786

Depreciation and amortization	$6,520	$5,667	$5,081

Capital expenditures	$61,120	$21,777	$20,901

Total segment assets at December 31,	$269,643	$201,676	$206,659

On-Campus Participating Properties
Rental revenues	$17,418	$16,482	$16,055
Interest and other income	61	27	67

Total revenues from external customers	17,479	16,509	16,122
Operating expenses before depreciation, amortization, and ground/facility lease	7,381	7,411	7,124
Ground/facility lease	812	489	643
Interest expense	5,469	5,181	5,191
Insurance gain	273	—	—

Operating income before depreciation, amortization, minority interests and allocation of corporate overhead	$4,090	$3,428	$3,164

Depreciation and amortization	$3,532	$3,271	$3,152

Capital expenditures	$1,881	$3,788	$396

Total segment assets at December 31,	$79,686	$89,502	$79,501

Development Services
Development and construction management fees from external customers	$5,803	$8,010	$5,481
Intersegment revenues	234	456	222

Total revenues	6,037	8,466	5,703
Operating expenses	3,796	3,854	3,934

Operating income before depreciation, amortization, minority interests and allocation of corporate overhead	$2,241	$4,612	$1,769

Total segment assets at December 31,	$12,879	$34,639	$13,807

Property Management Services
Property management fees from external customers	$2,105	$1,189	$945
Intersegment revenues	1,152	983	930

Total revenues	3,257	2,172	1,875
Operating expenses	1,480	1,523	1,675

Operating income before depreciation, amortization, minority interests and allocation of corporate overhead	$1,777	$649	$200

Total segment assets at December 31,	$1,141	$615	$261

Reconciliations
Total segment revenues	$62,291	$58,646	$53,449
Elimination of intersegment revenues	(1,386)	(1,439)	(1,152)

Total consolidated revenues	$60,905	$57,207	$52,297

Segment operating income before depreciation, amortization, minority interests and allocation of corporate overhead	$17,634	$13,905	$9,919
Depreciation and amortization	11,184	9,426	8,623
Net unallocated expenses relating to corporate overhead	8,850	5,462	4,079
Income tax benefit	728	—	—
Minority interests	100	16	30

Loss from continuing operations	$(1,572)	$(967)	$(2,753)

Total segment assets	$363,349	$326,432	$300,228
Unallocated corporate assets	4,279	4,134	7,430

Total assets	$367,628	$330,566	$307,658

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

17. Quarterly Financial Information (Unaudited)

The information presented below represents the combined financial results of the Predecessor from January 1, 2004 to August 16, 2004, and the consolidated financial results of the Company from August 17, 2004 to December 31, 2004.

	2004
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Total revenues	$16,172	$14,331	$13,971	$19,116	$63,590	(1)

Net income (loss)	$1,529	$(1,001)	$(5,208)	$3,341	$(1,339)

Net income per share-basic	$—	$—	$—	$0.26	$0.14	(2)

Net income per share-diluted	$—	$—	$—	$0.26	$0.15	(2)

	2003
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Total revenues	$15,647	$14,083	$14,026	$16,167	$59,923	(1)

Net income (loss)	$1,347	$(370)	$(1,544)	$(377)	$(944)

(1)	Includes revenues from discontinued operations of $2.8 million for each of the years ended December 31, 2004 and 2003.

(2)	Represents the period from August 17, 2004 (IPO date) through December 31, 2004.

18. Subsequent Events

On February 17, 2005, the Company declared a distribution per share of $0.3375 which was paid on March 8, 2005 to all common stockholders of record as of February 25, 2005. At the same time, the Company paid or set aside an equivalent amount per unit to holders of PIUs and RSUs, respectively (see Note 9).

In February 2005, the Company acquired a five-property portfolio (the “Proctor Portfolio”) for a purchase price of $53.5 million, including the assumption of $35.4 million in debt (excluding the impact of purchase accounting adjustments). Four of the properties are located in Tallahassee, Florida and one property is located in Gainesville, Florida. These five communities total 53 buildings, 446 units, and 1,656 beds. The results of operations of these properties will be included in the Company’s consolidated statements of operations beginning in the first quarter of 2005.

In March 2005, we acquired a 136-unit, 418-bed off-campus student housing property (“CityParc”) located near the University of North Texas in Denton, Texas, for a purchase price of $19.2 million, including the assumption of approximately $11.8 million of fixed-rate mortgage debt (excluding the impact of purchase accounting adjustments).

In February 2005, the Company entered into a purchase and sale agreement to acquire a 396-unit, 1,044-bed off-campus student housing property (“Exchange at Gainesville”) located near the University of Florida campus in Gainesville, Florida. The purchase and sale agreement contemplates a purchase price of approximately $47.5 million. The Company expects to close this acquisition in late first quarter or early second quarter 2005.

As discussed in Note 5, in November 2004, California State University – San Bernardino exercised its option to purchase the University Village at San Bernardino off-campus student housing property for an aggregate purchase price of approximately $28.3 million. This transaction was consummated in January 2005, resulting in a gain on disposition of approximately $5.9 million.

Subsequent to the transactions discussed above, the Company’s total owned and managed portfolio will include 43 properties that represent approximately 26,900 beds in approximately 9,600 units.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

19. Schedule of Real Estate and Accumulated Depreciation

			Initial Costs		Basis Step-Up			Total Costs
				Buildings and		Buildings and			Buildings and
				Improvements		Improvements	Costs		Improvements
				and		and	Capitalized		and
				Furniture,		Furniture,	Subsequent		Furniture,		Accumulated
				Fixtures and		Fixtures and	to		Fixtures and		Depreciation		Year
	Units	Beds	Land	Equipment	Land	Equipment	Acquisition	Land	Equipment	Total (4)	(1)	Encumbrances	Built
Owned Off-campus Properties
Commons on Apache	111	444	$1,464	$8,072	$—	$—	$1,163	$1,464	$9,235	$10,699	$1,826	$7,668	1987

The Village at Blacksburg	288	1,056	3,826	22,155	—	—	1,353	3,826	23,508	27,334	2,797	21,352	1990/1998

The Village on University	288	918	5,508	31,264	—	—	1,104	5,508	32,368	37,876	4,698	—	1998

River Club Apartments	266	794	3,478	19,655	—	—	660	3,478	20,315	23,793	3,151	18,533	1996

River Walk Townhomes	100	340	1,442	8,194	—	—	292	1,442	8,486	9,928	1,312	7,683	1998

The Callaway House	173	538	5,081	20,499	—	—	498	5,081	20,997	26,078	2,615	19,724	1999

The Village at Alafaya Club	228	840	3,788	21,851	—	—	531	3,788	22,382	26,170	2,793	20,474	1999

The Village at Science Drive	192	732	4,673	19,021	—	—	125	4,673	19,146	23,819	1,636	—	2000

University Village at Boulder Creek	82	309	939	14,887	96	1,506	443	1,035	16,836	17,871	1,211	16,540	2002

University Village at Fresno	105	406	900	6,838	29	483	8,232	929	15,553	16,482	197	—	2004

Univ. Village at San Bernardino (5)	132	480	1,836	7,701	95	1,000	11,871	1,931	20,572	22,503	153	—	2004

University Village at TU	220	749	—	8,876	—	2,380	29,863	—	41,119	41,119	474	—	2004

University Village at Sweet Home(2)	269	828	2,554	—	—	—	9,087	2,554	9,087	11,641	—	—	2005

Subtotal	2,454	8,434	$35,489	$189,013	$220	$5,369	$65,222	$35,709	$259,604	$295,313	$22,863	$111,974

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

			Initial Costs		Basis Step Up			Total Costs
				Buildings and		Buildings and			Buildings and
				Improvements		Improvements	Costs		Improvements
				and		and	Capitalized		and
				Furniture,		Furniture,	Subsequent		Furniture, Fixtures		Accumulated
				Fixtures and		Fixtures and	to		and		Depreciation		Year
	Units	Beds	Land	Equipment	Land	Equipment	Acquisition	Land	Equipment	Total (4)	(1)	Encumbrances	Built
On-Campus Participating Properties

University Village – PVAMU	612	1,920	$—	$36,506	$—	$—	$1,334	$—	$37,840	$37,840	$10,639	$30,851	1996/97/98

University Village – TAMIU	84	252	—	5,844	—	—	65	—	5,909	5,909	1,682	4,719	1997

University College – PVAMU	756	1,470	—	22,650	—	—	1,013	—	23,663	23,663	3,749	24,085	2000/2003

Cullen Oaks Phase I	231	525	—	17,642	—	—	481	—	18,123	18,123	2,236	17,045	2001

Cullen Oaks Phase II (3)	180	354	—	—	—	—	835	—	835	835	—	540	2005

Subtotal	1,863	4,521	—	82,642	—	—	3,728	—	86,370	86,370	18,306	77,240

Total-all properties	4,317	12,955	$35,489	$271,655	$220	$5,369	$68,950	$35,709	$345,974	$381,683	$41,169	$189,214

(1)	The depreciable lives for buildings and improvements and furniture, fixtures and equipment range from three to forty years.

(2)	University Village at Sweet Home is owned through a joint venture and commenced construction in August 2004. Costs capitalized subsequent to acquisition represent construction costs associated with the development of this property. Year built represents the scheduled completion date.

(3)	Cullen Oaks Phase II is a leasehold property that commenced construction in December 2004. Costs capitalized subsequent to acquisition represent construction costs associated with the development of this property. Year built represents the scheduled completion date.

(4)	Total aggregate costs for Federal income tax purposes is $458.4 million.

(5)	University Village at San Bernardino was sold in January 2005. See note 18.

AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES AND
AMERICAN CAMPUS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The changes in the Company’s and the Predecessor’s investments in real estate and related accumulated depreciation for each of the years ended December 31, 2004, 2003, and 2002 are as follows:

	For the Year Ended December 31,
	2004		2003		2002
	Off-campus[1]	On-campus[2]	Off-campus[1]	On-campus[2]	Off-campus[1]	On-campus[2]
Investments in Real Estate:
Balance, beginning of year	$240,504	$92,463	$222,162	$80,699	$200,886	$80,304
Basis step-up	5,589	—	—	—	—	—
Acquisition of land for development	2,532	—	—	—	—	—
Improvements and development expenditures	61,286	1,883	19,267	11,764	21,276	437
Disposition of properties	—	(7,976)	(925)	—	—	(42)
Distribution of non-core assets to Predecessor owners	(14,598)	—	—	—	—	—

Balance, end of year	$295,313	$86,370	$240,504	$92,463	$222,162	$80,699

Accumulated Depreciation:
Balance, beginning of year	$(17,597)	$(14,774)	$(11,930)	$(11,503)	$(6,849)	$(8,351)
Depreciation for the year	(6,520)	(3,532)	(5,667)	(3,271)	(5,081)	(3,152)
Distribution of non-core assets to Predecessor owners	1,254	—	—	—	—	—

Balance, end of year	$(22,863)	$(18,306)	$(17,597)	$(14,774)	$(11,930)	$(11,503)

(1)	Owned off-campus properties

(2)	On-campus participating properties

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
American Campus Communities, Inc.

We have audited the combined statement of revenues and certain expenses of Proctor Portfolio of Properties, located in Tallahassee, Florida and Gainesville, Florida, for the year ended December 31, 2004. The financial statement is the responsibility of the management of the Proctor Portfolio of Properties. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form 8-K/A of American Campus Communities, Inc. and is not intended to be a complete presentation of the Properties’ revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the combined revenues and certain expenses of the Proctor Portfolio of Properties as described in Note 1 for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young, LLP

March 15, 2005

Austin, TX

PROCTOR PORTFOLIO PROPERTIES

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES
For the year ended December 31, 2004

Revenues:
Rents	$6,725,502
Other income	1,768,308

Total revenues	8,493,810

Certain expenses:
Real estate taxes	586,472
Property operating expenses	2,991,602
Management fees	281,227

Total certain expenses	3,859,301

Revenues in excess of certain expenses	$4,634,509

See accompanying notes to financial statement

PROCTOR PORTFOLIO PROPERTIES

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES
For the year ended December 31, 2004

1. Basis of Presentation

Presented herein is the combined statement of revenues and certain expenses related to the operations of five student housing properties owned during 2004 by certain limited liability companies managed by Thomas C. Proctor Sr. The Properties consist of four student housing properties located in Tallahassee, Florida and one property located in Gainesville, Florida (collectively, the “Proctor Portfolio of Properties” or the “Properties”). The Properties total 53 buildings, 446 units and 1,656 beds. In February 2005, American Campus Communities, Inc., through subsidiaries of its operating partnership, American Campus Communities Operating Partnership LP, acquired the Properties.

The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statement excludes certain expenses because they may not be comparable to those expected to be incurred in the proposed future operations of the Properties. Items excluded consist of interest and depreciation and amortization not applicable to future operations.

2. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Rental Revenue Recognition

Students are required to execute lease contracts with payment schedules that vary from single to monthly payments. Rental income is generally recognized on a straight-line basis over the terms of the leases.

4. Management Fees

The Properties were managed by a third-party management company, pursuant to an agreement which provided for management fees of 4.0% of monthly revenues earned, as defined. Management fees of approximately $281,000 for the year ended December 31, 2004 were incurred.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
American Campus Communities, Inc.

We have audited the statement of revenues and certain expenses of the Exchange at Gainesville (the “Property”), located in Gainesville, Florida, for the year ended December 31, 2004. The financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Property’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form 8-K/A of American Campus Communities, Inc. and is not intended to be a complete presentation of the Properties’ revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Exchange at Gainesville as described in Note 1 for the year ended December 31, 2004 in conformity with United States generally accepted accounting principles.

/s/ Ernst & Young, LLP

Austin, TX

May 20, 2005

EXCHANGE AT GAINESVILLE

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For the	For the
	Three Months Ended	Year Ended
	March 31, 2005	December 31, 2004
	(unaudited)
Revenues:
Rents	$1,510,634	$6,008,089
Other income	59,266	164,148

Total revenues	1,569,900	6,172,237

Certain expenses:
Real estate taxes	115,069	483,378
Property operating expenses	538,404	2,253,152
Management fees	47,187	185,249

Total certain expenses	700,660	2,921,779

Revenues in excess of certain expenses	$869,240	$3,250,458

See accompanying notes to financial statements

EXCHANGE AT GAINESVILLE

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1. Basis of Presentation

Presented herein are the statements of revenues and certain expenses related to the operation of the student housing property owned during 2004 and 2005 by a certain limited liability company managed by the Exchange at Gainesville (the “Property). The Property consists of 396 units and 1,044 beds located in Gainesville, Florida. In March 2005, American Campus Communities, Inc., through subsidiaries of its operating partnership, American Campus Communities Operating Partnership LP, acquired the Property.

The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses because they may not be comparable to those expected to be incurred in the proposed future operations of the Property. Items excluded consist of interest and depreciation and amortization not applicable to future operations.

2. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Rental Revenue Recognition

Students are required to execute lease contracts with payment schedules that vary from single to monthly payments. Rental income is generally recognized on a straight-line basis over the terms of the leases.

4. Management Fees

The Property was managed by a third-party management company, pursuant to an agreement which provided for management fees of 3% of monthly gross revenues earned, as defined. Management fees of approximately $185,000 and $47,000 for the year ended December 31, 2004 and for the quarter ended March 31, 2005, respectively, were incurred.

5. Interim Unaudited Financial Information

The statement of revenues and certain expenses for the quarter ended March 31, 2005 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statement of revenues and certain expenses for this interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

[Inside Back Cover]

[Pictures]

Our mission is to be the premier provider of quality student housing communities and services through a unique understanding of and an unrelenting commitment to students, parents, educational institutions and investors. Our people are our strength, achieving success through a dedication to excellence and integrity.

American Campus Communities
The Student Housing Company
www.studenthousing.com or www.americancampuscommunities.com

805 Las Cimas Parkway, Suite 400
Austin, TX 78746
T: 512 732-1000
F: 512 732-2450

Shares

Common Stock

PROSPECTUS

, 2005

Joint Book – Running Managers
Citigroup
Deutsche Bank Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

     The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee		$8,828
NYSE Listing Fee		*
Printing and Engraving Expenses		250,000
Legal Fees and Expenses (other than Blue Sky)		900,000
Accounting Fees and Expenses		300,000
Blue Sky Fees and Expenses		25,000
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

     We will pay all of the costs identified above.

Item 32. Sales to Special Parties.

     None.

Item 33. Recent Sales of Unregistered Securities.

     During the past three years, we have issued and sold the following securities without registration under the Securities Act:

     On July 8, 2004, we sold the share of our Common Stock set forth below to the entity, on the date and for the price set forth below in reliance on Section 4(2) of the Securities Act.

		Number
Date	Name	of shares	Aggregate price
July 8, 2004	Reckson Strategic Venture Partners, LLC	1	100

     We did not engage underwriters to assist us with the foregoing sale.

Item 34. Indemnification of Directors and Officers.

     Our charter contains a provision permitted under Maryland law requiring us to eliminate each director’s and officer’s personal liability for monetary damages to the maximum extent permitted under Maryland law. Under current Maryland law, the directors and officers are liable to us or our stockholders for monetary damages only for liability resulting either from acts of active and deliberate dishonesty established by final judgment as material to the cause of action or from the actual receipt of an improper benefit or profit in money, property or services. In addition, to the maximum extent permitted under Maryland law, our charter and bylaws require us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the purchase agreements relating to this Offering. See “Underwriting.”

     We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland Law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

     In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of American Campus Communities Operating Partnership LP.

Item 35. Treatment of Proceeds from Stock Being Registered.

     None.

Item 36. Financial Statements and Exhibits.

     (A) Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

     (B) Exhibits. The list of exhibits is incorporated herein by reference to the Exhibit Index.

Item 37. Undertakings.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 6th day of June 2005.

AMERICAN CAMPUS COMMUNITIES, INC.

By:	/s/ William C. Bayless, Jr.

William C. Bayless, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William C. Bayless, Jr. and Brian B. Nickel, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William C. Bayless, Jr.
	President and Chief Executive Officer	June 6, 2005
William C. Bayless, Jr.	(Principal Executive Officer)

/s/ Brian B. Nickel
	Executive Vice President, Chief Financial Officer	June 6, 2005
Brian B. Nickel	and Director (Principal Financial Officer)

/s/ Jonathan Graf
	Senior Vice President, Chief Accounting Officer	June 6, 2005
Jonathan Graf	and Treasurer (Principal Accounting Officer)

/s/ R.D. Burck	Chairman of the Board of Directors	June 6, 2005

R.D. Burck

/s/ G. Steven Dawson	Director	June 6, 2005

G. Steven Dawson

/s/ Cydney Donnell	Director	June 6, 2005

Cydney Donnell

/s/ Edward Lowenthal	Director	June 6, 2005

Edward Lowenthal

/s/ Scott H. Rechler	Director	June 6, 2005

Scott H. Rechler

Signature	Title	Date
/s/ Winston W. Walker	Director	June 6, 2005

Winston W. Walker

EXHIBIT INDEX

Exhibit
Number		Description of Document
1.1	**	Form of Underwriting Agreement among American Campus Communities, Inc., American Campus Communities Operating Partnership LP and the underwriters named therein.

3.1		Articles of Amendment and Restatement of American Campus Communities, Inc. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

3.2		Bylaws of American Campus Communities, Inc. Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

4.1		Form of Certificate for Common Stock of American Campus Communities, Inc. Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

5.1	**	Opinion of Locke Liddell & Sapp LLP as to the legality of the securities being registered hereunder.

8.1	**	Opinion of Locke Liddell & Sapp LLP with respect to tax matters.

10.1		Form of Amended and Restated Partnership Agreement of American Campus Communities Operating Partnership LP. Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.2		American Campus Communities, Inc. 2004 Incentive Award Plan. Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.3		American Campus Communities, Inc. 2004 Outperformance Bonus Plan. Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.4		Form of PIU Grant Notice (including Registration Rights). Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.5		Form of Indemnification Agreement between American Campus Communities, Inc. and certain of its directors and officers. Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.6		Form of Employment Agreement between American Campus Communities, Inc. and William C. Bayless, Jr. Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.7		Amendment No. 1 to Employment Agreement, dated as of April 28, 2005, between American Campus Communities, Inc. and William C. Bayless, Jr. Incorporated by reference to Exhibit 99.6 to Current Report on Form 8-K of American Campus Communities, Inc. (File No. 001-32265) filed on May 3, 2005.

10.8		Form of Employment Agreement between American Campus Communities, Inc. and Brian B. Nickel. Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.9		Amendment No. 1 to Employment Agreement, dated as of April 28, 2005, between American Campus Communities, Inc. and Brian B. Nickel. Incorporated by reference to Exhibit 99.7 to Current Report on Form 8-K of American Campus Communities, Inc. (File No. 001-32265) filed on May 3, 2005.

10.10		Employment Agreement, dated as of April 18, 2005, between American Campus Communities, Inc. and James C. Hopke. Incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K of American Campus Communities, Inc. (File No. 001-32265) filed on May 3, 2005.

Exhibit
Number	Description of Document
10.11	Employment Agreement, dated as of April 28, 2005, between American Campus Communities, Inc. and Greg A. Dowell. Incorporated by reference to Exhibit 99.2 to Current Report on Form 8-K of American Campus Communities, Inc. (File No. 001-32265) filed on May 3, 2005.

10.12	Separation Agreement, dated as of April 28, 2005, between American Campus Communities, Inc. and Mark J. Hager. Incorporated by reference to Exhibit 99.4 to Current Report on Form 8-K of American Campus Communities, Inc. (File No. 001-32265) filed on May 3, 2005.

10.13	Employment Agreement, dated as of April 18, 2005, between American Campus Communities, Inc. and James C. Hopke. Incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K of American Campus Communities, Inc. (File No. 001-32265) filed on May 3, 2005.

10.14	Form of Confidentiality and Noncompetition Agreement. Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.15	First Amended and Restated Management Agreement, dated as of August 1, 1998, between Dobie Center Properties, Ltd. and Texas Campus Lifestyles Management (Dobie Center), L.C. Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.16	Amendment to First Amended and Restated Management Agreement and Exclusive Leasing Agreement, dated as of February 1, 2004, between Dobie Center Properties, Ltd. and Texas Campus Lifestyles Management (Dobie Center), L.C. Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.17	Property Management Agreement, dated as of December 2000, between SHP–The Village at Riverside LP and American Campus Management (Texas), Ltd. Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.18	Credit Agreement, dated as of August 17, 2004, among American Campus Communities Operating Partnership LP, as borrower, American Campus Communities, Inc., as parent guarantor, the other entities listed on the signature pages thereto as guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages thereto as the initial lenders, Deutsche Bank Trust Company Americas, as the initial issuer of Letters of Credit, the Swing Line Bank, Deutsche Bank Trust Company Americas, as administrative agent, Deutsche Bank Trust Company Americas, as collateral agent, Citigroup Global Markets Inc., as syndication agent, and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers and joint book running managers. Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K of American Campus Communities, Inc. (File No. 001-32265) filed on August 19, 2004.

10.19	Contribution Agreement, dated as of July 27, 2004, among American Campus Communities, Inc., American Campus Communities Operating Partnership LP, RAP–ACP, LLC and Reckson Strategic Venture Partners, LLC and, with respect to certain sections, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.20	Purchase and Sale Agreement, dated as of July 27, 2004, among Titan Investments I, LLC, Anthony J. Patinella, Jr. and RAP Student Housing Properties, LLC. Incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.21	Form of Option Agreement for the Dobie Center, by and between American Campus Communities, Inc. and RSVP Student Housing, LLC. Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.22	Form of Option Agreement for The Village at Riverside, by and among American Campus Communities, Inc., RSVP Student Housing, LLC and RAP–ACP, LLC. Incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

Exhibit
Number		Description of Document
10.23		Letter of Intent, dated as of July 27, 2004, between American Campus Communities, Inc. and Titan Investments I, LLC, dated as of July 27, 2004. Incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

10.24		Agreement of Sale and Purchase, dated September 22, 2004, by and between ACC OP Acquisitions, LLC and College Club Apartments at Tallahassee, LLC. Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005 of American Campus Communities, Inc. (File No. 001-32265).

10.25		Agreement of Sale and Purchase, dated September 22, 2004, by and between ACC OP Acquisitions, LLC and The Grove at University Club, LLC. Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005 of American Campus Communities, Inc. (File No. 001-32265).

10.26		Agreement of Sale and Purchase, dated September 22, 2004, by and between ACC OP Acquisitions, LLC and University Club Apartments of Gainesville, LLC. Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005 of American Campus Communities, Inc. (File No. 001-32265).

10.27		Agreement of Sale and Purchase, dated September 22, 2004, by and between ACC OP Acquisitions, LLC and University Club Apartments of Tallahassee, LLC. Incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005 of American Campus Communities, Inc. (File No. 001-32265).

10.28		Agreement of Sale and Purchase, dated September 22, 2004, by and between ACC OP Acquisitions, LLC and The Greens at College Club, LLC. Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005 of American Campus Communities, Inc. (File No. 001-32265).

10.29		Purchase and Sale Agreement, dated February 28, 2005, by and between ACC OP Acquisitions, LLC and Fairfield Pinehurst Park, Ltd. Incorporated by reference to Exhibit 10.6 to Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005 of American Campus Communities, Inc. (File No. 001-32265).

21.1	*	List of Subsidiaries of the Registrant.

23.1		Consent of Locke Liddell & Sapp LLP (included in Exhibits 5.1 and 8.1).

23.2	*	Consent of Ernst & Young LLP.

24.1	*	Power of Attorney (included on the signature page hereto).

*	Filed herewith.

**	To be filed by amendment.